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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

QUALCOMM INCORPORATED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

QUALCOMM INCORPORATED

Notice of 2018 Annual Meeting of Stockholders and Proxy Statement

5775 Morehouse Drive
San Diego, California 92121-1714

PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On March 6, 2018

To the Stockholders of QUALCOMM Incorporated:

          NOTICE IS HEREBY GIVEN that the 2018 Annual Meeting of Stockholders (Annual Meeting) of QUALCOMM Incorporated, a Delaware corporation (the Company), will be held at [                    ], on Tuesday, March 6, 2018 at [                    ] for the following purposes:

  1.
  To elect 11 directors to hold office until the next annual meeting of stockholders and until their respective successors have been elected and qualified.

  2.
  To ratify the selection of PricewaterhouseCoopers LLP as our independent public accountants for our fiscal year ending September 30, 2018.

  3.
  To approve, on an advisory basis, our executive compensation.

  4.
  To approve an amendment to the Amended and Restated QUALCOMM Incorporated 2001 Employee Stock Purchase Plan, as amended, to increase the share reserve by 30,000,000 shares.

  5.
  To approve an amendment to the Company's Restated Certificate of Incorporation, as amended, to eliminate certain supermajority voting provisions relating to removal of directors.

  6.
  To approve an amendment to the Company's Restated Certificate of Incorporation, as amended, to eliminate certain supermajority voting provisions relating to amendments and obsolete provisions.

  7.
  To approve an amendment to the Company's Restated Certificate of Incorporation, as amended, to eliminate provisions requiring a supermajority vote for certain transactions with interested stockholders.

  8.
  To vote on a stockholder proposal to undo any amendment to the Company's Amended and Restated Bylaws (Bylaws) adopted without stockholder approval that changes the Bylaws from the version publicly filed with the Securities and Exchange Commission on July 15, 2016 up to and including the date of the Annual Meeting, if properly introduced at the Annual Meeting.

  9.
  To transact such other business as may properly come before stockholders at the Annual Meeting or any adjournment or postponement thereof.

          Please note that Broadcom Limited (Broadcom) has provided notice to the Company of (1) its intent to nominate a slate of 11 nominees (each a Broadcom nominee and, collectively, the Broadcom nominees) for election as directors at the Annual Meeting in opposition to the nominees proposed by the Company's Board of Directors and (2) its proposal to undo any amendment to the Bylaws adopted without stockholder approval that changes the Bylaws from the version publicly filed with the Securities and Exchange Commission on July 15, 2016 (the Broadcom proposal). You may receive solicitation materials from Broadcom, including proxy statements and blue proxy cards. We are not responsible for the accuracy of any information provided by or relating to Broadcom or its nominees contained in solicitation materials filed or disseminated by or on behalf of Broadcom or any other statements Broadcom or its representatives may make.

          The Board of Directors does NOT endorse any Broadcom nominee and unanimously recommends that you vote FOR the election of each of the nominees proposed by the Board of Directors and AGAINST the Broadcom proposal. Our Board of Directors strongly urges you NOT to sign or return any blue proxy card sent to you by Broadcom. If you have previously submitted a blue proxy card sent to you by Broadcom, you can revoke that proxy and vote for the Board of Directors' nominees and on the other matters to be voted on at the Annual Meeting by signing, dating and returning the enclosed WHITE proxy card in the envelope provided to you or by using the telephone or Internet method of voting as shown on the WHITE proxy card.

          The Board of Directors has fixed the close of business on [                    ], 2018 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement thereof.

          It is extremely important that your shares be represented and voted at the Annual Meeting in light of the proxy contest being conducted by Broadcom. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. You are urged to date, sign and return the WHITE proxy card in the envelope provided to you, or to use the telephone or Internet method of voting described on your WHITE proxy card, even if you plan to attend the Annual Meeting in person, so that if you are unable to attend the Annual Meeting your shares can be voted. Voting now will not limit your right to change your vote or to attend the Annual Meeting. If you attend the meeting and decide to vote in person by ballot at the meeting, such vote will revoke any prior proxy you may have submitted. If your shares are held in the name of a bank, broker or other holder of record and you wish to revoke a proxy, you should contact your bank, broker or other holder of record and follow its procedures for changing your voting instructions. If your shares are held in the name of a bank, broker or other holder of record, you may vote in person at the Annual Meeting only if you obtain a legal proxy from such bank, broker or other holder of record.

By Order of the Board of Directors,

Donald J. Rosenberg Executive Vice President, General Counsel and Corporate Secretary

San Diego, California
[                    ], 2018

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor:

INNISFREE M&A INCORPORATED
Stockholders may call:
Toll-free (877) 456-3442 (from the U.S. and Canada)
or
(412) 232-3651 (from other locations)
(Banks and brokers may call collect: (212) 750-5833)

Neither the Securities and Exchange Commission nor any state securities regulatory agency has passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

i

Compensation Program Best Practices	29
Effect of this Resolution	30
Required Vote and Board Recommendation	30
PROPOSAL 4: APPROVAL OF AMENDMENT TO THE AMENDED AND RESTATED QUALCOMM INCORPORATED 2001 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED, TO INCREASE THE SHARE RESERVE BY 30,000,000 SHARES	31
Summary of the ESPP	31
Plan Benefits Table	34
Required Vote and Board Recommendation	34
OVERVIEW REGARDING PROPOSAL 5, PROPOSAL 6 AND PROPOSAL 7	36
PROPOSAL 5: ELIMINATION OF CERTAIN SUPERMAJORITY VOTING PROVISIONS RELATING TO REMOVAL OF DIRECTORS FROM OUR RESTATED CERTIFICATE OF INCORPORATION	37
Required Vote and Board Recommendation	37
PROPOSAL 6: ELIMINATION OF CERTAIN SUPERMAJORITY VOTING PROVISIONS RELATING TO AMENDMENTS AND OBSOLETE PROVISIONS FROM OUR RESTATED CERTIFICATE OF INCORPORATION	38
Required Vote and Board Recommendation	38
PROPOSAL 7: ELIMINATION OF PROVISIONS IN OUR RESTATED CERTIFICATE OF INCORPORATION REQUIRING A SUPERMAJORITY VOTE FOR CERTAIN TRANSACTIONS WITH INTERESTED STOCKHOLDERS	39
Required Vote and Board Recommendation	40
PROPOSAL 8: STOCKHOLDER PROPOSAL — UNDO CERTAIN BYLAW AMENDMENTS	41
The Company's Response to Proposal 8	41
Required Vote and Board Recommendation	42
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	43
Section 16(a) Beneficial Ownership Reporting Compliance	45
Compensation Committee Interlocks and Insider Participation	45
Equity Compensation Plan Information	45
CERTAIN RELATIONSHIPS AND RELATED-PERSON TRANSACTIONS	46
COMPENSATION COMMITTEE REPORT	47
EXECUTIVE COMPENSATION AND RELATED INFORMATION	48
COMPENSATION DISCUSSION AND ANALYSIS	48
Our Named Executive Officers for Fiscal 2017	52
Program Overview	54
Fiscal 2017 Actual Amounts and Pay for Performance Analysis	64
Process and Rationale for Executive Compensation Decisions	66
Compensation Program Best Practices	70
COMPENSATION RISK MANAGEMENT	71
COMPENSATION TABLES AND NARRATIVE DISCLOSURES	72
Summary Compensation Table	72
All Other Compensation	73
Grants of Plan-Based Awards	75
Outstanding Equity Awards at Fiscal Year End	76
Option Exercises and Stock Awards Vested During Fiscal 2017	79
Nonqualified Deferred Compensation	79
Potential Post-Employment Payments	80
DIRECTOR COMPENSATION	83
AUDIT COMMITTEE REPORT	86
ADDITIONAL INFORMATION	88
OTHER MATTERS	89
APPENDIX A: Financial Information	A-1

ii

iii

PROXY OVERVIEW

PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION

This proxy overview is a summary of information that you will find throughout this proxy statement. As this is only an overview, we encourage you to read the entire proxy statement, which was first distributed beginning on or about [            ], for more information about these topics prior to voting.

2018 ANNUAL MEETING OF STOCKHOLDERS (ANNUAL MEETING)

Date and Time	March 6, 2018 [ ]
Location	[ ]
Record Date	[ ], 2018
Voting	Stockholders of record as of the record date may vote:
• via the Internet at the web address specified on the enclosed WHITE proxy card;
• by telephone at the number indicated on the enclosed WHITE proxy card;
• by completing, signing, dating and mailing the enclosed WHITE proxy card in the envelope provided; or
• by completing, signing and dating a ballot at the Annual Meeting (see "Voting Methods" section on p. 4).
Date of First Distribution of Proxy Materials	[ ], 2018

2018 Proxy Statement	1

VOTING MATTERS AND BOARD RECOMMENDATIONS

The Board of Directors unanimously recommends that you vote using the WHITE proxy card as follows:

Proposal		Board Recommendation	Page Reference

PROPOSAL 1	Election of Directors	FOR each QUALCOMM Nominee	20
PROPOSAL 2	Ratification of the selection of PricewaterhouseCoopers LLP as our independent public accountants for our fiscal year ending September 30, 2018	FOR	27
PROPOSAL 3	Approval, on an advisory basis, of our executive compensation	FOR	29
PROPOSAL 4	Approval of an amendment to the Amended and Restated QUALCOMM Incorporated 2001 Employee Stock Purchase Plan, as amended, to increase the share reserve by 30,000,000 shares	FOR	31
PROPOSAL 5	Approval of an amendment to the Company's Restated Certificate of Incorporation, as amended, to eliminate certain supermajority voting provisions relating to removal of directors	FOR	37
PROPOSAL 6	Approval of an amendment to the Company's Restated Certificate of Incorporation, as amended, to eliminate certain supermajority voting provisions relating to amendments and obsolete provisions	FOR	38
PROPOSAL 7	Approval of an amendment to the Company's Restated Certificate of Incorporation, as amended, to eliminate provisions requiring a supermajority vote for certain transactions with interested stockholders	FOR	39
PROPOSAL 8	Approval of a stockholder proposal to undo any amendment to the Company's Amended and Restated Bylaws (Bylaws) adopted without stockholder approval that changes the Bylaws from the version publicly filed with the Securities and Exchange Commission (SEC) on July 15, 2016	AGAINST	41

YOUR VOTE IS EXTREMELY IMPORTANT THIS YEAR GIVEN BROADCOM'S PROXY CONTEST

You may receive solicitation materials from Broadcom Limited (Broadcom), including a blue proxy card. OUR BOARD OF DIRECTORS DOES NOT ENDORSE ANY BROADCOM NOMINEE AND UNANIMOUSLY RECOMMENDS THAT YOU NOT SIGN OR RETURN ANY BLUE PROXY CARD SENT TO YOU BY BROADCOM. IF YOU HAVE PREVIOUSLY SIGNED A BLUE PROXY CARD SENT TO YOU BY BROADCOM, YOU CAN REVOKE IT BY SIGNING, DATING AND MAILING THE ENCLOSED WHITE PROXY CARD IN THE ENVELOPE PROVIDED. ONLY YOUR LATEST DATED PROXY WILL COUNT.

2	2018 Proxy Statement

QUALCOMM DIRECTOR NOMINEES (SEE PAGE 21)

Name	Age	Director Since	Occupation / Experience	Independent

Barbara T. Alexander	69	2006	Current: Independent Consultant. Prior experience includes serving as a senior advisor for UBS, managing director of Dillon Read & Co., Inc., and managing director of Salomon Brothers.	X

Jeffrey W. Henderson	53	2016	Current: Advisory Director to Berkshire Partners LLC. Prior experience includes serving as CFO of Cardinal Health Inc.	X

Thomas W. Horton *	56	2008	Current: Senior Advisor to Warburg Pincus LLC. Prior experience includes serving as Chairman and CEO of American Airlines and Vice Chairman and CFO of AT&T Corporation.	X

Paul E. Jacobs	55	2005	Current: Executive Chairman and Chairman of the Board of QUALCOMM Incorporated. Prior experience includes serving as CEO of QUALCOMM Incorporated.

Ann M. Livermore	59	2016	Current: Director of Hewlett Packard Enterprise and United Parcel Services. Prior experience includes serving as former Executive Vice President of the Enterprise Business at Hewlett-Packard Company.	X

Harish Manwani	64	2014	Current: Global Executive Advisor to Blackstone Private Equity group. Prior experience includes serving as COO of Unilever PLC.	X

Mark D. McLaughlin	52	2015	Current: Chairman and CEO, Palo Alto Networks, Inc. Prior experience includes serving as President and CEO of VeriSign, Inc.	X

Steve Mollenkopf	49	2013	Current: CEO of QUALCOMM Incorporated.

Clark T. Randt, Jr.	72	2013	Current: President of Randt & Co. LLC. Prior experience includes serving as U.S. Ambassador to the People's Republic of China and as a partner at Shearman & Sterling, an international law firm.	X

Francisco Ros	67	2010	Current: Founder and President of First International Partners, S.L. Prior experience includes serving as the Secretary of State of the Government of Spain and executive management and board positions in telecommunications companies.	X

Anthony J. Vinciquerra	63	2015	Current: Chairman of the Board and Chief Executive Officer of Sony Pictures Entertainment Inc. Prior experience includes serving as the Senior Advisor to Texas Pacific Group, and Chairman, President and Chief Executive Officer of FOX Networks Group.	X

*
Presiding Director

2018 Proxy Statement	3

PROXY STATEMENT

PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION

In this document, the words "Qualcomm," "the Company," "we," "our," "ours" and "us" refer only to QUALCOMM Incorporated, a Delaware corporation, and its consolidated subsidiaries and not to any other person or entity.

MEETING INFORMATION

The Board of Directors (Board) of QUALCOMM Incorporated is soliciting your proxy for use at the Company's 2018 Annual Meeting of Stockholders (Annual Meeting) to be held on Tuesday, March 6, 2018, at [            ] and at any adjournment or postponement thereof. Admission to the meeting is restricted to stockholders of record as of [            ], 2018 and/or their designated representatives. All stockholders will be required to show valid picture identification. If your shares are in the name of your bank, broker or other holder of record, you will also need to bring evidence of your stock ownership, such as your most recent brokerage account statement or a copy of your voting instruction form. If you do not have valid picture identification or proof of your stock ownership, you will not be admitted to the meeting. For security purposes, packages and bags will be inspected and you may be required to check these items. Please arrive early enough to allow yourself adequate time to clear security.

VOTING RIGHTS AND OUTSTANDING SHARES

Only holders of record of common stock at the close of business on [            ], 2018 (Record Date) will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, we had [            ] shares of common stock outstanding and entitled to vote. Each holder of record of common stock on the Record Date will be entitled to one vote for each share held on all matters to be voted upon. If no choice is indicated on the proxy, the shares will be voted as described in the section "How Your Shares Will Be Voted" below. All votes will be counted by an independent inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

VOTING METHODS

If you are a stockholder with shares registered in your name, you are the stockholder of record with respect to those shares. You may vote by one of the following four options depending on the method of delivery by which you received the proxy materials:

  •
  Vote via the Internet. Go to the web address specified on the enclosed WHITE proxy card and follow the instructions indicated on the site. Your vote by Internet authorizes the named proxies to vote your shares in the same manner as if you had signed, dated and returned a WHITE proxy card.

  •
  Vote by Telephone. On a touch-tone phone, dial the number indicated on the enclosed WHITE proxy card and follow the simple voice prompts. Your vote by telephone authorizes the named proxies to vote your shares in the same manner as if you had signed, dated and returned a WHITE proxy card.

  •
  Vote by Proxy Card. Complete, sign, date and mail the enclosed WHITE proxy card in the envelope provided.

  •
  Vote in Person. Complete, sign and date a ballot at the Annual Meeting.

Even if you plan to attend the Annual Meeting in person, we encourage you to vote your shares in advance via the Internet, by telephone or by signing, dating and returning your WHITE proxy card.

If your shares are held by a bank, broker or other holder of record, in nominee name or otherwise, exercising fiduciary powers, you are the beneficial owner of those shares, which are commonly referred to as being held in "street name." Most individual stockholders hold their shares in street name. If you are a beneficial owner, please follow the instructions you receive from your bank, broker or other holder of record. You may need to contact your bank, broker or other holder of record to determine whether you will be able to vote electronically via the Internet or by telephone.

4	2018 Proxy Statement

PLEASE NOTE THAT IF YOU ARE A BENEFICIAL OWNER OF SHARES HELD IN STREET NAME, SINCE YOUR SHARES ARE HELD BY A BANK, BROKER OR OTHER HOLDER OF RECORD, IF YOU WISH TO VOTE IN PERSON AT THE ANNUAL MEETING YOU MUST PROVIDE A LEGAL PROXY ISSUED IN YOUR NAME FROM THE RECORD HOLDER.

HOW YOUR SHARES WILL BE VOTED

Your shares will be voted in accordance with your instructions.

If you are the stockholder of record and sign and return a WHITE proxy card without specifying voting instructions, the shares will be voted as set forth in the table below.

Proposal		Vote	Page Reference

PROPOSAL 1	Election of Directors	FOR each QUALCOMM Nominee	20
PROPOSAL 2	Ratification of the selection of PricewaterhouseCoopers LLP as our independent public accountants for our fiscal year ending September 30, 2018	FOR	27
PROPOSAL 3	Approval, on an advisory basis, of our executive compensation	FOR	29
PROPOSAL 4	Approval of an amendment to the Amended and Restated QUALCOMM Incorporated 2001 Employee Stock Purchase Plan, as amended, to increase the share reserve by 30,000,000 shares	FOR	31
PROPOSAL 5	Approval of an amendment to the Company's Restated Certificate of Incorporation, as amended, to eliminate certain supermajority voting provisions relating to removal of directors	FOR	37
PROPOSAL 6	Approval of an amendment to the Company's Restated Certificate of Incorporation, as amended, to eliminate certain supermajority voting provisions relating to amendments and obsolete provisions	FOR	38
PROPOSAL 7	Approval of an amendment to the Company's Restated Certificate of Incorporation, as amended, to eliminate provisions requiring a supermajority vote for certain transactions with interested stockholders	FOR	39
PROPOSAL 8	Approval of a stockholder proposal to undo any amendment to the Company's Amended and Restated Bylaws adopted without stockholder approval that changes the Bylaws from the version publicly filed with the SEC on July 15, 2016	AGAINST	41

See the section entitled "Broker Non-Votes" as well as the "Required Vote and Board Recommendation" sections of the individual proposals for additional information.

The individuals named as proxies on the WHITE proxy card to vote your shares also have the discretionary authority to vote your shares, to the extent permitted by Rule 14(a)-4(c) under the Securities Exchange Act of 1934, as amended, on any matter that is properly brought before the Annual Meeting. As of the date of the Notice of Annual Meeting of Stockholders, we knew of no other matters to be presented at the Annual Meeting.

If you are a beneficial owner of shares, to the extent that your bank, broker or other nominee has provided you with Broadcom's proxy materials and you do not instruct your bank, broker or other nominee how you want to vote, your

2018 Proxy Statement	5

shares may not be voted by a record holder on any of the proposals and will not be considered as present and entitled to vote on any matter to be considered at the Annual Meeting. Accordingly, we urge you to give instructions to your bank, broker or other nominee as to how you wish your shares to be voted so you may participate in the stockholder voting on these important matters.

VOTING RESULTS

We will publicly disclose preliminary voting results of the Annual Meeting within four business days in a Current Report on Form 8-K. We will also publicly disclose final voting results of the Annual Meeting on a Current Report on Form 8-K, promptly upon final certification by the independent inspector of election.

6	2018 Proxy Statement

VOTES REQUIRED FOR EACH PROPOSAL

Proposal		Vote Required	Board Recommendation	Page Reference

PROPOSAL 1	Election of Directors	The 11 directors who receive the most FOR votes will be elected	FOR each QUALCOMM Nominee	20
PROPOSAL 2	Ratification of the selection of PricewaterhouseCoopers LLP as our independent public accountants for our fiscal year ending September 30, 2018	Affirmative vote of a majority of the votes cast	FOR	27
PROPOSAL 3	Approval, on an advisory basis, of our executive compensation	Affirmative vote of a majority of the votes cast	FOR	29
PROPOSAL 4	Approval of an amendment to the Amended and Restated QUALCOMM Incorporated 2001 Employee Stock Purchase Plan, as amended, to increase the share reserve by 30,000,000 shares	Affirmative vote of a majority of the votes cast	FOR	31
PROPOSAL 5	Approval of an amendment to the Company's Restated Certificate of Incorporation, as amended, to eliminate certain supermajority voting provisions relating to removal of directors	Affirmative vote of 66 2/3% of the outstanding shares entitled to vote generally in the election of directors	FOR	37
PROPOSAL 6	Approval of an amendment to the Company's Restated Certificate of Incorporation, as amended, to eliminate certain supermajority voting provisions relating to amendments and obsolete provisions	Affirmative vote of 66 2/3% of the outstanding shares entitled to vote generally in the election of directors	FOR	38
PROPOSAL 7	Approval of an amendment to the Company's Restated Certificate of Incorporation, as amended, to eliminate provisions requiring a supermajority vote for certain transactions with interested stockholders	Affirmative vote of 66 2/3% of the outstanding shares entitled to vote generally in the election of directors	FOR	39
PROPOSAL 8	Approval of a stockholder proposal to undo any amendment to the Company's Amended and Restated Bylaws adopted without stockholder approval that changes the Bylaws from the version publicly filed with the SEC on July 15, 2016	Affirmative vote of 66 2/3% of the outstanding shares entitled to vote generally in the election of directors	AGAINST	41

It will NOT help elect any of the QUALCOMM nominees if you sign and return a blue proxy card sent by Broadcom, even if you withhold on their director nominees using Broadcom's blue proxy card. Doing so will cancel any previous

2018 Proxy Statement	7

vote you may have cast on the WHITE proxy card. The only way to support the Board's nominees is to vote FOR the Board's nominees on the WHITE proxy card and to disregard, and not return, any blue proxy card that you receive from Broadcom.

DETERMINATION OF QUORUM

The representation in person or by proxy of a majority of the outstanding shares of stock entitled to vote at the meeting constitutes a quorum. Under Delaware law, abstentions and "broker non-votes" are counted as present in determining whether the quorum requirement is satisfied. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

STOCKHOLDERS OF RECORD VS. HOLDERS IN "STREET NAME"

If your shares are registered in your name, you are a stockholder of record. When you properly vote in accordance with the instructions provided in the WHITE proxy card, you are instructing the named proxies to vote your shares in the manner you indicate on your proxy.

If your shares are held in the name of your bank, broker or other holder of record, which is usually the case if you hold your shares in a brokerage or similar account, your shares are held in "street name." Your bank, broker or other holder of record or its respective nominee is the stockholder of record for your shares. As the holder of record, only your bank, broker, other institution or nominee is authorized to vote or grant a proxy for your shares. Accordingly, if you wish to vote your shares in person, you must contact your bank, broker or other holder of record to obtain a "legal proxy" granting you the authority to do so. When you properly vote in accordance with the instructions provided in the WHITE voting instruction form, you are giving your bank, broker or other holder of record instructions on how to vote the shares they hold for you.

The only way to support the Board is to sign, date and mail the enclosed WHITE proxy card to vote FOR each of the Board's nominees set forth in Proposal 1, FOR each of Proposals 2, 3, 4, 5, 6 and 7, and AGAINST Proposal 8. You may also vote over the Internet by accessing the Internet address on the WHITE proxy card or by telephone using the toll-free number on the WHITE proxy card. If your shares are held in street name, you should follow the instructions on your voting instruction form and provide specific instructions to your bank, broker or other holder of record to vote as described above.

BROKER NON-VOTES

A broker non-vote occurs when a bank, broker, or other holder of record, in nominee name or otherwise, exercising fiduciary powers (typically referred to as being held in "street name") submits a proxy for the Annual Meeting, but does not vote on a particular proposal because that holder does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Broker non-votes (like abstentions) will be counted as present for purposes of determining the presence of a quorum and will have the effect on the outcome of the vote as set forth in the "Required Vote and Board Recommendation" section of each individual proposal. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers ordinarily have the discretion to vote those shares on routine matters, but not on non-routine matters. Routine matters include ratification of the selection of independent public accountants. Non-routine matters include, among others, the election of directors, advisory votes on executive compensation, approval of equity plans or amendments thereto and Company or stockholder proposals.

However, because Broadcom has indicated its intention to deliver proxy materials in opposition to our Board to your bank, broker or other holder of record, to forward to you on its behalf, with respect to accounts to which Broadcom mails its proxy materials, they will not have discretion to vote on "routine matters," including the ratification of the selection of PricewaterhouseCoopers LLP as our independent public accountants for our fiscal year ending September 30, 2018 (Proposal 2). As a result, if you do not instruct your bank, broker or other holder of record on how to vote your shares, then your shares may not be voted on these matters at the Annual Meeting. Accordingly, we urge

8	2018 Proxy Statement

you to give instructions to your bank, broker or other holder of record as to how you wish your shares to be voted so you may participate in the stockholder voting on these important matters.

REVOCABILITY OF PROXIES

If your shares are registered in your name, you may revoke your proxy and change your vote prior to the completion of voting at the Annual Meeting by:

  •
  submitting a valid, later-dated proxy card in a timely manner;

  •
  submitting a later-dated vote by telephone or through the Internet in a timely manner;

  •
  giving written notice of such revocation to the Company's corporate secretary (at 5775 Morehouse Drive, N-520H, San Diego, California 92121-1714) prior to or at the Annual Meeting; or

  •
  attending and voting at the Annual Meeting (although attendance at the meeting will not by itself revoke a proxy).

If your shares are held in "street name" (i.e., held of record by a bank, broker or other holder of record) and you wish to revoke a proxy, you should contact your bank, broker or other holder of record and follow its procedures for changing your voting instructions. You also may vote in person at the Annual Meeting if you obtain a legal proxy from your bank, broker or other holder of record.

If you have previously signed a blue proxy card sent to you by Broadcom or otherwise voted according to instructions provided by Broadcom, you may change your vote by signing, dating and returning the enclosed WHITE proxy card in the accompanying post-prepaid envelope or by voting by telephone or via the Internet by following the instructions on the WHITE proxy card. Submitting a blue proxy card sent to you by Broadcom will revoke votes you have previously made by the Company's WHITE proxy card.

Only the latest validly executed proxy that you submit will count.

PROXY SOLICITATION

We will bear the entire cost of the solicitation of proxies on the WHITE proxy card, including the preparation, assembly, printing and mailing of this proxy statement, the WHITE proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. In addition, we have retained Innisfree M&A Incorporated (Innisfree) to act as a proxy solicitor in conjunction with the Annual Meeting. We have agreed to pay that firm $[            ], plus reasonable out-of-pocket expenses, for proxy solicitation services. In conjunction with its retention, Innisfree has agreed to provide consulting and analytic services upon request. Innisfree estimates that approximately [            ] of its employees will assist in our proxy solicitation.

Solicitation of proxies by mail may be supplemented by telephone, email, facsimile transmission, electronic transmission or personal solicitation by certain of our directors, officers or other employees. Additional information about persons who are participants in this proxy solicitation is set forth in Appendix F. No additional compensation (other than reimbursement for expenses) will be paid to directors, officers or other employees for such services. Our aggregate expenses in connection with our solicitation of proxies, excluding salaries and wages of our officers and regular employees, are expected to aggregate to approximately $[            ], of which approximately $[            ] has been spent to date.

STOCKHOLDER PROPOSALS

The deadline for submitting a stockholder proposal for inclusion in our proxy materials for our 2019 Annual Meeting of Stockholders (2019 Annual Meeting) is [            ]. Stockholder nominations for director that are to be included in our proxy materials under the proxy access provision of our Amended and Restated Bylaws (Bylaws) must be received no

2018 Proxy Statement	9

earlier than [            ] and no later than the close of business on [            ]. Stockholder nominations for director and other proposals that are not to be included in such materials must be received no earlier than November 7, 2018 and no later than the close of business on December 7, 2018. Any such stockholder proposals or nominations for director must be submitted to our Corporate Secretary in writing at 5775 Morehouse Drive, N-520H, San Diego, California 92121-1714. Stockholders are advised to review our Bylaws, which contain additional requirements for submitting stockholder proposals and director nominations. See page 13 for further information.

STOCKHOLDER NOMINEES AT THE ANNUAL MEETING

Broadcom, a stockholder of the Company, which has made an unsolicited offer to acquire the Company and is reported to beneficially own (as of December 11, 2017) approximately 0.06% of our common stock, has notified the Company of its intent to nominate a slate of 11 nominees for election as directors at the Annual Meeting in opposition to the nominees recommended by our Board. Our Board does not endorse any Broadcom nominee and unanimously recommends that you vote FOR the election of each of the nominees proposed by the Board by using the enclosed WHITE proxy card. The Board strongly urges you not to sign or return any blue proxy card sent to you by Broadcom.

RECEIPT OF MULTIPLE COPIES OF OUR PROXY MATERIALS

If you receive more than one package of our proxy materials, it means that you have multiple accounts holding shares of our common stock. These may include: accounts with our transfer agent, Computershare Investor Services LLC, and accounts with a bank, broker or other holder of record. In order to vote all of the shares held by you in multiple accounts, you will need to vote the shares held in each account separately. Please follow the voting instructions provided on the WHITE proxy card that you receive to ensure that all of your shares are voted.

FINANCIAL INFORMATION

Attached as Appendix A is certain financial information from our Annual Report on Form 10-K for fiscal 2017 that we filed with the SEC on November 1, 2017. We have not undertaken any updates or revisions to such information since the date it was filed with the SEC. Accordingly, we encourage you to review Appendix A together with any subsequent information we have filed with the SEC and other publicly available information.

PERFORMANCE MEASUREMENT COMPARISON OF STOCKHOLDER RETURN

Attached as Appendix B is a graph that compares total stockholder return on our common stock from September 30, 2012 to September 24, 2017 to two indices, the Standard & Poor's 500 Stock Index (S&P 500) and the NASDAQ-100 Index (NASDAQ-100).

NO APPRAISAL OR DISSENTERS' RIGHTS

Stockholders of the Company will not have rights of appraisal or similar dissenters' rights with respect to any of the matters identified in this proxy statement to be acted upon at the Annual Meeting.

CORPORATE DIRECTORY

Attached as Appendix C is a listing of our executive officers and members of our Board.

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CORPORATE GOVERNANCE

CODE OF ETHICS AND CORPORATE GOVERNANCE PRINCIPLES AND PRACTICES

The Board has adopted a Code of Ethics applicable to all of our employees, including our executive officers and employees of our subsidiaries, and members of our Board. Any amendments to, or waivers under, the Code of Ethics that are required to be disclosed by SEC rules will be disclosed, within four business days of such amendment or waiver, on our website at www.qualcomm.com under the "Corporate Governance" section of our "Investor Relations" page, which appears under the "Company" tab. To date, there have not been any waivers by us under the Code of Ethics.

The Board has also adopted Corporate Governance Principles and Practices, which include information regarding the Board's policies that guide its governance practices, including the roles, responsibilities and composition of the Board, director qualifications, committee matters and stock ownership guidelines, among others.

The Code of Ethics and the Corporate Governance Principles and Practices are available on our website at
 http://www.qualcomm.com under the "Corporate Governance" section of our "Investor Relations" page.

BOARD LEADERSHIP STRUCTURE

Chairman and CEO Roles

The Board believes that it should maintain flexibility to establish and revise Qualcomm's Board leadership structure from time to time. Our charter documents and policies do not prevent our Chief Executive Officer from also serving as our Chairman of the Board. Our Board evaluates its leadership structure and elects the Chairman and the Chief Executive Officer based on the criteria it deems to be appropriate and in the best interests of the Company and its stockholders, given the circumstances at the time of such election. While we have in the past had one person serve as Chairman of the Board and Chief Executive Officer, since March 2014 the positions have been held by separate individuals.

Presiding (Lead Independent) Director Role

Our Board believes that the role of Presiding Director, which pursuant to our Corporate Governance Principles and Practices must be an independent director, provides an appropriate balance in Qualcomm's leadership. The Presiding Director helps ensure a strong, independent and active Board. Under our Corporate Governance Principles and Practices, at or before each annual meeting of the Board, which follows immediately after the annual meeting of stockholders, (i) the Governance Committee shall recommend the director who would serve as Presiding Director for the next term, and (ii) the Presiding Director shall be elected by a vote of the independent members of the Board. An individual shall serve as the Presiding Director for a one-year period, commencing with the annual meeting of the Board. In general, the Board expects that a Presiding Director will serve two consecutive terms, but the independent members of the Board may extend a Presiding Director's length of service (on a year by year basis) up to four consecutive terms. No Presiding Director shall serve more than four consecutive terms. Mr. Thomas Horton, a member of the Governance Committee, is currently the Presiding Director, having commenced his service in this role in March 2015. The Presiding Director has the following roles and responsibilities:

  •
  Presiding at all Board meetings at which the Chairman is not present, including executive sessions of the independent directors;

  •
  Acting as the principal liaison between the independent directors, the Chairman and the Chief Executive Officer;

  •
  Collaborating with the Chairman and the Chief Executive Officer in developing agendas for Board meetings;

  •
  Communicating with independent directors to ensure that matters of interest are included on agendas for Board meetings;

  •
  Communicating with independent directors and management to affirm that appropriate briefing materials are being provided to directors sufficiently in advance of Board meetings to allow for proper preparation and participation in meetings; and

2018 Proxy Statement	11

Corporate Governance

  •
  Calling special meetings of the Board, with the concurrence of at least one additional director, as appropriate.

BOARD MEETINGS, COMMITTEES AND ATTENDANCE

During fiscal 2017, the Board held 10 meetings. Board agendas include regularly scheduled sessions for the independent directors to meet without management present, and the Board's Presiding Director leads those sessions. The Board delegates various responsibilities and authority to different Board committees. We have three standing Board committees: the Audit, Compensation and Governance committees. Committees regularly report on their activities and actions to the full Board. Committee assignments are re-evaluated annually and approved by the Board at an annual meeting of the Board that follows the annual meeting of stockholders, typically in March of each year. Each committee acts according to a written charter approved by the Board. Copies of each charter can be found on our website at www.qualcomm.com under the "Corporate Governance" section of our "Investor Relations" page as follows:

Name of Committee	Website Link

Audit Committee	http://investor.qualcomm.com/documentdisplay.cfm?DocumentID=463
Compensation Committee	http://investor.qualcomm.com/documentdisplay.cfm?DocumentID=462
Governance Committee	http://investor.qualcomm.com/documentdisplay.cfm?DocumentID=461

The table below provides current committee membership information for each of the Board committees.

Committees

Name	Audit	Compensation	Governance

Barbara T. Alexander		Chair

Jeffrey W. Henderson	Chair

Thomas W. Horton *			X

Paul E. Jacobs

Ann M. Livermore	X

Harish Manwani		X

Mark D. McLaughlin		X

Steve Mollenkopf

Clark T. Randt, Jr.			Chair

Francisco Ros			X

Anthony J. Vinciquerra	X

Number of Committee Meetings Held in Fiscal 2017	10	7	13

*
Presiding Director

The Audit Committee. The Audit Committee meets at least quarterly with our management and independent public accountants to review the results of the annual integrated audit and quarterly reviews of our consolidated financial statements and to discuss our financial statements and earnings releases. The Audit Committee selects, engages, oversees and evaluates the qualifications, performance and independence of our independent public accountants, reviews the plans and results of internal audits and reviews evaluations by management and the independent public accountants of our internal control over financial reporting and the quality of our financial reporting, among other functions. All of the members of the Audit Committee are independent directors within the meaning of Rule 5605 of the NASDAQ Stock Market LLC (NASDAQ Rule 5605) and Rule 10A-3(b)(1)(ii) of the Securities Exchange Act of 1934, as amended, and Messrs. Henderson and Vinciquerra are audit committee financial experts as defined by the SEC.

The Compensation Committee. The Compensation Committee determines compensation levels for the Chief Executive Officer, the named executive officers (as listed in the Fiscal 2017 Summary Compensation Table), the other executive officers and directors, administers and approves stock offerings under our employee stock purchase and long-term

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incentive plans and performs such other functions regarding compensation as the Board may delegate. All of the members of the Compensation Committee are independent directors within the meaning of NASDAQ Rule 5605 and outside directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

The Governance Committee. The Governance Committee reviews, approves and oversees various corporate governance-related policies and procedures applicable to us, including emergency procedures (such as disaster recovery and security). The Governance Committee oversees our political activity and contributions to ensure consistency with our business objectives and public policy priorities, including reviewing our Political Contributions and Expenditures Policy annually and reviewing a report on our political contributions and expenditures no less than annually. The Governance Committee also reviews and evaluates the effectiveness of our executive development and succession planning processes and provides active leadership and oversight with respect to these processes. In addition, the Governance Committee evaluates and recommends nominees for membership on the Board and its committees. All of the members of the Governance Committee are independent directors within the meaning of NASDAQ Rule 5605.

During fiscal 2017, each director attended at least 75% of the aggregate of the meetings of the Board and the committees on which he or she served and that were held during the period for which he or she was a Board or committee member.

BOARD'S ROLE IN RISK OVERSIGHT

Qualcomm does not view risk in isolation, but considers risk as part of its regular evaluation of business strategy and business decisions. Assessing and managing risk is the responsibility of Qualcomm's management, which establishes and maintains risk management processes, including action plans and controls, to balance risk mitigation and opportunities to create stockholder value. It is management's responsibility to anticipate, identify and communicate risks to the Board and/or its committees. The Board oversees and reviews certain aspects of the Company's risk management efforts, either directly or through its committees. Qualcomm approaches risk management by integrating its strategic planning, operational decision making and risk oversight and communicating risks and opportunities to the Board. The Board commits extensive time and effort every year to discussing and agreeing upon the Company's strategic plan, and it reconsiders key elements of the strategic plan as significant events and opportunities arise during the year. As part of the review of the strategic plan, as well as in evaluating events and opportunities that occur during the year, the Board and management focus on the primary success factors and risks for the Company.

While the Board has primary responsibility for oversight of the Company's risk management, the Board's standing committees support the Board by regularly addressing various risks in their respective areas of oversight. Specifically, the Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to the Company's Enterprise Risk Management program, as well as risk management in the areas of financial reporting, internal controls and compliance with certain public reporting requirements. The Compensation Committee assists the Board in fulfilling its risk management oversight responsibilities with respect to risks arising from compensation policies and programs. The Governance Committee assists the Board in fulfilling its risk management oversight responsibilities with respect to risks related to corporate governance, succession planning and emergency procedures (including disaster recovery and security). Each of the committee chairs reports to the full Board at regular meetings concerning the activities of the committee, the significant issues it has discussed and the actions taken by the committee.

We believe that our leadership structure supports the risk oversight function of the Board. With two members of management, our Executive Chairman and our Chief Executive Officer, serving on the Board, they are able to promote open communication between management and directors relating to risk. Additionally, each Board committee is comprised solely of independent directors, and all directors are actively involved in the risk oversight function.

DIRECTOR NOMINATIONS

Our Bylaws contain provisions that address the process (including required information and deadlines) by which a stockholder may nominate an individual to stand for election to the Board at our annual meeting of stockholders. In addition, the "proxy access" provisions of our Bylaws provide that, under certain circumstances, a stockholder or group of up to 20 stockholders may seek to include director candidates in our proxy statement if such stockholder or group of stockholders own at least 3% of our outstanding common stock continuously for at least the previous three years. The number of stockholder-nominated candidates appearing in the proxy statement for our annual meeting cannot exceed

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Corporate Governance

20% of the number of directors to be elected. If 20% of the number of directors is not a whole number, the maximum number of stockholder-nominated candidates is rounded down to the next whole number. If the number of stockholder-nominated candidates exceeds 20%, one nominee from each nominating stockholder or group of stockholders, based on the order of priority provided by such nominating stockholder or group of stockholders, would be selected for inclusion in our proxy materials until the maximum number is reached. The order of priority among nominating stockholders or groups of stockholders would be determined based on the number (largest to smallest) of shares of our common stock held by such nominating stockholders or groups of stockholders. Each nominating stockholder or group of stockholders must provide the information required by our Bylaws, and each nominee must meet the qualifications required by our Bylaws. Requests to include stockholder-nominated candidates in our proxy materials for next year's annual meeting must be received by the Corporate Secretary at our corporate offices at 5775 Morehouse Drive, N-520H, San Diego, California 92121-1714, no earlier than [                  ], 2018 and no later than the close of business on [                  ], 2018. Stockholders are advised to review our Bylaws, which contain additional requirements for submitting director candidates.

The Board has also adopted a formal policy concerning stockholder recommendations of Board candidates to the Governance Committee. This policy is set forth in our Corporate Governance Principles and Practices, which is available on our website at www.qualcomm.com under the "Corporate Governance" section of our "Investor Relations" page. Under this policy, the Governance Committee will review a reasonable number of candidates recommended by a single stockholder who has held over 1% of our common stock for over one year and who satisfies the notice, information and consent requirements set forth in our Bylaws. To recommend a nominee for election to the Board, a stockholder must submit his or her recommendation to the Corporate Secretary at our corporate offices at 5775 Morehouse Drive, N-520H, San Diego, California 92121-1714. A stockholder's recommendation must be received by us within the time limits set forth above under "Stockholder Proposals." A stockholder's recommendation must be accompanied by the information with respect to the stockholder nominee as specified in the Bylaws, including among other things, the name, age, address and occupation of the recommended person, the proposing stockholder's name and address, the ownership interests of the proposing stockholder and any beneficial owner on whose behalf the nomination is being made (including the number of shares beneficially owned, any hedging, derivative, short or other economic interests and any rights to vote any shares), and any material monetary or other relationships between the recommended person and the proposing stockholder and/or the beneficial owners on whose behalf the nomination is being made. The proposing stockholder must also provide evidence of owning the requisite number of shares of our common stock for over one year. Candidates so recommended will be reviewed using the same process and standards for reviewing Governance Committee recommended candidates.

In evaluating director nominees, the Governance Committee considers the following factors:

  •
  The appropriate size of the Board;

  •
  Our needs with respect to the particular talents, experience and diversity of our directors;

  •
  The knowledge, skills and experience of nominees, including experience in technology, business, finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

  •
  Familiarity with national and international business matters;

  •
  Experience in political affairs;

  •
  Experience with accounting rules and practices;

  •
  Appreciation of the relationship of our business to the changing needs of society;

  •
  The nominee's other commitments, including the other boards on which the nominee serves; and

  •
  The desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Governance Committee's goal is to assemble a board of directors that brings to us a diversity of perspectives and skills derived from high quality business and professional experience. In doing so, the Governance Committee also considers candidates with appropriate non-business backgrounds.

There are no stated minimum criteria for director nominees, although the Governance Committee considers the foregoing and may also consider such other factors as it may deem are in the best interests of the Company and its stockholders. The Governance Committee does, however, believe it appropriate for at least one, and preferably several,

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Corporate Governance

members of the Board to meet the criteria for an "audit committee financial expert" as defined by the SEC, and for a majority of the members of the Board to meet the definition of "independent director" under NASDAQ Rule 5605. The Governance Committee also believes that it is in the best interests of stockholders that at least one key member of our current management participates as a member of the Board. The Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue their service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue their service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue to serve or if the Governance Committee or the Board decides not to re-nominate a member for election, and if the Board determines not to reduce the Board size as a result, the Governance Committee identifies the desired skills and experience of a new nominee based on the criteria above. Current members of the Governance Committee and Board are polled for suggestions as to individuals meeting the criteria of the Governance Committee. Research may also be performed to identify qualified individuals. We have, in the past, engaged third parties to assist in identifying and evaluating potential nominees.

MAJORITY VOTING

Under our Bylaws, in an uncontested election, if any incumbent nominee for director receives a greater number of "withhold" votes (ignoring abstentions and broker non-votes) than votes cast "for" his or her election, the director shall promptly tender his or her resignation from the Board, subject to acceptance by the Board. In that event, the Governance Committee shall make a recommendation to the Board as to whether to accept or reject the tendered resignation or whether other actions should be taken. In making its recommendation, the Governance Committee will consider all factors it deems relevant, including, without limitation, the stated reasons why stockholders withheld votes from such director, the length of service and qualifications of such director, the director's past contributions to us and the availability of other qualified candidates for director. The Governance Committee's evaluation shall be forwarded to the Board to permit the Board to act on it no later than 90 days following the date of the annual meeting of stockholders. In reviewing the Governance Committee's recommendation, the Board shall consider the factors evaluated by the Governance Committee and such additional information and factors as the Board believes to be relevant. If the Board determines that the director's resignation is in the best interests of the Company and its stockholders, the Board shall promptly accept the resignation. We will publicly disclose the Board's decision within four business days in a Current Report on Form 8-K, providing an explanation of the process by which the decision was reached and, if applicable, the reasons for not accepting the director's resignation. The director in question will not participate in the Governance Committee's or the Board's considerations of the appropriateness of his or her continued service, except to respond to requests for information.

In a contested election, directors are elected by a plurality of the votes cast.

STOCK OWNERSHIP GUIDELINES

We adopted stock ownership guidelines for our directors and executive officers to help ensure that they each maintain an equity stake in the Company and, by doing so, appropriately link their interests with those of other stockholders. The guideline for executive officers is based on a multiple of the executive's base salary, ranging from two to six times, with the size of the multiple based on the individual's position with the Company. Only shares actually owned (as shares or as vested deferred stock units) count toward the requirement. Executives are required to achieve these stock ownership levels within five years of becoming an executive officer. Non-employee directors are required to hold a number of shares of our common stock with a value equal to five times the annual retainer for Board service paid to U.S. residents. Non-employee directors are required to achieve this ownership level within five years of joining the Board. In addition to the preceding ownership guidelines, all directors are expected to own shares of our common stock within one year of joining the Board.

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Corporate Governance

COMMUNICATIONS WITH DIRECTORS

We have adopted a formal process for stockholder communications with the Board. This process is also set forth in our Corporate Governance Principles and Practices. Stockholders who wish to communicate to the Board should do so in writing to the following address:

[Name of Director(s) or Board of Directors] Qualcomm Incorporated Attn: General Counsel 5775 Morehouse Drive, N-520H San Diego, California 92121-1714

Our General Counsel logs all such communications (and the disposition of such communications as set forth below) and forwards those not deemed frivolous, threatening or otherwise inappropriate to the appropriate members of the Board and/or management.

ANNUAL MEETING ATTENDANCE

Our Corporate Governance Principles and Practices set forth a policy on director attendance at annual meetings. Directors are encouraged to attend absent unavoidable conflicts. All directors then in office attended our last annual meeting other than Raymond V. Dittamore, whose service as a director concluded at such meeting.

DIRECTOR INDEPENDENCE

The Board has determined that, except for Dr. Paul E. Jacobs and Mr. Steve Mollenkopf, all of the members of the Board are independent directors within the meaning of NASDAQ Rule 5605.

16	2018 Proxy Statement

BACKGROUND TO THE SOLICITATION

As part of their continuing review of the Company's performance and strategy, the Company's management and Board from time to time consider, among other things, potential changes to the Company's portfolio of businesses. Numerous changes in the Company's portfolio have resulted from this review, including, among others, the acquisition of CSR plc., a leading company in the automotive, audio and Internet of Things (IoT) space, in 2015, the formation in early 2017 of RF360 Holdings, a joint venture with TDK Corporation to enable delivery of radio frequency (RF) front-end modules and RF filters into fully integrated products for mobile devices and IoT applications, among others, and the Company's pending acquisition of NXP Semiconductors N.V. (NXP), a leader in high-performance, mixed-signal semiconductor electronics, with innovative products and solutions and leadership positions in automotive, broad-based microcontrollers, secure identification, network processing and RF power.

During the course of the Company's ongoing efforts to identify potential transactions and collaborations that align with its businesses, technologies and strategic direction, the Company identified NXP as a potential acquisition target given its leadership in automotive and other industry segments that would enhance the Company's existing franchise in those industry segments.

In January and February of 2016, following a comment from Mr. Richard Clemmer, President and Chief Executive Officer of NXP, to a representative of the Company, that NXP was exploring a potential divestiture of its Digital Networking business, representatives of the Company and NXP engaged in preliminary discussions regarding a potential acquisition of that business by the Company.

In March 2016, the Board established a special committee, comprised of five directors (the M&A Committee) to oversee and coordinate the Company's review and evaluation of potential strategic opportunities. The Company engaged financial advisors to support this review. The M&A Committee met on multiple occasions through the spring and summer of 2016.

On April 14, 2016, Mr. Steve Mollenkopf, the Company's Chief Executive Officer, and Mr. George Davis, the Company's Executive Vice President and Chief Financial Officer, met with Mr. Kenneth Y. Hao, at his request and in his capacity as managing partner and managing director of Silver Lake Partners (Silver Lake), for an introductory meeting. At that meeting, Messrs. Mollenkopf, Davis and Hao discussed the state of the semiconductor industry generally and their views on potential developments in the industry.

On May 2, 2016, the Board held a regularly scheduled meeting during which it received an update from management regarding the analysis that had been conducted to date with respect to a potential acquisition of NXP's Digital Networking business and of a whole company acquisition of NXP. In that meeting, the Board determined to cease consideration of an acquisition of just the NXP Digital Networking business and instead to focus on a potential acquisition of NXP as a whole.

On June 9, 2016, Mr. Mollenkopf informed Mr. Clemmer that the Company was interested in exploring an acquisition of NXP as a whole.

During the remainder of the summer and fall of 2016, the Company, together with its financial and legal advisors, engaged in an extensive process to evaluate a potential NXP acquisition.

In July 2016, after no contact since April 14, 2016, Mr. Hao contacted Mr. Mollenkopf and offered to introduce him to Mr. Hock E. Tan, Chief Executive Officer of Broadcom, to discuss general perspectives on the industry. Mr. Mollenkopf agreed to meet with Mr. Tan and Mr. Hao.

On August 4, 2016, Mr. Mollenkopf met with Mr. Tan and Mr. Hao at the offices of Silver Lake in Menlo Park, California. At the meeting, Mr. Tan and Mr. Hao presented Mr. Mollenkopf with a proposal for a potential business combination between Broadcom and the Company. Messrs. Tan and Hao identified several potential transaction structures for such a combination. While there were no pricing or material terms of an offer indicated, Mr. Tan's presentation indicated that the more attractive transaction was to have Qualcomm acquire Broadcom.

On September 6, 2016, at the request of Mr. Hao and Mr. Tan, Mr. Mollenkopf and Mr. Davis attended a dinner in Colorado Springs, Colorado. At that dinner, Messrs. Tan and Hao provided further detail on their views regarding a potential business combination between Broadcom and the Company, including an assessment of the potential synergies associated with a combination. Pricing terms were not discussed at that meeting.

2018 Proxy Statement	17

Background to the Solicitation

During the course of August and September 2016, the Board and the M&A Committee met on multiple occasions, together with Company management and advisors, to discuss the ongoing evaluation of the proposed NXP acquisition and available alternatives, including what a potential transaction with Broadcom might look like, notwithstanding the absence of any specific proposal from Broadcom that could be considered.

On September 9, 2016, following extensive discussion with management and advisors, the Board authorized the Company to submit a non-binding proposal to acquire NXP. In that meeting, the Board was updated on the discussions with Broadcom and considered, notwithstanding the absence of an actual proposal from Broadcom, the feasibility of Broadcom as an alternative transaction opportunity. That discussion included consideration of relative benefits of the two potential opportunities, including the view of management that NXP represented a better strategic fit relative to a Broadcom transaction, offering a range of advantages that included less overlap with Qualcomm's existing business, less regulatory risk as compared to a combination with Broadcom, and enhanced leadership positions in the fields of automotive, security and IoT.

During September and October of 2016, representatives of the Company and its advisors engaged in extensive due diligence and negotiations with representatives of NXP and its advisors in an effort to reach a definitive agreement for the acquisition of NXP by the Company.

On September 29, 2016, various media outlets and sell-side analysts reported that the Company was in talks to acquire NXP, with The Wall Street Journal reporting that the deal would likely be valued at more than $30 billion.

On October 27, 2016, the Company publicly announced that it had entered into an agreement to acquire NXP for $110 per share, representing a total enterprise value of approximately $47 billion.

Between the September 6, 2016 meeting described above and January 2017, there were no further substantive contacts from either Broadcom or Silver Lake with respect to a potential transaction with the Company.

On January 17, 2017, the U.S. Federal Trade Commission (FTC) filed a complaint against the Company in the United States District Court for the Northern District of California, alleging that the Company engaged in certain anticompetitive conduct and unfair methods of competition. On January 20, 2017, Apple Inc. (Apple) filed a complaint against the Company in the United States District Court for the Southern District of California, seeking declarations with respect to several of the Company's patents and alleging that the Company breached certain agreements and violated federal antitrust and California state unfair competition laws.

Early the next week, following a significant drop in the Company's stock price in the wake of the announcements of the FTC and Apple actions, Mr. Tan called Mr. Mollenkopf indicating in a non-specific way that Broadcom was available to talk about transactions. Mr. Tan did not present an offer in this brief conversation and no terms of any potential transaction, including price, were discussed.

There were no substantive contacts regarding a potential transaction from either Broadcom or Silver Lake following Mr. Tan's call until the November 5, 2017 call described below.

From the time of their first meeting on August 4, 2016, Mr. Mollenkopf and Mr. Tan saw each other at various industry events, but did not discuss a potential transaction. On October 23, 2017, Messrs. Mollenkopf and Tan were seated together at an industry event and discussed the industry generally. Mr. Tan did not raise any potential business combination between the Company and Broadcom at that time, nor did he suggest that they meet privately.

On November 3, 2017, several media organizations reported rumors that Broadcom was considering making an unsolicited proposal to acquire the Company.

On the evening of November 5, 2017, Mr. Tan called Mr. Mollenkopf to inform him that Broadcom would be sending the Board a letter setting forth the terms of an unsolicited proposal to acquire all of the Company's common stock and would be simultaneously releasing the letter publicly.

Early in the morning of November 6, 2017, Mr. Tan submitted an unsolicited acquisition proposal to the Board on behalf of Broadcom, which it also publicly disclosed via press release, to acquire the Company for consideration totaling $70.00 per share, consisting of $60.00 per share in cash and $10.00 per share in Broadcom stock, subject to a number of conditions, including regulatory approvals.

Later on November 6, 2017, the Company publicly confirmed that it had received a non-binding, unsolicited proposal from Broadcom. The Company indicated that the Board, in consultation with its financial and legal advisors, would assess the proposal in order to pursue the course of action that was in the best interests of its stockholders.

18	2018 Proxy Statement

Background to the Solicitation

On November 12, 2017, the Board held a special meeting, together with members of senior management and the Company's financial and legal advisors, to review Broadcom's proposal. At that meeting, following extensive discussion, the Board unanimously determined that Broadcom's proposal was not in the best interests of the Company and its stockholders.

On November 13, 2017, the Company issued a press release announcing the Board's unanimous rejection of Broadcom's unsolicited proposal, stating "it is the Board's unanimous belief that Broadcom's proposal significantly undervalues the Company relative to the Company's leadership position in mobile technology and our future growth prospects."

Later that evening, Mr. Tan called Mr. Mollenkopf and left a voicemail in which Mr. Tan stated that Broadcom stood ready to engage with the Company regarding its offer. Mr. Tan then followed up by sending a text message to Mr. Mollenkopf reiterating that message. Mr. Mollenkopf responded via text message that the Company's press release spoke for itself.

On November 17, 2017, Mr. Tan sent Mr. Mollenkopf a letter, which Broadcom later released publicly, indicating that Broadcom stood by ready to engage on its unsolicited offer.

On December 4, 2017, Broadcom delivered its Notice of Stockholder Proposal and Nomination of Candidates for Election to the Board of the Company. The notice informed the Company, among other things, of Broadcom's intent to nominate 11 directors in opposition to the Board's slate. The notice also included a proposal to undo any amendments to the Company's Bylaws adopted without stockholder approval that changes the Bylaws from the version publicly filed with the Securities and Exchange Commission on July 15, 2016 through the date of the Company's Annual Meeting. Also on December 4, 2017, Broadcom issued a press release and an item on its website announcing its director nominees.

Later on December 4, 2017, the Company publicly issued a statement confirming that it had received Broadcom's nomination notice and indicating that Broadcom's nomination is effectively asking stockholders to foreclose options and make a decision now on a non-binding proposed transaction which could not be completed for over a year, if ever, given the magnitude of regulatory issues, the absence of commitments by Broadcom to resolve those issues, Broadcom's lack of committed financing, and the uncertainty surrounding its transition from Singapore to the United States. The Company noted that it believed that the nominations were a blatant attempt to seize control of the Board in order to advance Broadcom's acquisition agenda and that Broadcom's nominees are inherently conflicted given Broadcom's desire to acquire the Company in a manner that the Board believes dramatically undervalues the Company.

On December 11, 2017, Broadcom publicly filed its preliminary proxy statement with regard to its nominees and proposal. Later that day, Broadcom issued a press release indicating that it had filed its preliminary proxy materials and noting that it had filed a premerger notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with the U.S. Department of Justice Antitrust Division and the FTC regarding its proposed acquisition the Company.

On December 20, 2017, the Board, recognizing that the possibility of a change in control of the Company, and the uncertainty it creates, may result in the loss or distraction of the non-executive officer employees of the Company, as well as presenting challenges in recruiting potential employees, all to the detriment of the Company and its stockholders, and considering the avoidance of such loss, distraction and challenges to be essential to protecting and enhancing the best interests of the Company and its stockholders, adopted the Qualcomm Incorporated Non-Executive Officer Change in Control Severance Plan (the CIC Severance Plan) (which is discussed in greater detail below under "Additional Information" on page 88). The CIC Severance Plan does not cover employees at the level of Executive Vice President and above. Additionally, for the reasons set forth above, the Board amended the Qualcomm Incorporated 2016 Long-Term Incentive Plan and the Qualcomm Incorporated 2006 Long-Term Incentive Plan, as amended and restated (together, the LTIPs), to modify the definition of "change in control" to include a change in the majority of the members of the Board as of December 20, 2017 (the Incumbent Board), provided that any individual subsequently becoming a director whose election, or nomination for election by the Company's stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board.

Additionally on December 20, 2017, following a thorough review of the qualifications of the Broadcom nominees and extensive discussion, the Governance Committee of the Board concluded that the Broadcom nominees were inherently conflicted, as evidenced by their willingness to be Broadcom's nominees in a proxy fight launched for the express purpose of promoting Broadcom's unsolicited offer, lacked sufficient experience on large-cap technology company boards, and would not bring incremental skills or expertise to the Board, and recommended that the Board not nominate any of the Broadcom nominees.

Later on December 20, 2017, following the recommendation of the Governance Committee, the Board unanimously determined not to nominate any of the Broadcom nominees.

Prior to market open on December 22, 2017, the Company issued a press release announcing the Board's decision.

2018 Proxy Statement	19

PROPOSAL 1: ELECTION OF DIRECTORS

ELECTION OF DIRECTORS

Our Restated Certificate of Incorporation, as amended (Certificate), and our Bylaws provide that directors are to be elected at our annual meeting of stockholders to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified. Vacancies on the Board resulting from death, resignation, disqualification, removal or other causes may be filled by either the affirmative vote of the holders of a majority of the then-outstanding shares of common stock or by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board. Newly created directorships resulting from any increase in the number of directors may, unless the Board determines otherwise, be filled only by the affirmative vote of the directors then in office, even if less than a quorum of the Board. Any director elected as a result of a vacancy shall hold office for a term expiring at the next annual meeting of stockholders and until such director's successor has been elected and qualified.

Our Certificate provides that the number of directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board. The Board, upon recommendation of its Governance Committee, has decided to set the number of directors at 11. Therefore, 11 directors will stand for election at the Annual Meeting to serve as directors until the 2019 Annual Meeting.

The Board recommends that you vote on the WHITE proxy card or by Internet or telephone as set forth on the WHITE proxy card FOR the election of each of our nominees as set forth below to serve as directors of the Company until the 2019 Annual Meeting, or, in each case, until their successors are elected and qualified.

Broadcom has notified the Company of its intent to nominate its slate of 11 nominees for election as directors at the Annual Meeting. As a result, the election of directors is considered a contested election as defined in our Bylaws, and the 11 nominees receiving the highest number of FOR votes will be elected. Votes withheld and broker non-votes are not votes cast and will result in the applicable nominees receiving fewer "FOR" votes for purposes of determining the nominees receiving the highest number of "FOR" votes.

Shares of common stock represented by executed proxies on the WHITE proxy card will be voted, if authority to do so is not withheld, for the election of each of the 11 nominees named below. Each person nominated for election has agreed to serve, if elected, and the Board has no reason to believe that any nominee will be unable to serve.

However, if, before the election, one or more nominees are unable to serve or for good cause will not serve (a situation that we do not anticipate), the proxy holders will vote the proxies for the remaining nominees and for substitute nominees chosen by the Board (unless the Board reduces the number of directors to be elected). If any substitute nominees are designated, we will file an amended proxy statement that, as applicable, identifies the substitute nominees, discloses that such nominees have consented to being named in the revised proxy statement and to serve if elected, and includes certain biographical and other information about such nominees required by the rules of the SEC.

20	2018 Proxy Statement

Proposal 1: Election of Directors

QUALCOMM NOMINEES FOR ELECTION

BARBARA T. ALEXANDER	Age: 69 Director Since: 2006

Ms. Alexander has been an independent consultant since February 2004. She was a senior advisor for UBS from October 1999 to January 2004 and a managing director of Dillon Read & Co., Inc. from January 1992 to September 1999. Prior to joining Dillon Read, Ms. Alexander was a managing director in the corporate finance department of Salomon Brothers. Ms. Alexander has been a director of Choice Hotels International, Inc. since February 2012. She previously served as a director of Allied World Assurance Company Holdings, Ltd. from August 2009 to August 2017 and KB Home from October 2010 to April 2014, and has served as a director of a number of other public companies throughout her career. Ms. Alexander holds B.S. and M.S. degrees in theoretical mathematics from the University of Arkansas.

We believe Ms. Alexander's qualifications to serve on our Board include her significant financial and accounting experience. In addition, she has extensive experience serving on several other public company boards, including in most instances service on the compensation committee and/or the audit committee of those other boards, which provides valuable insights to our Board, including regarding risk management issues.

JEFFREY W. HENDERSON	Age: 53 Director Since: 2016

Mr. Henderson has been an Advisory Director to Berkshire Partners LLC, a private equity firm, since September 2015. He served as Chief Financial Officer of Cardinal Health Inc., a health care services company, from May 2005 to November 2014. Prior to joining Cardinal Health, Mr. Henderson held multiple positions at Eli Lilly and General Motors, including serving as President and General Manager of Eli Lilly Canada, Controller and Treasurer of Eli Lilly Inc., and in management positions with General Motors in Great Britain, Singapore, Canada and the U.S. Mr. Henderson has been a director of Halozyme Therapeutics, Inc. since August 2015 and a director of FibroGen, Inc. since August 2015. Mr. Henderson holds a B.S. degree in electrical engineering from Kettering University and an M.B.A. degree from Harvard Business School.

We believe Mr. Henderson's qualifications to serve on our Board include his financial and operational management experience, including his significant experience in international operations, which is a source of valuable insights to our Board. His experience in senior operational and financial management positions at companies that experienced significant growth and transformation, including into additional business areas, also provides a useful resource to our senior management. He has been designated as an audit committee financial expert.

2018 Proxy Statement	21

Proposal 1: Election of Directors

THOMAS W. HORTON	Age: 56 Director Since: 2008

Mr. Horton has been a Senior Advisor in the Industrials and Business Services Group of Warburg Pincus LLC, a private equity firm focused on growth investing, since October 2015. Mr. Horton was Chairman of American Airlines Group Inc. (formed upon the merger of AMR Corporation (AMR) and US Airways Group, Inc.) from December 2013 to June 2014 and Chairman of American Airlines, Inc. (American) from November 2011 to June 2014. He was Chairman and Chief Executive Officer of AMR and Chief Executive Officer of American from November 2011 to December 2013, and President of AMR and American from July 2010 to December 2013. He served as Executive Vice President and Chief Financial Officer of AMR and American from March 2006 to July 2010. He served as Vice Chairman and Chief Financial Officer of AT&T Corporation (AT&T) from January 2002 to February 2006. Prior to joining AT&T, Mr. Horton was Senior Vice President and Chief Financial Officer of AMR from January 2000 to January 2002 and served in numerous management positions with AMR commencing in 1985. Mr. Horton has been a director of Wal-Mart Stores, Inc. since November 2014. Mr. Horton holds a B.B.A. degree in accounting from Baylor University and an M.B.A. degree from Southern Methodist University.

We believe Mr. Horton's qualifications to serve on our Board include his management, financial and accounting experience gained through service in senior operational and financial management positions, including as Chief Executive Officer and Chief Financial Officer, at two multinational Fortune 500 companies. In particular, Mr. Horton's experience in operational and financial management bring valuable insights to our Board, as well as providing a useful resource to our senior management.

PAUL E. JACOBS	Age: 55 Director Since: 2005

Dr. Jacobs is our Executive Chairman and Chairman of the Board. He has served as Chairman of the Board since March 2009, as Executive Chairman since March 2014 and as a director since June 2005. He served as Chief Executive Officer from July 2005 to March 2014 and as Group President of Qualcomm Wireless & Internet from July 2001 to July 2005. In addition, he served as an executive vice president from February 2000 to July 2005. Dr. Jacobs was a director of A123 Systems, Inc. from November 2002 to July 2012. Dr. Jacobs holds a B.S. degree in electrical engineering and computer science, an M.S. degree in electrical engineering and a Ph.D. degree in electrical engineering and computer science from the University of California, Berkeley.

We believe Dr. Jacobs's qualifications to serve on our Board include his extensive business, operational and management experience in the wireless telecommunications industry, including his current position as our Executive Chairman and his prior service as our Chief Executive Officer. His extensive knowledge of our business, products, strategic relationships and opportunities, as well as the rapidly evolving technologies and competitive environment in our industry, bring valuable insights and knowledge to our Board.

22	2018 Proxy Statement

Proposal 1: Election of Directors

ANN M. LIVERMORE	Age: 59 Director Since: 2016

Ms. Livermore served as Executive Vice President of the Enterprise Business at Hewlett-Packard Company (HP) from May 2004 to June 2011 and as Executive Vice President of HP Services from 2002 to May 2004. She joined HP in 1982 and served in a number of management and leadership positions across the company. Ms. Livermore has been a director of United Parcel Services, Inc. since November 1997 and Hewlett Packard Enterprise Company since November 2015. Ms. Livermore was a director of HP from June 2011 to November 2015. Ms. Livermore holds a B.A. degree in economics from the University of North Carolina, Chapel Hill and an M.B.A. degree from Stanford University.

We believe Ms. Livermore's qualifications to serve on our Board include her extensive operational experience in senior positions, including leading complex global business organizations with large workforces. Her significant experience in the areas of technology, marketing, sales, research and development and business management provide valuable insights to our Board and also provide useful resources to our senior management. Our Board and senior management also benefit from Ms. Livermore's experience from serving on other public company boards.

HARISH MANWANI	Age: 64 Director Since: 2014

Mr. Manwani has been a Global Executive Advisor to Blackstone Private Equity group since February 2015. Mr. Manwani was the Chief Operating Officer for Unilever PLC, a leading global consumer products company, from September 2011 to December 2014. He served as Unilever's President, Asia, Africa, Middle East and Turkey, which was later extended to include Central and Eastern Europe, from April 2005 to August 2011. He served as Unilever's President, Home & Personal Care, North America from March 2004 to March 2005. He served as Unilever's President, Home & Personal Care, Latin America and as the Chairman of Unilever's Latin America Advisory Council from April 2001 to February 2004. He served as Unilever's Senior Vice President, Global Hair and Oral Care from June 2000 to March 2001. He joined Hindustan Unilever Limited as a management trainee in 1976 and subsequently held various general management positions of increasing responsibilities within Unilever globally. Mr. Manwani has been the Non-Executive Chairman of Hindustan Unilever Limited since July 2005 and a director of Whirlpool Corporation since August 2011, Pearson plc since October 2013 and Nielsen Holdings plc since January 2015. Mr. Manwani holds a B.Sc. honors degree in statistics and an M.M.S. degree in management studies, both from Mumbai University in India. He has also attended the Advanced Management Program at Harvard Business School.

We believe that Mr. Manwani's qualifications to serve on our Board include his substantial management experience involving international operations, particularly in Asia. His executive management experience, particularly with respect to strategic planning and leadership of complex organizations, provides a valuable resource for our senior management. His experience on the boards of several other companies also brings valuable insights to our Board.

2018 Proxy Statement	23

Proposal 1: Election of Directors

MARK D. McLAUGHLIN	Age: 52 Director Since: 2015

Mr. McLaughlin has been the Chairman of the Board and Chief Executive Officer of Palo Alto Networks, Inc., a network security company, since August 2016. He served as Chairman of the Board, President and Chief Executive Officer from April 2012 to August 2016. He joined Palo Alto Networks as President and Chief Executive Officer, and as a director, in August 2011 and became Chairman of the Board in April 2012. Mr. McLaughlin served as President and Chief Executive Officer and as a director of VeriSign, Inc., a provider of Internet infrastructure services, from August 2009 to August 2011 and as President and Chief Operating Officer from January 2009 to August 2009. Mr. McLaughlin served in various other management and leadership roles at VeriSign from February 2000 through November 2007 and provided consulting services to VeriSign from November 2008 to January 2009. Prior to joining VeriSign, Mr. McLaughlin was Vice President, Sales and Business Development at Signio Inc., an internet payments company acquired by VeriSign in February 2000. President Barack Obama appointed Mr. McLaughlin to serve on the National Security Telecommunications Advisory Committee (NSTAC) in January 2011 and to the position of Chairman of the NSTAC in November 2014. Mr. McLaughlin served as a director of Opower, Inc. from October 2013 to June 2016. Mr. McLaughlin holds a B.S. degree from the U.S. Military Academy at West Point and a J.D. from Seattle University School of Law.

We believe Mr. McLaughlin's qualifications to serve on our Board include his operational and management experience at several technology companies. Mr. McLaughlin's service on the National Security Telecommunications Advisory Committee, as well as his experience as Chief Executive Officer and a member of the board of directors of a network security company, provide him with significant knowledge regarding the operations and security of telecommunications systems and cybersecurity matters, which bring valuable insights to our Board.

STEVE MOLLENKOPF	Age: 49 Director Since: 2013

Mr. Mollenkopf has served as our Chief Executive Officer since March 2014 and as a director since December 2013. He served as Chief Executive Officer-elect and President from December 2013 to March 2014 and as President and Chief Operating Officer from November 2011 to December 2013. In addition, he served as Executive Vice President and Group President from September 2010 to November 2011, and as Executive Vice President and President of QCT from August 2008 to September 2010. Mr. Mollenkopf joined Qualcomm in 1994 as an engineer and throughout his tenure at Qualcomm has held several other technical and leadership roles. Mr. Mollenkopf has been a director of General Electric Company since November 2016. Mr. Mollenkopf holds a B.S. degree in electrical engineering from Virginia Tech and an M.S. degree in electrical engineering from the University of Michigan.

We believe Mr. Mollenkopf's qualifications to serve on our Board include his extensive business, operational and management experience in the wireless telecommunications industry, including his current position as our Chief Executive Officer. His extensive knowledge of our business, products, strategic relationships and opportunities, as well as the rapidly evolving technologies and competitive environment in our industry, bring valuable insights and knowledge to our Board.

24	2018 Proxy Statement

Proposal 1: Election of Directors

CLARK T. "SANDY" RANDT, JR.	Age: 72 Director Since: 2013

Ambassador Randt has been President of Randt & Co. LLC, a company that advises firms with interests in China, since February 2009. He is a former U.S. Ambassador to the People's Republic of China, where he served from July 2001 to January 2009. He was a partner resident in the Hong Kong office of Shearman & Sterling, a major international law firm where he headed the firm's China practice, from January 1994 to June 2001. Ambassador Randt served as First Secretary and Commercial Attaché at the U.S. Embassy in Beijing from August 1982 to October 1984. He was the China representative of the National Council for United States-China Trade in 1974, and he served in the U.S. Air Force Security Service from August 1968 to March 1972. Ambassador Randt has been a director of Valmont Industries, Inc. since February 2009, a director of the United Parcel Service, Inc. since August 2010 and a director of Wynn Resorts Ltd. since October 2015. He is fluent in Mandarin Chinese. Ambassador Randt holds a B.A. degree in English literature from Yale University and a J.D. degree from the University of Michigan. He also attended Harvard Law School where he was awarded the East Asia Legal Studies Traveling Fellowship to China.

We believe Ambassador Randt's qualifications to serve on our Board include his deep understanding of Asia and experience in facilitating business in China and more generally throughout Asia, which is one of the most important regions to our business. He brings to our Board substantial experience in diplomacy, international trade and cross-border commercial transactions, including service as the U.S. Ambassador to the People's Republic of China. His international experience and knowledge of Asian business operations, as well as his experience from serving on other public company boards, provide valuable insights to our Board.

FRANCISCO ROS	Age: 67 Director Since: 2010

Dr. Ros is President of First International Partners, S.L., a business consulting firm he founded in 2002. He was Secretary of State (vice minister) of the Government of Spain from May 2004 to July 2010. He served as a senior director of business development of Qualcomm from July 2003 to April 2004. He was Chairman and Chief Executive Officer of Alua Broadband Optical Access, a company he co-founded, from January 2000 to June 2002. Dr. Ros served as President and Chief Executive Officer of Unisource (a joint venture among KPN, Telia, Swisscom and Telefónica) from May 1996 to October 1998. Dr. Ros headed several business areas within the Telefónica Group from April 1983 to November 1996 and became Managing Director of the holding company and a member of its Executive Management Board. Dr. Ros was a director of Elephant Talk Communications Corp. from September 2014 to February 2016. Dr. Ros holds an engineering and a Ph.D. degree in telecommunications from the Universidad Politecnica de Madrid, an M.S. degree in electrical engineering and a Ph.D. degree in electrical engineering and computer science from the Massachusetts Institute of Technology and an advanced management degree from the Instituto de Estudios Superiores de la Empresa Business School in Madrid.

We believe Dr. Ros's qualifications to serve on our Board include his extensive executive management and board experience in telecommunications companies and operators in Europe and Latin America, his significant experience related to the overall telecommunications and IT regulatory environment in Europe (including his service in the Government of Spain at a time when Spain held the Presidency of the European Union), as well as his technical and business background and education. In addition, Dr. Ros brings a non-U.S. perspective to issues facing us, enhancing the understanding of our Board.

2018 Proxy Statement	25

Proposal 1: Election of Directors

ANTHONY J. VINCIQUERRA	Age: 63 Director Since: 2015

Mr. Vinciquerra has been Chairman of the Board and Chief Executive Officer of Sony Pictures Entertainment Inc., where he leads Sony's television and film division, since June 2017. Mr. Vinciquerra was a Senior Advisor to Texas Pacific Group (TPG) in the Technology, Media and Telecom sectors, where he advised TPG on acquisitions and operations, from September 2011 to June 2017. Mr. Vinciquerra was Chairman of Fox Networks Group, the largest operating unit of News Corporation, from September 2008 to February 2011, and President and Chief Executive Officer from June 2002 to February 2011. Earlier in his career, he held various management positions in the broadcasting and media industry. Mr. Vinciquerra previously served as a director of Pandora Media, Inc. from March 2016 to June 2017, a director of Motorola Mobility Holdings, Inc. from January 2011 to May 2012 and a director of DirecTV from September 2013 to July 2015. Mr. Vinciquerra holds a B.A. degree in marketing from the State University of New York.

We believe Mr. Vinciquerra's qualifications to serve on our Board include his management experience, including significant experience in operations, which is a source of important insights to our Board, as well as providing a useful resource to our senior management. His prior media industry experience is especially valuable with the convergence of the Internet, wireless, media and computing industries. He has been designated as an audit committee financial expert.

REQUIRED VOTE AND BOARD RECOMMENDATION

The election of directors is considered a contested election as defined in our Bylaws, and the 11 nominees receiving the highest number of "FOR" votes will be elected. If you hold your shares through a bank, broker or other holder of record and you do not instruct them on how to vote for each of the 11 nominees, they will not have the authority to vote your shares. Votes withheld and broker non-votes are not votes cast and will result in the applicable nominees receiving fewer "FOR" votes for purposes of determining the nominees receiving the highest number of "FOR" votes.

THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE ABOVE QUALCOMM NOMINEES ON THE WHITE PROXY CARD.

Following a thorough review of the qualifications of the Broadcom nominees and extensive discussion, the Governance Committee of our Board of Directors concluded that the Broadcom nominees were inherently conflicted for the reasons discussed in "Background to the Solicitation" on page 17, lacked sufficient experience on large-cap technology company boards, and would not bring incremental skills or expertise to the Board, and recommended that the Board not nominate any of the Broadcom nominees.

Following the recommendation of the Governance Committee, the Board unanimously determined not to nominate any of the Broadcom nominees. As a result, our Board does not endorse any Broadcom nominee and unanimously recommends that you disregard any blue proxy card that may be sent to you by Broadcom. Voting to "withhold" with respect to any of Broadcom's nominees on its blue proxy card is NOT the same as voting for our Board's nominees, because a vote to "withhold" with respect to any of Broadcom's nominees on its blue proxy card will revoke any previous proxy submitted by you. If you have already voted using a blue proxy card sent to you by Broadcom, you have every right to change it and we urge you to revoke that proxy by voting in favor of our Board's nominees by signing, dating and returning the enclosed WHITE proxy card. Only the latest validly executed proxy that you submit will count.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor:

INNISFREE M&A INCORPORATED

Stockholders may call:

Toll-free (877) 456-3442 (from the U.S. and Canada)

or

(412) 232-3651 (from other locations)

(Banks and brokers may call collect: (212) 750-5833)

26	2018 Proxy Statement

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee has selected PricewaterhouseCoopers LLP as our independent public accountants for the fiscal year ending September 30, 2018, and the Board has directed that management submit this selection for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited our consolidated financial statements since we commenced operations in 1985.

The Audit Committee has evaluated PricewaterhouseCoopers LLP's qualifications, performance and independence, including that of the lead audit partner. This evaluation was conducted with input from senior management.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent public accountants is not required by our Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to stockholders for ratification as a matter of good corporate governance. If stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of different independent public accountants at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

FEES FOR PROFESSIONAL SERVICES

The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP during our fiscal years ended September 24, 2017 and September 25, 2016 for the audits of our annual consolidated financial statements and fees for other services. All of the services described in the following table were approved in conformity with the Audit Committee's pre-approval process described below.

	Fiscal 2017	Fiscal 2016

Audit fees (1)	$9,144,000	$8,516,000

Audit-related fees (2)	4,280,000	2,928,000

Tax fees (3)	787,000	543,000

All other fees (4)	384,000	253,000

Total	$14,595,000	$12,240,000

(1)
Audit fees consist of fees for professional services rendered for the audit of our annual consolidated financial statements and the effectiveness of our internal control over financial reporting, the reviews of our interim condensed consolidated financial statements included in quarterly reports and audits of certain subsidiaries for statutory and regulatory purposes.

(2)
Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or reviews of our consolidated financial statements and are not reported under "audit fees." This category includes fees principally related to field verification of royalties from certain licensees.

(3)
Tax fees consist of fees for permissible advisory services regarding general tax consulting services, including consulting on tax matters related to merger and acquisition activity.

(4)
All other fees consist of fees for permissible advisory services provided in connection with market condition studies, services related to conflict minerals reporting requirements and technical publications purchased from the independent public accountants.

2018 Proxy Statement	27

Proposal 2: Ratification of Selection of Independent Public Accountants

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee's policy is to pre-approve all audit and non-audit services provided by our independent public accountants. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and an estimated fee. The Audit Committee has delegated certain pre-approval authority to its Chair and certain members of management when expedition of approval is necessary, subject to review by the Audit Committee at its next meeting. Our independent public accountants and management periodically report to the full Audit Committee regarding the extent of services provided by the independent public accountants and the fees for the services performed to date.

REPRESENTATION FROM PRICEWATERHOUSECOOPERS LLP AT THE ANNUAL MEETING

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

REQUIRED VOTE AND BOARD RECOMMENDATION

The affirmative vote of a majority of the votes cast at the Annual Meeting at which a quorum is present is required to approve this proposal. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a bank, broker or other holder of record and you do not instruct them on how to vote on this proposal, they may not have the authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2018.

28	2018 Proxy Statement

PROPOSAL 3: ADVISORY VOTE FOR APPROVAL OF OUR EXECUTIVE COMPENSATION

This stockholder advisory vote, commonly known as "Say-on-Pay," is required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, and gives our stockholders the opportunity to approve or not approve, on a non-binding advisory basis, the compensation paid to our named executive officers (NEOs). At the 2014 Annual Meeting of Stockholders, stockholders voted to require that the "Say-on-Pay" vote be held annually.

The Board recommends a vote "FOR" the following resolution:

  "Resolved, that the stockholders of QUALCOMM Incorporated hereby approve, on a non-binding advisory basis, the compensation paid to the Company's named executive officers, as disclosed in this proxy statement, including in the Compensation Discussion and Analysis, compensation tables and narrative disclosures."

COMPENSATION PROGRAM BEST PRACTICES

We continued our many ongoing executive compensation practices that promote consistent leadership, decision-making and actions without taking inappropriate or unnecessary risks. These practices are discussed in detail in the Compensation Discussion and Analysis (CD&A) section and include:

  •
  A majority of our long-term incentive equity awards are performance-based.

  •
  A significant portion of our executive officers' compensation varies with Company financial and stock performance.

  •
  We have a balanced approach to incentive programs, including a mix of short- and long-term incentives and performance measures.

  •
  We have limits on incentive amounts that may be earned in the event we significantly exceed our financial performance objectives or experience exceptional performance relative to peer companies. We also have limits on incentive amounts that may be earned in the event we do not meet or exceed our financial performance objectives. Further, if certain minimum financial performance objectives are not met, no incentive amounts will be earned.

  •
  We have an enterprise risk management process that includes compensation, talent management and succession planning.

  •
  We have stock ownership guidelines.

  •
  We do not provide tax gross-ups for benefits unless they are provided under a policy generally applicable to all eligible employees, such as relocation.

  •
  We have a cash incentive compensation clawback policy in the event of an accounting restatement.

  •
  Our insider trading policy includes a prohibition on hedging and pledging of our common stock covering all executive officers and directors.

  •
  Our NEOs do not have employment contracts, and our equity acceleration in the event of a change in control is "double-trigger."

  •
  Our compensation decisions are made with both prevalent practices and comparative performance information as background, using objectively selected smaller and larger peers where the Company is reasonably positioned in the middle of the range.

  •
  The Compensation Committee engages an independent compensation consulting firm to advise it on compensation matters, such as recommendations for potential peer companies, analyses of competitive practices for executive officers and directors and aggregate equity compensation spending.

2018 Proxy Statement	29

Proposal 3: Advisory Vote for Approval of Our Executive Compensation

EFFECT OF THIS RESOLUTION

Because your vote is advisory, it will not be binding upon the Company, the Board or the Compensation Committee. However, we value the opinions of our stockholders, and the Compensation Committee will take into account the outcome of this vote when considering future compensation decisions.

REQUIRED VOTE AND BOARD RECOMMENDATION

The affirmative vote of a majority of the votes cast at the Annual Meeting at which a quorum is present is required to approve this proposal. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a bank, broker or other holder of record and you do not instruct them on how to vote on this proposal, they will not have the authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

The Board believes that the compensation of our NEOs, as described in the CD&A, compensation tables and narrative disclosures, is appropriate for the reasons discussed herein.

THE BOARD RECOMMENDS AN ADVISORY VOTE "FOR" APPROVAL OF OUR EXECUTIVE COMPENSATION.

30	2018 Proxy Statement

PROPOSAL 4: APPROVAL OF AMENDMENT TO THE AMENDED AND RESTATED QUALCOMM INCORPORATED 2001 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED, TO INCREASE THE SHARE RESERVE BY 30,000,000 SHARES

In December 2000, we adopted the 2001 Employee Stock Purchase Plan (the ESPP), which originally became effective on February 27, 2001. Since then, the ESPP has been amended ten times, most recently as of December 3, 2017. On that date, the Compensation Committee of the Board amended the ESPP to increase the number of shares of our common stock available for issuance under the ESPP by 30,000,000 shares, subject to stockholder approval (the ESPP Amendment). If the ESPP Amendment is not approved by stockholders, we estimate that approximately 11,368,000 shares will remain available for issuance under the ESPP as of March 6, 2018. If we do not receive stockholder approval to increase the share reserve, we estimate that the remaining shares could be fully allocated by January 31, 2019, and the ESPP will no longer be able to fulfill its intended purpose after that date.

The following is a brief summary of the ESPP and the material changes made under the ESPP Amendment. This summary is qualified in its entirety by reference to the full text of the ESPP in its current form, a copy of which is available to any stockholder upon request and is filed with the SEC as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 28, 2015. If the ESPP Amendment is approved by stockholders, the only change to the ESPP would be in the first sentence of Section 4.1 as follows:

  4.1    Maximum Number of Shares Issuable.    Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be ~~71,709,466~~ 101,709,466; provided, however that no more than an aggregate of ~~71,309,466~~ 101,309,466 shares of Stock may be issued under the Code Section 423(b) Plan.

SUMMARY OF THE ESPP

Purpose. The purpose of the ESPP is to advance the interests of the Company and its stockholders by providing an incentive to attract, retain and reward eligible employees and by motivating such persons to contribute to our growth and profitability. The ESPP provides eligible employees with an opportunity to acquire a proprietary interest in the Company through the purchase of stock. The ESPP consists of two components; one is intended to qualify under Section 423(b) of the Internal Revenue Code of 1986, as amended (the Code) (the Section 423(b) Plan) and the other is not so intended (the Non-423(b) Plan).

Administration. The ESPP is administered by the Board and its designees. Accordingly, this summary uses the term "Board" to refer to the Board itself and the Compensation Committee, to which the Board has delegated the authority to administer the ESPP. To the extent determined by the Board or the Compensation Committee, certain authority may be delegated to such officers of the Company as the Board or Compensation Committee specifies. The Board has the power, subject to the provisions of the ESPP, to construe and interpret the ESPP and to determine when and how rights to purchase our common stock (purchase rights) will be granted and the provisions of each offering of such purchase rights (which need not be identical).

Stock Subject to the ESPP. If the ESPP Amendment is approved, the maximum aggregate number of shares of our common stock that may be issued under the ESPP, subject to adjustment as described below in "Effect of Certain Corporate Events," will be increased by 30,000,000 shares from 71,709,466 shares to 101,709,466 shares, so long as no more than an aggregate of 101,309,466 shares (increased from 71,309,466 shares) may be issued under the Section 423(b) Plan. If an outstanding purchase right for any reason expires or is terminated or canceled, the shares allocable to the unexercised portion of that purchase right will again be available for issuance under the ESPP, except that any such shares allocable to a purchase right that has expired, terminated or been canceled under the Non-423(b) Plan will only be available again for issuance under the Non-423(b) Plan.

Offerings. The ESPP is implemented by sequential "offerings" of the right to purchase shares of our common stock of approximately six months' duration (an "offering period"). Offering periods are established by the Board in its sole and absolute discretion and may have different durations (not exceeding 27 months) or different commencing and ending dates.

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Eligibility. Generally, an employee will be eligible to participate in an offering if he or she, as of the first day of the offering period (the "offering date"), is employed by the Company or any parent or subsidiary corporation designated by the Board as a corporation whose employees may participate in the offering. Unless otherwise required under applicable local law, an employee may not be eligible to participate in an offering if he or she, as of the offering date, either (a) is customarily employed for 20 hours or less per week; (b) is customarily employed for not more than 5 months in any calendar year; or (c) has not completed 30 days of service (or such other service requirement, up to 2 years, which the Board may require). In addition, no employee will be granted a purchase right under the ESPP if, immediately after such grant, the employee would own or hold options to purchase shares of our common stock or of any parent or subsidiary corporation possessing 5% or more of the total combined voting power or value of all classes of stock of such corporation.

Employees of any parent or subsidiary corporation of the Company designated to participate in the Non-423(b) Plan are eligible to participate in the Non-423(b) Plan only if they are selected to participate by the Board in its sole discretion. In no event, however, may an officer or director of the Company subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended, participate in the Non-423(b) Plan. As of August 1, 2017, the beginning of the current offering period, approximately 28,800 of our employees were eligible to participate in the ESPP.

Participation. Generally, an eligible employee may become a participant in an offering by delivering a properly completed subscription agreement, stating his or her election to participate in the ESPP and authorizing payroll deductions from his or her compensation. A participant automatically participates in the next offering period commencing immediately after the last day of the prior offering period in which he or she participated, provided that the participant remains an eligible employee and has not either withdrawn from the ESPP or terminated employment.

Grant of Purchase Rights. Each participant in an offering period will be granted automatically a purchase right consisting of an option to purchase that number of whole shares determined by dividing $12,500 by the fair market value of a share of common stock on the first day of a six-month offering period. For an offering period of any duration other than six months, the number of shares subject to the purchase right is prorated based upon the ratio which the number of months in such offering period bears to six. In addition, no participant will be granted a purchase right which permits his or her right to purchase shares under the ESPP to accrue at a rate which, when aggregated with his or her purchase rights under all other Section 423(b) Plans of the Company, exceeds $25,000 in fair market value of the shares (determined as of the offering date) for each calendar year in which such purchase right is outstanding at any time.

Purchase Price. The Board, in its sole discretion, may establish the purchase price at which each share may be acquired in an offering period upon the exercise of all or any portion of a purchase right; provided, however, that the purchase price cannot be less than 85% of the lesser of (a) the fair market value of a share of common stock on the offering date or (b) the fair market value of a share of common stock on the date shares are purchased, which is typically the last day of the offering period (the "purchase date"). As of [            ], 2018, the fair market value of a share of our common stock, determined by the last reported sale price per share on that date as quoted on the Nasdaq Global Select Market, was $[            ]. No fees, commissions or other charges are paid by employees in connection with the purchase of shares under the ESPP.

Payroll Deductions and Additional Contributions. Shares acquired pursuant to the exercise of all or any portion of a purchase right may be paid for only by means of payroll deductions from the participant's compensation accumulated during the offering period, unless payroll deductions are not permitted under applicable law or administratively feasible. The participant's subscription agreement sets forth the percentage of his or her compensation to be deducted on each payday during an offering period in whole percentages, up to 15% (or such other rate as the Board determines). During an offering period, a participant may elect to decrease the rate of, or to stop, deductions from his or her compensation. A participant who elects to decrease the rate of his or her payroll deductions to zero will nevertheless remain a participant in the current offering period unless he or she withdraws from the ESPP. All payroll deductions made for a participant are credited to his or her account under the ESPP and deposited with our general funds. No interest will accrue on the payroll deductions from a participant under the ESPP, except as otherwise required by applicable law. If interest is required, the accrued interest will not be used to purchase additional shares on a purchase date, and such accrued interest will be refunded to the participant following such purchase date (or, if applicable, the participant's withdrawal from the ESPP or termination of employment). The Board may specify in the terms of an offering that a participant under the Non-423(b) Plan may make additional payments into his or her account, so long as such participant has not had the maximum amount withheld during the offering.

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Withdrawal. A participant may withdraw from the ESPP by signing and delivering to us a written notice of withdrawal on a form we provide or in such other manner we may authorize. Such withdrawal may be elected up to ten days prior to the end of the applicable offering. Upon a participant's voluntary withdrawal from the ESPP, his or her accumulated payroll deductions which have not been applied toward the purchase of shares will be refunded to the participant as soon as practicable after the withdrawal, and his or her participation in the ESPP will terminate. A participant who voluntarily withdraws from the ESPP is prohibited from resuming participation in the same offering from which he or she withdrew, but may participate in a subsequent offering. An employee's withdrawal from the ESPP will not have any effect upon his or her eligibility to participate in subsequent offerings.

Purchase of Stock. On each purchase date, each participant's accumulated payroll deductions, and other additional payments specifically permitted by the ESPP (without any increase for interest), will be applied to the purchase of whole shares, up to the maximum number of shares permitted pursuant to the terms of the ESPP and the applicable offering, at the purchase price for such offering. If the aggregate number of shares to be purchased upon exercise of purchase rights granted in the offering would exceed the maximum aggregate number of shares available for issuance under the ESPP, the Board would make a pro rata allocation of shares available in a uniform and equitable manner.

Termination of Employment. Upon a participant's ceasing, prior to a purchase date, to be an employee for any reason, the participant's participation in the ESPP will terminate immediately, unless local law requires participation to be extended. Upon termination of participation, the participant's accumulated payroll deductions which have not been applied toward the purchase of shares will, as soon as practicable, be returned (without interest unless required by applicable law) to the participant or, in the case of a participant's death, to the participant's legal representative, and all the participant's rights under the ESPP will terminate.

Restrictions on Transfer. Neither payroll deductions nor a participant's purchase right may be assigned, transferred, pledged or otherwise disposed of in any manner other than as provided by the ESPP or by will or the laws of descent and distribution.

Effect of Certain Corporate Events. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in our capital structure, or in the event of any merger (including a merger effected for the purpose of changing the Company's domicile), sale of assets or other reorganization in which the Company is a party, appropriate adjustments will be made in the number and class of shares subject to the ESPP, each purchase right, and in the purchase price.

Effect of Change in Control. In the event of a Change in Control (as defined in the ESPP), the surviving, continuing, successor or purchasing corporation or parent corporation thereof, as the case may be, may assume our rights and obligations under the ESPP. If our rights and obligations under outstanding purchase rights are not assumed, the purchase date of the current offering period will be accelerated to a date before the date of the Change in Control specified by the Board, but the number of shares subject to outstanding purchase rights will not be adjusted. No acceleration will apply to the Non-423(b) Plan unless the Change in Control meets the definition under Section 409A of the Code. All purchase rights that are neither assumed in connection with the Change in Control nor exercised as of the date of the Change of Control will terminate and cease to be outstanding effective as of the date of the Change in Control.

Duration, Amendment and Termination. The Board may at any time amend or terminate the ESPP, subject to certain conditions. A termination will not affect purchase rights previously granted under the ESPP, except as permitted under the plan. No amendment may adversely affect a purchase right previously granted under the ESPP, except as permitted under the plan or as necessary to qualify the Section 423(b) Plan as an employee stock purchase plan under the Code or to obtain qualification or registration of shares under applicable laws. In addition, any amendment that would increase the maximum aggregate number of shares that may be issued under the ESPP or would change the definition of the corporations that may be designated by the Board as participating companies in the ESPP must be approved by our stockholders within 12 months of the adoption of such amendment.

Federal Income Tax Information. The following discussion is intended to be a general summary only of the federal income tax aspects of purchase rights granted under the ESPP as of December 4, 2017, and not of state or local taxes that may be applicable. Tax consequences may vary depending on the particular circumstances, and administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Participants in the ESPP who are residents of or are employed in a country other than the United States may be subject to taxation in accordance with the tax laws of that particular country in addition to or in lieu of U.S. federal income taxes.

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Proposal 4: Approval of Amendment

A participant recognizes no taxable income either as a result of commencing participation in the ESPP or purchasing common stock under the terms of the ESPP. If a participant disposes of shares purchased under the ESPP within either two years from the first day of the applicable offering period or within one year from the purchase date, known as disqualifying dispositions, the participant will realize ordinary income in the year of such disposition equal to the amount by which the fair market value of the shares on the purchase date exceeds the purchase price. The amount of the ordinary income will be added to the participant's basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares will be a capital gain or loss, which will be long-term if the participant's holding period is more than 12 months. If the participant disposes of shares purchased under the ESPP at least two years after the first day of the applicable offering period and at least one year after the purchase date, the participant will realize ordinary income in the year of disposition equal to the lesser of (i) the excess of the fair market value of the shares on the date of disposition over the purchase price or (ii) 15% of the fair market value of the shares on the first day of the applicable offering period. The amount of any ordinary income will be added to the participant's basis in the shares, and any additional gain recognized upon the disposition after such basis adjustment will be a long-term capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss. If the participant still owns the shares at the time of death, the lesser of (i) the excess of the fair market value of the shares on the date of death over the purchase price or (ii) 15% of the fair market value of the shares on the first day of the offering period in which the shares were purchased will constitute ordinary income in the year of death. Any ordinary income recognized by a participant upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

PLAN BENEFITS TABLE

Because participation in the ESPP is voluntary and elective, the benefits or amounts that any participant or group of participants may receive if the ESPP Amendment is approved are not currently determinable. The table below contains the benefits or amounts that the individuals and groups listed below have received under the ESPP since its inception through September 24, 2017:

Participants	Number of Shares Purchased Under the ESPP

Steve Mollenkopf Chief Executive Officer	9,937

George S. Davis Executive Vice President and Chief Financial Officer	1,264

Cristiano R. Amon Executive Vice President, Qualcomm Technologies, Inc. and President, QCT	9,970

Paul E. Jacobs Executive Chairman and Chairman of the Board	5,899

James H. Thompson Executive Vice President, Engineering, Qualcomm Technologies, Inc. and Chief Technology Officer	10,396

All current executive officers as a group (11 people)	82,146

All employees (excluding all current executive officers) as a group (37,139 people)	56,978,963

REQUIRED VOTE AND BOARD RECOMMENDATION

The affirmative vote of a majority of the votes cast at the Annual Meeting, at which a quorum is present is required to approve the ESPP Amendment. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a bank, broker or other holder of record and you do not instruct them on how to vote on this proposal, they will not have the authority to vote your shares.

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Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not have any effect on the outcome of the proposal.

Should stockholder approval not be obtained, the ESPP Amendment will not be implemented, and the ESPP will continue in effect pursuant to its current terms. However, we estimate that the remaining shares could be fully allocated by January 31, 2019, and the ESPP will not achieve its objective of helping to attract, retain and reward employees after that date.

The Board believes that the ESPP Amendment is in the best interests of the Company and its stockholders for the reasons stated above. THE BOARD RECOMMENDS A VOTE "FOR" APPROVAL OF THE PROPOSED ESPP AMENDMENT TO INCREASE THE SHARE RESERVE BY 30,000,000 SHARES.

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OVERVIEW REGARDING PROPOSAL 5, PROPOSAL 6 AND PROPOSAL 7

Currently, and as described more fully below in Proposal 5, Proposal 6 and Proposal 7, under our Certificate, the affirmative vote of the holders of at least 66 2/3% of the then-outstanding shares of voting stock (which currently consists only of our common stock) entitled to vote generally in the election of directors (Voting Stock) is required to: (i) remove directors without cause from the Board; (ii) amend our Bylaws or amend certain provisions of our Certificate; and (iii) approve certain "Business Combination" transactions with "Interested Stockholders."

These supermajority voting requirements were approved by our stockholders and included in our Certificate many years ago in order to ensure that broad stockholder support exists before significant changes can be implemented, and to afford minority stockholders protection against self-interested transactions with one or more other stockholders, particularly against unfair, potentially abusive or coercive takeover attempts. At the time our stockholders approved these supermajority provisions, they represented customary and accepted corporate governance practices. While provisions such as these continue to be contained in the charter documents of publicly-traded corporations, they are now far less common, particularly with respect to large public companies.

The Board recognizes that views regarding good corporate governance practices evolve and that the elimination of supermajority voting requirements now enjoys the support of many institutional stockholders and key proxy advisory firms. Many investors and commentators now view supermajority provisions as limiting a board's accountability to stockholders and the ability of stockholders to effectively participate in corporate governance. The Board is also aware of the view that a majority vote should be all that is necessary to effect certain changes in a board or to take other stockholder actions.

Both our Governance Committee and our Board are committed to good corporate governance, and regularly evaluate our corporate governance practices to ensure that they remain in the best interests of the Company and our stockholders. In light of current practices and the considerations addressed above, the Board, upon the recommendation of the Governance Committee, is proposing to eliminate all of the supermajority vote requirements in our Certificate, including regarding (i) the removal of directors without cause, (ii) the amendment of our Bylaws and the amendment of certain provisions in our Certificate and (iii) certain business combination transactions with interested stockholders. The Board believes that these changes are in the best interests of the Company and our stockholders.

The Board has continued to provide our stockholders with a more meaningful role in votes on matters of stockholder interest. During recent years we (i) eliminated our staggered board, moving to annual elections for the entire Board, (ii) implemented majority voting for the election of directors in uncontested elections, and (iii) established "proxy access" provisions permitting stockholders meeting certain criteria to include their own director nominees in our proxy materials. The Board views Proposal 5, Proposal 6 and Proposal 7 as consistent with these earlier steps to enhance governance.

To implement these changes, the Board has unanimously adopted resolutions to amend or remove these provisions of our Certificate. The Board has also approved an amendment to our Certificate to eliminate certain obsolete provisions. The Board is recommending that stockholders approve these amendments at the Annual Meeting. The proposed amendments to our Certificate are described below. A form of amended and restated Certificate, marked to reflect the changes contemplated by Proposal 5, Proposal 6 and Proposal 7, including additional conforming changes, is attached to this Proxy Statement as Appendix G. This summary of the proposed amendments to our Certificate (and the following discussion relating to Proposal 5, Proposal 6 and Proposal 7) is qualified in its entirety by reference to Appendix G. None of Proposal 5, Proposal 6 or Proposal 7 are conditioned on the approval of the other proposals, so a negative outcome on one proposal will not affect the outcome of the other proposals. If any of these proposed amendments to our Certificate are approved at the Annual Meeting, we will file amendments to our Certificate with the Delaware Secretary of State shortly following the Annual Meeting to incorporate the approved amendments, at which point the amendments will become effective. The Board has also approved certain changes to our Bylaws, which mirror the proposed changes to our Certificate. These Bylaw changes do not require stockholder approval and will also become effective upon the filing of our amended Certificate.

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PROPOSAL 5: ELIMINATION OF CERTAIN SUPERMAJORITY VOTING PROVISIONS RELATING TO REMOVAL OF DIRECTORS FROM OUR RESTATED CERTIFICATE OF INCORPORATION

As noted in the section "Overview Regarding Proposal 5, Proposal 6 and Proposal 7" above, the Board has approved amendments to our Certificate to eliminate supermajority voting requirements relating to removal of directors without cause.

Removal of Directors

Article VI.F of our Certificate currently provides that any director or the entire Board may be removed without cause only upon the affirmative vote of the holders of at least 66 2/3% of the Company's then-outstanding shares of Voting Stock. In the case of removal with cause, our Certificate only requires the affirmative vote of the holders of a majority of the then-outstanding shares of Voting Stock.

The supermajority provision relating to the removal of directors without cause may have the effect of promoting continuity and stability in the management of the business and affairs of the Company and encouraging persons considering unsolicited tender offers, or other unilateral takeover actions, to negotiate with the Board, rather than pursue non-negotiated takeover attempts. While the Board believes this is an important benefit, the Board also believes that removal of this supermajority provision would increase the Board's accountability to stockholders. The Board also recognizes that very few large public companies continue to require supermajority votes to remove a director without cause.

The Board believes that it is in the best interests of the Company and our stockholders for the holders of a majority of the Company's shares to be able to remove directors with or without cause. Accordingly, the Board has determined that our Certificate should be amended to modify Article VI.F to decrease the percentage required to remove a director without cause to provide that any director or the entire Board may be removed by the affirmative vote of the holders of at least a majority of the Company's Voting Stock. Accordingly, the Board has unanimously adopted a resolution approving this amendment, declaring its advisability and recommending that our stockholders approve such amendment.

The Board has also passed a resolution amending Section 20 of our Bylaws, effective upon the filing of our amended Certificate, to decrease the voting percentage required to remove a director without cause to the affirmative vote of the holders of a majority of the then-outstanding shares of Voting Stock.

If the stockholders approve this amendment to our Certificate, the holders of a majority of the then-outstanding shares of Voting Stock will have the authority to remove any director, or the entire Board of Directors, with or without cause.

REQUIRED VOTE AND BOARD RECOMMENDATION

Assuming that a quorum is present, the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Voting Stock (which currently consists only of our common stock) is required to approve this amendment. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the effect of a vote against this proposal. If you hold your shares through a bank, broker or other holder of record and you do not instruct them on how to vote on this proposal, they will not have the authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will have the same effect as a vote against this proposal.

Should stockholder approval not be obtained, this amendment will not be implemented, and our Certificate will continue in effect pursuant to its current terms with respect to the matters addressed in this Proposal 5.

The Board believes that this amendment is in the best interests of the Company and its stockholders for the reasons stated above.

THE BOARD RECOMMENDS A VOTE "FOR" THIS AMENDMENT TO ELIMINATE THE SUPERMAJORITY VOTING PROVISIONS RELATING TO REMOVAL OF DIRECTORS IN OUR RESTATED CERTIFICATE OF INCORPORATION.

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 PROPOSAL 6: ELIMINATION OF CERTAIN SUPERMAJORITY VOTING PROVISIONS RELATING TO AMENDMENTS AND OBSOLETE PROVISIONS FROM OUR RESTATED CERTIFICATE OF INCORPORATION

As noted in the section "Overview Regarding Proposal 5, Proposal 6 and Proposal 7" above, the Board has approved amendments to our Certificate to eliminate supermajority voting requirements relating to the amendment of our Bylaws and certain provisions of our Certificate. The Board has also approved amendments to delete certain obsolete provisions from our Certificate.

Revision of Stockholder Approval Requirements for Amendment of the Bylaws and Certain Certificate Provisions

Article VI.B and Article IX of our Certificate provide that the affirmative vote of the holders of at least 66 2/3% of the then-outstanding shares of the Company's Voting Stock is required to amend our Bylaws or to amend certain provisions of our Certificate. The provisions in our Certificate requiring approval by a 66 2/3% supermajority for amendment are: Article VI (number, election and removal of directors, filling vacancies on the Board and actions by stockholders), Article VII (limitation on director liability), Article VIII (approval of certain Interested Stockholder transactions, as discussed in Proposal 7) and Article IX (amendment to our Certificate). Under the Delaware General Corporation Law (DGCL), in the absence of supermajority provisions, amendments to our Certificate will generally require approval by the affirmative vote of the holders of a majority of the then-outstanding shares of Voting Stock.

The Board has determined that our Certificate should be amended to revise Article VI.B to lower the required approval threshold for amendments to our Bylaws from a 66 2/3% supermajority to a majority of the outstanding shares of stock of the Company entitled to vote thereon and to delete Article IX so that (under the DGCL) the vote required to amend our Certificate would be a majority of the outstanding shares of stock of the Company entitled to vote thereon. The Board unanimously adopted a resolution approving this amendment, declaring its advisability and recommending that our stockholders approve such amendment.

In addition, our Bylaws separately require the affirmative vote of the holders of at least 66 2/3% of the then-outstanding shares of stock of the Company entitled to vote generally in the election of directors for stockholders to adopt, amend or repeal any provision of the Bylaws. The Board has passed a resolution amending our Bylaws, effective at the time this amendment to our Certificate is filed and becomes effective, to decrease the voting percentage required to amend our Bylaws to a majority of the then-outstanding shares of our Voting Stock.

Removal of Obsolete Provisions in our Certificate

The amendment would also delete certain obsolete provisions in Article VI.A of our Certificate (relating to the transition in 2006 from staggered terms of our directors) that established terms of office for directors elected at annual meetings of stockholders held in 2006, 2007 and 2008.

This change would not have any adverse effect on the rights of our stockholders, as all directors are currently elected for one-year terms.

REQUIRED VOTE AND BOARD RECOMMENDATION

Assuming that a quorum is present, the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Voting Stock (which currently consists only of our common stock) is required to approve these amendments. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the effect of a vote against this proposal. If you hold your shares through a bank, broker or other holder of record and you do not instruct them on how to vote on this proposal, they will not have the authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will have the same effect as a vote against this proposal.

Should stockholder approval not be obtained, these amendments will not be implemented, and our Certificate will continue in effect pursuant to its current terms with respect to the matters addressed in this Proposal 6.

The Board believes that these amendments are in the best interests of the Company and its stockholders for the reasons stated above.

THE BOARD RECOMMENDS A VOTE "FOR" THESE AMENDMENTS TO ELIMINATE THE SUPERMAJORITY VOTING PROVISIONS RELATING TO AMENDMENTS AND CERTAIN OBSOLETE PROVISIONS IN OUR RESTATED CERTIFICATE OF INCORPORATION.

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PROPOSAL 7: ELIMINATION OF PROVISIONS IN OUR RESTATED CERTIFICATE OF INCORPORATION REQUIRING A SUPERMAJORITY VOTE FOR CERTAIN TRANSACTIONS WITH INTERESTED STOCKHOLDERS

Our Certificate also contains (in Article VIII) requirements (commonly referred to as a "fair price provision") applicable to certain "business combination" transactions with an Interested Stockholder (as defined below). In general, this fair price provision requires that transactions with a holder of least 15% of the voting power of the outstanding Voting Stock that are not approved by the Board must either be approved by at least 66 2/3% of our then-outstanding Voting Stock or satisfy specified fair price requirements. While fair price provisions do not prevent a hostile takeover, they do help guard against coercive front-loaded, two-tier offers.

Specifically, Article VIII of our Certificate requires the approval of the holders of at least 66 2/3% of our then-outstanding shares of Voting Stock to complete any of the following business combination transactions with an Interested Stockholder:

  •
  any merger or consolidation between the Company or any of its subsidiaries and an Interested Stockholder or an affiliate;

  •
  any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with an Interested Stockholder or affiliate of at least 15% of the fair market value of the consolidated assets of the Company;

  •
  any issuance or transfer by the Company to an Interested Stockholder of any securities of the Company or any of its subsidiaries having a fair market value of at least 15% of the consolidated assets of the Company;

  •
  the adoption of any plan or proposal for liquidation or dissolution of the Company proposed by or on behalf of an Interested Stockholder or affiliate; and

  •
  any reclassification, recapitalization, merger, consolidation of the Company with an Interested Stockholder or affiliate or other transaction that would have the effect of directly or indirectly increasing the proportionate share of outstanding shares of any class of equity or convertible securities beneficially owned by an Interested Stockholder or affiliate.

For purposes of the restrictions described above, an "Interested Stockholder" is any individual, partnership, corporation or other entity, which together with its affiliates and associates, beneficially owns at least 15% of the voting power of our then-outstanding Voting Stock.

This 66 2/3% supermajority voting requirement does not apply to (a) transactions approved by a majority of the Continuing Directors (generally directors unaffiliated with the Interested Stockholder who were either directors prior to the time that the person or entity became an Interested Stockholder or who were recommended for election by such directors) or (b) transactions in which certain price requirements are met.

The DGCL also provides protections in similar situations. If a transaction constitutes a "business combination" within the meaning of Section 203 of the DGCL (Section 203) involving a person owning 15% or more of a company's voting stock (referred to as an "interested stockholder"), then the transaction could not be completed for a period of three years after the date the person became an interested stockholder unless (1) the board of directors approved either the business combination or the transaction that resulted in the person becoming an interested stockholder prior to such business combination or transaction, (2) upon consummation of the transaction that resulted in the person becoming an interested stockholder, that person owned at least 85% of the company's outstanding voting stock (excluding shares owned by persons who are directors and also officers of the company and shares owned by certain employee benefit plans of the company) or (3) the business combination was approved by the board and by the affirmative vote of at least 66 2/3% of the company's outstanding voting stock not owned by the interested stockholder.

The supermajority provision in our Certificate relating to business combinations with Interested Stockholders has been viewed as benefiting stockholders by encouraging persons considering unsolicited tender offers, or other unilateral takeover actions, to negotiate with the Board before becoming 15% stockholders rather than pursue non-negotiated takeover attempts. However, the Board considered that stockholders will continue to have the protections provided by Section 203. The Board also considered that few large public companies continue to have fair price provisions in their charter documents, instead relying on the protection provided by Section 203.

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Proposal 7: Elimination of Provisions

The Board proposes to delete the "fair price provision" in our Certificate. The Board believes that it is appropriate to delete the Company's provision on business combinations with Interested Stockholders and allow stockholders to rely on the protections provided under Delaware law. To implement these changes, the Board has adopted a resolution approving the elimination of Article VIII from our Certificate, declaring it advisable and recommending that our stockholders approve such amendment at the Annual Meeting.

REQUIRED VOTE AND BOARD RECOMMENDATION

Assuming a quorum is present, the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of our Voting Stock (which currently consists only of our common stock) is required to approve this amendment. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the effect of a vote against this proposal. If you hold your shares through a bank, broker or other holder of record and you do not instruct them on how to vote on this proposal, they will not have the authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will have the effect of a vote against this proposal.

Should stockholder approval not be obtained, this amendment will not be implemented, and our Certificate will continue in effect pursuant to its current terms with respect to the matters addressed in this Proposal 7.

The Board believes that this amendment is in the best interests of the Company and our stockholders for the reasons stated above.

THE BOARD RECOMMENDS A VOTE "FOR" THIS AMENDMENT TO ELIMINATE THE PROVISIONS IN OUR RESTATED CERTIFICATE OF INCORPORATION REQUIRING A SUPERMAJORITY VOTE FOR CERTAIN TRANSACTIONS WITH INTERESTED STOCKHOLDERS.

40	2018 Proxy Statement

PROPOSAL 8: STOCKHOLDER PROPOSAL — UNDO CERTAIN BYLAW AMENDMENTS

The Company has received notice from Broadcom of its intention to present the following resolution for action at the Annual Meeting, which would allow stockholders of the Company to undo any amendment to the Bylaws of the Company adopted by the Board without stockholder approval that changes the Bylaws from the version publicly filed with the Securities and Exchange Commission on July 15, 2016 through the date of the Annual Meeting. Adoption of the Broadcom proposal would have the effect of undoing any amendment to the Bylaws adopted without stockholder approval that changes the Bylaws from the version publicly filed with the SEC on July 15, 2016 through to the Annual Meeting.

  THE PROPOSAL: UNDO BYLAW AMENDMENTS ADOPTED BY THE BOARD WITHOUT STOCKHOLDER APPROVAL AFTER JULY 15, 2016

  RESOLVED, that the Bylaws be, and hereby are, amended to undo any amendment to the Bylaws adopted without stockholder approval through the date of the Annual Meeting that changes the Bylaws in any way from the version that was publicly filed with the Securities and Exchange Commission on July 15, 2016.

THE COMPANY'S RESPONSE TO PROPOSAL 8

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THE ADOPTION OF THE BROADCOM PROPOSAL.

Broadcom's proposal seeks to undo any amendment to the Bylaws adopted by the Board without stockholder approval that changes the Bylaws from the version publicly filed with the SEC on July 15, 2016, without regard to the subject matter of any Bylaw amendment in question.

As described above under Proposal 5 and Proposal 6, on October 9, 2017, the Board passed a resolution amending the Bylaws, effective upon the filing of our amended Certificate, to decrease the voting percentage required to amend the Bylaws or to remove a director without cause to a majority of the then-outstanding shares of Voting Stock. The Board believes that these amendments would increase the Board's accountability to stockholders and give effect to the Certificate amendment contemplated by Proposal 5 and Proposal 6. If adopted, Broadcom's proposal would leave in place under our Bylaws supermajority voting provisions intended to be eliminated by Proposal 5 and Proposal 6. Furthermore, if Proposal 5 and Proposal 6 are adopted and the Board-approved amendments to the Bylaws are undone, then the Bylaws will directly conflict with the amendments to the Certificate so approved by the stockholders.

As of the date of this Proxy Statement, no other amendments to the Bylaws have been adopted by the Board without stockholder approval that change the Bylaws from the version publicly filed with the SEC on July 15, 2016. While the Board does not currently expect to adopt any additional amendments to the Bylaws prior to the Annual Meeting, the Board could determine prior to the Annual Meeting that an amendment is necessary and in the best interest of the stockholders. The Board believes that the automatic repeal of any Bylaw amendment, irrespective of its content, duly adopted by the Board could have the effect of repealing one or more properly adopted Bylaw amendments that the Board determined to be in the best interests of the Company and its stockholders and adopted in furtherance of its fiduciary duties, including in response to future events not yet known to the Company. Furthermore, as a public company subject to the federal proxy rules, it might be impracticable — if not impossible — for the Company to obtain stockholder approval for a necessary Bylaw amendment within a timeframe necessary to serve the best interests of the Company and its stockholders.

As the Board is fully empowered by its governing documents and applicable law to alter, amend or repeal provisions to the Bylaws in accordance with its fiduciary duties, we believe this proposal serves no purpose other than to limit Board actions otherwise permitted by the Company's governing documents and Delaware law.

For these reasons, the Board recommends that stockholders vote AGAINST the Broadcom proposal.

Our Board does not endorse the Broadcom proposal and unanimously recommends that you disregard, and not sign or return, any blue proxy card that may be sent to you by Broadcom. If you have already voted using a blue proxy card sent to you by Broadcom, you have every right to change it and we urge you to revoke that proxy by voting in favor of our Board's nominees and other matters to be voted on at the Annual Meeting by signing, dating and returning the enclosed WHITE proxy card. Only the latest validly executed proxy that you submit will count.

2018 Proxy Statement	41

Proposal 8: Stockholder Proposal — Undo Certain Bylaw Amendments

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor:

INNISFREE M&A INCORPORATED
Stockholders may call:
Toll-free (877) 456-3442 (from the U.S. and Canada)
or
(412) 232-3651 (from other locations)
(Banks and brokers may call collect: (212) 750-5833)

REQUIRED VOTE AND BOARD RECOMMENDATION

Assuming a quorum is present, the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of our Voting Stock (which currently consists only of our common stock) is required to approve this proposal. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the effect of a vote against this proposal. If you hold your shares through a bank, broker or other holder of record and you do not instruct them on how to vote on this proposal, they will not have the authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will have the effect of a vote against this proposal.

THE BOARD RECOMMENDS A VOTE "AGAINST" PROPOSAL 8 — UNDO CERTAIN BYLAW AMENDMENTS.

42	2018 Proxy Statement

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of December 11, 2017 by: (i) each stockholder known to us to have greater than a 5% ownership interest (based solely on our review of Schedules 13D and 13G, and Forms 13F of stockholders who filed Schedules 13D or 13G, filed with the SEC); (ii) each of our executive officers named in the Fiscal 2017 Summary Compensation Table under "Executive Compensation and Related Information" (the Named Executive Officers or NEOs); (iii) each current director and nominee for director; and (iv) all of our executive officers and directors as a group.

	Amount and Nature of Beneficial Ownership (1)

Name of Beneficial Owner	Number of Shares	Percent of Class

BlackRock, Inc. 55 East 52nd Street New York, NY 10055 (2)	109,066,233	7.37%

Vanguard Group Inc. P.O. Box 2600, V26 Valley Forge, PA 19482-2600 (3)	105,051,277	7.09%

Steve Mollenkopf (4)	542,193	*

George S. Davis (5)	111,408	*

Cristiano R. Amon (6)	125,624	*

Paul E. Jacobs (7)	1,346,806	*

James H. Thompson (8)	230,383	*

Barbara T. Alexander (9)	31,766	*

Jeffrey W. Henderson (10)	74	*

Thomas W. Horton (11)	19,663	*

Ann M. Livermore (12)	12,077	*

Harish Manwani (13)	1,772	*

Mark D. McLaughlin (14)	5,650	*

Clark T. Randt, Jr. (15)	748	*

Francisco Ros (16)	7,284	*

Anthony J. Vinciquerra (17)	2,567	*

All Executive Officers and Directors as a Group (20 persons) (18)	2,717,105	*

*
Less than 1%

(1)
The information for officers and directors in this table is based upon information supplied by those officers and directors. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 1,480,685,518 shares outstanding on December 11, 2017, adjusted as required by rules promulgated by the SEC.

(2)
This information is as of September 30, 2017 and based on the Schedule 13F filed with the SEC by BlackRock, Inc. on November 14, 2017.

(3)
This information is as of September 30, 2017 and based on the Schedule 13F filed with the SEC by Vanguard Group Inc. on November 14, 2017.

2018 Proxy Statement	43

Stock Ownership of Certain Beneficial Owners and Management

(4)
Includes 345,992 shares held in family trusts and 196,201 restricted stock units and related dividend equivalents that will vest within 60 days.

(5)
Includes 111,408 shares held in family trusts.

(6)
Includes 88,625 shares issuable upon exercise of stock options exercisable within 60 days.

(7)
Includes 712,183 shares held in personal trusts, 400,000 shares held in Grantor Retained Annuity Trusts for the benefit of Dr. Jacobs, 1,375 shares held by his spouse, and 223,678 shares held in trusts for the benefit of his children. Also includes 9,570 shares issuable upon exercise of stock options exercisable within 60 days, of which all shares are held in trusts for the benefit of his children. Dr. Jacobs disclaims all beneficial ownership for the shares held in trusts for the benefit of his children.

(8)
Includes 3,135 shares held in trusts for the benefit of his children. Also includes 153,000 shares issuable upon exercise of stock options exercisable within 60 days. Dr. Thompson disclaims all beneficial ownership for the shares held in trusts for the benefit of his children.

(9)
Includes 31,581 shares held in family trusts and 185 fully vested deferred stock units and related dividend equivalents to be released within 60 days. Excludes 14,754 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(10)
Excludes 9,044 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant and 781 fully vested deferred stock units and dividend equivalents that settle on March 9, 2018.

(11)
Includes 17,163 shares held jointly with his spouse and 2,500 shares issuable upon exercise of stock options exercisable within 60 days. Excludes 12,059 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(12)
Includes 12,077 shares held in family trusts. Excludes 4,242 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant and 1,966 fully vested deferred stock units and dividend equivalents that settle on March 8, 2019.

(13)
Includes 1,772 shares held jointly with his spouse. Excludes 12,059 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(14)
Includes 5,650 shares held in family trusts. Excludes 6,578 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant, 1,956 fully vested deferred stock units and dividend equivalents that settle on March 9, 2018, and 5,624 fully vested deferred stock units and dividend equivalents that settle upon retirement from the Board.

(15)
Includes 748 shares held jointly with his spouse. Excludes 5,976 fully vested deferred stock units and dividend equivalents that settle on March 4, 2020 and 9,044 fully vested deferred stock units and dividend equivalent shares that settle three years after the date of grant.

(16)
Excludes 12,059 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(17)
Includes 2,567 shares held in family trusts. Excludes 1,956 fully vested deferred stock units and dividend equivalents that settle on March 9, 2018, 877 fully vested deferred stock units and dividend equivalents that settle on January 1, 2019, 4,242 fully vested deferred stock units and dividend equivalents that settle on March 7, 2020 and 5,244 fully vested deferred stock units and dividend equivalent shares that settle upon retirement from the Board.

(18)
Includes 397,746 shares issuable upon exercise of stock options exercisable within 60 days. Also includes 196,386 fully vested restricted stock units, deferred stock units and dividend equivalents to be released within 60 days for all directors and executive officers as a group. Excludes 108,461 fully vested deferred stock units and related dividend equivalents.

44	2018 Proxy Statement

Stock Ownership of Certain Beneficial Owners and Management

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater-than-10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of copies of such reports furnished to us and written representations that no other reports were required, all Section 16(a) filing requirements were complied with during 2017, except for the following: Mr. Rosenberg filed a single Form 4 in 2017 which combined information for two late reports covering a total of 4 transactions that were not reported on a timely basis in the current year, both of which were the result of late reporting by Mr. Rosenberg's broker of exempt gifts from a Grantor Retained Annuity Trust (GRAT) to a family trust.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our Compensation Committee are, or have been, employees or officers of the Company. During fiscal 2017, no member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K. During fiscal 2017, none of our executive officers served on the compensation committee (or equivalent) or board of another entity that has or has had one or more executive officers who served on our Compensation Committee or Board.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding outstanding equity awards and shares reserved for future issuance under our equity compensation plans as of September 24, 2017 (number of shares in thousands):

Plan Category	Number of Shares to be Issued Upon Exercise / Vesting of Outstanding Awards		Weighted Average Exercise Price of Outstanding Options (1)	Number of Shares Remaining Available for Future Issuance

Equity compensation plans approved by stockholders (2)	43,566	(4)	$41.12	110,133	(5)
Equity compensation plans not approved by stockholders (3)	163		$31.05	—

Total	43,729		$40.99	110,133

(1)
Weighted Average Exercise Price of Outstanding Options does not include outstanding performance stock units, time-based restricted stock units and performance-based restricted stock units, all of which were granted under equity compensation plans approved by stockholders.

(2)
Consists of three Company plans: the 2006 Long-Term Incentive Plan, the 2016 Long-Term Incentive Plan and the Amended and Restated 2001 Employee Stock Purchase Plan.

(3)
Consists of equity compensation plans assumed in connection with mergers and acquisitions.

(4)
Includes approximately 31,343,000 shares that may be issued pursuant to performance stock units, time-based restricted stock units and performance-based restricted stock units granted under the 2006 Long-Term Incentive Plan and the 2016 Long-Term Incentive Plan. The performance stock units include the maximum number of shares that may be issued.

(5)
Includes approximately 14,648,000 shares reserved for issuance under the Amended and Restated 2001 Employee Stock Purchase Plan.

2018 Proxy Statement	45

CERTAIN RELATIONSHIPS AND RELATED-PERSON TRANSACTIONS

Our Code of Ethics states that our executive officers and directors, including their immediate family members, are charged with avoiding situations in which their personal, family or financial interests conflict with those of the Company. Our Conflicts of Interest and Outside Activities policy provides additional rules regarding the employment of relatives. In accordance with its charter, the Audit Committee is responsible for reviewing and approving transactions between the Company and any directors or executive officers or any of such person's immediate family members or affiliates (other than employment and compensation related transactions, which are subject to review by the Compensation Committee), which would be reportable as a related-person transaction under SEC rules. In considering the proposed arrangement, the Audit Committee or Compensation Committee, as appropriate, will consider the relevant facts and circumstances and the potential for conflicts of interest or improprieties.

During fiscal 2017, we employed the family members of certain of our executive officers. The Compensation Committee reviewed and approved the related-person transactions below.

Those employees whose compensation (salary, cash incentives and grant date fair value of equity awards) exceeded $120,000 are discussed below, all of whom were adults who did not live with the related director or executive officer, except as otherwise described below. Each family member is compensated according to our standard practices, including participation in our employee benefit plans generally made available to employees of a similar responsibility level. We do not view any of the executive officers as having a beneficial interest in the compensation of family members described below that is material to them or the Company. Restricted stock units were granted under our 2006 Long-Term Incentive Plan and 2016 Long-Term Incentive Plan, and generally vest over three years from the grant date, contingent upon continued service with the Company.

Cristiano Amon's brother, Rogerio Amon, serves as a Senior Director, Program Management, Qualcomm Technologies, Inc. During fiscal 2017, Rogerio Amon earned $201,863 in base salary and $40,635 in cash incentives and received restricted stock unit grants totaling 1,641 shares with an aggregate grant date fair value of $112,031.

Steve Mollenkopf's brother, James D. Mollenkopf, serves as a Vice President, Strategic Development, Qualcomm Technologies, Inc. During fiscal 2017, James D. Mollenkopf earned $255,556 in base salary and $66,010 in cash incentives and received restricted stock unit grants totaling 3,224 shares with an aggregate grant date fair value of $220,102.

Donald J. Rosenberg's son-in-law, Dr. Lucian Iancovici, served as a Senior Manager, Ventures, Qualcomm Technologies, Inc. During fiscal 2017, Dr. Lucian Iancovici earned $195,872 in base salary and $68,190 in cash incentives and received restricted stock unit grants totaling 718 shares with an aggregate grant date fair value of $49,018. Dr. Iancovici terminated his employment with the Company in August 2017.

Michelle M. Sterling shares her household with Mark E. Palamar, who serves as a Senior Director, IPR Enforcement. During fiscal 2017, Mark E. Palamar earned $226,833 in base salary and $41,900 in cash incentives and received restricted stock unit grants totaling 1,723 shares with an aggregate grant date fair value of $117,629.

46	2018 Proxy Statement

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis (CD&A) with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in our 2018 Proxy Statement.

COMPENSATION COMMITTEE
Barbara T. Alexander, Chair Harish Manwani Mark D. McLaughlin

2018 Proxy Statement	47

EXECUTIVE COMPENSATION AND RELATED INFORMATION

COMPENSATION DISCUSSION & ANALYSIS

The Compensation Committee oversees our executive compensation program. This Compensation Discussion and Analysis (CD&A) discusses the program and the compensation earned by or paid to our Named Executive Officers (NEOs) for fiscal 2017.

This CD&A is comprised of the following sections:

Detailed compensation tables that quantify and further explain our NEOs' compensation follow this CD&A.

Executive Summary

Fiscal 2017 Business Highlights

Transformational Growth Initiatives and Investments. Throughout fiscal 2017, we focused on accelerating our technology positions in adjacent industry segments outside traditional cellular industries, such as automotive, the Internet of Things (IoT) and networking. In October 2016, we announced a definitive agreement under which Qualcomm River Holdings, B.V. (Qualcomm River Holdings), an indirect, wholly owned subsidiary of QUALCOMM Incorporated, will acquire NXP Semiconductors N.V. (NXP), subject to regulatory approvals and other closing conditions. Pursuant to this agreement, Qualcomm River Holdings has commenced a tender offer to acquire all of the issued and outstanding common shares of NXP for $110 per share in cash, for estimated total cash consideration to be paid to NXP's shareholders of $38 billion. NXP is a leader in high-performance, mixed-signal semiconductor electronics in automotive, broad-based microcontrollers, secured identification, network processing and RF power products. In May 2017, we issued an aggregate principal amount of $11.0 billion in nine tranches of unsecured floating- and fixed-rate notes, with maturity dates starting in 2019 through 2047 and effective interest rates between 1.80% and 4.47%. The proceeds are intended to be used to finance, in part, our proposed acquisition of NXP, as well as other related transactions and for general corporate purposes.

Meanwhile, the transition of wireless networks and devices to 3G/4G (CDMA-single mode, OFDMA-single mode and CDMA/OFDMA multi-mode) continued around the world. 3G/4G connections increased to approximately 4.7 billion, up 16% year-over-year, and represented approximately 60% of total mobile connections at the end of fiscal 2017, up from 54% at the end of fiscal 2016 (according to GSMA Intelligence estimates as of October 30, 2017; estimates excluded Wireless Local Loop). We continued to make significant investments toward technology advancements during fiscal 2017, primarily in support of 4G OFDMA-based technologies (including LTE) and 5G-based technologies.

Strong Operating Results Offset Obstacles. Results of the QCT (Qualcomm CDMA Technologies) segment were positively impacted by growth within adjacent industry segments outside traditional cellular industries, our recently formed RF360 Holdings joint venture and cost-reduction initiatives achieved under the Strategic Realignment Plan. These results were partially offset by a decline in share at Apple.

QTL (Qualcomm Technology Licensing) segment results were negatively impacted by actions taken by Apple and its contract manufacturers. Such contract manufacturers did not fully report or pay royalties due on sales of Apple products during a portion of the fiscal year. Additionally, QTL segment results were negatively impacted by the previously

48	2018 Proxy Statement

Compensation Discussion & Analysis

disclosed dispute with another licensee, who underpaid royalties in the second quarter of fiscal 2017 and did not report or pay royalties due in the third or fourth quarters of fiscal 2017.

In January 2017, we received a formal written decision from the Korea Fair Trade Commission relating to its investigation of us, which ordered certain remedial actions and imposed a fine of approximately 1.03 trillion Korean Won (approximately $927 million). In May 2017, pursuant to an arbitration decision, we entered into a Joint Stipulation Regarding Final Award Agreement with BlackBerry Limited (BlackBerry) and paid to BlackBerry $940 million to cover the award amount, prejudgment interest and attorney's fees. This amount, which was recorded as a reduction to revenues, also reflected certain amounts that were owed to us by BlackBerry. In October 2017, we received a formal written decision from the Taiwan Fair Trade Commission relating to its investigation of us, which prohibits certain conduct, allows for certain competing chip companies and handset manufacturers to request to amend or enter into patent license and other relevant agreements, and imposes a fine of approximately 23.4 billion Taiwan Dollars (approximately $778 million).

In the face of these headwinds, we reported strong results in our product business, validating both our strategy and the strength of our product portfolio. We will maintain our strong commitment to and focus on technology and product leadership as we drive innovation into new opportunities and toward the path of 5G.

Executive Compensation Highlights

Responsive to Stockholders. In fiscal 2017, the Compensation Committee continued the executive compensation program that received 94% support from our stockholders at the March 2017 annual meeting. The Compensation Committee believes this level of approval indicates that stockholders strongly support our executive compensation practices. We actively solicit and receive stockholder feedback on an ongoing basis on a variety of topics of interest to stockholders, including executive compensation, and fiscal 2017 was no exception. The Compensation Committee and management have found these discussions to be very helpful in their ongoing evaluation of our executive compensation program. The Compensation Committee will consider the results of this year's say-on-pay proposal and such other feedback from our engagement with stockholders when making future executive compensation decisions.

Heavy Emphasis on Performance-Based Incentive Compensation. 94% of the fiscal 2017 target total direct compensation (TDC) for our CEO and an average of 95% for our other NEOs was allocated to variable compensation that is at-risk and based on performance, including short- and long-term incentive compensation (as highlighted in the charts below). Target TDC includes base salary, target annual cash incentive (bonus) and the grant date fair value of equity awarded in fiscal 2017. In addition, for Mr. Mollenkopf and Dr. Jacobs, target TDC also includes the annualized value of the front-loaded restricted stock units (RSUs) granted to them in fiscal 2014.

In connection with the previously disclosed retention strategy implemented in fiscal 2014, the Compensation Committee accelerated the timing of RSU grants that it anticipated awarding to Mr. Mollenkopf and Dr. Jacobs over the subsequent five years. The vesting schedules provided for annual vesting over five years rather than the typical three years, and the Compensation Committee indicated that it did not anticipate granting RSUs to Mr. Mollenkopf or Dr. Jacobs during that five-year period, which ends at the conclusion of fiscal 2018. Accordingly, the Compensation Committee reduced the total equity value that it would have otherwise granted to Mr. Mollenkopf and Dr. Jacobs in fiscal 2017 by the annualized values of their fiscal 2014 RSU grants, as the Compensation Committee deemed those amounts to be attributable to their fiscal 2017 compensation. Messrs. Davis, Amon and Thompson received front-loaded RSU grants in

2018 Proxy Statement	49

Compensation Discussion & Analysis

fiscal 2014 as well. However, their front-loaded values were only for three years. As a result, they began receiving regular RSU grants in fiscal 2017. For more information on the front-loaded RSUs, see page 68.

Annual Bonuses Reward Operating Financial Performance. The overriding objective of our Annual Cash Incentive Plan (ACIP) is to reward annual operating performance that meets or exceeds rigorous targets established at the beginning of the year from our business plan, as reflected by growth in revenues and EPS. For fiscal 2017, the ACIP was based 40% on Adjusted Revenues and 60% on Adjusted EPS. See Appendix D for definitions of the various performance measures used in determining our cash incentive awards.

To support this objective, the Compensation Committee was authorized under the fiscal 2017 ACIP to modify Adjusted Revenues and Adjusted EPS in calculating the financial performance on which fiscal 2017 ACIP awards were determined. Modifications are intended to eliminate the distorting effects of certain unusual income or expense items if the Compensation Committee determined, in its discretion, that the items did not reflect a fair measurement of our operating performance. These modifications are items that the Compensation Committee believes are fair to both participants and stockholders, encourage appropriate actions that foster the long-term health of the business and are consistent with the objectives underlying our predetermined performance targets. In this regard, the Compensation Committee modified the Adjusted Revenues and Adjusted EPS targets for determining fiscal 2017 ACIP awards to exclude the unplanned impact of certain unresolved contract disputes on revenues recorded during the period attributable to licensees who withheld or failed to make royalty payments. The Compensation Committee's rationale was that the actions of such licensees are contrary to the contracts into which they willingly entered. The same rationale was applied to Adjusted Revenues and Adjusted EPS results to exclude the unplanned impact of the BlackBerry arbitration decision and certain unplanned costs incurred in connection with the debt issued to finance the proposed acquisition of NXP. These modifications were consistent with the intent of the pre-established adjustments in the defined plan. Furthermore, in future periods when the matters underlying the modifications are resolved, they will be considered outside the ACIP design for operating performance and will not subsequently be rewarded through the plan. In addition, the same modifications were made for non-executive employee bonuses reflecting the same rationale. After these modifications, we achieved 99% of our Adjusted Revenues target and 108% of our Adjusted EPS target, which would have funded a blended ACIP payout rate for our NEOs of 114% of target. However, the Committee discretionarily capped the payout for the CEO at 100% because even though the matters underlying the modification were unplanned, there still was negative impact on the performance of absolute shareholder return for the year. See the discussion titled "Fiscal 2017 ACIP Earnings" under the section "2017 Executive Compensation Program" on page 57 for further information.

Real Pay Delivery Aligned with Performance. Our Compensation Committee recognizes that cash compensation from base salaries and ACIP payouts reported in the Summary Compensation Table of the proxy statement (see page 72) are real earned amounts, while the reported equity grant values reflect the accounting expense for grants that represent an

50	2018 Proxy Statement

Compensation Discussion & Analysis

opportunity to earn real compensation value in the future. Our Committee's overriding objective has been to align our NEO's real pay delivery with performance.

Our CEO's reported compensation for fiscal 2017 was higher than for fiscal 2016 even though financial performance was generally lower and TSR was negative because his ACIP award was earned at 100% of target after the previously described modifications, compared to 78% of target for the prior year. However, our Compensation Committee believes that overall pay delivery and performance are aligned recognizing that the CEO: (1) did not receive an increase in salary; (2) earned an appropriate ACIP award given the negative impacts of unplanned events; (3) did not receive a payout under the PSUs granted in fiscal 2014 for performance over the period of fiscal 2015 through 2017; and (4) vested in RSUs at a lower value than originally reported at the time of grant in fiscal 2014.

In aggregate, our CEO's 2017 real pay delivery from his salary, earned ACIP, earned PSUs from grants in fiscal 2014 and RSUs granted in fiscal 2014 was 62% of the aggregate target award amount. Our other NEOs' aggregate pay delivery was 52% of the aggregate target award amount. There was a similar result in fiscal 2016 when the corresponding amounts were 60% of target for the CEO and an average of 58% of target for the other NEOs. An illustration is shown below, and Figure 13 on page 65 summarizes the relationship between our NEOs' actual delivered compensation for fiscal 2017 and the Company's performance in more detail.

Pay Delivery from Annual Cash and Long-Term Incentives (% Target)
100
90
80
70
60
50
40
30
20
10
0
100%
62%
60%
100%
52%
58%
CEO
Other NEOs (Average)
Fiscal 2017 Target
Fiscal 2017 Actual
Fiscal 2016 Actual

2018 Proxy Statement	51

Compensation Discussion & Analysis

OUR NAMED EXECUTIVE OFFICERS (NEOs) FOR FISCAL 2017

Steve Mollenkopf
Current position:

•

Chief Executive Officer (CEO), since March 2014
 Prior Qualcomm positions include:

•

CEO-Elect and President, December 2013 to March 2014

•

President and Chief Operating Officer, November 2011 to December 2013

23 years of service with Qualcomm

George S. Davis
Current position: • Executive Vice President and Chief Financial Officer (CFO), since March 2013 5 years of service with Qualcomm

Cristiano R. Amon
Current position:

•

Executive Vice President, Qualcomm Technologies, Inc. and President QCT, since November 2015
 Prior Qualcomm positions include:

•

Executive Vice President, Qualcomm Technologies, Inc. and Co-President QCT, October 2012 to November 2015

•

Senior Vice President, Qualcomm Incorporated and Co-President QCT, June 2012 to October 2012

•

Senior Vice President, Product Management, October 2007 to June 2012

16 years of service with Qualcomm

Paul E. Jacobs
Current position:

•

Executive Chairman and Chairman of the Board, since March 2014
 Prior Qualcomm positions include:

•

Chairman of the Board and CEO, March 2009 to March 2014

•

CEO, July 2005 to March 2009

27 years of service with Qualcomm

52	2018 Proxy Statement

Compensation Discussion & Analysis

James H. Thompson
Current position:

•

Executive Vice President, Engineering, Qualcomm Technologies, Inc. and Chief Technology Officer, since March 2017
 Prior Qualcomm positions include:

•

Executive Vice President, Engineering, Qualcomm Technologies, Inc., October 2012 to March 2017

•

Senior Vice President, Engineering, July 1998 to October 2012

26 years of service with Qualcomm

Qualcomm believes that having an ongoing Executive Chairman role as part of its leadership structure is beneficial to stockholders. As our Executive Chairman, Dr. Jacobs focuses on long-term opportunities in emergent areas and manages certain of our relationships with key partners around the world, in addition to his responsibilities as Chairman of the Board. He is known in the industry as a genuine pioneer and visionary, having been a key contributor in the development of mobile communications technology. Dr. Jacobs was regularly recognized by Institutional Investor as a top CEO in our sector throughout his tenure. The Compensation Committee believes that investors have embraced the value of our executive team structure and appreciate that we are able to keep Dr. Jacobs focused on these long-term opportunities, while Mr. Mollenkopf sets corporate strategy, leads the operations of the Company, oversees product development and manages global relationships.

Dr. Jacobs's compensation package was specifically designed, in consultation with the Compensation Committee's independent compensation consultant, to be entirely performance-based and at a reasonable cost to stockholders in actual pay delivery. Dr. Jacobs's annual salary is $1, and he has no annual cash incentive opportunity. The Compensation Committee does not presently anticipate providing Dr. Jacobs with additional cash compensation or RSUs until he is again eligible to receive RSUs in fiscal 2019.

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Compensation Discussion & Analysis

PROGRAM OVERVIEW

Primary Compensation Components

Figure 1 is an overview of the primary components of our fiscal 2017 executive compensation program, including the form, type and objective of each component. In structuring our cash and long-term equity incentive award programs, the Compensation Committee continued to use variations of non-GAAP performance measures as financial objectives. See Appendix D for definitions of the various performance measures used in determining our cash and long-term equity incentive awards.

Figure 1: Fiscal 2017 Executive Compensation Program Overview

Objective

Type	Component	Form	Attract and Retain Talent	Pay Delivery Aligned with Stockholders Interests	Performance Measures that Support the Execution of Strategy	Performance Periods that Balance Short- and Long-Term

Fixed Compensation	Salary	Cash	Competitive amounts that attract and retain executives who develop and execute our business strategy

	Annual Cash Incentive Plan (ACIP)	Cash	Competitive amounts that attract and retain (through annual potential payouts) executives who develop and execute our business strategy	Aligns a portion of our executive officers' TDC to achieving the Company's annual financial objectives Payouts based on performance targets aligned with annual financial metrics	Adjusted Revenues (weighted 40%) Adjusted EPS (weighted 60%)	Current fiscal year

Variable Compensation	Performance Stock Units (PSUs)	Equity	Competitive amounts that attract and retain (through 3-year cliff vesting) executives who develop and execute our business strategy	Aligns a portion of our executive officers' TDC to long-term performance Payouts based on performance targets aligned with long-term stock price performance and financial metrics	50% of the award is based on relative TSR compared to the NASDAQ-100 (RTSR PSUs) and 50% is based on an average annual adjusted return on invested capital (ROIC PSUs)	3-year performance period starting with current fiscal year; 3-year cliff vest

	Restricted Stock Units (RSUs)	Equity	Competitive amounts that attract and retain (through annual vesting over a 3-year period) executives who develop and execute our business strategy	Aligns a portion of our executive officers' TDC to long-term absolute TSR since the realized value of the award amount varies based on stock price performance and dividends	Vests based on continued service and achievement of an adjusted GAAP operating income target	6-month performance target from date of grant (in compliance with Code Section 162(m)) with annual vesting over 3 years

Additional objectives of our executive compensation program include:

  •
  Competitive for the Business.  The Compensation Committee aims to set executive compensation at competitive levels to attract, motivate, engage and retain executives. The Compensation Committee considers competitive practices of peer companies as reference points for comparative purposes, but does not set specific benchmark percentile objectives.

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  •
  Internally Fair and Equitable.  The Compensation Committee considers business and individual factors to evaluate internal fairness of compensation and monitors the internal compensation relationships among our executive officers. However, the Compensation Committee does not use predetermined formulas as part of this evaluation that set other executive officers' pay as a percentage of our CEO's pay or the CEO's pay as a multiple of our other executive officers' pay.

  •
  Tax Efficiency for the Company.  Salaries are deductible, except for the portion of the CEO's salary in excess of $1 million. The Compensation Committee designs the ACIP and equity awards, including RSUs that have a financial performance threshold, to comply with the requirements for tax deductibility under Internal Revenue Code Section 162(m) (Section 162(m)), to the extent practicable. The Compensation Committee considers tax reform enacted under the Internal Revenue Code on an annual basis when designing the compensation programs.

  •
  High Standards for Governance and Risk Management.  The Compensation Committee has a comprehensive charter that includes oversight of our entire executive compensation program that includes reviewing, on an annual basis, the amounts of all components of executive compensation and conducting an annual compensation risk assessment. The risk assessment also covers incentive and commission arrangements for our non-executive employees. See the discussion of our risk-assessment process under the section "Compensation Program Best Practices" on page 70 for more details on our compensation-related corporate governance practices.

We also have competitive health and welfare benefits that are generally structured in the same manner for all U.S. executives and/or employees. A summary of these and several other benefits begins on page 62 with Figure 10.

2017 Executive Compensation Program

Base Salary

Our NEOs' salaries reflect the responsibilities of each NEO and the competitive market for comparable positions among our peer group of companies, and are set to attract and retain executives needed to lead the business. The Compensation Committee considered peer group data, as well as the performance of the individual executive, when determining fiscal 2017 base salaries. The fiscal 2017 base salaries for our NEOs, and a comparison of any changes to their base salaries from fiscal 2016, are illustrated below in Figure 2. Dr. Thompson's base salary increased 7% in fiscal 2017 as the Compensation Committee decided an increase was necessary to properly align Dr. Thompson's specialized skill set within the peer group.

Figure 2: NEO Salary

NEO	2017	2016	% Change

Steve Mollenkopf	$1,130,000	$1,130,000	0%

George S. Davis	$760,000	$760,000	0%

Cristiano R. Amon	$750,000	$750,000	0%

Paul E. Jacobs	$1	$1	0%

James H. Thompson	$725,000	$675,000	7%

Annual Cash Incentive Plan

2017 ACIP Structure. The overriding objective of the ACIP is to reward annual operating performance that meets or exceeds established targets, as reflected by growth in revenues and EPS. The ACIP provides for a cash bonus based on the Company's achievement of these targets. For fiscal 2017, the Compensation Committee continued the use of the following significant annual financial operating performance measures: (1) Adjusted Revenues and (2) Adjusted EPS. The Adjusted Revenues measure is weighted 40%, and the Adjusted EPS measure is weighted 60% to emphasize the relative importance of profitable growth to stockholder value creation. ACIP awards were funded from zero to 200% of individual targets for our NEOs based on achievement of the specified financial objectives. The funded range of zero to 200% is utilized to encompass appropriate upside reward and downside performance risk. The individual targets were

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Compensation Discussion & Analysis

determined by the Compensation Committee using a market-based percent-of-salary that considers the practices of our peer companies. The Compensation Committee has the authority to apply discretion to individual ACIP earned amounts based on feedback from other Board members, feedback from the CEO and other performance measures. A summary of these factors is discussed in the "Process and Rationale for Executive Compensation Decisions" section beginning on page 66. The payout schedule for fiscal 2017 is set forth in Figure 3.

We use Adjusted Revenues because…

…top-line growth is an important factor in stockholder value creation.

We use Adjusted Earnings Per Share because…

…it encourages our executive officers to focus on growing net income, reducing our outstanding share count and managing our share-based compensation expense, which is included in the calculation. In addition, as a stockholder safeguard, the Adjusted EPS calculation excludes any share repurchases that were not planned in establishing the ACIP target.

Figure 3: Fiscal 2017 ACIP Payout Schedule

Award Level	Achievement of Financial Objective (% of Target)	ACIP Funding (% of Salary) (1)

Maximum Award Level	130%	200%

Target Award Level	100%	100%

Threshold Award Level	80%	0%

(1)
The ACIP funding between the award levels interpolates linearly with the achievement of our financial objectives.

To maximize tax deductibility, amounts earned under the ACIP are designed to qualify as performance-based compensation under Section 162(m). This design provides that if certain financial objectives are met, our executive officers may receive up to 2x their target amounts, subject to the Compensation Committee's negative discretion to pay any amount less than the maximum.

As noted above, the overriding objective of the ACIP is to reward annual operating performance that meets or exceeds established targets, as reflected by growth in revenues and EPS. To support this objective, the Compensation Committee was authorized under the fiscal 2017 ACIP to modify Adjusted Revenues and Adjusted EPS in calculating the financial performance on which fiscal 2017 ACIP awards were determined. Modifications are intended to eliminate the distorting effects of certain unusual income or expense items if the Compensation Committee determined, in its discretion, that the items did not reflect a fair measurement of our operating performance. These modifications are items that the Compensation Committee believes are fair to both participants and stockholders, encourage appropriate actions that foster the long-term health of the business and are consistent with the objectives underlying our predetermined performance targets.

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Compensation Discussion & Analysis

For fiscal 2017, the Compensation Committee decided to exclude certain items in determining the targets and calculating actual Adjusted Revenues and Adjusted EPS in determining the fiscal 2017 earned ACIP amounts to maintain the ACIP's primary objective of rewarding operating financial performance against targets established from our business plan. Adjustments to target and actual amounts were largely based on the Company's ability to determine the impact of certain items. The items that were excluded were: the unplanned impact of certain unresolved contract disputes with certain licensees on revenues recorded during the period (which affected both Adjusted Revenues and Adjusted EPS) because the Compensation Committee believes that the actions of such licensees are contrary to the contracts into which they willingly entered and do not reflect the ACIP objectives; the BlackBerry arbitration decision (which affected Adjusted Revenues) because the exclusion of this item is consistent with pre-established adjustments to Adjusted EPS for litigation, settlements and/or damages; and certain costs incurred in connection with the debt issued to finance, in part, the proposed acquisition of NXP Semiconductors N.V. (which affected Adjusted EPS). None of these aforementioned items were contemplated in the fiscal 2017 business plan. Accordingly, the Compensation Committee determined that these modifications adjust the target and actual amounts to reflect a more accurate measurement of the Company's operating financial performance for purposes of the ACIP, and were in the best interests of the Company for both retention and incentive purposes. In addition, these modifications were consistent with modifications made to the bonus program available to our non-executive employees. In future periods when these matters are resolved, they will be considered outside of the ACIP design for operating performance and will not be rewarded through the ACIP for both our executive officer and non-executive bonuses.

Specifically, our fiscal 2017 ACIP Adjusted Revenues target was $23.5 billion, and our Adjusted EPS target was $3.53, inclusive of the above adjustments made by the Compensation Committee.

Fiscal 2017 ACIP Earnings

Figure 4 shows the objectives and performance levels for Adjusted Revenues and Adjusted EPS and illustrates the following:

  •
  Under the terms of the ACIP, Adjusted Revenues was weighted 40%, and Adjusted EPS was weighted 60%.

  •
  Without the modifications discussed above, Adjusted Revenues performance would have been 88% of the target and Adjusted EPS performance would have been 91% of the target, which would have resulted in weighted performance of 90% of target and award funding at 48% of target.

  •
  After the modifications, Adjusted Revenues performance was 99% of the target and Adjusted EPS performance was 108% of the target.

  •
  Accordingly, our weighted performance was 104% [(99% × 40%) + (108% × 60%)], which translates into award funding at 114% of target. However,

  •
  Dr. Jacobs did not receive an amount because he was not eligible to participate in the ACIP;

  •
  the Committee determined to cap the payout rate at 100% for the CEO; and

  •
  the remaining NEOs received ACIP amounts based on the 100% payout adjusted for discretion applied by the Committee to reflect feedback from other board members, feedback from the CEO and the executive officers' individual performance and contributions to financial and strategic objectives. See the discussion under the section "Process and Rationale for Executive Compensation Decisions" on page 66 for more detail on our compensation process and rationale.

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Compensation Discussion & Analysis

Figure 4: Fiscal 2017 ACIP Financial Objectives and Performance

Figure 5: Fiscal 2017 ACIP Target and Earned Amounts

Name	ACIP Target ($)	Weighted Performance Amount (% of target)	Performance- Adjusted Amount (% of target)	Earned Amount Approved by Compensation Committee ($)

Steve Mollenkopf	2,260,000	114	100	2,260,000

George S. Davis	988,000	114	106	1,050,000

Cristiano R. Amon	1,125,000	114	111	1,250,000

Paul E. Jacobs	N/A	N/A	N/A	N/A

James H. Thompson	1,015,000	114	108	1,100,000

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Compensation Discussion & Analysis

Long-Term Equity Incentives

In fiscal 2017, the Compensation Committee granted equity to our executive officers in the form of RTSR PSUs, ROIC PSUs and RSUs, as described below. All of these awards include dividend equivalent rights that accrue in the form of additional shares with vesting and distribution at the same time as the underlying awards.

Figure 6: Equity Awarded to NEOs in Fiscal 2017

100
80
60
40
20
0
Mollenkopf
Davis
Amon
Jacobs
Thompson
RSUs
ROIC PSUs
RTSR PSUs

Relative Total Shareholder Return Performance Stock Units (RTSR PSUs). The RTSR PSUs allow the recipients to earn a variable number of shares of our common stock based on the relative performance of our TSR compared to that of the companies comprising the NASDAQ-100 over a three-year period, according to the payout schedule set forth in Figure 7. The RTSR PSUs have a robust performance schedule that requires achievement of performance in the 60th percentile in order to earn the target number of shares, and no shares would be earned if performance is below the 33rd percentile. The RTSR PSUs also provide that the total number of shares earned may not exceed the target number of shares if our absolute TSR for the entire three-year performance period is negative, regardless of the level of RTSR achieved. This provision considers stockholders' interests by limiting the number of shares that may be earned in the event relative TSR performance is strong despite a declining stock price.

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Compensation Discussion & Analysis

Figure 7: RTSR PSU Payout Schedule

Award Level	Qualcomm's TSR Percentile Rank Among the NASDAQ-100	Multiple of Target RTSR PSUs Earned (1)

Maximum Award Level	90th percentile and above	2x

Target Award Level	60th percentile	1x

Threshold Award Level	33rd percentile	0.33x

Below Threshold	Below 33rd percentile	No shares earned

(1)
The multiple of target RTSR PSUs earned between the award levels interpolates linearly with our TSR percentile rank among the NASDAQ-100.

Return On Invested Capital Performance Stock Units (ROIC PSUs). The ROIC PSUs allow the recipients to earn a variable number of shares of our common stock based on the achievement of a three-year Adjusted ROIC target established by the Compensation Committee at the time of grant. We calculate our Adjusted ROIC by averaging over the three-year performance period (a) Adjusted After-Tax Operating Income divided by (b) the sum of average Adjusted Debt and average Adjusted Equity for the relevant year. See Appendix D for the definitions of performance measures to be used in determining the number of PSUs for the relevant performance period. The payout schedule is set forth in Figure 8. The Compensation Committee intended that the target chosen for measuring performance under the ROIC PSUs would generally present a similar degree of difficulty for achievement in comparison to the target chosen in recent years and would reflect the rigor of our goal-setting overall, evidenced by our fiscal 2015 and fiscal 2016 ROIC PSUs that are tracking below target as of the end of fiscal 2017. The process for determining the target included consideration of our strategic plan, historical performance and peer company benchmarking.

Figure 8: ROIC PSU Payout Schedule

Award Level	Average Annual Adjusted ROIC for the 3-year Performance Period	Multiple of Target ROIC PSUs Earned (1)

Maximum Award Level	At or above 120% of Target	2x

Target Award Level	At Target	1x

Threshold Award Level	80% of Target	0.33x

Below Threshold	Less than 80% of Target	No shares earned

(1)
The multiple of target ROIC PSUs earned between the award levels interpolates linearly with our average annual Adjusted ROIC for the 3-year performance period.

Restricted Stock Units. RSUs generally vest in equal annual installments over three years. The RSUs also include a requirement that the Company must meet an adjusted GAAP operating income target (over a 6-month period) in order for them to vest, which is intended to qualify the RSUs for tax deductibility under Section 162(m).

Summary of Grant Date Fair Values of Fiscal 2017 Equity Awards. Figure 9 shows the grant date fair values of the equity awards approved by the Compensation Committee during fiscal 2017. In connection with the previously disclosed retention strategy implemented in fiscal 2014, the Compensation Committee accelerated the timing of RSU grants that it anticipated awarding to Mr. Mollenkopf and Dr. Jacobs over the subsequent five years. The vesting schedules provided for annual vesting over five years rather than the typical three years, and the Compensation Committee indicated that it did not anticipate granting RSUs to Mr. Mollenkopf or Dr. Jacobs during that five-year period that ends at the conclusion of fiscal 2018. Accordingly, the Compensation Committee reduced the total equity value that it would have otherwise granted to Mr. Mollenkopf and Dr. Jacobs in fiscal 2017 by the annualized values of their fiscal 2014 RSU grants, as the Compensation Committee deemed those amounts to be attributable to their fiscal 2017 compensation. Messrs. Davis and Amon and Dr. Thompson also received front-loaded RSU grants in fiscal 2014. However, their front-loaded values were only for three years. As a result, they began receiving regular RSU grants in fiscal 2017.

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Compensation Discussion & Analysis

Figure 9: Grant Date Fair Values of Equity Awarded to NEOs in Fiscal 2017

Name	RTSR PSUs ($)	ROIC PSUs ($)	RSUs ($)	Total ($)

Steve Mollenkopf	4,000,020	4,000,014	—	8,000,035

George S. Davis	1,350,023	1,350,022	2,300,038	5,000,083

Cristiano R. Amon	1,802,290	1,802,267	3,070,550	6,675,108

Paul E. Jacobs	4,500,037	4,500,023	—	9,000,060

James H. Thompson	1,674,040	1,674,013	2,852,024	6,200,077

Other Compensation Components

In addition to the primary compensation components summarized in Figure 1 on page 54, during fiscal 2017 we had competitive health and welfare benefits that were generally structured the same for all U.S.-based executives and/or employees, plus several other benefits. Figure 10 describes the other benefits that were generally available to U.S.-based executives, and Figure 11 describes the other benefits that were generally available to all U.S.-based employees, including executives.

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Compensation Discussion & Analysis

Figure 10: Fiscal 2017 U.S. Executive Benefits

Component	Form and Purpose	Comment

Executive physicals	• A comprehensive exam designed to focus on wellness, prevention and early detection of potential health risks.	The exam, medical results and any recommendations provided are strictly between the executive and the provider. Medical information is not shared with Qualcomm. Charges are submitted by the provider directly to Qualcomm and paid by Qualcomm.

Nonqualified Deferred Compensation Plan (NQDC Plan) Company match

•

Company match on employees' deferred contributions up to a maximum amount based on a predefined formula.

•

Provide a competitive, nonqualified, tax-efficient defined contribution retirement program for employees deemed to be "highly compensated."

See the discussion titled "Fiscal 2017 Nonqualified Deferred Compensation" under the section "Compensation Tables and Narrative Disclosures" for a description of the Company match program. In fiscal 2017, we did not have a pension plan or other defined benefit retirement program.

Financial planning reimbursement	• Reimbursement of actual expenses, up to a pre-determined maximum amount, incurred for financial, estate and tax planning. • Attract and retain executive-level employees.	We reimburse up to $12,500 for our Executive Chairman, our CEO and our President, and up to $8,000 for our other executive officers.

Additional life insurance	• Additional coverage, above the amount provided to all employees. • Attract and retain executive-level employees.	The additional coverage is $1 million for our Executive Chairman and our CEO, and $750,000 for our other executive officers.

Additional long-term disability	• Additional coverage at 90 days of continuous disability, above the amount provided to all employees. • Attract and retain executive-level employees.	Total long-term disability coverage is 75% of regular wages, up to a monthly maximum of $32,500 for our Executive Chairman, our CEO and our President, and up to $27,500 for our other executive officers, subject to potential reductions for other types of income received.

Use of corporate aircraft for personal travel (certain executives only)	• Facilitate flexible travel arrangements and provide security.	We have a program that limits personal travel on our corporate aircraft such that compensation reportable in the Summary Compensation Table does not exceed $250,000 for our CEO and $650,000 for all of our executive officers in the aggregate.

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Compensation Discussion & Analysis

Figure 11: Fiscal 2017 U.S. All-Employee Benefits

Component	Form and Purpose	Comment

Tax qualified deferred compensation	• 401(k) Plan. • Provide a tax-efficient retirement savings opportunity. • Attract and retain employees.	The 401(k) Plan is a tax-qualified deferred compensation plan. We match employee contributions in cash using a tiered structure in order to encourage participation among all employees. If an employee contributes the maximum amount permitted under IRS rules, including the maximum catch-up contributions for employees age 50 or older, the Company's match would be $6,075.

Employee Stock Purchase Plan (ESPP)	• Qualcomm stock. • Encourage stock ownership and align employee and stockholder interests. • Attract and retain employees.	The ESPP is a tax-qualified plan available to all U.S.-based employees. Purchases through payroll deductions are limited to $12,500 in fair market value (FMV) of our common stock per 6-month offering period (determined on the first day of each offering period). The purchase price is equal to 85% of the lower of: (1) the FMV on the first day of the offering period or (2) the FMV on the last day of the offering period.

Charitable contribution match	• Matching cash paid to the charitable organization. • Encourage and extend employees' support of cultural, educational and community non-profit organizations.	We match 100% of employee contributions, up to pre-defined maximum amounts, to qualified tax-exempt non-profit organizations, excluding organizations that further religious doctrine, exclusionary organizations and/or political non-profit organizations. The maximum annual amount we will match is based on the employee's job level. We will match up to $125,000 for our Executive Chairman, our CEO and our President and up to $100,000 for our other executive officers.

On December 20, 2017, the Board amended the 2006 LTIP and the 2016 LTIP to modify the definition of "change in control" to provide that a change in control will also occur if the members of the Board on December 20, 2017 (the Incumbent Board) cease for any reason to constitute at least a majority of the Board, provided that any individual subsequently becoming a director whose election, or nomination for election by our stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board. In addition, on the same date, the Company adopted a change in control severance plan for our employees. However, the change in control severance plan does not cover employees at the level of Executive Vice President and above, including all our NEOs.

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Compensation Discussion & Analysis

FISCAL 2017 ACTUAL AMOUNTS AND PAY FOR PERFORMANCE ANALYSIS

Compensation Awarded or Paid in Fiscal 2017

Figure 12 is a summary of TDC earned by or granted to our NEOs in fiscal 2017. These amounts include annualized amounts of the fiscal 2014 front-loaded RSUs that the Compensation Committee attributed to fiscal 2017 compensation, and thus the amounts below differ from the amounts shown in the Summary Compensation Table.

Figure 12: Fiscal 2017 Compensation

				Fiscal 2014 Front-Loaded RSUs (1)

Name	Salary ($)	ACIP Earnings ($)	Aggregate Value of Equity Granted ($)	Annualized Grant Date Fair Value Attributed to Fiscal 2017 ($)	Total Direct Compensation ($)

Steve Mollenkopf	1,130,000	2,260,000	8,000,035	6,000,000	17,390,035

George S. Davis	760,000	1,050,000	5,000,083	—	6,810,083

Cristiano R. Amon	750,000	1,250,000	6,675,108	—	8,675,108

Paul E. Jacobs	1	N/A	9,000,060	9,000,000	18,000,061

James H. Thompson	725,000	1,100,000	6,200,077	—	8,025,077

(1)
See the discussion titled "The Compensation Committee considers the impact of compensation decisions made in prior years" under the section "Process and Rationale for Executive Compensation Decisions" on page 68 for a description of the fiscal 2014 front-loaded RSUs.

Pay for Performance

Figure 13 illustrates the impact of Company performance on the cash and equity compensation awarded to our NEOs by comparing the applicable target amounts to (a) the 2017 ACIP actual earnings, (b) the value of shares earned from fiscal 2014 RTSR PSUs (note that only RTSR PSUs were granted in fiscal 2014) with measurement periods completed in fiscal 2017 and (c) the annualized grant date fair value of front-loaded RSUs awarded in fiscal 2014.

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Compensation Discussion & Analysis

Figure 13: Impact of Company Financial and Stock Performance on ACIP Earnings and Equity Compensation

Name	Pay Component	Effective Date / Grant Date	Target Amount / Annualized RSU Amount ($) (1)	Cash Earned / Value of Equity Awards at Fiscal 2017 Year End ($) (2)(3)	Percent of Target / Annualized RSU Amount

Steve Mollenkopf	Fiscal 2017 ACIP	Fiscal 2017	2,260,000	2,260,000	100%
	Fiscal 2014 Front-Loaded RSUs	12/12/2013	6,000,000	4,297,269	72%
	Fiscal 2014 Special RSUs	12/12/2013	6,666,667	4,774,743	72%
	Fiscal 2014 RTSR PSUs	9/16/2014	4,000,000	0	0%

	Total		18,926,667	11,332,012	60%

George S. Davis	Fiscal 2017 ACIP	Fiscal 2017	988,000	1,050,000	106%
	Fiscal 2014 RTSR PSUs	9/16/2014	1,350,000	0	0%

	Total		2,338,000	1,050,000	45%

Cristiano R. Amon	Fiscal 2017 ACIP	Fiscal 2017	1,125,000	1,250,000	111%
	Fiscal 2014 Special RSUs	5/5/2014	1,000,000	654,737	65%
	Fiscal 2014 RTSR PSUs	9/16/2014	1,810,000	0	0%

	Total		3,935,000	1,904,737	48%

Paul E. Jacobs	Fiscal 2017 ACIP	Fiscal 2017	N/A	N/A	N/A
	Fiscal 2014 Front-Loaded RSUs	5/5/2014	9,000,000	5,892,535	65%
	Fiscal 2014 RTSR PSUs	9/16/2014	4,500,000	0	0%

	Total		13,500,000	5,892,535	44%

James H. Thompson	Fiscal 2017 ACIP	Fiscal 2017	1,015,000	1,100,000	108%
	Fiscal 2014 Special RSUs	5/5/2014	1,000,000	654,737	65%
	Fiscal 2014 RTSR PSUs	9/16/2014	742,500	0	0%

	Total		2,757,500	1,754,737	64%

Aggregate excluding CEO			22,530,500	10,602,009	47%

(1)
Fiscal 2017 ACIP: Target amounts the NEOs would receive for achieving 100% of the relevant financial objectives.

  Fiscal 2014 Front-Loaded RSUs: One-fifth of the grant date fair values for Mr. Mollenkopf and Dr. Jacobs. No amounts are shown for Messrs. Davis and Amon and Dr. Thompson as the Fiscal 2014 Front-Loaded RSUs granted to them covered the period from fiscal 2014 through 2016.

  Fiscal 2014 Special RSUs: One-third of the grant date fair values for Messrs. Mollenkopf and Amon and Dr. Thompson.

  Fiscal 2014 RTSR PSUs: 50% of the target grant date fair values to reflect that the remaining two of the four interim measurement periods were completed in fiscal 2017 and each interim measurement period is allocated 25% of the grant date fair value.

(2)
Fiscal 2017 ACIP: Amounts awarded by the Compensation Committee following completion of fiscal 2017.

  Fiscal 2014 Front-Loaded RSUs: Fiscal year-end values for one-fifth of the front-loaded RSUs granted to Mr. Mollenkopf and Dr. Jacobs, excluding dividend equivalents.

  Fiscal 2014 Special RSUs: Fiscal year-end values for one-third of the Special RSUs granted to Messrs. Mollenkopf and Amon and Dr. Thompson, excluding dividend equivalents.

  Fiscal 2014 RTSR PSUs: The fiscal year-end values for one-half of the RTSR PSUs granted, excluding dividend equivalents, to reflect the measurement periods completed in fiscal 2017.

(3)
The amounts in this column do not include the following dividend equivalent amounts: $399,726 related to Mr. Mollenkopf's Fiscal 2014 Front-Loaded RSUs; $444,138 related to Mr. Mollenkopf's Fiscal 2014 Special RSUs; $53,275 related to Mr. Amon's Fiscal 2014 Special RSUs; $965,059 related to Dr. Jacobs's Fiscal 2014 Front-Loaded RSUs; and $64,342 related to Dr. Thompson's Fiscal 2014 Special RSUs. See "Program Overview, 2017 Executive Compensation Program, Long-Term Equity Incentives" for additional information regarding dividend equivalents.

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Compensation Discussion & Analysis

PROCESS AND RATIONALE FOR EXECUTIVE COMPENSATION DECISIONS

The Compensation Committee considers several factors in determining the compensation of our executive officers. The Compensation Committee does not have a predefined framework that determines which of these factors may be more or less important, and the emphasis placed on specific factors may vary among our executive officers. Ultimately, it is the Compensation Committee's judgment about these factors that forms the basis for determining our executive officers' compensation.

Late in the fourth quarter of each fiscal year, the Compensation Committee sets salaries and ACIP targets for the next fiscal year and grants annual equity awards for the nearly completed fiscal year. Granting annual equity awards at the end of the fiscal year allows the Compensation Committee to consider anticipated absolute and relative financial performance and TSR for that year. Granting awards after the annual meeting of stockholders (which takes place during the second quarter of the fiscal year) also allows the Compensation Committee to consider feedback from stockholders through the annual "Say-on-Pay" advisory vote and from other stockholder engagement efforts and to align annual equity awards more closely with the performance for the fiscal year in which the awards are granted.

In executive session without the CEO or other executive officers present, the Compensation Committee approved the CEO's and other executive officers' fiscal 2017 equity award amounts, application of adjustments (described above under "Fiscal 2017 ACIP Earnings") to the fiscal 2017 ACIP earned amounts, and any adjustments to base salaries and ACIP targets for fiscal 2018. In making these decisions, and in determining the amounts and mix of executive compensation, the Compensation Committee considered the following factors, among others:

  •
  Feedback from other Board members regarding the leadership contributions of the CEO and other executive officers to the Company's annual and long-term performance;

  •
  Feedback from the CEO regarding our business performance, the CEO's performance and the CEO's evaluation of and compensation recommendations for the other executive officers (excluding Dr. Jacobs);

  •
  The executive officers' individual performance and contributions to financial and strategic objectives, including expertise, skills and tenure in position;

  •
  Labor market conditions and the executive officers' potential to assume increased responsibilities;

  •
  Operational management, such as project milestones, process improvements and expense management;

  •
  Internal working and reporting relationships and teamwork among our executive officers (for example, using the same ACIP financial metrics and objectives for all executive officers promotes teamwork and collaboration and our executive officers' contribution to Company-wide initiatives);

  •
  The Compensation Committee's intention for compensation to be internally fair and equitable relative to roles, responsibilities and relationships, in addition to being competitively reasonable;

  •
  Developing and motivating employees (such as establishing processes for identifying and assessing high potential employees) and attracting and retaining employees (such as initiatives to increase the pipeline of women in leadership roles); and

  •
  Leadership actions that support Qualcomm's ethical standards and compliance culture.

The Compensation Committee reviews the compensation practices of peer companies with which we compete for talent.

The Compensation Committee identified peer companies to use for competitive analyses, taking into account recommendations made by FW Cook. The peer companies were identified based on the following characteristics:

  •
  Technology, telecommunications and media companies (excluding those that are primarily content producers) based on Global Industry Classification Standard codes; and

  •
  Companies of comparable size, with both market capitalization and revenues generally between 0.25x to 4.0x Qualcomm's market capitalization and revenues.

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    •
    The Compensation Committee used market capitalization as a quantitative criterion because:

    •
    Market capitalization, a key component of which is stock price, is the key driver of equity compensation grant value, and equity compensation grant value is the single largest component of CEO compensation among technology companies with large market capitalizations;

    •
    Market capitalization is directly related to stockholder benefit; and

    •
    A significant portion of our business is technology licensing, which is a high-margin business, and as such, Qualcomm typically has higher market capitalization and profit than companies with similar revenues.

    •
    The Compensation Committee also included revenues as a quantitative criterion because revenues are commonly used as a selection criterion by our peer companies, third-party compensation survey providers and proxy advisory services.

Figure 14 identifies the peer companies that the Compensation Committee approved in May 2017. The peer companies and Qualcomm are ranked, high-to-low, on revenues, net income and market capitalization. Compared to the prior year's peer group, the Compensation Committee removed EMC (due to its acquisition by Dell), as well as Micron Technology, VMware and Amazon (because they are no longer within the size criteria), and replaced them with Applied Materials, Sprint, T-Mobile and Verizon (all of which satisfy the defined size and industry criteria and are viewed as relevant labor market competitors). In addition, we replaced Time Warner Cable with its acquirer, Charter Communications.

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Compensation Discussion & Analysis

Figure 14: Qualcomm's Relative Rankings Among Peer Companies as of May 31, 2017 (1)

Revenue			Net Income		Market Cap

Company	Ticker	$ Millions	Ticker	$ Millions	Ticker	$ Millions
Verizon	VZ	123,623	GOOG	20,697	GOOG	675,109
Alphabet	GOOG	94,765	MSFT	17,813	MSFT	539,201
Microsoft	MSFT	87,247	VZ	12,267	FB	438,958
Comcast	CMCSA	82,076	IBM	11,608	V	219,569
IBM	IBM	79,390	FB	11,543	CMCSA	197,734
Intel	INTC	60,481	INTC	11,234	VZ	190,262
Cisco	CSCO	48,510	CSCO	9,998	ORCL	186,765
HP Enterprise	HPE	48,083	CMCSA	9,127	INTC	170,042
Charter	CHTR	40,023	ORCL	8,917	CSCO	157,652
T-Mobile	TMUS	38,194	EBAY	7,819	IBM	143,395
Oracle	ORCL	37,429	V	4,843	AVGO	96,118
Sprint	S	33,347	QCOM	4,474	CHTR	92,448
Facebook	FB	30,288	TXN	3,881	QCOM	84,613
Qualcomm	QCOM	23,243	CHTR	3,865	TXN	82,187
Visa	V	16,829	AMAT	2,642	NFLX	70,283
Broadcom, Ltd.	AVGO	16,257	HPE	2,229	TMUS	56,015
Texas Instruments	TXN	13,764	ADP	1,750	AMAT	49,304
Applied Materials	AMAT	12,942	TMUS	1,679	ADP	45,801
ADP	ADP	12,213	NFLX	337	EBAY	37,124
Netflix	NFLX	9,510	AVGO	(251)	S	33,883
eBay	EBAY	9,059	S	(1,206)	HPE	31,181
75th percentile		74,663		11,466		195,866
50th percentile		37,812		6,331		119,757
25th percentile		14,387		1,869		50,982
QCOM percentile rank		36%		46%		39%

(1)
Data reflected in Figure 14 represents the latest four quarters of data available on May 31, 2017 reported in Standard & Poor's Compustat reports as of May 31, 2017, the time at which FW Cook prepared the peer company selection analysis.

FW Cook provides analyses of peer company competitive practices. The Compensation Committee considers these peer company competitive practices, along with the other factors described in this section, when determining the salaries, ACIP targets, long-term equity grant date fair values and the TDC for our CEO and other executive officers.

The Compensation Committee considers the impact of compensation decisions made in prior years.

Fiscal 2014 Front-Loaded RSUs

In fiscal 2014, the Board determined that strong actions were necessary to retain our senior executive team in the intensely competitive mobile communications industry. Accordingly, in fiscal 2014, the Compensation Committee granted front-loaded RSUs, which accelerated future years' RSU grant values into fiscal 2014, to encourage retention without

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making above-market grants or increasing related costs or dilution over time. Since the Compensation Committee attributed the annualized values of the front-loaded RSUs granted to Mr. Mollenkopf and Dr. Jacobs in fiscal 2014 to their fiscal 2017 compensation, the Compensation Committee reduced the total equity value that it would have otherwise granted to Mr. Mollenkopf and Dr. Jacobs in fiscal 2017 by those annualized values. The RSUs granted to Messrs. Davis, Amon and Thompson were front-loaded for three years, and consequently, they had similar annual equity grant value reductions through fiscal 2016.

Only Performance-Based Equity During Periods Covered by Front-Loaded RSUs

The Compensation Committee also committed that it would grant only performance-based equity to our executive officers during the periods covered by the fiscal 2014 front-loaded RSUs.

The Compensation Committee engages independent advisors.

The Compensation Committee has the authority to engage and terminate any independent compensation consultant and to obtain advice and assistance from external legal, accounting and other advisors. As previously described, the Compensation Committee engaged FW Cook, an independent executive compensation consulting firm, to advise it on compensation matters during fiscal 2017. FW Cook reports directly to the Compensation Committee. The Company did not engage FW Cook for any services during fiscal 2017. The Compensation Committee's engagement of FW Cook did not raise any conflicts of interest. Pursuant to the engagement, FW Cook:

  •
  Provided information, insights and advice regarding compensation philosophy, objectives and strategy;

  •
  Recommended peer group selection criteria and identified and recommended potential peer companies;

  •
  Provided analyses of competitive compensation practices for executive officers and nonemployee directors;

  •
  Provided analyses of potential risks arising from executive and non-executive compensation programs;

  •
  Provided analyses of aggregate equity compensation spending and related dilution;

  •
  Reviewed and commented on recommendations regarding NEO compensation amounts;

  •
  Advised the Compensation Committee on specific issues as they arose, including engagement with stockholders; and

  •
  Kept the Compensation Committee informed of executive compensation trends and regulatory and governance considerations related to executive compensation.

The Compensation Committee also sought and received advice from our outside legal counsel, DLA Piper LLP. Our human resources department supported the Compensation Committee in its work, collaborated with FW Cook and DLA Piper, conducted additional analyses and managed our compensation and benefit programs.

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Compensation Discussion & Analysis

COMPENSATION PROGRAM BEST PRACTICES

Our compensation program is market-based and supports our business strategy. We have avoided problematic pay practices and have implemented compensation plans that reinforce a performance-based company culture.

What We Do

A significant portion of our NEOs' compensation varies with the Company's performance. For fiscal 2017, 94% of our CEO's target TDC and 95% of our other NEOs' aggregate target TDC was based on Company performance (see page 49 in the Executive Summary of the CD&A).
We have a balanced approach to incentive programs with differentiated measures and time periods. Our ACIP is based on annual adjusted GAAP revenues and annual adjusted GAAP EPS performance. PSUs are based on 3-year relative TSR and ROIC performance periods and have a 3-year cliff vest. RSUs include a 6-month adjusted GAAP operating income target and vest annually over three years.

We have limits on the amounts of variable compensation that may be earned. Earned amounts under our ACIP are limited to 2x target amounts, and earned PSUs are limited to 2x the target shares. We further limit earned RTSR PSUs to no more than 1x the target shares if absolute TSR is negative over the three-year performance period regardless of the level of relative TSR.
We have a cash incentive compensation repayment ("clawback") policy. We require executive officers to repay to us earned amounts under our ACIP if required by our clawback policy, SEC regulations or stock exchange rules.

We have robust stock ownership guidelines. Our CEO is required to own 6x his salary, our President is required to own 3x his salary, and our other executive officers are required to own 2x their respective salaries in our common stock. Our Executive Chairman, whose annual salary is $1, is required to own 6x his prior salary as CEO. All NEOs have met their stock ownership guidelines. Dr. Jacobs must hold net after tax shares from the fiscal 2014 front-loaded RSUs for one year after the date he reaches normal retirement age (defined in our 2006 Long-Term Incentive Plan). Additional information regarding stock ownership of management is contained in the "Stock Ownership of Certain Beneficial Owners and Management" section on page 43.
We manage potential compensation-related risks to the Company. We perform annual risk assessments for our executive compensation program, as well as incentive arrangements below the executive level. This review is conducted by FW Cook, the Compensation Committee's independent consultant.

Our 2006 Long-Term Incentive Plan (LTIP) and our 2016 LTIP include a "double-trigger" provision for vesting of equity in connection with a change in control. In the event of a change in control where the acquirer assumes our outstanding unvested equity awards, the vesting of an executive officer's awards would accelerate only if the executive officer was involuntarily terminated other than "for cause" or the executive officer voluntarily resigned for "good reason" during a specified period after the change in control. If the awards are not assumed, the awards will vest in accordance with the terms of the LTIP.
We engage independent advisors. We obtain advice and assistance from external legal, accounting and other advisors. Our independent compensation consultant, FW Cook, provides information and advice regarding compensation philosophy, objectives and strategy, including trends and regulatory and governance considerations related to executive compensation.

What We Don't Do

Our executive officers are restricted in certain stock trading activities. Our insider trading policy, as applicable to executive officers, including NEOs and non-employee directors, prohibits the hedging and pledging of our common stock and trading in put and call options and other types of equity derivatives.
Our executive officers do not have employment contracts. Generally, all U.S. employees, including all of our executive officers, have "at will" employment relationships without employment contracts. This enables us to terminate employment with discretion, with or without cause.

Our executive officers do not receive unique tax gross-ups. We do not provide tax gross-ups for benefits unless they are provided under a policy generally applicable to all U.S.-based employees, such as relocation.
Our executive officers are not covered by "single trigger" change in control provisions. We do not have severance arrangements that trigger solely by virtue of a change in control (i.e., no "single trigger" payments) or excise tax gross-ups for change in control payments.

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COMPENSATION RISK MANAGEMENT

The Compensation Committee engaged FW Cook to collaborate with Qualcomm's human resources staff to assess potential risks that may arise from our compensation programs. Based on this assessment, the Compensation Committee concluded that our policies and practices do not encourage excessive and unnecessary risk taking that would be reasonably likely to have a material adverse effect on Qualcomm. The assessment included executive and non-executive programs and focused on the variable components of cash incentives and equity awards. Our compensation programs are designed and administered by our corporate total rewards management staff and are substantially identical among business units, corporate functions and global locations (with modifications to comply with local regulations as appropriate). The risk-mitigating factors considered in this assessment included:

  •
  The alignment of pay philosophy, peer group companies and compensation amounts relative to competitive practices to support our business objectives;

  •
  Effective balance of cash and equity, short- and long-term performance periods, limits on performance-based award schedules, Company financial metrics with consideration of individual performance factors and Compensation Committee discretion; and

  •
  Ownership guidelines, a clawback policy, an insider trading policy, an equity award approval authorization policy and independent Compensation Committee oversight.

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COMPENSATION TABLES AND NARRATIVE DISCLOSURES

The following tables, narratives and footnotes describe the total compensation and benefits awarded to, earned by or paid to our NEOs during fiscal 2017.

SUMMARY COMPENSATION TABLE

The following table shows information regarding compensation of each NEO for fiscal 2017, 2016 and 2015, except in the case of Dr. Thompson, who was not an NEO in fiscal 2016 or 2015. Also note that Mr. Amon was not an NEO in fiscal 2016.

Fiscal 2017 Summary Compensation Table (1)(2)

Name and Principal Position	Year	Salary ($) (3)	Bonus ($) (4)	Stock Awards ($) (5)	Non-Equity Incentive Plan Compensation ($) (6)	All Other Compensation ($) (7)	Total ($)

Steve Mollenkopf Chief Executive Officer	2017 2016 2015	1,156,079 1,138,694 1,141,886	— — —	8,000,035 8,000,114 8,000,034	2,260,000 1,762,000 1,025,000	175,196 165,204 205,405	11,591,310 11,066,012 10,372,325

George S. Davis Executive Vice President and Chief Financial Officer	2017 2016 2015	760,011 760,011 758,665	— — —	5,000,083 2,700,080 2,700,046	1,050,000 870,640 400,000	181,149 163,419 159,606	6,991,243 4,494,150 4,018,317

Cristiano R. Amon Executive Vice President and President, QCT	2017 2016 2015	750,006 679,338 523,090	— 750,000 —	6,675,108 3,870,138 3,620,060	1,250,000 877,000 320,000	74,627 78,415 102,305	8,749,741 6,254,891 4,565,455

Paul E. Jacobs Executive Chairman and Chairman of the Board	2017 2016 2015	1 1 1	4,730 — 5,375	9,000,060 9,000,028 9,000,045	— — —	291,871 173,311 309,392	9,296,662 9,173,340 9,314,813

James H. Thompson Executive Vice President, Engineering, Qualcomm Technologies, Inc. and Chief Technology Officer	2017 2016 2015	723,102 — —	— — —	6,200,077 — —	1,100,000 — —	169,396 — —	8,192,575 — —

(1)
We did not grant any stock option awards to our NEOs during fiscal 2017, 2016 or 2015. Accordingly, the "Option Awards" column has been omitted from the Fiscal 2017 Summary Compensation Table.

(2)
We do not offer a pension plan or other defined benefit retirement plan to our NEOs. We do not provide above-market or preferential earnings on deferred compensation, nor do we provide dividends on stock in the Non-Qualified Deferred Compensation (NQDC) Plan at a rate higher than dividends on our common stock. Accordingly, the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column has been omitted from the Fiscal 2017 Summary Compensation Table.

(3)
Salaries for NEOs as presented in this column may include vacation match payments payable under our vacation policy. This column also includes portions of the NEOs' salaries that they may have deferred pursuant to the NQDC Plan. See "Fiscal 2017 Nonqualified Deferred Compensation" table.

(4)
The amounts in this column for Dr. Jacobs represent amounts received under our patent award program. Our patent award program provides award payments to inventors based on the achievement of certain milestones in connection with the filing of patent applications and the granting of patents, including: a Filing Award paid after the first non-provisional patent application is filed; an International Filing Award paid approximately 31 months after the

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  first international patent application is filed; and a Grant Award paid after the first U.S. patent application is granted. The amount of the awards is based on several factors, including but not limited to the number of inventors on a patent application and the number of non-provisional patent applications filed outside the U.S. The amount for Mr. Amon represents a cash incentive award. We disclose annual cash incentives in the "Non-Equity Incentive Plan Compensation" column. See the "Compensation Discussion and Analysis" section for further details on these awards.

(5)
Stock awards granted to NEOs include annual grants and may include special grants for new hires, promotions and/or retention. The amounts in this column represent the grant date fair values of PSUs and RSUs granted during the applicable fiscal year. The grant date fair values of RSUs and ROIC PSUs were determined based on the fair value of our common stock on the date of grant. The grant date fair values of RTSR PSUs were determined based on a Monte Carlo simulation (which probability weights multiple potential outcomes). The amounts may not be indicative of the realized value of the awards if and when they vest. See the "Compensation Discussion and Analysis" section and the "Fiscal 2017 Grants of Plan-Based Awards" table for details on the stock awards granted to the NEOs during fiscal 2017. If we assume that the highest level of performance conditions will be achieved with respect to the PSUs (and thus the maximum number of shares will be issued under the PSUs), using the fair value of our common stock on the grant date for such shares, the fiscal 2017 stock awards would be as follows: $16,000,070 for Mr. Mollenkopf; $7,700,128 for Mr. Davis; $10,279,666 for Mr. Amon; $18,000,120 for Dr. Jacobs; and $9,548,130 for Dr. Thompson.

(6)
The amounts in this column represent cash awards earned under our annual cash incentive plan (ACIP) for performance during the applicable fiscal year. The Compensation Committee approved the fiscal 2017 ACIP amounts on December 3, 2017, and the NEOs received payment in December 2017. See the "Compensation Discussion and Analysis" section and the "Fiscal 2017 Grants of Plan-Based Awards" table for a description of the ACIP and the payments made thereunder. This column includes portions of the NEOs' ACIP amounts that they may have deferred pursuant to the NQDC Plan. See the "Fiscal 2017 Nonqualified Deferred Compensation" table.

(7)
See the "Fiscal 2017 All Other Compensation" table for an itemized account of all other compensation reported in this column for fiscal 2017.

ALL OTHER COMPENSATION

We provide our NEOs with other compensation that is reasonable and consistent with our executive compensation program and supports our efforts to attract and retain executive-level employees. The costs of these benefits are disclosed in the All Other Compensation column of the Fiscal 2017 Summary Compensation Table and are itemized in the "Fiscal 2017 All Other Compensation" table below.

Fiscal 2017 All Other Compensation

Name	Perquisites and Other Personal Benefits ($) (1)	Nonqualified Deferred Compensation Plan ($) (2)	Charitable Match ($) (3)	Company Matching 401k Contributions ($) (4)	Life Insurance Premiums ($) (5)	All Other Compensation Total ($)

Steve Mollenkopf	44,221	44,050	76,140	5,475	5,310	175,196

George S. Davis	14,103	65,226	77,050	5,352	19,418	181,149

Cristiano R. Amon	—	64,292	—	5,475	4,860	74,627

Paul E. Jacobs	161,645	—	125,000	—	5,226	291,871

James H. Thompson	—	56,469	100,000	5,475	7,452	169,396

(1)
Perquisites and other personal benefits for an NEO are excluded if the total value of all of such perquisites and personal benefits is less than $10,000. If the total value of all perquisites and personal benefits for an NEO is $10,000 or more, then each perquisite or personal benefit, regardless of its amount, is identified by type. Each perquisite or personal benefit that exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for that NEO is identified by type and quantified.

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  The amounts in this column include: Mr. Mollenkopf — $36,355 for the personal use of our corporate aircraft and the remainder for other insurance premiums; Mr. Davis — for the personal use of our corporate aircraft, other insurance premiums, home office costs and financial planning; and Dr. Jacobs — $152,999 for the personal use of our corporate aircraft, and the remainder for other insurance premiums, personal security and home office costs. Under certain circumstances, NEOs may utilize our corporate aircraft for personal use. In those instances, the value of the benefit is based on the aggregate incremental cost to the Company. Incremental cost is calculated based on the variable costs to the Company, including fuel costs, mileage, certain maintenance costs, universal weather-monitoring costs, on-board catering, landing/ramp fees and certain other miscellaneous costs. Fixed costs that do not change based on usage, such as pilot salaries, are excluded. The Company and Dr. Jacobs entered into aircraft time-sharing agreements pursuant to which Dr. Jacobs may use certain Company aircraft for his personal use and reimburse the Company for certain expenses of each flight operated under such an agreement up to the maximum amount permitted under Federal Aviation Administration rules. Dr. Jacobs has discretion over which flights are operated under time-sharing agreements. The amounts shown for Dr. Jacobs's personal use of our corporate aircraft reflect the total aggregate incremental costs to the Company of his personal use of our corporate aircraft, less any payments made by Dr. Jacobs to the Company under such time-sharing agreements.

(2)
See the Nonqualified Deferred Compensation discussion for a description of the NQDC Plan and the Company match program thereunder.

(3)
We match 100% of an employee's contributions, up to predetermined maximum amounts, to encourage and extend employees' support of qualified tax exempt non-profit organizations, excluding organizations that further religious doctrine, exclusionary organizations or political organizations. The amounts disclosed represent our matching contributions for NEO contributions to cultural, education and community non-profit organizations. We will match up to $125,000 for our Executive Chairman, our CEO and our President and up to $100,000 for our other NEOs.

(4)
Our 401(k) plan is a voluntary, tax-qualified deferred compensation plan available to all U.S. employees. We match employee contributions in cash, up to certain limits, using a tiered structure in order to encourage participation among our U.S.-based employees. This program provides a tax-efficient retirement savings opportunity. The amounts disclosed represent the cash value of the Company match of our NEO's contributions to the 401(k) plan.

(5)
We provide our executive officers additional life insurance above the amounts provided to other employees (executive life insurance). The additional coverage is $1 million for the Executive Chairman, the CEO and the President and $750,000 for our other NEOs. The amounts disclosed represent the premiums paid for such executive life insurance, as well as group term life insurance greater than $50,000.

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GRANTS OF PLAN-BASED AWARDS

The following table shows information regarding the incentive awards granted to our NEOs in 2017. See the "Compensation Discussion and Analysis" section for detailed information regarding our annual cash incentive plan and equity award programs.

Fiscal 2017 Grants of Plan-Based Awards (1)(2)(3)

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock

Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Awards: Number of shares of stock or units (#)	Grant Date Fair Value of Stock Awards ($) (4)

	ACIP		22,600	2,260,000	4,520,000
Steve Mollenkopf	RTSR PSUs	9/21/2017				22,973	69,614	139,228		4,000,021
	ROIC PSUs	9/21/2017				25,370	76,879	153,758		4,000,014

	ACIP		9,880	988,000	1,976,000
George S. Davis	RTSR PSUs	9/21/2017				7,753	23,495	46,990		1,350,023
	ROIC PSUs	9/21/2017				8,563	25,947	51,894		1,350,022
	RSUs	9/21/2017							44,206	2,300,038

	ACIP		112,500	1,125,000	2,250,000
Cristiano R. Amon	RTSR PSUs	9/21/2017				10,351	31,366	62,732		1,802,291
	ROIC PSUs	9/21/2017				11,431	34,639	69,278		1,802,267
	RSUs	9/21/2017							59,015	3,070,550

	ACIP		—	—	—
Paul E. Jacobs	RTSR PSUs	9/21/2017				25,844	78,316	156,632		4,500,037
	ROIC PSUs	9/21/2017				28,541	86,489	172,978		4,500,023

	ACIP		101,500	1,015,000	2,030,000
James H. Thompson	RTSR PSUs	9/21/2017				9,614	29,134	58,268		1,674,040
	ROIC PSUs	9/21/2017				10,617	32,174	64,348		1,674,013
	RSUs	9/21/2017							54,815	2,852,024

(1)
The Compensation Committee approved all equity grants on the grant dates.

(2)
We did not award any stock options to any NEOs in fiscal 2017. Accordingly, we did not include the "All Other Option Awards" or "Exercise or Base Price of Option Awards" columns in this table.

(3)
See the "Compensation Discussion and Analysis" section for a discussion of the Non-Equity Incentive Plan Awards and the Equity Incentive Plan Awards set forth in this table.

(4)
The amounts for ROIC PSUs represent the grant date fair values based on the closing price of the Company's common stock on the dates of grant. The amounts for RTSR PSUs represent the grant date fair value of the Company's common stock as determined using a Monte Carlo simulation (which probability weights multiple potential outcomes).

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Compensation Tables and Narrative Disclosures

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The "Outstanding Equity Awards at Fiscal Year End" table below provides information on the current holdings of equity awards by the NEOs. The market value of equity awards reported is based on the closing price of the Company's common stock at the end of fiscal 2017. All stock options awarded to the NEOs were nonqualified stock options. Stock options granted prior to September 10, 2010 are exercisable for ten years from the grant date. Stock options granted on September 10, 2010 or after are exercisable for seven years from the grant date.

Outstanding Equity Awards at Fiscal Year End (1)

		Option Awards				Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Steve Mollenkopf	12/12/13					206,528	(5)	10,758,060
	12/12/13					185,875	(6)	9,682,237
	09/16/14								0	(9)	0
	09/25/15								26,071	(10)	1,358,064
	09/25/15								26,752	(10)	1,393,532
	09/22/16								19,690	(11)	1,025,628
	09/22/16								21,590	(11)	1,124,600
	09/21/17								22,973	(12)	1,196,644
	09/21/17								25,370	(12)	1,321,527

Total		—	—			392,403		20,440,297	142,446		7,419,995

George S. Davis	05/05/14					38,906	(7)	2,026,633
	09/16/14								0	(9)	0
	09/25/15								8,799	(10)	458,349
	09/25/15								9,029	(10)	470,326
	09/22/16								6,645	(11)	346,150
	09/22/16								7,287	(11)	379,563
	09/21/17								44,206	(13)	2,302,691
	09/21/17								7,753	(12)	403,872
	09/21/17								8,563	(12)	446,021

Total		—	—			38,906		2,026,633	92,282		4,806,972

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		Option Awards					Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Cristiano R. Amon	10/23/09	20,625		—	40.70	10/22/19
	07/06/12	68,000		—	55.31	07/05/19
	05/05/14						23,344	(7)	1,215,980
	05/05/14						28,193	(8)	1,468,593
	09/16/14									0	(9)	0
	09/25/15									11,798	(10)	614,537
	09/25/15									12,105	(10)	630,575
	02/16/16									3,256	(14)	169,583
	02/16/16									3,770	(14)	196,400
	09/22/16									7,064	(11)	367,955
	09/22/16									7,745	(11)	403,458
	09/21/17									59,015	(13)	3,074,091
	09/21/17									10,351	(12)	539,172
	09/21/17									11,431	(12)	595,434

Total		88,625		—			51,537		2,684,573	126,535		6,591,205

Paul E. Jacobs	11/12/07	195,168	(4)	—	37.29	11/11/17
	11/09/09	9,570	(4)	—	44.75	11/08/19
	05/05/14						422,905	(8)	22,029,134
	09/16/14									0	(9)	0
	09/25/15									29,330	(10)	1,527,824
	09/25/15									30,096	(10)	1,567,724
	09/22/16									22,150	(11)	1,153,816
	09/22/16									24,288	(11)	1,265,164
	09/21/17									25,844	(12)	1,346,229
	09/21/17									28,541	(12)	1,486,720

Total		204,738		—			422,905		22,029,134	160,249		8,347,477

James H. Thompson	04/25/08	62,000		—	43.24	04/24/18
	04/24/09	40,000		—	41.36	04/23/19
	07/06/12	51,000		—	55.31	07/05/19
	05/05/14						21,399	(7)	1,114,677
	05/05/14						28,193	(8)	1,468,593
	09/16/14									0	(9)	0
	09/25/15									5,654	(10)	294,540
	09/25/15									5,802	(10)	302,235
	02/16/16									6,511	(14)	339,166
	02/16/16									7,541	(14)	392,800
	09/22/16									2,425	(11)	126,295
	09/22/16									2,658	(11)	138,474
	09/21/17									54,815	(13)	2,855,313
	09/21/17									9,614	(12)	500,805
	09/21/17									10,617	(12)	553,061

Total		153,000		—			49,592		2,583,270	105,637		5,502,689

(1)
There were no unexercised, unearned stock options at September 24, 2017. Accordingly, we did not include the "Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options" column in this table.

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Compensation Tables and Narrative Disclosures

(2)
Amounts include dividend equivalent shares that had not vested at fiscal year end as follows: 44,082 shares for Mr. Mollenkopf; 4,216 shares for Mr. Davis; 5,585 shares for Mr. Amon; 45,831 shares for Dr. Jacobs; and 5,374 shares for Dr. Thompson.

(3)
Amounts include dividend equivalent shares that had not vested at fiscal year end as follows: 9,201 shares for Mr. Mollenkopf; 3,105 shares for Mr. Davis; 4,465 shares for Mr. Amon; 10,351 shares for Dr. Jacobs; and 2,624 shares for Dr. Thompson.

(4)
Represents stock options exercisable by the trusts of Dr. Jacobs's children for which he disclaims beneficial ownership.

Type of Grant		Grant Date	Vesting Rate	Vesting Dates	Conditions

(5)	Restricted Stock Units	12/12/2013	33-1/3% per year	12/12/2016 12/12/2017 12/12/2018	Continued employment through vesting date required.

(6)	Restricted Stock Units	12/12/2013	20% per year	12/12/2014 12/12/2015 12/12/2016 12/12/2017 12/12/2018	Continued employment through vesting date required.

(7)	Restricted Stock Units	5/5/2014	20% per year	5/5/2015 5/5/2016 5/5/2017 5/5/2018 5/5/2019	Vesting was conditioned on the Compensation Committee's determination of satisfactory attainment of performance targets for the first six months of fiscal 2015. Continued employment through vesting date required.

(8)	Restricted Stock Units	5/5/2014	33-1/3% per year	5/5/2017 5/5/2018 5/5/2019	Vesting was conditioned on the Compensation Committee's determination of satisfactory attainment of performance targets for the first six months of fiscal 2015. Continued employment through vesting date required.

(9)	Performance Stock Units	9/16/2014	100% cliff vesting	10/4/2017	As of 9/24/17, all four measurement periods were complete. Based on performance as of that date, the number of shares shown are actual shares earned under this award.

(10)	Performance Stock Units	9/25/2015	100% cliff vesting	10/10/2018	As of 9/24/17, the measurement period was incomplete. Based on performance as of that date, the number of shares shown is the threshold number of shares that may be earned under this award. Continued employment through vesting date required.

(11)	Performance Stock Units	9/22/2016	100% cliff vesting	10/10/2019	As of 9/24/17, the measurement period was incomplete. Based on performance as of that date, the number of shares shown is the threshold number of shares that may be earned under this award. Continued employment through vesting date required.

(12)	Performance Stock Units	9/21/2017	100% cliff vesting	10/12/2020	As of 9/24/17, the measurement period was incomplete. Based on performance as of that date, the number of shares shown is the threshold number of shares that may be earned under this award. Continued employment through vesting date required.

(13)	Restricted Stock Units	9/21/2017	33-1/3% per year	11/20/2018 11/20/2019 11/20/2020	Vesting is conditioned on the Compensation Committee's determination of satisfactory attainment of performance targets for the first two quarters of fiscal 2018. Continued employment through vesting date required.

(14)	Performance Stock Units	2/16/2016	100% cliff vesting	4/7/2019	As of 9/24/17, the measurement period was incomplete. Based on performance as of that date, the number of shares shown is the threshold number of shares that may be earned under this award. Continued employment through vesting date required.

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Compensation Tables and Narrative Disclosures

OPTION EXERCISES AND STOCK AWARDS VESTED DURING FISCAL 2017

The "Option Exercises and Stock Awards Vested During Fiscal 2017" table below provides information on stock options exercised by the NEOs and NEO stock awards that vested during fiscal 2017.

Option Exercises and Stock Awards Vested During Fiscal 2017

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)

Steve Mollenkopf	—	—	227,239	15,257,024

George S. Davis	—	—	31,449	1,882,736

Cristiano R. Amon	—	—	27,716	1,553,137

Paul E. Jacobs	—	—	207,064	11,309,823

James H. Thompson	25,000	197,476	26,763	1,510,485

(1)
Amounts include dividend equivalents on vested shares and shares withheld for the payment of taxes.

(2)
Amounts represent the dollar value of shares released upon vesting based on the fair market value of our common stock on the vest date.

NONQUALIFIED DEFERRED COMPENSATION

The "Fiscal 2017 Nonqualified Deferred Compensation" table below provides information on the nonqualified deferred compensation of the NEOs.

Under the NQDC Plan, we match a portion of participants' contributions to the NQDC Plan with cash. We match 25% of a participant's deferrals under the NQDC Plan, up to 4% of the aggregate of a participant's base salary plus ACIP amounts. We match a participant's contributions for a calendar year annually only if the participant is actively employed on the first day of the next calendar year or is terminated without cause during the calendar year and had satisfied the vesting eligibility requirement. Prior to calendar 2016, we effectively matched up to 8% of the aggregate of a participant's base salary plus ACIP amounts; and prior to calendar 2014, we matched participants' contributions with our common stock (Match Shares). All matching amounts vest in full upon the participant's death, disability, involuntary termination of employment without "Cause" or voluntary termination of employment for "Good Reason" (in both cases within 24 months after a change in control of the Company), or completion of two continuous years of service with the Company commencing with the participant's date of hire. Participants may defer up to 60% of their annual salary and 85% of their ACIP earnings during a plan year.

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Compensation Tables and Narrative Disclosures

Fiscal 2017 Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (4)

Steve Mollenkopf	176,200	44,050	(15,996)	—	2,277,008

George S. Davis	538,259	65,226	326,878	—	3,248,965

Cristiano R. Amon	260,321	64,292	108,867	—	1,045,890

Paul E. Jacobs	—	—	5,318,645	—	37,277,901

James H. Thompson	233,616	56,469	534,991	—	7,464,258

(1)
All amounts disclosed in this column are also reported in the Fiscal 2017 Summary Compensation Table with some of the amounts included in the "Salary" column for the current year and the remaining amounts included in the "Non-Equity Incentive Plan Compensation" column for the current fiscal year.

(2)
The amounts reported in this column reflect the cash match in fiscal 2017 for the NEOs' contributions in the 2016 calendar year. All amounts disclosed in this column are also reported in the Fiscal 2017 Summary Compensation Table under "All Other Compensation."

(3)
The amounts in this column are not included in the Fiscal 2017 Summary Compensation Table.

(4)
This column includes all amounts in the NQDC Plan for the NEOs. The following amounts were reported as compensation to the NEOs in our summary compensation tables for previous years: Mr. Mollenkopf — $1,492,638; Mr. Davis — $2,123,515; Mr. Amon — $55,540; Dr. Jacobs — $13,384,147; and Dr. Thompson — $0.

POTENTIAL POST-EMPLOYMENT PAYMENTS

As noted in the Compensation Discussion and Analysis section (CD&A), the Company employs its executive officers, including all of our NEOs, "at will," without employment contracts. We do not provide any "single trigger" payments or benefits or any IRS Code Section 280G excise tax gross-up payments, and our 2006 LTIP and 2016 LTIP do not provide, pursuant to their terms, mandatory acceleration of unvested stock options, RSUs or PSUs in the event of any termination other than those qualifying as a "double trigger" or if the executive officer is "retirement" eligible, dies or becomes disabled. We may provide non-equity benefits for involuntary terminations, excluding those for "cause." For "cause" terminations may involve theft, dishonesty, falsification, actions that are detrimental to the Company, conviction of a criminal act that impairs the performance of duties required by the Company or violation of a material Company policy. Our practice for other involuntary terminations, excluding those for "cause," may include the following non-equity benefits:

  •
  Salary continuation dependent on the business reason for the termination;

  •
  Lump-sum payment based on job level and years of service with Qualcomm;

  •
  Lump-sum payment to assist with health care coverage for a limited time; and/or

  •
  Outplacement services.

80	2018 Proxy Statement

Compensation Tables and Narrative Disclosures

Figure 15 summarizes the general terms of our equity award plans and agreements and nonqualified deferred compensation plan regarding how unvested stock options, PSUs, RSUs and Match Shares would be treated in the event of death, long-term disability, a change in control, certain involuntary terminations and retirement, in each case as of the last day of fiscal 2017. Any variations from the below are set forth in the CD&A.

Figure 15: Treatment of Unvested Equity Awards in Certain Termination Situations

Termination Situation	Treatment of Unvested Stock Options and RSUs	Treatment of Unvested PSUs

Death	All unvested stock options and RSUs become fully vested. Stock options remain exercisable up to one year from the date of death or the expiration date of the grant, whichever is earlier.	All unvested PSUs become fully vested, but the number of shares issued is prorated based on a pre-established formula described in the applicable award agreement.

Long-Term Disability (LTD)	Stock options continue to vest per their original vesting schedule. Stock options remain exercisable until the expiration date of the grant. All unvested RSUs become fully vested.	All unvested PSUs become fully vested, but the number of shares issued is prorated based on a pre-established formula described in the applicable award agreement.

Involuntary termination without cause	Stock options: 10% of the total amount granted is automatically accelerated, and up to an additional 10% may be accelerated using a pre-established formula as described in the applicable award agreement, subject to execution of a general release of claims. The accelerated vested stock options remain exercisable up to six months after termination or the expiration date of such stock options, whichever is earlier.

RSUs: All unvested RSUs are forfeited.

All unvested PSUs are forfeited.

Involuntary termination after a change in control without cause or voluntary resignation for good reason	"Double-trigger:" If, within 24 months after a change in control, the recipient's employment is involuntarily terminated for any reason other than for cause or if the recipient voluntarily resigns for "good reason" (as defined in the award agreements), then vesting of stock options and RSUs is accelerated in full.	All unvested PSUs become fully vested, but the number of shares issued is prorated based on a pre-established formula described in the applicable award agreement.

Voluntary termination	Stock options: All vested stock options may be exercised for the number of days set forth in the terms of the applicable award agreement, but in no event later than the expiration date of such stock options. All unvested stock options are forfeited.

RSUs: All unvested RSUs are forfeited.

Note: Retirement provision applies if retirement eligible at termination.

All unvested PSUs are forfeited. Note: Retirement provision applies if retirement eligible at termination.

Retirement (1)	Stock Options: All vested stock options may be exercised at any time prior to the expiration of 12 months, but in no event later than the expiration date of such stock options. All unvested stock options are forfeited.

RSUs: RSUs will become fully vested and distributed according to the original vesting schedule.

PSUs become fully vested and paid out at the end of the performance period based upon and subject to achievement of the relevant performance targets.

Change in control if awards are not assumed	The vesting of all awards is accelerated.	The vesting of PSUs accelerates, the TSR goal is measured at the time of the change in control, and the ROIC goal is assumed to be met at target.

(1)
For stock options, RSUs and PSUs granted prior to September 2016, Retirement is the date on which a participant has attained the age of 60 years and has completed 10 years of continuous service with the Company. For stock options, RSUs and PSUs granted beginning in September 2016, Retirement is the date on which a participant has attained the age of 55 years and has completed 10 years of continuous service with the Company.

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Compensation Tables and Narrative Disclosures

The information in the "Potential Payments Upon Termination or Change in Control" table below describes the compensation that would be payable under various scenarios if the NEO's employment had terminated on the last day of fiscal 2017 and the price per share of our common stock is the closing market price as of that date.

Potential Payments Upon Termination or Change In Control (1)

Name	Termination Scenario	Accrued Vacation ($) (2)	Performance Unit Award/Performance Stock Units/Restricted Stock Units ($) (3)(4)	Total ($)

Steve Mollenkopf	Death	194,061	20,440,297	20,634,358
	Long-Term Disability	194,061	20,440,297	20,634,358
	Change In Control	194,061	20,440,297	20,634,358
	Involuntary Termination	194,061	—	194,061
	Voluntary Termination	194,061	—	194,061

George S. Davis	Death	74,810	4,329,324	4,404,134
	Long-Term Disability	74,810	4,329,324	4,404,134
	Change In Control	74,810	4,329,324	4,404,134
	Involuntary Termination	74,810	—	74,810
	Voluntary Termination	74,810	—	74,810

Cristiano R. Amon	Death	144,232	5,758,665	5,902,897
	Long-Term Disability	144,232	5,758,665	5,902,897
	Change In Control	144,232	5,758,665	5,902,897
	Involuntary Termination	144,232	—	144,232
	Voluntary Termination	144,232	—	144,232

Paul E. Jacobs	Death	—	22,029,134	22,029,134
	Long-Term Disability	—	22,029,134	22,029,134
	Change In Control	—	22,029,134	22,029,134
	Involuntary Termination	—	13,217,480	13,217,480
	Voluntary Termination	—	—	—

James H. Thompson	Death	139,428	5,438,584	5,578,012
	Long-Term Disability	139,428	5,438,584	5,578,012
	Change In Control	139,428	5,438,584	5,578,012
	Involuntary Termination	139,428	—	139,428
	Voluntary Termination	139,428	—	139,428

(1)
Company match under the NQDC Plan is fully vested upon the completion of two years of continuous service with the Company. All of the NEOs fulfilled the continuous service requirement as of September 24, 2017, and all match amounts and/or shares credited to their accounts are vested. The potential payments upon termination or change in control related to the NQDC Plan are equal to the Aggregate Balance column in the "Fiscal 2017 Nonqualified Deferred Compensation" table, and as a result, we did not include these amounts in this table.

(2)
All U.S.-based employees, including the NEOs, are entitled to payouts of accrued vacation upon termination, including death.

(3)
For the Performance Stock Units and Restricted Stock Units change in control termination scenario, we have assumed 100% acceleration of unvested shares. Amounts may vary depending on actual performance metrics and the timing of any particular transactions and could differ in the event that awards are terminated and not assumed in connection with a transaction.

(4)
None of the NEOs were retirement eligible under the applicable plan and award agreements as of September 24, 2017.

82	2018 Proxy Statement

DIRECTOR COMPENSATION

The Compensation Committee reviews our nonemployee director compensation program annually, including an analysis of reported nonemployee director compensation practices at the same peer companies used for the Compensation Committee's evaluation of executive compensation. The analysis, prepared by FW Cook, includes prevalent practices for retainers, fees, equity-based compensation and stock ownership guidelines. FW Cook also provides recommendations regarding potential changes to our director compensation program. The analysis conducted for fiscal 2017 affirmed that our director compensation program continues to be aligned with best practices as follows:

  •
  No fees are provided for Board meeting attendance.

  •
  Directors received an annual award of deferred stock units (DSUs) that are defined under a fixed-value formula, are fully vested on the grant date, include a mandatory three-year holding period from the grant date, and settle three years from the grant date, regardless of continued Board service, or upon death, disability or a change in control. A director may elect to defer the distribution, and the taxable event, beyond the three-year mandatory period.

  •
  Directors are subject to meaningful stock ownership guidelines. As discussed under "Stock Ownership Guidelines," non-employee directors are required to hold shares of our common stock with a value equal to five times the annual retainer for Board service applicable to U.S. residents (which shares include shares subject to the DSUs described above). Non-employee directors are required to achieve this ownership level within five years of joining the Board. All of our non-employee directors have met this guideline. In addition to the preceding ownership guidelines, all directors are expected to own shares of our common stock within one year of joining the Board. All of our non-employee directors have met this guideline.

The following narratives, tables and footnotes describe the total compensation and benefits awarded to, earned by or paid to our non-employee directors during fiscal 2017.

Annual retainer. Directors who are U.S. residents receive an annual retainer of $100,000 paid in equal one-fourth installments following the end of each calendar quarter. Directors who are non-U.S. residents receive an annual retainer of $120,000 in consideration of the increased travel time, also paid in equal one-fourth installments following the end of each calendar quarter. If available under the applicable tax code, directors may elect to receive all, or a portion, of the annual retainer in cash and/or in DSUs. The number of DSUs received is based on the fair market value of our common stock (as defined by the applicable equity plan) on the last trading day of the last month of the calendar quarter. The DSUs vest immediately but are subject to a three-year holding period and generally settle three years from the grant date, unless the director elects to defer further.

Board committee chair retainer. The Chairs of the Audit and Compensation committees receive annual retainers of $25,000. The Chair of the Governance Committee receives an annual retainer of $15,000. The Board may appoint special committees from time-to-time, and retainers, if any, for the chairs of such committees are determined by the Compensation Committee in its discretion.

Presiding Director retainer. The Presiding Director receives an annual retainer. Effective January 1, 2017, the Compensation Committee increased the annual retainer from $25,000 to $35,000.

Meeting fees. Directors receive $1,500 for each standing committee meeting attended (in person or by telephone). Directors do not receive a fee for attending Board meetings. Meeting fees, if any, for special committees are determined by the Compensation Committee in its discretion.

Equity compensation. The Compensation Committee grants annual DSUs to directors with a grant date of the date of the annual meeting of stockholders, and the number of DSUs awarded is determined by dividing $200,000 by the fair value of a share of our common stock on the grant date. Directors who join the Board between annual meetings of stockholders receive DSUs on a pro rata basis to reflect the partial year of service until the next annual meeting of stockholders. The DSUs are fully vested on the grant date, include a mandatory three-year holding period from the grant date, and settle three years from grant date, regardless of continued Board service, or upon death, disability or a change in control. If available under the applicable tax code, a director may elect to defer the distribution, and the taxable event, beyond the three-year mandatory period. The DSUs include dividend equivalent rights. The dividend equivalent rights accrue in the form of additional shares of our common stock with vesting and distribution at the same time as the underlying DSUs.

2018 Proxy Statement	83

Director Compensation

Nonqualified deferred compensation earnings. Directors may defer any cash portion of their retainer and meeting fees under the NQDC Plan. Directors who contribute to the NQDC Plan are not eligible to receive the Company match or any interest that is above the market rate.

Charitable gifts matching program. We will match 100%, up to $50,000 annually, of a director's contribution to qualified, eligible IRS recognized non-profit organizations.

Perquisites and other personal benefits. Perquisites and other personal benefits for a director are excluded if the total value of all of his or her perquisites and personal benefits is less than $10,000. If the total value of all of his or her perquisites and personal benefits is $10,000 or more, then each perquisite or personal benefit, regardless of its amount, is identified by type. Each perquisite or personal benefit that exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for that director is identified by type and quantified. We offer a new cellular phone to each director each year as a personal benefit, and these amounts are included as perquisites if required to be disclosed as provided above.

Fiscal 2017 Director Compensation (1)(2)

Name	Fees Earned or Paid in Cash ($) (3)	Stock Awards ($) (4)	All Other Compensation ($) (5)	Total ($)

Barbara T. Alexander	135,500	200,015	50,000	385,515

Raymond V. Dittamore (6)	63,097	—	12,000	75,097

Jeffrey W. Henderson	129,236	200,015	14,614	343,865

Thomas W. Horton	152,000	200,015	50,000	402,015

Ann M. Livermore (7)	103,826	311,208	50,000	465,034

Harish Manwani	130,500	200,015	—	330,515

Mark D. McLaughlin	110,500	200,015	22,500	333,015

Clark T. Randt, Jr.	134,500	200,015	8,500	343,015

Francisco Ros	139,500	200,015	—	339,515

Anthony J. Vinciquerra	113,500	200,015	16,000	329,515

(1)
We did not award any stock options or provide any non-equity incentive plan compensation to any directors in fiscal 2017. Therefore, we did not include the "Option Awards" or "Non-Equity Incentive Plan Compensation" columns in this table.

(2)
We do not offer a pension plan or other defined benefit retirement plan to our nonemployee directors. We do not provide above-market or preferential earnings on deferred compensation, nor do we provide dividends on stock in the Non-Qualified Deferred Compensation (NQDC) Plan at a rate higher than dividends on our common stock. As a result, the "Nonqualified Deferred Compensation Earnings" column has been omitted from this table.

(3)
These amounts include cash retainers and meeting fees. For Ms. Alexander and Messrs. McLaughlin and Vinciquerra, these amounts also include the value of DSUs issued in lieu of payment of cash retainer fees. DSUs awarded to Ms. Alexander are fully vested and will be settled three years from the grant date. DSUs awarded to Mr. McLaughlin in calendar year 2016 are fully vested and will be settled three years from the grant date, and DSUs awarded in calendar year 2017 are fully vested and will be settled upon termination of his Board service. DSUs awarded to Mr. Vinciquerra in calendar year 2015 are fully vested and will be settled on January 1, 2019, and DSUs awarded in calendar year 2016 are fully vested and will be settled upon termination of his Board service.

(4)
These amounts represent the fair value of the awards on the grant date. DSUs issued in lieu of payment of cash retainer fees are not included in this column.

(5)
These amounts represent the Company's match of directors' contributions to qualified, eligible IRS recognized non-profit organizations. The amount for Mr. Dittamore includes $12,000 in matching contributions we made in fiscal 2017 for contributions made in fiscal 2016. Perquisites and personal benefits have been excluded as the total value for each director was less than $10,000.

(6)
Mr. Dittamore concluded his service as a director at the 2017 annual meeting of stockholders.

(7)
Ms. Livermore joined the Board on October 9, 2016 (i.e., in the beginning of fiscal 2017). Accordingly, in the Stock Awards column, in addition to the amount of the annual DSU award granted to her and all other non-employee directors in connection

84	2018 Proxy Statement

Director Compensation

  with the 2017 annual meeting of stockholders, the amount listed for Ms. Livermore also includes her prorated new director DSU grant (to reflect her partial year of service on the Board from the commencement of her service until the 2017 annual meeting of stockholders).

The following table shows the number of outstanding stock options and the aggregate number of outstanding RSUs and DSUs held by each individual who served as a nonemployee director of the Company at any time during fiscal 2017, as of September 24, 2017.

Outstanding Equity Awards Held by Directors at Fiscal Year End

Name	Number of Outstanding Options (#) (1)	Number of Outstanding DSUs (#) (2)

Barbara T. Alexander	—	14,699

Raymond V. Dittamore (3)	28,000	4,802

Jeffrey W. Henderson	—	9,824

Thomas W. Horton	2,500	12,059

Ann M. Livermore	—	6,208

Harish Manwani	—	12,059

Mark D. McLaughlin	—	13,677

Clark T. Randt, Jr.	—	15,020

Francisco Ros	—	12,059

Anthony J. Vinciquerra	—	12,319

(1)
All outstanding stock options referenced in this column are fully vested.

(2)
The information in this column includes dividend equivalent rights and amounts deferred under the director compensation program. See the narrative above under "Director Compensation" for detailed information on DSUs granted to our nonemployee directors.

(3)
Mr. Dittamore concluded his service as director at the 2017 annual meeting of stockholders.

2018 Proxy Statement	85

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in its general oversight of Qualcomm's financial reporting processes. The Audit Committee Charter describes in greater detail the full responsibilities of the Committee. During each fiscal year, the Audit Committee reviews the Company's consolidated financial statements, internal control over financial reporting, audit matters and reports from management. In connection with these reviews, the Audit Committee meets with management and the independent public accountants (PricewaterhouseCoopers LLP) at least once each quarter. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. These meetings include, whenever appropriate, executive sessions in which the Audit Committee meets separately with the independent public accountants, internal auditors, management personnel and legal counsel.

As part of its review of audit matters, the Audit Committee supervises the relationship between the Company and its independent public accountants, including: having direct responsibility for their appointment, compensation and retention; reviewing the nature and type of their services; approving their audit and non-audit services; reviewing the plan for and results of the annual integrated audit and quarterly reviews of the Company's consolidated financial statements; and confirming their independence. The Audit Committee has evaluated PricewaterhouseCoopers LLP's qualifications, performance and independence, including that of the lead audit partner. The Audit Committee and senior financial management determine the selection of the lead audit partner, working with PricewaterhouseCoopers LLP. As part of the engagement process, the Audit Committee considers whether to rotate the independent public accountants. Although the Audit Committee has the sole authority to appoint the independent public accountants, the Audit Committee will continue its longstanding practice of recommending that the Board ask the stockholders to ratify the appointment of the independent public accountants at the Annual Meeting.

In addition, the Audit Committee reviews key initiatives and programs aimed at maintaining the effectiveness of the Company's internal control over financial reporting. Together with senior members of the Company's management team, the Audit Committee reviews the plans of the internal auditors, the results of internal audit examinations and evaluations by management and the Company's independent public accountants of the Company's internal control over financial reporting and the quality of the Company's financial reporting. As part of this process, the Audit Committee monitors the scope and adequacy of the Company's internal auditing program, including reviewing internal audit department staffing levels and steps taken to maintain the effectiveness of internal procedures and controls.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews and discusses the quarterly unaudited and annual audited consolidated financial statements with management, the internal auditors and the independent public accountants prior to their issuance. In its oversight role, the Audit Committee relies on the work and assurances of the Company's management, which is responsible for establishing and maintaining adequate internal control over financial reporting, preparing the consolidated financial statements and other reports and maintaining policies relating to legal and regulatory compliance, ethics and conflicts of interest. PricewaterhouseCoopers LLP is responsible for performing an independent audit of the annual consolidated financial statements and expressing an opinion on the conformity of those consolidated financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of the Company's internal control over financial reporting.

The Audit Committee has reviewed with the independent public accountants the matters required to be discussed by Auditing Standard No. 1301, "Communications with Audit Committees," including a discussion with management and the independent public accountants about the quality (and not merely the acceptability) of the Company's accounting principles, the reasonableness of significant estimates, judgments and the transparency of disclosures in the Company's consolidated financial statements. In addition, the Audit Committee reviewed and discussed with PricewaterhouseCoopers LLP matters related to its independence, including a review of audit and non-audit fees and the written disclosures in the letters from PricewaterhouseCoopers LLP to the Committee required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent public accountant's communication with the Audit Committee concerning independence. The Audit Committee concluded that PricewaterhouseCoopers LLP is independent from the Company and its management.

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Audit Committee Report

Taking all these reviews and discussions into account, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Qualcomm's Annual Report on Form 10-K for fiscal year 2017 for filing with the SEC.

AUDIT COMMITTEE
Jeffrey W. Henderson, Chair Ann M. Livermore Anthony J. Vinciquerra

2018 Proxy Statement	87

 ADDITIONAL INFORMATION

Impact of the Election of a Majority of Broadcom's Nominees on the Company's CIC Severance Plan and LTIPs

For the reasons described in "Proposal 1: Election of Directors — Required Vote and Board Recommendation" on page 26, our Board does not endorse any Broadcom nominee and unanimously recommends that you disregard any blue proxy card that may be sent to you by Broadcom.

However, in the event that a majority of the Broadcom nominees are elected to the Company's Board of Directors without the approval of a majority of the members of the Incumbent Board, this would be considered a "change in control" under the Company's 2006 LTIP and 2016 LTIP, as amended as of December 20, 2017, and the Qualcomm Incorporated Non-Executive Officer Change in Control Severance Plan (the CIC Severance Plan) (which does not cover employees at the level of Executive Vice President and above, and as such excludes all our NEOs). However, that change in control will not, in and of itself, trigger any compensation or benefits for any of our employees, including our NEOs. Only a subsequent involuntary termination without "cause" or a voluntary resignation for "good reason", each as defined in the applicable plan, would trigger the accelerated vesting of equity awards described in "Figure 15: Treatment of Unvested Equity Awards in Certain Termination Situations" and, solely for our employees below the level of Executive Vice President, the severance benefits described below under the CIC Severance Plan, in each case, subject to the terms of the applicable plan. Any such termination of employment would be at the discretion of the newly constituted, Broadcom-nominated board of directors, and therefore extremely speculative at this time.

Pursuant to the CIC Severance Plan, if, during the two-year period following any "change in control" (as defined in the CIC Severance Plan), a participant's employment is terminated by the Company without "cause" or by the participant for "good reason" (in each case, as defined in the CIC Severance Plan), then the participant will receive, subject to a participant's execution of a release, (i) a lump sum severance payment of a number of weeks of the participant's base salary, based on the participant's position and years of service as described in the sentence immediately below, (ii) in the case of participants who are Senior Vice Presidents and Vice Presidents only, a lump sum payment of a pro rata target bonus for the year of termination, (iii) continued payment for the cost of the participant's premiums for health continuation coverage under COBRA for a period equal to the number of weeks of severance pay but no longer than the end of the COBRA period, and (iv) outplacement benefits for a period of time and on a basis no less favorable than the participant would have received if he or she had terminated under a severance-qualifying termination as of immediately prior to the change in control. For purposes of calculating the severance payment, the number of weeks of base salary will be (a) in the case of the Company's Senior Vice Presidents and Vice Presidents, 16 weeks plus two weeks for each year of service of the participant, but in no event less than 52 weeks; (b) in the case of the Company's Senior Staff through Senior Director Level Employees (Engineering, Professional and Overtime Eligible Professionals), 12 weeks plus two weeks for each year of service of the participant, but in no event less than 26 weeks; (c) in the case of the Company's Senior through Staff Level Employees (Engineering, Professional and Overtime Eligible Professionals), eight weeks plus two weeks for each year of service of the participant, but in no event less than 16 weeks; (d) in the case of the Company's Associate through Intermediate Level Employees (Engineering, Professional and Overtime Eligible Professionals), four weeks plus two weeks for each year of service of the participant, but in no event less than eight weeks; and (e) in the case of all other participants, two weeks plus two weeks for each year of service of the participant, but in no event less than four weeks. The cash severance provisions described in this paragraph apply to all participants, except that the payments described in clauses (i) and (ii) above will generally be reduced by any other severance payments or benefits such participant may receive.

The CIC Severance Plan also provides that if a participant would be subject to the excise tax under Section 280G of the Internal Revenue Code, the payments will be reduced so that the participant is not subject to the tax, if such a reduction would place the participant in a better after-tax position than if the participant received the payments and paid the tax. The Company can modify or terminate the CIC Severance Plan at any time, except that no action that has the effect of reducing the rights of any employee under the CIC Severance Plan will be effective during the one-year period following the date on which the action is taken without the written consent of the employee. In addition, no such action will be effective during a pending change in control or for the two-year period following any change in control without the written consent of the employee.

As noted above, employees at the level of Executive Vice President and above, including all our NEOs, are not covered by and do not participate in the CIC Severance Plan.

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OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly submitted before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

A copy of our Annual Report on Form 10-K for fiscal 2017 as filed with the Securities and Exchange Commission, excluding exhibits, may be obtained by stockholders without charge by request to Investor Relations, 5775 Morehouse Drive, San Diego, California 92121-1714 or by calling 858-658-4813 (or toll-free at 866-658-4813) and may be accessed on our website at http://investor.qualcomm.com/sec.cfm?DocType=Annual&Year=.

By Order of the Board of Directors,

Donald J. Rosenberg Executive Vice President, General Counsel and Corporate Secretary

[            ], 2018

2018 Proxy Statement	89

APPENDIX A: FINANCIAL INFORMATION

       The following is certain information that was originally filed with the Securities and Exchange Commission (SEC) on November 1, 2017 as part of our Annual Report on Form 10-K for the fiscal year ended September 24, 2017. We have not undertaken any updates or revision to such information since the date it was originally filed with the SEC. Accordingly, you are encouraged to review such financial information together with any subsequent information we have filed with the SEC and other publicly available information. The words "Qualcomm," "we," "our," "ours" and "us" used in this financial information refer only to QUALCOMM Incorporated and its subsidiaries and not any other person or entity.

       This financial information contains forward-looking statements regarding our business, investments, financial condition, results of operations and prospects. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this financial information. Additionally, statements concerning future matters such as the development of new products, enhancements or technologies, industry and market trends, sales levels, expense levels and other statements regarding matters that are not historical are forward-looking statements.

       Although forward-looking statements reflect our good faith judgment, such statements can only be based on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties and actual results and outcomes may differ materially from those referred to herein due to a number of important factors, including but not limited to risks associated with our proposed acquisition of NXP Semiconductors N.V., commercial network deployments, expansions and upgrades of CDMA, OFDMA and other communications technologies, our customers' and licensees' sales of products and services based on these technologies and our customers' demand for our products and services; competition in an environment of rapid technological change; our dependence on a small number of customers and licensees; our dependence on the premium-tier device segment; attacks on our licensing business model, including current and future legal proceedings or actions of governmental or quasi-governmental bodies or standards or industry organizations; the enforcement and protection of our intellectual property rights; the continued and future success of our licensing programs and the need to extend license agreements that are expiring; government regulations and policies, or adverse rulings in enforcement or other proceedings; the commercial success of our new technologies, products and services, including our ability to extend our products into new and expanded product areas and adjacent industry segments; our dependence on a limited number of third-party suppliers; claims by third parties that we infringe their intellectual property; strategic acquisitions, transactions and investments; our use of open source software; our stock price and earnings volatility; our indebtedness; our ability to attract and retain qualified employees; foreign currency fluctuations; global regional or local economic that impact the industries in which we operate; failures in our products or services or in the products or services of our customers or licensees, including those resulting from security vulnerabilities, defects or errors; security breaches of our information technology systems; and potential tax liabilities; as well as other risks detailed from time-to-time in our SEC reports, including our Annual Report on Form 10-K for the fiscal year ended September 24, 2017.

       We incorporated in 1985 under the laws of the state of California. In 1991, we reincorporated in the state of Delaware. We operate and report using a 52-53 week fiscal year ending on the last Sunday in September. Our 52-week fiscal years consist of four equal fiscal quarters of 13 weeks each, and our 53-week fiscal years consist of three 13-week fiscal quarters and one 14-week fiscal quarter. The financial results for our 53-week fiscal years and our 14-week fiscal quarters will not be exactly comparable to our 52-week fiscal years and our 13-week fiscal quarters. The fiscal years ended September 24, 2017, September 25, 2016 and September 27, 2015 included 52 weeks.

Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

Market Information and Dividends

       Our common stock is traded on the NASDAQ Global Select Market (NASDAQ) under the symbol "QCOM." The following table sets forth the range of high and low sales prices of our common stock as reported by NASDAQ and cash dividends announced per share of common stock, for the fiscal periods presented. Quotations of our stock price

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Appendix A: Financial Information

represent inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions.

	High ($)	Low ($)	Dividends ($)
2017
First quarter	71.62	61.86	0.53
Second quarter	67.58	52.37	0.53
Third quarter	59.89	51.05	0.57
Fourth quarter	57.69	48.92	0.57
2016
First quarter	61.19	45.93	0.48
Second quarter	53.52	42.24	0.48
Third quarter	56.27	49.67	0.53
Fourth quarter	64.00	50.84	0.53

       At October 30, 2017, there were 7,310 holders of record of our common stock. On October 30, 2017, the last sale price reported on the NASDAQ for our common stock was $54.66 per share. On October 10, 2017, we announced a cash dividend of $0.57 per share on our common stock, payable on December 15, 2017 to stockholders of record as of the close of business on November 29, 2017. We intend to continue to pay quarterly dividends, subject to capital availability and our view that cash dividends are in the best interests of our stockholders. Future dividends may be affected by, among other items, our views on potential future capital requirements, including those relating to research and development, creation and expansion of sales distribution channels, investments and acquisitions, legal risks, withholding of payments by one or more of our significant licensees and/or customers, fines by government agencies and/or adverse rulings by a court or arbitrator in a legal matter, stock repurchase programs, debt issuance, changes in federal and state income tax law and changes to our business model.

Share-Based Compensation

       We primarily issue restricted stock units under our equity compensation plans, which are part of a broad-based, long-term retention program that is intended to attract and retain talented employees and directors and align stockholder and employee interests.

       Our 2016 Long-Term Incentive Plan (2016 Plan) provides for the grant of both incentive and nonstatutory stock options, stock appreciation rights, restricted stock, unrestricted stock, restricted stock units, performance units, performance shares, deferred compensation awards and other stock-based awards. Restricted stock units generally vest over periods of three years from the date of grant. Stock options vest over periods not exceeding five years and are exercisable for up to ten years from the grant date. The Board of Directors may amend or terminate the 2016 Plan at any time, with certain amendments also requiring stockholder approval.

       Additional information regarding our share-based compensation plans and plan activity for fiscal 2017, 2016 and 2015 is provided in "Notes to Consolidated Financial Statements, Note 5. Employee Benefit Plans" and additional information regarding our share-based compensation plans for fiscal 2017 is provided in our 2018 Proxy Statement under the heading "Equity Compensation Plan Information."

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Appendix A: Financial Information

Issuer Purchases of Equity Securities

       Issuer purchases of equity securities during the fourth quarter of fiscal 2017 were:

	Total Number of Shares Purchased	Average Price Paid Per Share (1)	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	Approximate Dollar Value of Shares that May Yet Be Purchased Under the Plans or Programs (2)
	(In thousands)		(In thousands)	(In millions)
June 26, 2017 to July 23, 2017	—	$—	—	$1,959
July 24, 2017 to August 20, 2017	2,854	52.54	2,854	1,809
August 21, 2017 to September 24, 2017	3,268	50.47	3,268	1,644

Total	6,122		6,122

(1)
Average Price Paid Per Share excludes cash paid for commissions.

(2)
On March 9, 2015, we announced a repurchase program authorizing us to repurchase up to $15 billion of our common stock. At September 24, 2017, $1.6 billion remained authorized for repurchase. The stock repurchase program has no expiration date.

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Selected Financial Data

       The following data should be read in conjunction with the annual consolidated financial statements, related notes and other financial information appearing elsewhere herein.

	Years Ended (1)
	September 24, 2017	September 25, 2016	September 27, 2015	September 28, 2014	September 29, 2013
	(In millions, except per share data)
Statement of Operations Data:
Revenues	$22,291	$23,554	$25,281	$26,487	$24,866
Operating income	2,614	6,495	5,776	7,550	7,230
Income from continuing operations (2)	2,465	5,702	5,268	7,534	6,845
Discontinued operations, net of income taxes	—	—	—	430	—
Net income attributable to Qualcomm	2,466	5,705	5,271	7,967	6,853

Per Share Data:
Basic earnings per share attributable to Qualcomm:
Continuing operations	$1.67	$3.84	$3.26	$4.48	$3.99
Discontinued operations	—	—	—	0.25	—
Net income	1.67	3.84	3.26	4.73	3.99
Diluted earnings per share attributable to Qualcomm:
Continuing operations	1.65	3.81	3.22	4.40	3.91
Discontinued operations	—	—	—	0.25	—
Net income	1.65	3.81	3.22	4.65	3.91
Dividends per share announced	2.20	2.02	1.80	1.54	1.20

Balance Sheet Data:
Cash, cash equivalents and marketable securities	$38,578	$32,350	$30,947	$32,022	$29,406
Total assets	65,486	52,359	50,796	48,574	45,516
Short-term debt (3)	2,495	1,749	1,000	—	—
Long-term debt (4)	19,398	10,008	9,969	—	—
Other long-term liabilities (5)	2,432	895	817	428	550
Total stockholders' equity	30,746	31,768	31,414	39,166	36,087
(1)
Our fiscal year ends on the last Sunday in September. The fiscal years ended September 24, 2017, September 25, 2016, September 27, 2015, September 28, 2014 and September 29, 2013 each included 52 weeks.

(2)
Revenues in fiscal 2017 were negatively impacted by actions taken by Apple and its contract manufacturers as well as the previously disclosed dispute with another licensee, who did not fully report or fully pay royalties due in the last three quarters of fiscal 2017, as well as the $940 million reduction to revenues recorded related to the BlackBerry arbitration. Operating income was further negatively impacted by $927 million and $778 million in charges related to the fines imposed by the KFTC and the TFTC, respectively.

(3)
Short-term debt was comprised of outstanding commercial paper and, in fiscal 2017, the current portion of long-term debt.

(4)
Long-term debt was comprised of floating- and fixed-rate notes.

(5)
Other long-term liabilities in this balance sheet data exclude unearned revenues.

Overview

       We are a global leader in the development and commercialization of foundational technologies and products used in mobile devices and other wireless products, including network equipment, broadband gateway equipment and consumer

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Appendix A: Financial Information

electronic devices. Our inventions helped power the growth in smartphones, which have connected billions of people. We are a pioneer in 3G (third generation) and 4G (fourth generation) wireless technologies, and are now a leader in 5G (fifth generation) wireless technologies to empower a new era of intelligent, connected devices. Our technologies and products are also used in industry segments beyond mobile, including automotive, IoT (Internet of Things), data center, networking, computing and machine learning, and allow millions of devices to connect with each other in new ways. We derive revenues principally from sales of integrated circuit products and licensing our intellectual property, including patents, software and other rights.

       The foundational technologies we invent help power the modern mobile experience. We share these inventions broadly through our licensing program, ensuring wide ecosystem access to technologies at the core of mobile innovation, and through the sale of our wireless chipset platforms and other products, which accelerates consumer adoption of experiences empowered by these inventions. As a company, we collaborate across the ecosystem, including manufacturers, operators, developers, governments and industry standards organizations, to create a global environment that drives continued progress and growth.

       We have a long history of driving innovation. We played a leading role in developing the inventions that serve as the foundation for 3G and 4G wireless technologies, which are expected to serve as the basis for 5G wireless technologies. This includes the CDMA (Code Division Multiple Access) and OFDMA (Orthogonal Frequency Division Multiple Access) families of technologies, with the latter encompassing LTE (Long Term Evolution), which, along with TDMA (Time Division Multiple Access), are the primary digital technologies currently used to transmit a wireless device user's voice or data over radio waves using a public cellular wireless network. We own significant intellectual property applicable to products that implement any version of CDMA and OFDMA, including patents, patent applications and trade secrets. Companies in the mobile communications industry generally recognize that any company seeking to develop, manufacture and/or sell subscriber units or infrastructure equipment that use CDMA-based and/or OFDMA-based technologies will require a license or other rights to use our patents.

       We also develop and commercialize numerous other key technologies used in handsets and other wireless devices that contribute to end-user demand, and we own substantial intellectual property related to these technologies. Some of these inventions were contributed to and are being commercialized as industry standards, such as certain video and audio codec, wireless LAN (local area network), GPS (global positioning system) and positioning and Bluetooth. Other technologies widely used by wireless devices that we have developed are not related to any industry standards, such as operating systems, user interfaces, graphics and camera processing functionality, RF (radio frequency) and antenna design and application processor architectures. Our patents cover a wide range of technologies across the entire wireless system (including wireless devices and infrastructure equipment) and not just what is embodied in chipsets.

       We are organized on the basis of products and services and have three reportable segments. We conduct business primarily through our QCT (Qualcomm CDMA Technologies) semiconductor business and our QTL (Qualcomm Technology Licensing) licensing business. QCT develops and supplies integrated circuits (also known as chips or chipsets) and system software based on CDMA, OFDMA and other technologies for use in mobile devices, wireless networks, devices used in the Internet of Things (IoT), broadband gateway equipment, consumer electronic devices and automotive telematics and infotainment systems. QTL grants licenses to use portions of our intellectual property portfolio, which includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products. Our QSI (Qualcomm Strategic Initiatives) reportable segment makes strategic investments. We also have nonreportable segments, including our mobile health, data center, small cell and other wireless technology and service initiatives.

Industry Trends

       The mobile industry has experienced tremendous growth for more than 20 years, growing from less than 60 million global connections in 1994 (WCIS+, October 2017) to approximately 7.8 billion global connections as of September 30, 2017 (GSMA Intelligence, October 2017). As the largest technology platform in the world, mobile has changed the way we work, the way we live and the way we connect with each other. The scale and pace of innovation in mobile, especially around connectivity and computing capabilities, is also impacting industries beyond wireless. Our business model and inventions have been integral to the mobile evolution, providing foundational technologies for this continued innovation and growth.

       Extending connectivity. 3G/4G multimode mobile broadband technology has been a key growth driver of mobile, providing users with fast, reliable, always-on connectivity. As of September 30, 2017, there were approximately 4.7 billion 3G/4G connections globally (CDMA-based, OFDMA-based and CDMA/OFDMA multimode) representing nearly

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60% of total mobile connections (GSMA Intelligence, October 2017). By 2020, global 3G/4G connections are projected to reach 6.3 billion, with approximately 83% of these connections coming from emerging regions (GSMA Intelligence, October 2017).

       3G/4G multimode mobile broadband has also emerged as an important platform for extending the reach and potential of the Internet. In 2010, the number of broadband connections using mobile technology surpassed those using fixed technologies (GSMA Intelligence, October 2017), making mobile networks the primary method of access to the Internet for many people around the world. This is further amplified in emerging regions, where, as of September 30, 2017, 3G/4G connections are approximately six times the number of fixed Internet connections (GSMA Intelligence and WBIS, October 2017). In China, 3G/4G LTE multimode services have experienced strong adoption since being launched in the fourth quarter of calendar 2013, with more than 939 million connections reported as of September 30, 2017 (GSMA Intelligence, October 2017). In India, mobile operators continue to expand their 4G multimode services, providing consumers with the benefits of advanced mobile broadband connectivity while creating new opportunities for device manufacturers and other members of the mobile ecosystem. 3G/4G mobile broadband may be the first and, in many cases, the only way that people in these regions access the Internet.

       Looking ahead, Qualcomm and the wireless industry are actively developing and standardizing 5G technology, which is the next generation of wireless technology, expected to be commercially deployed starting in 2019. While the 5G New Radio (NR) standard is still being defined, it is expected to provide a unified connectivity network for all spectrum and service types based on OFDM technology. 5G is being designed to support faster data rates, lower network latency and wider bandwidths of spectrum. Incorporating many of the innovations developed for 4G, 5G is also expected to be scalable and adaptable across a variety of use cases, which include, among others: empowering new industries and services, such as autonomous vehicles and industrial applications, through ultra-reliable, ultra-low latency communication links; and connecting a significant number of "things" (also known as the Internet of Things or IoT, including the connected home, smart cities devices, wearables and voice and music devices), with connectivity designed to meet ultra-low power, complexity and cost requirements. 5G is also expected to enhance mobile broadband services, including ultra-high definition (4K) video streaming and augmented and virtual reality, with multi-gigabit speeds.

       Most 5G devices are expected to include multimode support for 3G, 4G and Wi-Fi, enabling service continuity where 5G has yet to be deployed and simultaneous connectivity across 4G and Wi-Fi technologies, while also allowing mobile operators to utilize current network deployments. At the same time, 4G is expected to continue to evolve in parallel with the development of 5G and become fundamental to many of the key 5G technologies, such as support for unlicensed spectrum, gigabit LTE user data rates and LTE IoT to meet the needs of ultra-low power, complexity and cost applications. The first phase of 5G networks are expected to support mobile broadband services for the smartphone form factor both in lower spectrum bands below 6 GHz as well as higher bands above 6 GHz, including millimeter wave (mmWave).

       We continue to work closely with mobile operators and infrastructure companies around the world on 5G demonstrations and trials in preparation for commercial network launches.

       Growth in smartphones. Smartphone adoption continues to expand globally, fueled by fast 3G/4G LTE multimode connectivity advanced multimedia features and enhanced location awareness capabilities, among others. In 2016, approximately 1.5 billion smartphones shipped globally, representing a year-over-year increase of approximately 5%, with cumulative smartphone shipments between 2017 and 2021 projected to reach approximately 8.6 billion (Gartner, September 2017). Most of this growth is happening in emerging regions, where smartphones accounted for approximately 75% of handset shipments in 2016 and are expected to reach approximately 92% in 2021 (Gartner, September 2017). Growth in smartphones has not only been driven by the success of premium-tier devices, but also by the number of affordable handsets that are fueling shipments in emerging regions and the variety of flexible and affordable data plans being offered by mobile operators.

       Consumer demand for new types of experiences empowered by 3G/4G LTE connectivity, combined with the needs of mobile operators and device manufacturers to provide differentiated features and services, is driving continued innovation within the smartphone. We have been a leading contributor to this innovation that is happening across multiple technology dimensions, including connectivity, intelligence, camera, audio, video, sensors and security. As a result, the smartphone has become the go-to device for social networking, music, gaming, email and web browsing, among others. It is also replacing many traditional consumer electronics devices due to advanced capabilities, including digital cameras, video cameras, Global Positioning System (GPS) units and music players, combined with an always on and connected mobile platform.

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       Transforming other industries. With its significant scale, rapid development cycles and highly integrated solutions, a number of industries beyond mobile are leveraging technology innovations found in smartphones. Our inventions that contribute to the formation of advanced cellular technologies, such as 3G/4G LTE connectivity, are helping transform industry segments outside of the traditional cellular industry, including automotive and IoT, among others, and empowering companies to create new products and services.

       The proliferation of intelligent, connected things is also enabling new types of user experiences, as smartphones are able to interact with and control more of the objects around us. Through the addition of embedded sensors and on-device artificial intelligence processing, connected things are able to collect data and learn about their environment, providing users with contextually relevant information and further increasing the device's utility and value.

Wireless Technologies

       The growth in the use of wireless devices worldwide and the demand for data services and applications requires continuous innovation to further improve the user experience, support new services, increase network capacity, make use of different frequency bands and allow for dense network deployments. To meet these requirements, different wireless communications technologies continue to evolve. For nearly three decades, we have invested heavily in research and development to drive the evolution of wireless technologies, including CDMA and OFDMA. As a result, we have developed and acquired (and continue to develop and acquire) significant related intellectual property. This intellectual property has been incorporated into the most widely accepted and deployed cellular wireless communications technology standards, and we have licensed it to several hundred licensees, including leading wireless device and infrastructure manufacturers.

       Cellular wireless technologies. Relevant cellular wireless technologies can be grouped into the following categories.

       TDMA-based. TDMA (Time Division Multiple Access)-based technologies are characterized by their access method allowing several users to share the same frequency channel by dividing the signal into different time slots. Most of these systems are classified as 2G (second generation) technology. The main examples of TDMA-based technologies are GSM (deployed worldwide), IS-136 (deployed in the Americas) and Personal Digital Cellular (PDC) (deployed in Japan).

       Since CDMA technologies are the basis for all 3G wireless systems, GSM connections are declining. According to GSMA Intelligence estimates as of September 30, 2017, there were approximately 3.1 billion GSM connections worldwide, representing approximately 39% of total cellular connections, down from 46% as of September 30, 2016. The transition of wireless devices from 2G to 3G/4G technologies continued around the world with 3G/4G connections up 16% year-over-year (GSMA Intelligence, October 2017).

       CDMA-based. CDMA-based technologies are characterized by their access method allowing several users to share the same frequency and time by allocating different orthogonal codes to individual users. Most of the CDMA-based technologies are classified as 3G technology.

       There are a number of variants of CDMA-based technologies deployed around the world, in particular CDMA2000, EV-DO (Evolution Data Optimized), WCDMA (Wideband CDMA) and TD-SCDMA (Time Division-Synchronous CDMA) (deployed exclusively in China). CDMA-based technologies provide vastly improved capacity for voice and low-rate data services as compared to analog technologies and significant improvements over TDMA-based technologies such as GSM. To date, these technologies have seen many revisions, and they continue to evolve. New features continue to be defined in the 3rd Generation Partnership Project (3GPP), an industry standards development organization.

       CDMA technologies ushered in a significant increase in broadband data services that continue to grow globally. According to GSMA Intelligence estimates as of September 30, 2017, there were approximately 2.4 billion CDMA-based connections worldwide, representing approximately 30% of total cellular connections.

       OFDMA-based. OFDMA-based technologies are characterized by their access method allowing several users to share the same frequency band and time by allocating different subcarriers to individual users. Most of the OFDMA-based technologies to be deployed through 2017 are classified as 4G technology. It is expected that 5G will heavily leverage OFDM-based technologies. We continue to play a significant role in the development of LTE and LTE Advanced, which are the predominant 4G technologies currently in use, and their evolution to LTE Advanced Pro.

       LTE is incorporated in 3GPP specifications starting from release 8 and uses OFDMA in the downlink and single carrier FDMA (SC-FDMA) in the uplink. LTE has two modes, FDD (frequency division duplex) and TDD (time division duplex), to support paired and unpaired spectrum, respectively, and is being developed by 3GPP. The principal benefit of

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Appendix A: Financial Information

LTE is its ability to leverage a wide range of spectrum (bandwidths of up to 20 MHz or more through aggregation). LTE is designed to seamlessly interwork with 3G through 3G/4G multimode devices. Most LTE devices rely on 3G for voice services across the network, as well as for ubiquitous data services outside the LTE coverage area, and on 4G for data services inside the LTE coverage area. LTE's voice solution, VoLTE (voice over LTE), is being commercially deployed in a growing number of networks.

       Carrier aggregation, one of the significant improvements of LTE Advanced, was commercially launched in June 2013 and continues to evolve to aggregate additional carriers in the uplink as well as the downlink. Along with carrier aggregation, LTE Advanced brings many more enhancements, including advanced antenna techniques and optimization for small cells. Apart from improving the performance of existing networks, these releases also bring new enhancements under the umbrella of LTE Advanced Pro to which we have been a significant contributor, including, LTE Direct for proximity-based device-to-device discovery, cellular vehicle-to-everything (C-V2X) communication, improved LTE broadcast, optimizations of narrowband communications designed for IoT (known as eMTC and NB-IoT) and the ability to use LTE Advanced in unlicensed spectrum (LTE Unlicensed) as well as in emerging shared spectrum bands in various regions (such as the Citizens Broadband Radio Service or CBRS in the United States). There will be multiple options for deploying LTE Unlicensed for different deployment scenarios.

  •
  LTE-U, which relies on an LTE control carrier based on 3GPP Release 12, uses carrier aggregation to combine unlicensed and licensed spectrum in the downlink and has been introduced in early mobile operator deployments in the United States and evolves to Licensed Assisted Access (LAA).

  •
  LAA, introduced as part of 3GPP Release 13, also aggregates unlicensed and licensed spectrum in both up and downlink and is being deployed globally by mobile operators. LAA is a key technology for many operators with limited licensed spectrum to deliver Gigabit LTE speeds.

  •
  MulteFire can operate in unlicensed spectrum without a licensed anchor control channel.

       There also have been ongoing efforts to make the interworking between LTE and Wi-Fi more seamless and completely transparent to the users. Further integration is achieved with LTE Wi-Fi Link Aggregation (LWA), which will utilize existing and new carrier Wi-Fi deployments.

       According to GSMA Intelligence estimates as of September 30, 2017, there were approximately 2.3 billion global LTE connections worldwide, representing approximately 30% of total cellular connections.

       According to the Global mobile Suppliers Association (GSA), as of September 30, 2017, more than 810 wireless operators have commercially deployed or started testing LTE with 644 commercially launched in 200 countries. In addition, LTE Advanced standards featuring carrier aggregation have begun to be deployed, with 212 operators having commercially launched LTE Advanced networks in 105 countries (GSA, October 2017).

       As we look forward, the wireless industry is actively building the next generation of cellular technologies under the name 5G in 3GPP. While 5G is still being defined, our inventions that serve as foundational technologies for 3G and 4G are expected to serve as the basis for 5G wireless technologies. 5G is expected to transform the role of wireless technologies and incorporate advancements on 3G/4G features available today, including further enhanced mobile broadband services, device-to-device capabilities, use of all different types of spectrum (including licensed, unlicensed and shared spectrum) and connectivity of a significant number of things. 5G is also expected to include operation in emerging higher frequency bands, such as those in the millimeter wave range to significantly increase the data rate offered to users. Furthermore, 5G is expected to offer techniques that will allow cellular networks to expand into new vertical product segments, such as enabling automation-based platforms for industrial companies (known as Industrial IoT), and define a radio link with much higher levels of reliability for control of vehicles and machines. This development, which builds on the various 3G and 4G features addressing IoT, will further sustain the trend of enabling cellular connectivity to non-handset categories of devices. We continue to play a significant role in driving 5G from standardization to commercialization, including contributing to 3GPP standardization activities to define the 5G New Radio (NR) and Next Generation Core (NGC) standard and collaborating with industry participants on 5G demonstrations and trials to prepare for commercial network launches. We continue to enhance and track the 3GPP standard in our 5G NR prototypes for spectrum below 6GHz and mmWave spectrum, as well as for shared and unlicensed spectrum. These prototypes will be used for interoperability device testing starting in late 2017 with infrastructure partners as well as for early trial activities with mobile operators.

       Other (non-cellular) wireless technologies. There are other, non-cellular wireless technologies that have also been broadly adopted.

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Appendix A: Financial Information

       Wireless Local Area Networks. Wireless local area networks (WLAN), such as Wi-Fi, link two or more nearby devices wirelessly and usually provide connectivity through an access point. Wi-Fi systems are based on standards developed by the Institute of Electrical and Electronics Engineers (IEEE) in the 802.11 family of standards. 802.11ax, the latest standard, adds advanced features such as downlink and uplink OFDMA and uplink multiple user multiple in/multiple out (UL MU MIMO) to the 802.11 baseline standard. This technology primarily targets broadband connectivity for mobile devices, tablets, laptops and other consumer electronics devices using 2.4 GHz and 5 GHz spectrum. For 60GHz mmWave technology, 802.11ay adds wider channel bandwidth and the use of MIMO to the existing 802.11ad (also known as Gigabit Wi-Fi or WiGig) standard. 802.11ah was finalized in early 2017 and targets sub-1 GHz spectrum and is expected to be a solution for "connected home" applications that require long battery life. We played a leading role in the development of 802.11ac, 802.11ax, 802.11ay, 802.11ah and 802.11p, and we are actively involved in innovative programs developed in the context of the Wi-Fi Alliance.

       Bluetooth. Bluetooth is a wireless personal area network that provides wireless connectivity between devices over short distances ranging from a few centimeters to a few hundred meters. Bluetooth technology provides wireless connectivity to a wide range of fixed or mobile consumer electronics devices. Bluetooth functionalities are standardized by the Bluetooth Special Interest Group in various versions of the specification (from 1.0 to 5.0), which include different functionalities, such as enhanced data rate, low energy and mesh technologies. In August 2015, we acquired CSR plc, a leading contributor to Bluetooth evolution in the areas of mobile devices, HID (human interface device), A/V (audio/video) and mesh technologies.

       Location Positioning Technologies. Location positioning technologies have evolved rapidly in the industry over the past few years in order to deliver an enhanced location experience. We were a key developer of the Assisted-GPS (A-GPS) positioning technology used in most cellular handsets today. For uses requiring the best accuracy for E911 services and navigational based services, A-GPS provided a leading-edge solution.

       The industry has now evolved to support additional inputs for improving the location experience. Our products and intellectual property now support multiple constellations, including: GPS, GLONASS, Galileo and BeiDou; terrestrial-based positioning using WWAN (Wireless Wide Area Network) and Wi-Fi-based inputs; Wi-Fi RSSI (received signal strength indication) and RTT (round-trip time) signals for indoor location; and third-party sensors combined with GNSS (Global Navigation Satellite System) measurements to provide interim support for location-based services in rural areas and indoors where other signal inputs may not be available.

Other Significant Technologies used in Cellular and Certain Consumer Electronic Devices and Networks

       We have played a leading role in developing and/or acquired many of the other technologies used across the wireless system, such as cellular and certain consumer electronic devices and not just what is embodied in the chipsets, and networks, including:

  •
  graphics and display processing functionality;

  •
  video coding based on the HEVC (high efficiency video codec) standard, which is being deployed to support 4K video and immersive media content;

  •
  audio coding, including EVS (enhanced voice services) and MPEG-H 3D Audio;

  •
  the latest version of 3GPP's codec for multimedia use and for voice/speech use, which is being deployed commercially;

  •
  multimedia transport, including MPEG-DASH (Dynamic Adaptive Streaming over HTTP) enabling advanced multimedia experiences;

  •
  camera and camcorder functions;

  •
  operating system and user interface features;

  •
  machine learning platforms;

  •
  augmented reality (AR) and virtual reality (VR) features enabling new types of user experiences;

  •
  security and content protection systems for enhanced device security without compromising the user experience;

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Appendix A: Financial Information

  •
  volatile (LP-DDR2, 3, 4) and non-volatile (eMMC) memory and related controllers;

  •
  power management systems for improved battery life and device charging; and

  •
  RFFE (radio frequency front-end) system products for improved signal performance and reduced power consumption, while simplifying the design for manufacturers to develop LTE multimode, multiband devices.

Our Business and Operating Segments

       We develop and commercialize foundational technologies and products used in mobile devices and other wireless products, including network equipment, broadband gateway equipment and consumer electronics devices. We derive revenues principally from sales of integrated circuit products and licensing our intellectual property, including patents, software and other rights.

       We are organized on the basis of products and services and have three reportable segments. We conduct business primarily through our QCT (Qualcomm CDMA Technologies) semiconductor business and our QTL (Qualcomm Technology Licensing) licensing business. QCT develops and supplies integrated circuits and system software based on CDMA, OFDMA and other technologies for use in mobile devices, wireless networks, devices used in IoT, broadband gateway equipment, consumer electronic devices and automotive telematics and infotainment systems. QTL grants licenses to use portions of its intellectual property portfolio, which includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products. Our QSI (Qualcomm Strategic Initiatives) reportable segment makes strategic investments. We also have nonreportable segments, including our mobile health, data center, small cell and other wireless technology and service initiatives.

       Our reportable segments are operated by QUALCOMM Incorporated and its direct and indirect subsidiaries. Substantially all of our products and services businesses, including QCT, and substantially all of our engineering, research and development functions, are operated by Qualcomm Technologies, Inc. (QTI), a wholly-owned subsidiary of QUALCOMM Incorporated, and QTI's subsidiaries. QTL is operated by QUALCOMM Incorporated, which owns the vast majority of our patent portfolio. Neither QTI nor any of its subsidiaries has any right, power or authority to grant any licenses or other rights under or to any patents owned by QUALCOMM Incorporated.

       Seasonality. Many of our products and/or intellectual property are incorporated into consumer wireless devices, which are subject to seasonality and other fluctuations in demand. As a result, QCT has tended historically to have stronger sales toward the end of the calendar year as manufacturers prepare for major holiday selling seasons; and because QTL recognizes royalty revenues when royalties are reported by licensees, QTL has tended to record higher royalty revenues in the first calendar quarter when licensees report their sales made in the fourth calendar quarter. We have also experienced fluctuations in revenues due to the timing of conversions and expansions of 3G and 4G networks by wireless operators and the timing of launches of flagship wireless devices that incorporate our products and/or intellectual property. These trends may or may not continue in the future. These seasonal trends for QTL may be impacted by disputes and/or resolutions with licensees.

Corporate Structure

       We operate our businesses through our parent company, QUALCOMM Incorporated, and multiple direct and indirect subsidiaries. We have developed our corporate structure in order to address various legal, regulatory, tax, contractual compliance, operations and other matters. Substantially all of our products and services businesses, including QCT, and substantially all of our engineering, research and development functions, are operated by QUALCOMM Technologies, Inc. (QTI), a wholly-owned subsidiary of QUALCOMM Incorporated, and QTI's subsidiaries. QTL is operated by QUALCOMM Incorporated, which owns the vast majority of our patent portfolio. Neither QTI nor any of its subsidiaries has any right, power or authority to grant any licenses or other rights under or to any patents owned by QUALCOMM Incorporated.

Management's Discussion and Analysis of Financial Condition and Results of Operations

       In addition to historical information, the following discussion contains forward-looking statements that are subject to risks and uncertainties. Actual results may differ materially from those referred to herein due to a number of factors, including but not limited to risks described in the section entitled "Risk Factors" and elsewhere in our Annual Report on Form 10-K for fiscal 2017.

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Appendix A: Financial Information

       The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included in "Notes to Consolidated Financial Statements" and our Annual Report on Form 10-K for fiscal 2017.

Fiscal 2017 Overview

       Revenues were $22.3 billion with net income attributable to Qualcomm of $2.5 billion, a decrease of 5% and 57% from fiscal 2016, respectively. Highlights and other events from fiscal 2017 included:

  •
  The transition of wireless networks and devices to 3G/4G (CDMA-single mode, OFDMA-single mode and CDMA/OFDMA multi-mode) continued around the world. 3G/4G connections increased to approximately 4.7 billion, up 16% year-over-year, and represent approximately 60% of total mobile connections at the end of fiscal 2017, up from 54% at the end of fiscal 2016.(1)

  •
  We continue to invest significant resources toward advancements primarily in support of 4G OFDMA- and 5G-based technologies as well as other technologies to extend the demand for our products and generate new or expanded licensing opportunities, including within adjacent industry segments outside traditional cellular industries, such as automotive, the Internet of Things (IoT) and networking.

  •
  QCT results were positively impacted by growth in revenues related to adjacent industry segments outside traditional cellular industries, results from our recently formed RF360 Holdings joint venture and cost reduction initiatives achieved under the Strategic Realignment Plan, partially offset by a decline in share at Apple.

  •
  QTL results were negatively impacted by actions taken by Apple and its contract manufacturers, as well as the previously disclosed dispute with another licensee, who underpaid royalties due in the second quarter of fiscal 2017 and did not report or pay royalties due in the third or fourth quarter of fiscal 2017.

  •
  In January 2017, we received a formal written decision from the Korea Fair Trade Commission (KFTC) in connection with its investigation of us, which ordered certain remedial actions and imposed a fine of approximately 1.03 trillion Korean Won (approximately $927 million). The fine was paid in March 2017.

  •
  On October 11, 2017, the Taiwan Fair Trade Commission (TFTC) announced that it had reached a decision in its investigation of us and found us to be in violation of the Taiwan Fair Trade Act. On October 23, 2017, we received the TFTC's written decision, which prohibits certain conduct, allows for certain competing chip companies and handset manufacturers to request to amend or enter into patent license and other relevant agreements, and imposes a fine of approximately 23.4 billion Taiwan Dollars (approximately $778 million based on the exchange rate at September 24, 2017), which was recorded as a charge to other expense in the fourth quarter of fiscal 2017.

  •
  In May 2017, in connection with the arbitration decision, we entered into a Joint Stipulation Regarding Final Award Agreement with BlackBerry Limited (BlackBerry) and paid to BlackBerry $940 million to cover the award amount, prejudgment interest and attorney's fees. This amount, which was recorded as a reduction to revenues, also reflected certain amounts that were owed to us by BlackBerry.

  •
  On October 27, 2016, we announced a definitive agreement under which Qualcomm River Holdings, B.V. (Qualcomm River Holdings), an indirect, wholly owned subsidiary of QUALCOMM Incorporated, will acquire NXP Semiconductors N.V. (NXP). Pursuant to the definitive agreement, Qualcomm River Holdings has commenced a tender offer to acquire all of the issued and outstanding common shares of NXP for $110 per share in cash, for estimated total cash consideration to be paid to NXP's shareholders of $38 billion. NXP is a leader in high-performance, mixed-signal semiconductor electronics in automotive, broad-based microcontrollers, secure identification, network processing and RF power products. The transaction is subject to receipt of regulatory approvals in various jurisdictions and other closing conditions. While we continue to work to close by the end of calendar 2017, the transaction may close in early 2018.

  •
  In May 2017, we issued an aggregate principal amount of $11.0 billion in nine tranches of unsecured floating- and fixed-rate notes, with maturity dates starting in 2019 through 2047 and effective interest rates between 1.80% and 4.47%. The proceeds are intended to be used to finance, in part, our proposed acquisition of NXP and other related transactions and for general corporate purposes.

(1)
According to GSMA Intelligence estimates as of October 30, 2017 (estimates excluded Wireless Local Loop).

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Appendix A: Financial Information

Looking Forward

       We expect continued growth in the coming years in consumer demand for 3G, 3G/4G multimode and 4G products and services around the world, driven primarily by smartphones. We also expect growth in new device categories and industries, driven by the expanding adoption of certain technologies that are already commonly used in smartphones by industry segments outside traditional cellular industries, such as automotive, IoT and networking. As we look forward to the next several months and beyond, we expect our business to be impacted by the following key items:

  •
  On October 27, 2016, we announced a definitive agreement under which Qualcomm River Holdings, an indirect, wholly owned subsidiary of QUALCOMM Incorporated, will acquire NXP. Pursuant to the definitive agreement, Qualcomm River Holdings has commenced a tender offer to acquire all of the issued and outstanding common shares of NXP for $110 per share in cash, for estimated total cash consideration to be paid to NXP's shareholders of $38 billion. NXP is a leader in high-performance, mixed-signal semiconductor electronics in automotive, broad-based microcontrollers, secure identification, network processing and RF power products. The transaction is subject to receipt of regulatory approvals in various jurisdictions and other closing conditions, including the tender of at least 80% of the issued and outstanding common shares of NXP in the offer (provided that the minimum tender threshold may be reduced to a percentage not less than 70% with the prior written consent of NXP). While we continue to work to close by the end of calendar 2017, the transaction may close in early 2018. We intend to fund the transaction with cash generated from our recent debt offering as well as cash held by our foreign entities and use of a Term Loan, which we expect to draw on at close. We expect that this acquisition will continue to require us to devote significant resources and management time and attention and utilize a substantial portion of our cash, cash equivalents and marketable securities.

  •
  Regulatory authorities in certain jurisdictions continue to investigate our business practices, and other regulatory authorities may do so in the future. Unfavorable resolutions of one or more of these matters have had and could in the future have a material adverse effect on our business with remedies that include, among others, injunctions, monetary damages or fines or other orders to pay money, and the issuance of orders to cease certain conduct and/or modify our business practices. Additionally, certain of our direct and indirect customers and licensees, including BlackBerry Limited and Apple Inc., have pursued, and others may in the future pursue, litigation or arbitration against us related to our business. Unfavorable resolutions of one or more of these matters have had and could in the future have a material adverse effect on our business, including monetary damages. These activities have required and we expect that they will continue to require the investment of significant management time and attention, and have resulted and we expect that they will continue to result in increased legal costs. See "Notes to Consolidated Financial Statements, Note 7. Commitments and Contingencies" included herein.

  •
  We are currently in dispute with Apple surrounding what we believe is an attempt by Apple to reduce the amount of royalties that its contract manufacturers are required to pay to us for use of our intellectual property. QTL revenues and EBT in fiscal 2017 were negatively impacted as a result of actions taken by Apple and its contract manufacturers. Such contract manufacturers did not fully report and did not pay royalties due on sales of Apple products for a portion of the fiscal year. We have taken action against Apple's contract manufacturers to compel such licensees to pay the required royalties, and against Apple. Additionally, QTL revenues and EBT in fiscal 2017 were negatively impacted by the previously disclosed dispute with another licensee, who did not fully report or fully pay royalties due in the last three quarters of fiscal 2017. We expect these companies will continue to take such actions in the future, resulting in increased legal costs and negatively impacting our future revenues, as well as our financial condition, results of operations and cash flows until the respective disputes are resolved.

  •
  We continue to believe that certain licensees, particularly in China, are not fully complying with their contractual obligations to report their sales of licensed products to us, and certain companies, including unlicensed companies, particularly in emerging regions, including China, are delaying execution of new license agreements. We have made substantial progress in reaching agreements with many companies, primarily in China. However, negotiations with certain licensees and unlicensed companies are ongoing. We believe that the conclusion of new agreements with these companies will result in improved reporting by these licensees, including with respect to sales of three-mode devices (i.e., devices that implement GSM, TD-SCDMA and LTE-TDD) sold in China. Additionally, we believe our increased efforts in the areas of compliance will improve reporting, but will also result in increased costs to the business. Litigation and/or other actions, such as those recently taken against Apple and its contract manufacturers, may be necessary to compel licensees to report

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Appendix A: Financial Information

    and pay the required royalties for sales they have not previously reported and/or to compel unlicensed companies to execute licenses. Such litigation or other actions would result in increased legal costs.

  •
  We expect our business, particularly QCT, to continue to be impacted by industry dynamics, including:

    •
    Concentration of device share among a few companies within the premium tier, resulting in significant supply chain leverage for those companies;

    •
    Decisions by companies to utilize their own internally-developed integrated circuit products and/or sell such products to others, including by bundling with other products, increasing competition;

    •
    Decisions by certain companies to utilize our competitors' integrated circuit products in all or a portion of their devices. For example, commencing with the iPhone 7 (which was released in September 2016), we are no longer the sole supplier of modems for new iPhone product launches, as Apple utilizes modems from one of our competitors in a portion of such devices. We expect that in the future Apple will utilize our competitors' modems in a portion of (or potentially all) iPhones. Accordingly, QCT revenues from modem sales for iPhones declined in fiscal 2017 and may continue to decline in the future, in part depending on the extent of Apple's utilization of competitors' modems and the mix of the various versions that are sold. Overall QCT revenues, as well as profitability, may similarly decline unless offset by sales of integrated circuit products to other customers, including those outside of traditional cellular industries, such as automotive, IoT and networking. Apple's dual sourcing does not impact our licensing revenues since our licensing revenues from Apple products are not dependent upon whether such products include our chipsets;

    •
    Intense competition, particularly in China, as our competitors expand their product offerings and/or reduce the prices of their products as part of a strategy to attract new and/or retain existing customers; and

    •
    Lengthening replacement cycles in developed regions, where the smartphone industry is mature, premium-tier smartphones are common and consumer demand is increasingly driven by new product launches and/or innovation cycles, and from increasing consumer demand in emerging regions where premium-tier smartphones are less common and replacement cycles are on average longer than in developed regions.

  •
  Consumer demand for 3G/4G smartphone products is increasing in emerging regions driven by availability of lower-tier 3G/4G devices. We expect the ongoing rollout of 4G services in emerging regions will encourage competition and growth, bringing the benefits of 3G/4G LTE multimode to consumers.

  •
  We continue to invest significant resources toward advancements in 4G LTE and 5G technologies, OFDM-based WLAN technologies, wireless baseband chips, our converged computing/communications (Snapdragon) chips, radio RFFE, connectivity, power management, graphics, audio and video codecs, multimedia products and software, which contribute to the expansion of our intellectual property portfolio. We are also investing in targeted opportunities that leverage our existing technical and business expertise to deploy new business models and enter and/or expand into new industry segments, such as products for automotive, IoT (including the connected home, smart cities, wearables, voice and music and robotics), data center, networking, computing and machine learning, among others.

       In addition to the foregoing business and market-based matters, we continue to devote resources to working with and educating participants in the wireless value chain and governments as to the benefits of our business model and our extensive technology investments in promoting a highly competitive and innovative wireless industry. However, we expect that certain companies may continue to be dissatisfied with the need to pay reasonable royalties for the use of our technology and not welcome the success of our business model in enabling new, highly cost-effective competitors to their products. We expect that such companies, and/or governments or regulators, will continue to challenge our business model in various forums throughout the world.

       Further discussion of risks related to our business is presented in the section entitled "Risk Factors" and elsewhere in our Annual Report on Form 10-K for Fiscal 2017.

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Appendix A: Financial Information

Critical Accounting Estimates

       The preparation of our consolidated financial statements in accordance with accounting principles generally accepted in the United States requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities. We base our estimates on historical and anticipated results and trends and on various other assumptions that we believe are reasonable under the circumstances, including assumptions as to future events. By their nature, estimates are subject to an inherent degree of uncertainty. Although we believe that our estimates and the assumptions supporting our assessments are reasonable, actual results that differ from our estimates could be material to our consolidated financial statements. A summary of our significant accounting policies is included in "Notes to Consolidated Financial Statements, Note 1. The Company and Its Significant Accounting Policies." We consider the following accounting estimates to be critical in the preparation of our consolidated financial statements.

       Impairment of Marketable Securities and Other Investments. We hold investments in marketable securities, with increases and decreases in fair value generally recorded through stockholders' equity as other comprehensive income or loss. We record impairment losses in earnings when we believe an investment has experienced a decline that is other than temporary. During fiscal 2017, 2016 and 2015, we recorded $131 million, $112 million and $163 million, respectively, in impairment losses on our investments in marketable securities. In connection with the proposed NXP transaction, during fiscal 2017, we divested a substantial portion of our marketable securities portfolio in order to finance, in part, that transaction. Given the change in our intention to sell certain marketable securities, we recognized other-than-temporary impairment losses in fiscal 2017 for such marketable securities and may recognize additional losses prior to the sale of such marketable securities still held at September 24, 2017. For the available-for-sale securities that are not expected to be sold to finance the NXP transaction, we concluded that the gross unrealized losses of $1 million were temporary at September 24, 2017.

       We also hold investments in non-marketable equity instruments in privately held companies that are accounted for using either the cost or the equity method. Many of these investments are in early-stage companies, which are inherently risky because the markets for the technologies or products of these companies are uncertain and may never develop. We monitor our investments for events or circumstances that could indicate the investments are impaired, such as a deterioration in the investee's financial condition and business forecasts and lower valuations in recently completed or proposed financings, and we record impairment losses in earnings when we believe an investment has experienced a decline in value that is other than temporary.

       Valuation of Inventories. Inventories are valued at the lower of cost or market (replacement cost, not to exceed net realizable value) using the first-in, first-out method. Recoverability of inventories is assessed based on review of future customer demand that considers multiple factors, including committed purchase orders from customers as well as purchase commitment projections provided by customers, among other things. This valuation also requires us to make judgments and assumptions based on information currently available about market conditions, including competition, product pricing, product life cycle and development plans. If we overestimate demand for our products, the amount of our loss will be impacted by our contractual ability to reduce inventory purchases from our suppliers. Our assumptions of future product demand are inherently uncertain, and changes in our estimates and assumptions may cause us to realize material write-downs in the future.

       Valuation of Goodwill and Other Indefinite-Lived and Long-Lived Assets. Our business combinations typically result in the recording of goodwill, other intangible assets and property, plant and equipment, and the recorded values of those assets may become impaired in the future. We also acquire intangible assets and property, plant and equipment in other types of transactions. The determination of the recorded value of intangible assets acquired in a business combination requires management to make estimates and assumptions that affect our consolidated financial statements. For intangible assets acquired in a non-monetary exchange, the estimated fair values of the assets transferred (or the estimated fair values of the assets received, if more clearly evident) are used to establish their recorded values, unless the values of neither the assets received nor the assets transferred are determinable within reasonable limits, in which case the assets received are measured based on the carrying values of the assets transferred. Valuation techniques consistent with the market approach, income approach and/or cost approach are used to measure fair value. An estimate of fair value can be affected by many assumptions that require significant judgment. For example, the income approach generally requires us to use assumptions to estimate future cash flows including those related to total addressable market, pricing and share forecasts, competition, technology obsolescence, future tax rates and discount rates. Our estimate of the fair value of certain assets may differ materially from that determined by others who use different assumptions or utilize different business models and from the future cash flows actually realized.

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Appendix A: Financial Information

       Goodwill and other indefinite-lived intangible assets are tested annually for impairment and in interim periods if certain events occur indicating that the carrying amounts may be impaired. Long-lived assets, such as property, plant and equipment and intangible assets subject to amortization, are reviewed for impairment when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Our judgments regarding the existence of impairment indicators and future cash flows related to goodwill and other indefinite-lived intangible assets and long-lived assets may be based on operational performance of our businesses, market conditions, expected selling price and/or other factors. Although there are inherent uncertainties in this assessment process, the estimates and assumptions we use, including estimates of future cash flows and discount rates, are consistent with our internal planning, when appropriate. If these estimates or their related assumptions change in the future, we may be required to record an impairment charge on a portion or all of our goodwill, other indefinite-lived intangible assets and/or long-lived assets. Furthermore, we cannot predict the occurrence of future impairment-triggering events nor the impact such events might have on our reported asset values. Future events could cause us to conclude that impairment indicators exist and that goodwill or other intangible assets associated with our acquired businesses are impaired. Any resulting impairment loss could have an adverse impact on our financial condition and results of operations. During fiscal 2017, 2016 and 2015, we recorded $76 million, $107 million and $317 million, respectively, in impairment charges for goodwill, other indefinite-lived intangible assets and long-lived assets. The estimated fair values of our QCT and QTL reporting units were substantially in excess of their respective carrying values at September 24, 2017.

       Legal and Regulatory Proceedings. We are currently involved in certain legal and regulatory proceedings, and we intend to continue to vigorously defend ourselves. However, the unfavorable resolution of one or more of these proceedings could have a material adverse effect on our business, results of operations, financial condition and/or cash flows. A broad range of remedies with respect to our business practices that are deemed to violate applicable laws are potentially available. These remedies may include, among others, injunctions, monetary damages or fines or other orders to pay money and the issuance of orders to cease certain conduct and/or to modify our business practices. We disclose a loss contingency if there is at least a reasonable possibility that a material loss has been incurred. We record our best estimate of a loss related to pending legal or regulatory proceedings when the loss is considered probable and the amount can be reasonably estimated. Where a range of loss can be reasonably estimated with no best estimate in the range, we record the minimum estimated liability. As additional information becomes available, we assess the potential liability, including the probability of loss related to pending legal or regulatory proceedings, and revise our estimates and update our disclosures accordingly. Significant judgment is required in both the determination of probability and the determination as to whether a loss is reasonably estimable. Revisions in our estimates of the potential liability could materially impact our results of operations.

       Income Taxes. We are subject to income taxes in the United States and numerous foreign jurisdictions, and the assessment of our income tax positions involves dealing with uncertainties in the application of complex tax laws and regulations in various taxing jurisdictions. In addition, the application of tax laws and regulations is subject to legal and factual interpretation, judgment and uncertainty. Tax laws and regulations themselves are subject to change as a result of changes in fiscal policy, changes in legislation, the evolution of regulations and court rulings. Significant judgments and estimates are required in determining our provision for income taxes, including those related to tax incentives, intercompany research and development cost-sharing arrangements, transfer pricing and tax credits. While we believe we have appropriate support for the positions taken on our tax returns, we regularly assess the potential outcomes of examinations by taxing authorities in determining the adequacy of our provision for income taxes. Therefore, the actual liability for United States or foreign taxes may be materially different from our estimates, which could result in the need to record additional tax liabilities or potentially reverse previously recorded tax liabilities. We are participating in the Internal Revenue Service (IRS) Compliance Assurance Process program whereby we endeavor to agree with the IRS on the treatment of all issues prior to filing our federal return. A benefit of participation in this program is that post-filing adjustments by the IRS are less likely to occur.

       Our QCT segment's non-United States headquarters is located in Singapore. We obtained tax incentives in Singapore that commenced in March 2012, including a tax exemption for the first five years, provided that we meet specified employment and incentive criteria, and as a result of the expiration of certain of these incentives, our Singapore tax rate increased in fiscal 2017 and will increase again in fiscal 2027 upon the expiration of the remaining incentives. Our failure to meet these criteria could adversely impact our provision for income taxes.

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Appendix A: Financial Information

       We consider the operating earnings of certain non-United States subsidiaries to be indefinitely reinvested outside the United States based on our plans for use and/or investment outside of the United States and our belief that our sources of cash and liquidity in the United States will be sufficient to meet future domestic cash needs. On a regular basis, we consider projected cash needs for, among other things, potential acquisitions, such as our proposed acquisition of NXP, investments in our existing businesses, future research and development and capital transactions, including repurchases of our common stock, dividends and debt repayments. We estimate the amount of cash or other liquidity that is available or needed in the jurisdictions where these investments are expected as well as our ability to generate cash in those jurisdictions and our access to capital markets. This analysis enables us to conclude whether or not we will indefinitely reinvest the current period's foreign earnings. We have not recorded a deferred tax liability of approximately $13.7 billion related to the United States federal and state income taxes and foreign withholding taxes on approximately $39.0 billion of undistributed earnings of certain non-United States subsidiaries indefinitely reinvested outside the United States. Should we decide to no longer indefinitely reinvest such earnings outside the United States, for example, if we determine that such earnings are needed to fund future domestic operations or there is not a sufficient need for such earnings outside of the United States, we would have to adjust the income tax provision in the period we make such determination.

Results of Operations

  Revenues (in millions)

	2017	2016	2015	2017 vs. 2016 Change	2016 vs. 2015 Change
Equipment and services	$16,647	$15,467	$17,079	$1,180	$(1,612)
Licensing	5,644	8,087	8,202	(2,443)	(115)

	$22,291	$23,554	$25,281	$(1,263)	$(1,727)

       The increase in equipment and services revenues in fiscal 2017 is primarily due to an increase in QCT revenues of $1.13 billion and an increase in QSI revenues of $66 million. The decrease in equipment and services revenues in fiscal 2016 was primarily due to a decrease in QCT revenues of $1.76 billion, partially offset by increases in revenues of one of our nonreportable segments and our QSI segment of $56 million and $43 million, respectively. The decrease in licensing revenues in fiscal 2017 was primarily due to the decrease in QTL revenues, the reduction to licensing revenues of $962 million related to the BlackBerry arbitration and a $103 million decrease in revenues of one of our nonreportable segments. The decrease in licensing revenues in fiscal 2016 was primarily due to the decrease in QTL revenues, partially offset by a $143 million increase in revenues of one our nonreportable segments.

       In fiscal 2017, 2016 and 2015, revenues from suppliers to Apple Inc. and from Samsung Electronics each comprised more than 10% of consolidated revenues. Combined revenues from GuangDong OPPO Mobile Telecommunications Corp. Ltd. and vivo Communication Technology Co., Ltd., and their respective affiliates, also comprised more than 10% of consolidated revenues in fiscal 2017. QCT and QTL segment revenues related to the products of these customers/licensees comprised 51%, 49% and 47% of total consolidated revenues in fiscal 2017, 2016 and 2015, respectively.

       Revenues from customers in China (including Hong Kong) and South Korea comprised 65% and 16%, respectively, of total consolidated revenues for fiscal 2017, compared to 57% and 17%, respectively, for fiscal 2016, and 53% and 16%, respectively, for fiscal 2015. We report revenues from external customers by country based on the location to which our products or services are delivered, which for QCT is generally the country in which our customers manufacture their products, or for licensing revenues, the invoiced addresses of our licensees. As a result, the revenues by country presented herein are not necessarily indicative of either the country in which the devices containing our products and/or intellectual property are ultimately sold to consumers or the country in which the companies that sell the devices are headquartered. For example, China revenues would include revenues related to shipments of integrated circuits to a company that is headquartered in South Korea but that manufactures devices in China, which devices are then sold to consumers in Europe and/or the United States.

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Appendix A: Financial Information

  Costs and Expenses (in millions)

	2017	2016	2015	2017 vs. 2016 Change	2016 vs. 2015 Change
Cost of revenues	$9,792	$9,749	$10,378	$43	$(629)
Gross margin	56%	59%	59%

       The margin percentage decreased in fiscal 2017 primarily due to the decrease in higher margin QTL licensing revenues as a proportion of total revenues, partially offset by an increase in QCT margin percentage. The margin percentage in fiscal 2017 was also negatively impacted by the reduction to licensing revenues related to the BlackBerry arbitration. The margin percentage in fiscal 2016 remained flat primarily due to the effect of $163 million in additional charges related to the amortization of intangible assets and the recognition of the step-up of inventories to fair value primarily related to the acquisition of CSR plc in the fourth quarter of fiscal 2015, offset by the impact of higher-margin segment mix primarily related to QTL. Our margin percentage may continue to fluctuate in future periods depending on the mix of segment results as well as products sold, competitive pricing, new product introduction costs and other factors, including disputes and/or resolutions with licensees.

	2017	2016	2015	2017 vs. 2016 Change	2016 vs. 2015 Change
Research and development	$5,485	$5,151	$5,490	$334	$(339)
% of revenues	25%	22%	22%
Selling, general, and administrative	$2,658	$2,385	$2,344	$273	$41
% of revenues	12%	10%	9%
Other	$1,742	$(226)	$1,293	$1,968	$(1,519)

       The dollar increase in research and development expenses in fiscal 2017 was primarily attributable to an increase of $372 million in costs related to the development of integrated circuit technologies, including 5G technology and RFFE technologies from our recently formed RF360 Holdings joint venture, and related software products, partially offset by cost decreases driven by actions initiated under our Strategic Realignment Plan, which was substantially completed by the end of fiscal 2016. The dollar decrease in research and development expenses in fiscal 2016 was primarily attributable to a decrease of $228 million in cost related to the development of integrated circuit technologies and related software products. Such decrease was primarily driven by actions initiated under the Strategic Realignment Plan, partially offset by increased research and development costs resulting from acquisitions. The decrease in research and development expenses in fiscal 2016 also included decreases of $67 million in development costs of display technologies and $45 million in share-based compensation expense.

       The dollar increase in selling, general and administrative expenses in fiscal 2017 was primarily attributable to increases of $136 million in professional services fees, primarily related to third-party acquisition and integration services resulting from the proposed acquisition of NXP, $70 million in costs related to litigation and other legal matters and $33 million in employee-related expenses, primarily related to our recently formed RF360 Holdings joint venture, which closed in February 2017. The dollar increase in selling, general and administrative expenses in fiscal 2016 was primarily attributable to increases of $65 million in costs related to litigation and other legal matters, $39 million in employee-related expenses and $27 million in depreciation and amortization expense, partially offset by decreases of $36 million in share-based compensation expense, $21 million in selling and marketing expenses, $19 million in professional services and $17 million in patent-related costs.

       Other expenses in fiscal 2017 consisted of a $927 million charge related to the KFTC fine, including related foreign currency losses, a $778 million charge related to the TFTC fine and $37 million in restructuring and restructuring-related charges related to our Strategic Realignment Plan. Other income in fiscal 2016 was attributable to a $380 million gain on the sale of wireless spectrum, partially offset by net charges related to our Strategic Realignment Plan, which included $202 million in restructuring and restructuring-related charges, partially offset by a $48 million gain on the sale of our business that provided augmented reality applications. Other expenses in fiscal 2015 were attributable to a $975 million charge resulting from the resolution reached with the NDRC, charges of $255 million and $11 million for impairment of goodwill and intangible assets, respectively, related to our content and push-to-talk services and display businesses and $190 million in restructuring and restructuring-related charges related to our Strategic Realignment Plan, partially offset by $138 million in gains on sales of certain property plant and equipment.

2018 Proxy Statement	A-17

Appendix A: Financial Information

  Interest Expense and Investment and Other Income, Net (in millions)

	2017	2016	2015	2017 vs. 2016 Change	2016 vs. 2015 Change
Interest expense	$494	$297	$104	$197	$193

Investment and other income, net
Interest and dividend income	$619	$611	$527	$8	$84
Net realized gains on marketable securities	456	239	451	217	(212)
Net realized gains on other investments	74	49	49	25	—
Impairment losses on marketable securities and other investments	(177)	(172)	(200)	(5)	28
Equity in net losses of investees	(74)	(84)	(32)	10	(52)
Net losses on foreign currency transactions	(30)	—	—	(30)	—
Net gains (losses) on derivative instruments	32	(8)	17	40	(25)
Net gains on deconsolidation of subsidiaries	—	—	3	—	(3)

	$900	$635	$815	$265	$(180)

       The increase in interest expense in fiscal 2017 was primarily due to the issuance of an aggregate principal amount of $11.0 billion of unsecured floating- and fixed-rate notes in May 2017 and fees related to the Bridge and Term Loan Facilities entered into during the first quarter of fiscal 2017. The increase in net realized gains on marketable securities in fiscal 2017 was primarily attributable to certain marketable securities that we sold to fund, in part, our proposed acquisition of NXP. The net losses on foreign currency transactions in fiscal 2017 were primarily attributable to the impact of currency exchange rate movements on certain monetary assets and liabilities of our recently formed RF360 Holdings joint venture.

       The increase in interest expense in fiscal 2016 was primarily due to the issuance of an aggregate principal amount of $10.0 billion of unsecured floating- and fixed-rate notes in May 2015.

  Income Tax Expense (in millions)

	2017	2016	2015	2017 vs. 2016 Change	2016 vs. 2015 Change
Income tax expense	$555	$1,131	$1,219	$(576)	$(88)
Effective tax rate	18%	17%	19%	1%	(2%)

       The following table summarizes the primary factors that caused our annual effective tax rates to be less than the United States federal statutory rate:

	2017	2016	2015
Expected income tax provision at federal statutory tax rate	35%	35%	35%
Benefits from foreign income taxed at other than U.S. rates	(32%)	(16%)	(14%)
Benefits related to the research and development tax credits	(3%)	(2%)	(2%)
Worthless stock deduction of domestic subsidiary	—	(1%)	—
Nondeductible charges related to the KFTC and TFTC investigations	12%	—	—
Impact of changes in tax reserves and audit settlements for prior year tax positions	4%	—	(1%)
Other	2%	1%	1%

Effective tax rate	18%	17%	19%

       In fiscal 2017, we recorded charges of $927 million and $778 million related to the fines imposed by the KFTC and the TFTC, respectively, which are not deductible for tax purposes and are each attributable to both the United States and a foreign jurisdiction. Additionally, the effective tax rate of 18% for fiscal 2017 was impacted by lower United States revenues primarily related to decreased royalty revenues from Apple's contract manufacturers and the BlackBerry arbitration. The effective tax rate of 18% for fiscal 2017 also reflected the increase in our Singapore tax rate as a result of the expiration of certain of our tax incentives in March 2017, which was substantially offset by tax benefits resulting

A-18	2018 Proxy Statement

Appendix A: Financial Information

from the increase in our Singapore tax rate that will be in effect when certain deferred tax assets are scheduled to reverse. The effective tax rate for our state income tax provision, net of federal benefit, was negligible for all years presented.

       The effective tax rate of 17% for fiscal 2016 reflected a $101 million tax benefit recorded discretely in the third quarter of fiscal 2016 resulting from a worthless stock deduction on a domestic subsidiary of one of our former display businesses and a $79 million benefit recorded discretely in the first quarter of fiscal 2016 related to fiscal 2015 resulting from the retroactive and permanent reinstatement of the United States federal research and development tax credit.

       During fiscal 2015, the NDRC imposed a fine of $975 million, which was not deductible for tax purposes and was substantially attributable to a foreign jurisdiction. Additionally, during fiscal 2015, we recorded a tax benefit of $101 million related to fiscal 2014 resulting from the retroactive reinstatement of the United States federal research and development tax credit to January 1, 2014 through December 31, 2014. The effective tax rate for fiscal 2015 also reflected the United States federal research and development tax credit generated through December 31, 2014, the date on which the credit expired and a $61 million tax benefit as a result of a favorable tax audit settlement with the Internal Revenue Service (IRS) related to Qualcomm Atheros, Inc.'s pre-acquisition 2010 and 2011 tax returns.

       The effective tax rate for fiscal 2017, 2016 and 2015 also reflected tax benefits for certain tax incentives obtained in Singapore that commenced in March 2012, including a tax exemption for the first five years, provided that we meet specified employment and other criteria. Our Singapore tax rate increased in fiscal 2017 as a result of the expiration of certain of these incentives and will increase again in fiscal 2027 upon the expiration of the remaining incentives.

       Unrecognized tax benefits were $372 million and $271 million at September 24, 2017 and September 25, 2016, respectively. The increase in unrecognized tax benefits in fiscal 2017 was primarily due to tax positions related to transfer pricing. We believe that it is reasonably possible that the total amounts of unrecognized tax benefits at September 24, 2017 may increase or decrease in the next 12 months.

       We are subject to income taxes in the United States and numerous foreign jurisdictions and are currently under examination by various tax authorities worldwide, most notably in countries where we earn a routine return and tax authorities believe substantial value-add activities are performed. These examinations are at various stages with respect to assessments, claims, deficiencies and refunds. We continually assess the likelihood and amount of potential adjustments and adjusts the income tax provision, income taxes payable and deferred taxes in the period in which the facts give rise to a revision become known. As of September 24, 2017, we believe that adequate amounts have been reserved for based on facts known. However, the final determination of tax audits and any related legal proceedings could materially differ from amounts reflected in our income tax provision and the related accruals.

Our Segment Results

       The following should be read in conjunction with the fiscal 2017, 2016 and 2015 results of operations for each reportable segment included in "Notes to Consolidated Financial Statements, Note 8. Segment Information."

(in millions)	2017	2016	2015
Revenues
QCT	$16,479	$15,409	$17,154
QTL	6,445	7,664	7,947
QSI	113	47	4
EBT (1)
QCT	$2,747	$1,812	$2,465
QTL	5,175	6,528	6,882
QSI	65	386	(74)
EBT as a % of revenues
QCT	17%	12%	14%
QTL	80%	85%	87%
(1)
Earnings (loss) before taxes.

       QCT Segment. QCT revenues increased in fiscal 2017 and decreased in fiscal 2016 due to corresponding fluctuations in equipment and services revenues. Equipment and services revenues, mostly related to sales of MSM and accompanying RF, Power Management (PM) and wireless connectivity integrated circuits, were $16.31 billion,

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Appendix A: Financial Information

$15.18 billion and $16.95 billion in fiscal 2017, 2016 and 2015, respectively. Approximately 804 million, 842 million and 932 million MSM integrated circuits were sold during fiscal 2017, 2016 and 2015, respectively.

       Equipment and services revenues increased in fiscal 2017 primarily due to an increase in revenues related to RFFE products, including $676 million from the formation of our RF360 Holdings joint venture, a $492 million increase resulting from higher shipments of connectivity products primarily related to adjacent industry segments outside of traditional cellular industries and a $469 million increase resulting from the net impact of higher-priced product mix and lower average selling prices. These increases were partially offset by a decrease of $553 million primarily related to lower MSM and accompanying RF and PM unit shipments driven primarily by a decline in share at Apple, partially offset by higher demand from OEMs in China. The decrease in equipment and services revenues in fiscal 2016 resulted primarily from decreases of $1.35 billion related to lower MSM and accompanying RF and PM unit shipments and $1.14 billion from lower average selling prices and lower-priced product mix, partially offset by a net increase of $753 million in revenues related to other products, primarily related to higher connectivity shipments resulting from the acquisition of CSR in the fourth quarter of fiscal 2015.

       QCT EBT as a percentage of revenues increased in fiscal 2017 primarily due to an increase in gross margin percentage, partially offset by a combined increase of 1% in research and development and selling, general and administrative expenses primarily from our RF360 Holdings joint venture. QCT gross margin percentage increased in fiscal 2017 primarily as a result of higher-margin product mix and lower average unit costs, partially offset by lower average selling prices and higher excess inventory charges. QCT EBT as a percentage of revenues decreased in fiscal 2016 primarily due to the impact of lower revenues relative to operating expenses. QCT gross margin percentage remained flat in fiscal 2016 primarily as a result of lower average selling prices and lower-margin product mix, offset by lower average unit costs and lower excess inventory charges.

       QCT accounts receivable increased by 24% in fiscal 2017 from $1.46 billion to $1.81 billion, primarily due to the accounts receivable related to our RF360 Holdings joint venture and increased revenues related to integrated circuits. QCT inventories increased by 31% in fiscal 2017 from $1.54 billion to $2.02 billion due to inventories relating to our RF360 Holdings joint venture and an increase in the overall quantity of units on hand, partially offset by lower average unit costs.

       QTL Segment. QTL results were negatively impacted by actions taken by Apple and its contract manufacturers as well as the previously disclosed dispute with another licensee, who did not report or pay royalties due in the third or fourth quarter of fiscal 2017. Revenues related to the products of Apple's contract manufacturers and the other licensee in dispute comprised a total of approximately $1.35 billion in the third and fourth quarters of fiscal 2016. Additionally, QTL revenues were negatively impacted by an estimated amount in excess of $150 million related to the dispute with the other licensee who underpaid royalties due in the second quarter of fiscal 2017. In addition to the above, the decrease in QTL revenues during fiscal 2017 was also attributable to the recognition of revenues in fiscal 2016 relating to the termination of an infrastructure license agreement resulting from the merger of two licensees and decreased recognition of unearned license fees, partially offset by an increase in revenues per unit and higher royalty revenues recognized related to devices sold in prior periods. QTL EBT as a percentage of revenues decreased in fiscal 2017 as compared to fiscal 2016 primarily due to the decrease in QTL revenues. QTL revenues and EBT in fiscal 2016 and 2017 also continued to be impacted negatively by units that we believe are not being reported by certain other licensees and sales of certain unlicensed products. While we have reached agreements with many licensees, negotiations with certain other licensees and unlicensed companies are ongoing, particularly in emerging regions, including China, and additional litigation may become necessary if negotiations fail to resolve the relevant issues.

       The decrease in QTL revenues in fiscal 2016 of $283 million was primarily attributable to decreases in revenues per reported unit and recognition of unearned license fees, partially offset by an increase in reported sales of CDMA-based products (including multimode products that also implement OFDMA) and $266 million in licensing revenues recorded in the second quarter of fiscal 2016 due to the termination of an infrastructure license agreement resulting from the merger of two licensees.

       QTL accounts receivable increased by more than 100% in fiscal 2017 from $644 million to $1.74 billion, primarily due to the short payment of royalties reported in the second quarter of fiscal 2017 by, and deemed collectible from, Apple's contract manufacturers and the timing of the collection of payments from certain of our other licensees.

       QSI Segment. The decrease in QSI EBT in fiscal 2017 of $321 million was primarily due to the effect of a $380 million gain on the sale of wireless spectrum recorded in fiscal 2016, partially offset by the net impact of $41 million resulting from higher revenues and costs associated with certain development contracts with one of our

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Appendix A: Financial Information

equity method investees. The increase in QSI EBT in fiscal 2016 of $460 million was primarily due to a $380 million gain on the sale of wireless spectrum, an increase of $47 million in net realized gains on investments and a decrease of $21 million in impairment losses on investments.

Liquidity and Capital Resources

       On October 27, 2016, we announced a definitive agreement under which Qualcomm River Holdings will acquire NXP. Pursuant to the definitive agreement, Qualcomm River Holdings has commenced a tender offer to acquire all of the issued and outstanding common shares of NXP for $110 per share in cash, for estimated total cash consideration to be paid to NXP's shareholders of $38 billion. The transaction is subject to receipt of regulatory approvals in various jurisdictions and other closing conditions. While we continue to work to close by the end of calendar 2017, the transaction may close in early 2018. In May 2017, we issued an aggregate principal amount of $11.0 billion of unsecured floating- and fixed-rate notes with varying maturities, of which a portion will be used to fund the purchase price and other related transactions. In addition, we have secured $4.0 billion in committed financing through a Term Loan Facility, which is expected to be drawn on at the close of the NXP transaction. The remaining amount will be funded with cash held by our foreign entities, which will result in the use of a substantial portion of our cash, cash equivalents and marketable securities.

       Qualcomm River Holdings and NXP may terminate the definitive agreement under certain circumstances. If the definitive agreement is terminated by NXP in certain circumstances, NXP will be required to pay Qualcomm River Holdings a termination fee of $1.25 billion. If the definitive agreement is terminated by Qualcomm River Holdings under certain circumstances involving the failure to obtain the required regulatory approvals or the failure of NXP to complete certain pre-closing reorganization steps in all material respects, Qualcomm River Holdings will be required to pay NXP a termination fee of $2.0 billion. In November 2016, as required by the definitive agreement, we entered into four letters of credit for an aggregate amount of $2.0 billion pursuant to which NXP will have the right to draw amounts to fund the potential termination fee payable to NXP. Each letter of credit is required to be fully cash collateralized in an amount equal to 100% of its face value through deposits with the issuers of the letters of credit. We are restricted from using the funds deposited as collateral while the letters of credit are outstanding. At September 24, 2017, the letters of credit were fully collateralized through bank time deposits and money market funds.

       Our principal sources of liquidity are our existing cash, cash equivalents and marketable securities, cash generated from operations, cash provided by our debt programs and proceeds from the issuance of common stock under our stock option and employee stock purchase plans. The following table presents selected financial information related to our liquidity as of and for the years ended September 24, 2017 and September 25, 2016 (in millions):

	2017	2016	$ Change	% Change
Cash, cash equivalents and marketable securities	$38,578	$32,350	$6,228	19%
Accounts receivable, net	3,632	2,219	1,413	64%
Inventories	2,035	1,556	479	31%
Short-term debt	2,495	1,749	746	43%
Long-term debt	19,398	10,008	9,390	94%
Net cash provided by operating activities	4,693	7,400	(2,707)	(37%)
Net cash provided (used) by investing activities	18,463	(3,488)	21,951	N/M
Net cash provided (used) by financing activities	5,879	(5,522)	11,401	N/M

  N/M = Not meaningful

       The net increase in cash, cash equivalents and marketable securities was primarily due to the proceeds from the issuance of unsecured floating-rate and fixed-rate notes in May 2017 of approximately $10.95 billion, net of underwriting discounts and offering expenses, and net cash provided by operating activities, partially offset by $3.3 billion in cash dividends paid, the deposit of $2.0 billion that was used to collateralize the letters of credit related to our proposed acquisition of NXP, $1.5 billion in payments to fund acquisitions and other investments, primarily related to our recently formed RF360 Holdings joint venture, $1.3 billion in payments to repurchase shares of our common stock and $751 million of net repayments of our outstanding commercial paper debt. Total cash provided by operating activities decreased primarily due to the $940 million payment in connection with the BlackBerry arbitration and the $927 million payment of the fine imposed by the KFTC, as well as changes in working capital related to an increase in accounts receivable and inventories and the timing of related payments. Total cash provided by operating activities was also impacted by actions taken by Apple and its contract manufacturers, as well as the previously

2018 Proxy Statement	A-21

Appendix A: Financial Information

disclosed dispute with another licensee, who did not report or pay royalties due in the third or fourth quarter of fiscal 2017.

       Our days sales outstanding, on a consolidated basis, increased to 56 days at September 24, 2017 compared to 33 days at September 25, 2016. The increase in accounts receivable and the related days sales outstanding were primarily due to the short payment in the second quarter of fiscal 2017 of royalties reported by and deemed collectible from Apple's contract manufacturers. We expect these receivables to remain outstanding until we resolve our dispute with Apple. The increase in accounts receivable also resulted from the accounts receivable relating to our RF360 Holdings joint venture, increased revenues related to integrated circuits and the timing of the collection of payments from certain of our other licensees. The increase in inventories was primarily due to inventories relating to our RF360 Holdings joint venture and an increase in the overall quantity of units on hand, partially offset by lower average unit costs.

       Our cash, cash equivalents and marketable securities at September 24, 2017 consisted of $9.2 billion held by our United States-based entities and $29.4 billion held by our foreign entities. Most of our cash, cash equivalents and marketable securities held by our foreign entities are indefinitely reinvested and would be subject to material tax effects if repatriated. However, we believe that our United States sources of cash and liquidity are sufficient to meet our business needs in the United States and do not expect that we will need to repatriate the funds.

       We believe our current cash, cash equivalents and marketable securities, our expected cash flow generated from operations and our expected financing activities will satisfy our working and other capital requirements for at least the next 12 months based on our current business plans. Recent and expected working and other capital requirements, in addition to our proposed acquisition of NXP, also include the items described below.

  •
  Our purchase obligations at September 24, 2017, some of which relate to research and development activities and capital expenditures, totaled $4.3 billion and $1.0 billion for fiscal 2018 and 2019, respectively, and $0.5 billion thereafter.

  •
  Our research and development expenditures were $5.5 billion and $5.2 billion during fiscal 2017 and 2016, respectively, and we expect to continue to invest heavily in research and development for new technologies, applications and services for voice and data communications.

  •
  Cash outflows for capital expenditures were $690 million and $539 million during fiscal 2017 and 2016, respectively. We anticipate that capital expenditures will be higher in fiscal 2018 as compared to fiscal 2017, primarily due to an increase in estimated capital expenditures of approximately $150 million for the full year impact of capital expenditures related to the manufacturing operations of our RF360 Holdings joint venture. We expect to continue to incur capital expenditures in the future to support our business, including research and development activities. Future capital expenditures may be impacted by transactions that are currently not forecasted.

  •
  The TFTC imposed a fine on us of approximately 23.4 billion Taiwan Dollars (approximately $778 million based on exchange rates at September 24, 2017), which is due on or before November 7, 2017.

  •
  We expect to continue making strategic investments and acquisitions, the amounts of which could vary significantly, to open new opportunities for our technologies, obtain development resources, grow our patent portfolio or pursue new businesses.

       Debt. In November 2016, we amended and restated our existing Revolving Credit Facility that provides for unsecured revolving facility loans, swing line loans and letters of credit to increase the aggregate amount available to $5.0 billion, of which $530 million and $4.47 billion will expire in February 2020 and November 2021, respectively. At September 24, 2017, no amounts were outstanding under the Amended and Restated Revolving Credit Facility.

       We have an unsecured commercial paper program, which provides for the issuance of up to $5.0 billion of commercial paper. Net proceeds from this program are used for general corporate purposes. At September 24, 2017, we had $999 million of commercial paper outstanding with weighted-average net interest rates of 1.19% and weighted-average remaining days to maturity of 45 days.

A-22	2018 Proxy Statement

Appendix A: Financial Information

       In May 2017, we issued an aggregate principal amount of $11.0 billion in nine tranches of unsecured floating- and fixed-rate notes, with maturity dates starting in 2019 through 2047 and effective interest rates between 1.80% and 4.47%. Net proceeds from the issuance of the notes of $10.95 billion are intended to be used to fund a portion of the purchase price of our planned acquisition of NXP and other related transactions and also for general corporate purposes. Our 2019 floating-rate notes, 2020 floating-rate notes, 2019 fixed-rate notes and 2020 fixed-rate notes issued in May 2017 for an aggregate principal amount of $4.0 billion are subject to a special mandatory redemption at a price equal to 101% of the aggregate principal amount, plus accrued and unpaid interest to, but excluding, the date of such mandatory redemption. The redemption is required on the first to occur of (i) the termination of the NXP purchase agreement or (ii) January 25, 2018 (which reflects the automatic extension of the original expiration date of October 27, 2017 in accordance with the NXP purchase agreement, and as such date may be further extended in accordance with the NXP purchase agreement to a date on or prior to June 1, 2018).

       In May 2015, we issued an aggregate principal amount of $10.0 billion in eight tranches of unsecured floating- and fixed-rate notes, with maturity dates in 2018 through 2045 and effective interest rates between 1.65% and 4.74%. Interest is payable in arrears quarterly for the floating-rate notes and semi-annually for the fixed-rate notes.

       In November 2016, we entered into a Term Loan Facility that provides for senior unsecured delayed-draw term facility loans in an aggregate amount of $4.0 billion. Proceeds from the Term Loan Facility, if drawn, will be used to finance, in part, the proposed acquisition of NXP. At September 24, 2017, no amounts were outstanding under the Term Loan Facility.

       We may issue additional debt in the future. The amount and timing of such additional borrowings will be subject to a number of factors, including the cash flow generated by United States-based entities, acquisitions and strategic investments, acceptable interest rates and changes in corporate income tax law, among other factors. Additional information regarding our outstanding debt at September 24, 2017 is provided in "Notes to Consolidated Financial Statements, Note 6. Debt."

       Capital Return Program. The following table summarizes stock repurchases and dividends paid during fiscal 2017, 2016 and 2015 (in millions, except per-share amounts):

	Stock Repurchase Program			Dividends		Total
	Shares	Average Price Paid Per Share	Amount	Per Share	Amount	Amount
2017	22.8	$58.87	$1,342	$2.20	$3,252	$4,594
2016	73.8	53.16	3,922	2.02	2,990	6,912
2015	172.4	65.21	11,245	1.80	2,880	14,125

       On March 9, 2015, we announced that we had been authorized to repurchase up to $15 billion of our common stock. At September 24, 2017, $1.6 billion remained authorized for repurchase under our stock repurchase program. As a result of our proposed acquisition of NXP and the pending use of a substantial portion of our cash, cash equivalents and marketable securities, we currently expect to repurchase shares in the next few years to offset dilution from the issuance of common stock under our employee benefit plans. We periodically evaluate repurchases as a means of returning capital to stockholders to determine when and if repurchases are in the best interests of our stockholders.

       On October 10, 2017, we announced a cash dividend of $0.57 per share on our common stock, payable on December 15, 2017 to stockholders of record as of the close of business on November 29, 2017. We intend to continue to use cash dividends as a means of returning capital to stockholders, subject to capital availability and our view that cash dividends are in the best interests of our stockholders, among other factors.

Contractual Obligations/Off-Balance Sheet Arrangements

       We have no significant contractual obligations not fully recorded on our consolidated balance sheets or fully disclosed in the notes to our consolidated financial statements. We have no material off-balance sheet arrangements as defined in Regulation S-K 303(a)(4)(ii).

2018 Proxy Statement	A-23

Appendix A: Financial Information

       The following table summarizes the payments due by fiscal period for our outstanding contractual obligations at September 24, 2017 (in millions):

	Total	2018	2019-2020	2021-2022	Beyond 2022	No Expiration Date
Purchase obligations (1)	$5,874	$4,348	$1,379	$147	$—	$—
Operating lease obligations	445	98	184	108	55	—
Capital lease obligations (2)	44	14	27	3	—	—
Equity funding and financing commitments (3)	514	69	—	69	—	376
Long-term debt (4)	21,000	1,500	6,000	2,000	11,500	—
Other long-term liabilities (5)(6)	1,957	308	1,448	62	15	124

Total contractual obligations	$29,834	$6,337	$9,038	$2,389	$11,570	$500

(1)
Total purchase obligations included commitments to purchase integrated circuit product inventories of $3.5 billion, $846 million, $286 million, $72 million and $27 million for each of the subsequent five years from fiscal 2018 through 2022, respectively; there were no such purchase commitments thereafter. Integrated circuit product inventory obligations represent purchase commitments for raw materials, semiconductor die, finished goods and manufacturing services, such as wafer bump, probe, assembly and final test. Under our manufacturing relationships with our foundry suppliers and assembly and test service providers, cancelation of outstanding purchase orders is generally allowed but requires payment of all costs incurred through the date of cancelation, and in some cases, incremental fees related to capacity underutilization.

(2)
Amounts represent future minimum lease payments including interest payments. Capital lease obligations are included in other liabilities in the consolidated balance sheet at September 24, 2017.

(3)
Certain of these commitments do not have fixed funding dates and are subject to certain conditions and have, therefore, been presented as having no expiration date. Commitments represent the maximum amounts to be funded under these arrangements; actual funding may be in lesser amounts or not at all.

(4)
The amounts noted herein represent contractual payments of principal only.

(5)
Certain long-term liabilities reflected on our balance sheet, such as unearned revenues, are not presented in this table because they do not require cash settlement in the future. Other long-term liabilities as presented in this table include the related current portions, as applicable.

(6)
Our consolidated balance sheet at September 24, 2017 included $138 million in noncurrent liabilities for uncertain tax positions, some of which may result in cash payment. The future payments related to uncertain tax positions recorded as noncurrent liabilities have not been presented in the table above due to the uncertainty of the amounts and timing of cash settlement with the taxing authorities.

       Additional information regarding our financial commitments at September 24, 2017 is provided in "Notes to Consolidated Financial Statements, Note 3. Income Taxes," "Note 6. Debt" and "Note 7. Commitments and Contingencies."

Recent Accounting Pronouncements

       Information regarding recent accounting pronouncements and the impact of those pronouncements, if any, on our consolidated financial statements is provided in "Notes to Consolidated Financial Statements, Note 1. The Company and Its Significant Accounting Policies."

Quantitative and Qualitative Disclosures about Market Risk

Marketable Securities

       We have made investments in marketable equity securities of companies of varying size, style, industry and geography and changes in investment allocations may affect the price volatility of our investments. On October 27, 2016, we announced a definitive agreement under which Qualcomm River Holdings will acquire NXP for estimated total cash consideration to be paid to NXP's shareholders of $38 billion. We intend to fund the transaction with cash held by our foreign entities as well as funds raised in connection with our May 2017 debt issuance, which will result in the use of a substantial portion of our cash, cash equivalents and marketable securities, as well as committed financing through a

A-24	2018 Proxy Statement

Appendix A: Financial Information

Term Loan Facility, which is expected to be drawn on at the close of the NXP transaction. As a result, during fiscal 2017, we divested a substantial portion of our marketable securities portfolio, including our equity securities and fund shares.

       Equity Price Risk. The recorded values of our marketable equity securities and fund shares decreased to $36 million at September 24, 2017 from $1.7 billion at September 25, 2016. A 10% decrease in the market price of our marketable equity securities and fund shares at September 24, 2017 would have caused a negligible decrease in the carrying amounts of these securities. A 10% decrease in the market price of our marketable equity securities and fund shares at September 25, 2016 would have caused a decrease in the carrying amounts of these securities of $175 million. At September 24, 2017, there were no gross unrealized losses of our marketable equity securities and fund shares.

       Interest Rate Risk. We invest a portion of our cash in a number of diversified fixed- and floating-rate securities consisting of cash equivalents, marketable debt securities, debt funds and time deposits that are subject to interest rate risk. Changes in the general level of interest rates can affect the fair value of our investment portfolio. If interest rates in the general economy were to rise, our holdings could lose value. As a result of divesting a substantial portion of our marketable securities portfolio and changes in portfolio allocation, the fair value of our investment portfolio is subject to lower interest rate risk. At September 24, 2017, a hypothetical increase in interest rates of 100 basis points across the entire yield curve on our holdings would have resulted in a decrease of $26 million in the fair value of our holdings. At September 25, 2016, a hypothetical increase in interest rates of 100 basis points across the entire yield curve on our holdings would have resulted in a decrease of $501 million in the fair value of our holdings.

Other Investments

       Equity Price Risk. We hold investments in non-marketable equity instruments in privately held companies that may be impacted by equity price risks. Volatility in the equity markets could negatively affect our investees' ability to raise additional capital as well as our ability to realize value from our investments through initial public offerings, mergers and private sales. Consequently, we could incur other-than-temporary impairment losses or realized losses on all or a part of the values of our non-marketable equity investments. At September 24, 2017, the aggregate carrying value of our non-marketable equity investments was $982 million and was included in other noncurrent assets. At September 25, 2016, the aggregate carrying value of our non-marketable equity investments was $855 million and was included in other noncurrent assets.

Debt and Interest Rate Swap Agreements

       Interest Rate Risk. In May 2017, we issued an aggregate principal amount of $11.0 billion of unsecured floating- and fixed-rate notes with varying maturity dates. In 2015, we issued an aggregate principal amount of $10.0 billion of unsecured floating- and fixed-rate notes with varying maturity dates and entered into interest rate swaps with an aggregate notional amount of $3.0 billion to effectively convert certain fixed-rate interest payments into floating-rate payments. The interest rates on our floating-rate notes and interest rate swaps are based on LIBOR. By issuing additional floating-rate notes in fiscal 2017, our assumed risks associated with variable interest rates based on LIBOR have increased. At September 24, 2017, a hypothetical increase in LIBOR-based interest rates of 100 basis points would cause our interest expense to increase by $46 million on an annualized basis as it relates to our floating-rate notes and interest rate swap agreements. At September 25, 2016, a hypothetical increase in LIBOR-based interest rates of 100 basis points would have caused our interest expense to increase by $30 million on an annualized basis as it relates to our floating-rate notes and interest rate swap agreements.

       Additionally, we have a commercial paper program that provides for the issuance of up to $5.0 billion of commercial paper. At September 24, 2017, we had $999 million of commercial paper outstanding, with original maturities of less than three months. Changes in interest rates could affect the amounts of interest that we pay if we refinance the current outstanding commercial paper with new debt.

       Additional information regarding our notes and related interest rate swap agreements and commercial paper program is provided in "Notes to Consolidated Financial Statements, Note 1. The Company and Its Significant Accounting Policies" and "Notes to Consolidated Financial Statements, Note 6. Debt."

Foreign Exchange Risk

       We manage our exposure to foreign exchange market risks, when deemed appropriate, through the use of derivative financial instruments, including foreign currency forward and option contracts with financial counterparties. We utilize such derivative financial instruments for hedging or risk management purposes rather than for speculative

2018 Proxy Statement	A-25

Appendix A: Financial Information

purposes. Counterparties to our derivative contracts are all major banking institutions. In the event of the financial insolvency or distress of a counterparty to our derivative financial instruments, we may be unable to settle transactions if the counterparty does not provide us with sufficient collateral to secure its net settlement obligations to us, which could have a negative impact on our results. A description of our foreign currency accounting policies is provided in "Notes to Consolidated Financial Statements, Note 1. The Company and Its Significant Accounting Policies."

       At September 24, 2017, our net liability related to foreign currency options designated as hedges of foreign currency risk on royalties earned from certain licensees was $15 million. If our forecasted royalty revenues for currencies in which we hedge were to decline by 20% and foreign exchange rates were to change unfavorably by 20% in our hedged foreign currency, we would not incur a loss as our hedge positions would continue to be fully effective.

       At September 24, 2017, our net asset related to foreign currency option and forward contracts designated as hedges of foreign currency risk on certain operating expenditure transactions was negligible. If our forecasted operating expenditures for currencies in which we hedge were to decline by 20% and foreign exchange rates were to change unfavorably by 20% in our hedged foreign currency, we would incur a negligible loss.

       Financial assets and liabilities held by consolidated subsidiaries that are not denominated in the functional currency of those entities are subject to the effects of currency fluctuations and may affect reported earnings. As a global company, we face exposure to adverse movements in foreign currency exchange rates. We may hedge currency exposures associated with certain assets and liabilities denominated in nonfunctional currencies and certain anticipated nonfunctional currency transactions. As a result, we could experience unanticipated gains or losses on anticipated foreign currency cash flows, as well as economic loss with respect to the recoverability of investments. While we may hedge certain transactions with non-United States customers, declines in currency values in certain regions may, if not reversed, adversely affect future product sales because our products may become more expensive to purchase in the countries of the affected currencies.

       At September 24, 2017, our net liability related to foreign currency option and forward contracts not designated as hedging instruments used to manage foreign currency risk on certain receivables and payables was negligible. If the foreign exchange rates were to change unfavorably by 20% in our hedged foreign currency, we would not incur a loss as the change in the fair value of the foreign currency option and forward contracts would be offset by the change in fair value of the related receivables and payables being economically hedged.

       Our analysis methods used to assess and mitigate the risks discussed above should not be considered projections of future risks.

Controls and Procedures

       Conclusion Regarding the Effectiveness of Disclosure Controls and Procedures. Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of our disclosure controls and procedures, as such terms are defined under Rule 13a-15(e) promulgated under the Securities Exchange Act of 1934, as amended (the Exchange Act). Based on this evaluation, our principal executive officer and our principal financial officer concluded that our disclosure controls and procedures were effective as of the end of the period covered by our Annual Report on Form 10-K for the fiscal year ended September 24, 2017.

       Management's Report on Internal Control over Financial Reporting. Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f). Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our evaluation under this framework, our management concluded that our internal control over financial reporting was effective as of September 24, 2017.

       PricewaterhouseCoopers LLP, the independent registered public accounting firm that audited the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 24, 2017, has also audited the effectiveness of our internal control over financial reporting as of September 24, 2017, as stated in its report which appears on page A-25.

       Inherent Limitations over Internal Controls. Our internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial

A-26	2018 Proxy Statement

Appendix A: Financial Information

statements for external purposes in accordance with generally accepted accounting principles. Our internal control over financial reporting includes those policies and procedures that:

  i.
  pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of our assets;

  ii.
  provide reasonable assurance that transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors; and

  iii.
  provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the consolidated financial statements.

       Internal control over financial reporting cannot provide absolute assurance of achieving financial reporting objectives because of its inherent limitations, including the possibility of human error and circumvention by collusion or overriding of controls. Accordingly, even an effective internal control system may not prevent or detect material misstatements on a timely basis. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

       Changes in Internal Control over Financial Reporting. There were no changes in our internal control over financial reporting during the fourth quarter of fiscal 2017 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

2018 Proxy Statement	A-27

Appendix A: Financial Information

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of QUALCOMM Incorporated:

       In our opinion, the consolidated financial statements listed in the index appearing under Item 15(a)(1) present fairly, in all material respects, the financial position of QUALCOMM Incorporated and its subsidiaries as of September 24, 2017 and September 25, 2016, and the results of their operations and their cash flows for each of the three years in the period ended September 24, 2017 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 15(a)(2) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of September 24, 2017, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control over Financial Reporting. Our responsibility is to express opinions on these financial statements, on the financial statement schedule and on the Company's internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

       A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

       Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP
San Diego, California
November 1, 2017

A-28	2018 Proxy Statement

Appendix A: Financial Information

QUALCOMM Incorporated
CONSOLIDATED BALANCE SHEETS
(In millions, except per share data)

	September 24, 2017	September 25, 2016
ASSETS
Current assets:
Cash and cash equivalents	$35,029	$5,946
Marketable securities	2,279	12,702
Accounts receivable, net	3,632	2,219
Inventories	2,035	1,556
Other current assets	618	558

Total current assets	43,593	22,981
Marketable securities	1,270	13,702
Deferred tax assets	2,900	2,030
Property, plant and equipment, net	3,216	2,306
Goodwill	6,623	5,679
Other intangible assets, net	3,737	3,500
Other assets	4,147	2,161

Total assets	$65,486	$52,359

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$1,971	$1,858
Payroll and other benefits related liabilities	1,183	934
Unearned revenues	502	509
Short-term debt	2,495	1,749
Other current liabilities	4,756	2,261

Total current liabilities	10,907	7,311
Unearned revenues	2,003	2,377
Long-term debt	19,398	10,008
Other liabilities	2,432	895

Total liabilities	34,740	20,591

Commitments and contingencies (Note 7)

Stockholders' equity:
Qualcomm stockholders' equity:
Preferred stock, $0.0001 par value; 8 shares authorized; none outstanding	—	—
Common stock and paid-in capital, $0.0001 par value; 6,000 shares authorized; 1,474 and 1,476 shares issued and outstanding, respectively	274	414
Retained earnings	30,088	30,936
Accumulated other comprehensive income	384	428

Total Qualcomm stockholders' equity	30,746	31,778
Noncontrolling interests	—	(10)

Total stockholders' equity	30,746	31,768

Total liabilities and stockholders' equity	$65,486	$52,359

See accompanying notes.

2018 Proxy Statement	A-29

Appendix A: Financial Information

 QUALCOMM Incorporated
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Year Ended
	September 24, 2017	September 25, 2016	September 27, 2015
Revenues:
Equipment and services	$16,647	$15,467	$17,079
Licensing	5,644	8,087	8,202

Total revenues	22,291	23,554	25,281

Costs and expenses:
Cost of revenues	9,792	9,749	10,378
Research and development	5,485	5,151	5,490
Selling, general and administrative	2,658	2,385	2,344
Other (Note 2)	1,742	(226)	1,293

Total costs and expenses	19,677	17,059	19,505

Operating income	2,614	6,495	5,776
Interest expense	(494)	(297)	(104)
Investment and other income, net (Note 2)	900	635	815

Income before income taxes	3,020	6,833	6,487
Income tax expense	(555)	(1,131)	(1,219)

Net income	2,465	5,702	5,268
Net loss attributable to noncontrolling interests	1	3	3

Net income attributable to Qualcomm	$2,466	$5,705	$5,271

Basic earnings per share attributable to Qualcomm	$1.67	$3.84	$3.26

Diluted earnings per share attributable to Qualcomm	$1.65	$3.81	$3.22

Shares used in per share calculations:
Basic	1,477	1,484	1,618

Diluted	1,490	1,498	1,639

Dividends per share announced	$2.20	$2.02	$1.80

See accompanying notes.

A-30	2018 Proxy Statement

Appendix A: Financial Information

QUALCOMM Incorporated
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In millions)

	Year Ended
	September 24, 2017	September 25, 2016	September 27, 2015
Net income	$2,465	$5,702	$5,268

Other comprehensive (loss) income, net of income taxes:
Foreign currency translation gains (losses)	309	(22)	(47)
Reclassification of foreign currency translation (gains) losses included in net income	(1)	21	—
Noncredit other-than-temporary impairment losses and subsequent changes in fair value related to certain available-for-sale debt securities, net of tax (expense) benefit of ($3), $23 and $19, respectively	6	(43)	(35)
Reclassification of net other-than-temporary losses on available-for-sale securities included in net income, net of tax benefit of $46, $71 and $66, respectively	85	130	121
Net unrealized (losses) gains on other available-for-sale securities, net of tax benefit (expense) of $59, ($166) and $114, respectively	(102)	306	(215)
Reclassification of net realized gains on available-for-sale securities included in net income, net of tax expense of $156, $85 and $173, respectively	(286)	(156)	(317)
Net unrealized (losses) gains on derivative instruments, net of tax benefit of $0, $2 and $0, respectively	(49)	(4)	54
Reclassification of net realized (gains) losses on derivative instruments included in net income, net of tax expense (benefit) of $4, ($2) and $0, respectively	(10)	1	—
Other gains	4	—	—

Total other comprehensive (loss) income	(44)	233	(439)

Total comprehensive income	2,421	5,935	4,829
Comprehensive loss attributable to noncontrolling interests	1	3	3

Comprehensive income attributable to Qualcomm	$2,422	$5,938	$4,832

See accompanying notes.

2018 Proxy Statement	A-31

Appendix A: Financial Information

 QUALCOMM Incorporated
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Year Ended
	September 24, 2017	September 25, 2016	September 27, 2015
Operating Activities:
Net income	$2,465	$5,702	$5,268
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	1,461	1,428	1,214
Indefinite and long-lived asset impairment charges	76	107	317
Income tax provision (less than) in excess of income tax payments	(400)	(200)	47
Gain on sale of wireless spectrum	—	(380)	—
Non-cash portion of share-based compensation expense	914	943	1,026
Incremental tax benefits from share-based compensation	(40)	(8)	(103)
Net realized gains on marketable securities and other investments	(530)	(288)	(500)
Impairment losses on marketable securities and other investments	177	172	200
Other items, net	146	77	(16)
Changes in assets and liabilities:
Accounts receivable, net	(1,104)	(232)	550
Inventories	(200)	(49)	93
Other assets	169	246	(793)
Trade accounts payable	(45)	541	(908)
Payroll, benefits and other liabilities	1,835	(352)	(328)
Unearned revenues	(231)	(307)	(561)

Net cash provided by operating activities	4,693	7,400	5,506

Investing Activities:
Capital expenditures	(690)	(539)	(994)
Purchases of available-for-sale securities	(19,062)	(18,015)	(15,400)
Proceeds from sales and maturities of available-for-sale securities	41,715	14,386	15,080
Purchases of trading securities	—	(177)	(1,160)
Proceeds from sales and maturities of trading securities	—	779	1,658
Purchases of other marketable securities	(710)	—	—
Proceeds from sales and maturities of other marketable securities	706	450	—
Deposits of investments designated as collateral	(2,000)	—	—
Acquisitions and other investments, net of cash acquired	(1,544)	(812)	(3,019)
Proceeds from sale of wireless spectrum	—	232	—
Proceeds from sales of property, plant and equipment	28	16	266
Other items, net	20	192	(3)

Net cash provided (used) by investing activities	18,463	(3,488)	(3,572)

Financing Activities:
Proceeds from short-term debt	8,558	8,949	4,083
Repayment of short-term debt	(9,309)	(8,200)	(3,083)
Proceeds from long-term debt	10,953	—	9,937
Proceeds from issuance of common stock	497	668	787
Repurchases and retirements of common stock	(1,342)	(3,923)	(11,246)
Dividends paid	(3,252)	(2,990)	(2,880)
Incremental tax benefits from share-based compensation	40	8	103
Other items, net	(266)	(34)	38

Net cash provided (used) by financing activities	5,879	(5,522)	(2,261)

Effect of exchange rate changes on cash and cash equivalents	48	(4)	(20)

Net increase (decrease) in cash and cash equivalents	29,083	(1,614)	(347)
Cash and cash equivalents at beginning of period	5,946	7,560	7,907

Cash and cash equivalents at end of period	$35,029	$5,946	$7,560

See accompanying notes.

A-32	2018 Proxy Statement

Appendix A: Financial Information

QUALCOMM Incorporated
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(In millions)

	Common Stock Shares	Common Stock and Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Qualcomm Stockholders' Equity	Noncontrolling Interests	Total Stockholders' Equity
Balance at September 28, 2014	1,669	$7,736	$30,799	$634	$39,169	$(3)	$39,166
Total comprehensive income	—	—	5,271	(439)	4,832	(3)	4,829
Common stock issued under employee benefit plans and the related tax benefits	32	871	—	—	871	—	871
Repurchases and retirements of common stock	(172)	(9,334)	(1,912)	—	(11,246)	—	(11,246)
Share-based compensation	—	1,078	—	—	1,078	—	1,078
Tax withholdings related to vesting of share-based payments	(5)	(351)	—	—	(351)	—	(351)
Dividends	—	—	(2,932)	—	(2,932)	—	(2,932)
Other	—	—	—	—	—	(1)	(1)

Balance at September 27, 2015	1,524	—	31,226	195	31,421	(7)	31,414
Total comprehensive income	—	—	5,705	233	5,938	(3)	5,935
Common stock issued under employee benefit plans and the related tax benefits	30	615	—	—	615	—	615
Repurchases and retirements of common stock	(73)	(974)	(2,949)	—	(3,923)	—	(3,923)
Share-based compensation	—	997	—	—	997	—	997
Tax withholdings related to vesting of share-based payments	(5)	(224)	—	—	(224)	—	(224)
Dividends	—	—	(3,046)	—	(3,046)	—	(3,046)

Balance at September 25, 2016	1,476	414	30,936	428	31,778	(10)	31,768
Total comprehensive income	—	—	2,466	(44)	2,422	(1)	2,421
Common stock issued under employee benefit plans and the related tax benefits	25	499	—	—	499	—	499
Repurchases and retirements of common stock	(23)	(1,342)	—	—	(1,342)	—	(1,342)
Share-based compensation	—	975	—	—	975	—	975
Tax withholdings related to vesting of share-based payments	(4)	(268)	—	—	(268)	—	(268)
Dividends	—	—	(3,314)	—	(3,314)	—	(3,314)
Other	—	(4)	—	—	(4)	11	7

Balance at September 24, 2017	1,474	$274	$30,088	$384	$30,746	$—	$30,746

See accompanying notes.

2018 Proxy Statement	A-33

Appendix A: Financial Information

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. The Company and Its Significant Accounting Policies

       The Company. QUALCOMM Incorporated, a Delaware corporation, and its subsidiaries (collectively the Company or Qualcomm) develop, design, manufacture, have manufactured on its behalf and market digital communications products, which principally consist of integrated circuits and system software based on CDMA, OFDMA and other technologies, for use in mobile devices, wireless networks, devices used in the Internet of Things (IoT), broadband gateway equipment, consumer electronic devices and automotive telematics and infotainment systems. The Company also grants licenses to use portions of its intellectual property portfolio, which includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products and receives fixed license fees (payable in one or more installments) as well as ongoing royalties based on sales by licensees of wireless products incorporating its patented technologies.

       Principles of Consolidation. The Company's consolidated financial statements include the assets, liabilities and operating results of majority-owned subsidiaries, including its joint venture RF360 Holdings Singapore Pte. Ltd (RF360 Holdings) (Note 9). In addition, the Company consolidated its investment in an immaterial less than majority-owned variable interest entity as the Company was the primary beneficiary until the end of fiscal 2017. The ownership of the other interest holders of consolidated subsidiaries and the immaterial less than majority-owned variable interest entity is presented separately in the consolidated balance sheets and statements of operations. All significant intercompany accounts and transactions have been eliminated.

       Financial Statement Preparation. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts and the disclosure of contingent amounts in the Company's consolidated financial statements and the accompanying notes. Examples of the Company's significant accounting estimates that may involve a higher degree of judgment and complexity than others include: the determination of other-than-temporary impairments of marketable securities and other investments; the valuation of inventories; the valuation and assessment of the recoverability of goodwill and other indefinite-lived and long-lived assets; the recognition, measurement and disclosure of loss contingencies related to legal and regulatory proceedings; and the calculation of tax liabilities, including the recognition and measurement of uncertain tax positions. Actual results could differ from those estimates. Certain prior year amounts have been reclassified to conform to the current year presentation.

       Fiscal Year. The Company operates and reports using a 52-53 week fiscal year ending on the last Sunday in September. The fiscal years ended September 24, 2017, September 25, 2016 and September 27, 2015 included 52 weeks.

       Cash Equivalents. The Company considers all highly liquid investments with original maturities of 90 days or less to be cash equivalents. Cash equivalents are comprised of money market funds, certificates of deposit, commercial paper, government agencies' securities, corporate bonds and notes, certain bank time deposits and repurchase agreements fully collateralized by government agencies' securities. The carrying amounts approximate fair value due to the short maturities of these instruments.

       Marketable Securities. Marketable securities include available-for-sale securities and certain time deposits for which classification is determined at the time of purchase and reevaluated at each balance sheet date. The Company also held trading securities and securities for which the Company had elected the fair value option that would have otherwise been recorded using the equity method. These investments were exited during fiscal 2016, and the related changes in fair value associated with these investments were recognized in investment and other income, net and were negligible in fiscal 2016 and 2015. The Company classifies marketable securities as current or noncurrent based on the nature of the securities and their availability for use in current operations. Marketable securities are stated at fair value. The net unrealized gains or losses on available-for-sale securities are recorded as a component of accumulated other comprehensive income, net of income taxes. The realized gains and losses on marketable securities are determined using the specific identification method.

       At each balance sheet date, the Company assesses available-for-sale securities in an unrealized loss position to determine whether the unrealized loss is other than temporary. The Company considers factors including: the significance of the decline in value as compared to the cost basis; underlying factors contributing to a decline in the prices of securities in a single asset class; how long the market value of the security has been less than its cost basis; the security's relative performance versus its peers, sector or asset class; expected market volatility; the market and

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Appendix A: Financial Information

economy in general; analyst recommendations and price targets; views of external investment managers; news or financial information that has been released specific to the investee; and the outlook for the overall industry in which the investee operates.

       If a debt security's market value is below amortized cost and the Company either intends to sell the security or it is more likely than not that the Company will be required to sell the security before its anticipated recovery, the Company records an other-than-temporary impairment charge to investment and other income, net for the entire amount of the impairment. For the remaining debt securities, if an other-than-temporary impairment exists, the Company separates the other-than-temporary impairment into the portion of the loss related to credit factors, or the credit loss portion, which is recorded as a charge to investment and other income, net, and the portion of the loss that is not related to credit factors, or the noncredit loss portion, which is recorded as a component of other accumulated comprehensive income, net of income taxes.

       For equity securities, the Company considers the loss relative to the expected volatility and the likelihood of recovery over a reasonable period of time. If events and circumstances indicate that a decline in the value of an equity security has occurred and is other than temporary, the Company records a charge to investment and other income, net for the difference between fair value and cost at the balance sheet date. Additionally, if the Company has either the intent to sell the equity security or does not have both the intent and the ability to hold the equity security until its anticipated recovery, the Company records a charge to investment and other income, net for the difference between fair value and cost at the balance sheet date.

       Equity and Cost Method Investments. The Company generally accounts for non-marketable equity investments either under the equity or the cost method. Equity investments over which the Company has significant influence, but not control over the investee and is not the primary beneficiary of the investee's activities are accounted for under the equity method. Other non-marketable equity investments are accounted for under the cost method. The Company's share of gains and losses in equity method investments are recorded in investment and other income, net. The Company monitors non-marketable equity investments for events or circumstances that could indicate the investments are impaired, such as a deterioration in the investee's financial condition and business forecasts and lower valuations in recently completed or proposed financings, and records a charge to investment and other income, net for the difference between the estimated fair value and the carrying value.

       The carrying values of the Company's non-marketable equity investments are recorded in other noncurrent assets and were as follows (in millions):

	September 24, 2017	September 25, 2016
Equity method investments	$379	$324
Cost method investments	603	531

	$982	$855

       Transactions with equity method investees are considered related party transactions. Revenues from certain licensing and services contracts with two of the Company's equity method investees were $165 million, $196 million and negligible in fiscal 2017, 2016 and 2015, respectively. The Company eliminates unrealized profit or loss related to such transactions in relation to its ownership interest in the investee, which is recorded as a component of equity in net losses in investees in investment and other income, net. Aggregate accounts receivable from these equity method investees were $29 million and $73 million at September 24, 2017 and September 25, 2016, respectively.

       Derivatives. The Company's primary objectives for holding derivative instruments are to manage interest rate risk on its long-term debt and to manage foreign exchange risk for certain foreign currency revenues, operating expenses, receivables and payables. Derivative instruments are recorded at fair value and included in other current or noncurrent assets or other current or noncurrent liabilities based on their maturity dates. Counterparties to the Company's derivative instruments are all major banking institutions.

       Interest Rate Swaps: The Company manages its exposure to certain interest rate risks related to its long-term debt through the use of interest rate swaps. Such swaps allow the Company to effectively convert fixed-rate payments into floating-rate payments based on LIBOR. These transactions are designated as fair value hedges, and the gains and losses related to changes in the fair value of the interest rate swaps substantially offset changes in the fair value of the hedged portion of the underlying debt that are attributable to changes in the market interest rates. The net gains and losses on the interest rate swaps, as well as the offsetting gains or losses on the related fixed-rate debt attributable to the hedged risks, are recognized in earnings as interest expense in the current period. The interest settlement payments associated

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Appendix A: Financial Information

with the interest rate swap agreements are classified as cash flows from operating activities in the consolidated statements of cash flows.

       At September 24, 2017 and September 25, 2016, the aggregate fair value of the Company's interest rate swaps related to its long-term debt issued in May 2015 was negligible and $65 million, respectively. The fair values of the swaps were recorded in noncurrent assets, other current liabilities and other noncurrent liabilities at September 24, 2017 and in noncurrent assets at September 25, 2016. The swaps had an aggregate notional amount of $3.0 billion, which effectively converted all of the fixed-rate debt due in 2018 and approximately 43% and 50% of the fixed-rate debt due in 2020 and 2022, respectively, into floating-rate debt. The maturities of the swaps match the Company's fixed-rate debt due in 2018, 2020 and 2022.

       Foreign Currency Hedges: The Company manages its exposure to foreign exchange market risks, when deemed appropriate, through the use of derivative instruments, including foreign currency forward and option contracts with financial counterparties, that may or may not be designated as hedging instruments. These derivative instruments mature between one and twelve months. Gains and losses arising from the effective portion of such contracts that are designated as cash flow hedging instruments are recorded as a component of accumulated other comprehensive income as gains and losses on derivative instruments, net of income taxes. The hedging gains and losses in accumulated other comprehensive income are subsequently reclassified to revenues or costs and expenses, as applicable, in the consolidated statements of operations in the same period in which the underlying transactions affect the Company's earnings. Gains and losses arising from the ineffective portion of such contracts are recorded in investment and other income, net as gains and losses on derivative instruments. The cash flows associated with derivative instruments designated as cash flow hedging instruments are classified as cash flows from operating activities in the consolidated statements of cash flows, which is the same category as the hedged transaction. The cash flows associated with the ineffective portion of such derivative instruments are classified as cash flows from investing activities in the consolidated statements of cash flows. The fair values of the Company's foreign currency forward and option contracts used to hedge foreign currency risk designated as cash flow hedges recorded in total assets and in total liabilities were $10 million and $22 million, respectively, at September 24, 2017 and negligible at September 25, 2016.

       For foreign currency forward and option contracts not designated as hedging instruments, the changes in fair value are recorded in investment and other income, net in the period of change. The cash flows associated with derivative instruments not designated as hedging instruments are classified as cash flows from operating activities in the consolidated statements of cash flows, which is the same category as the hedged transaction. The fair value of the Company's foreign currency forward and option contracts not designated as hedging instruments was negligible at September 24, 2017. There were no foreign currency forward and option contracts not designated as hedging instruments at September 25, 2016.

       Gross Notional Amounts: The gross notional amounts of the Company's interest rate and foreign currency derivatives by instrument type were as follows (in millions):

	September 24, 2017	September 25, 2016
Forwards	$163	$108
Options	2,333	929
Swaps	3,000	3,061

	$5,496	$4,098

       The gross notional amounts by currency were as follows (in millions):

	September 24, 2017	September 25, 2016
Chinese renminbi	$1,460	$325
Euro	146	31
Indian rupee	772	433
Japanese yen	68	97
Korean won	50	85
United States dollar	3,000	3,045
Other	—	82

	$5,496	$4,098

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Appendix A: Financial Information

       Fair Value Measurements. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company's assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

  •
  Level 1 includes financial instruments for which quoted market prices for identical instruments are available in active markets.

  •
  Level 2 includes financial instruments for which there are inputs other than quoted prices included within Level 1 that are observable for the instrument.

  •
  Level 3 includes financial instruments for which fair value is derived from valuation techniques in which one or more significant inputs are unobservable, including the Company's own assumptions.

       Assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurements. The Company reviews the fair value hierarchy classification on a quarterly basis. Changes in the observability of valuation inputs may result in a reclassification of levels for certain securities within the fair value hierarchy.

       Cash Equivalents and Marketable Securities: With the exception of auction rate securities, the Company obtains pricing information from quoted market prices, pricing vendors or quotes from brokers/dealers. The Company conducts reviews of its primary pricing vendors to determine whether the inputs used in the vendor's pricing processes are deemed to be observable. The fair value for interest-bearing securities includes accrued interest.

       The fair value of U.S. Treasury securities and government-related securities, corporate bonds and notes and common and preferred stock is generally determined using standard observable inputs, including reported trades, quoted market prices, matrix pricing, benchmark yields, broker/dealer quotes, issuer spreads, two-sided markets and/or benchmark securities.

       The fair value of debt and equity funds is reported at published net asset values. The Company assesses the daily frequency and size of transactions at published net asset values and/or the funds' underlying holdings to determine whether fair value is based on observable or unobservable inputs.

       The fair value of mortgage- and asset-backed securities is derived from the use of matrix pricing (prices for similar securities) or, in some cases, cash flow pricing models with observable inputs, such as contractual terms, maturity, credit rating and/or securitization structure to determine the timing and amount of future cash flows. Certain mortgage- and asset-backed securities may require the use of significant unobservable inputs to estimate fair value, such as default likelihood, recovery rates and prepayment speed.

       The fair value of auction rate securities is estimated by the Company using a discounted cash flow model that incorporates transaction details, such as contractual terms, maturity and timing and amount of future cash flows, as well as assumptions related to liquidity, default likelihood and recovery, the future state of the auction rate market and credit valuation adjustments of market participants. Though most of the securities held by the Company are pools of student loans guaranteed by the U.S. government, prepayment speeds and illiquidity discounts are considered significant unobservable inputs. These additional inputs are generally unobservable, and therefore, auction rate securities are included in Level 3.

       Derivative Instruments: Derivative instruments that are traded on an exchange are valued using quoted market prices and are included in Level 1. Derivative instruments that are not traded on an exchange are valued using conventional calculations/models that are primarily based on observable inputs, such as foreign currency exchange rates, volatilities and interest rates, and therefore, such derivative instruments are included in Level 2.

       Other Investments and Other Liabilities: Other investments and other liabilities included in Level 1 are comprised of the Company's deferred compensation plan liability and related assets, which consist of mutual funds classified as trading securities, and are included in other assets. Other investments and other liabilities included in Level 3 are comprised of convertible debt instruments issued by private companies and contingent consideration related to business combinations, respectively. The fair value of convertible debt instruments is estimated by the Company based on the estimated timing and amount of future cash flows, as well as assumptions related to liquidity, default likelihood and

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Appendix A: Financial Information

recovery. The fair value of contingent consideration related to business combinations is estimated by the Company using a real options approach, which includes inputs, such as projected financial information, market volatility, discount rates and timing of contractual payments. The inputs used by the Company to estimate the fair values of the convertible debt instruments and contingent consideration are generally unobservable, and therefore, they are included in Level 3.

       Allowances for Doubtful Accounts. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of the Company's customers to make required payments. The Company considers the following factors when determining if collection of required payments is reasonably assured: customer credit-worthiness; past transaction history with the customer; current economic industry trends; changes in customer payment terms; and bank credit-worthiness for letters of credit. If the Company has no previous experience with the customer, the Company may request financial information, including financial statements or other documents, to determine that the customer has the means of making payment. The Company may also obtain reports from various credit organizations to determine that the customer has a history of paying its creditors. If these factors do not indicate collection is reasonably assured, revenue is deferred as a reduction to accounts receivable until collection becomes reasonably assured, which is generally upon receipt of cash. If the financial condition of the Company's customers was to deteriorate, adversely affecting their ability to make payments, additional allowances would be required.

       Inventories. Inventories are valued at the lower of cost or market (replacement cost, not to exceed net realizable value) using the first-in, first-out method. Recoverability of inventories is assessed based on review of future customer demand that considers multiple factors, including committed purchase orders from customers as well as purchase commitment projections provided by customers, among other things.

       Property, Plant and Equipment. Property, plant and equipment are recorded at cost and depreciated or amortized using the straight-line method over their estimated useful lives. Upon the retirement or disposition of property, plant and equipment, the related cost and accumulated depreciation or amortization are removed, and a gain or loss is recorded, when appropriate. Buildings on owned land are depreciated over 30 years, and building improvements are depreciated over their useful lives ranging from 7 to 15 years. Leasehold improvements are amortized over the shorter of their estimated useful lives, not to exceed 15 years, or the remaining term of the related lease. Other property, plant and equipment have useful lives ranging from 2 to 25 years. Leased property meeting certain capital lease criteria is capitalized, and the net present value of the related lease payments is recorded as a liability. Amortization of assets under capital leases is recorded using the straight-line method over the shorter of the estimated useful lives or the lease terms. Maintenance, repairs and minor renewals or betterments are charged to expense as incurred.

       Goodwill and Other Intangible Assets. Goodwill represents the excess of purchase price over the value assigned to the net tangible and identifiable intangible assets of businesses acquired. Acquired intangible assets other than goodwill are amortized over their useful lives unless the lives are determined to be indefinite. For intangible assets purchased in a business combination, the estimated fair values of the assets received are used to establish their recorded values. For intangible assets acquired in a non-monetary exchange, the estimated fair values of the assets transferred (or the estimated fair values of the assets received, if more clearly evident) are used to establish their recorded values, unless the values of neither the assets received nor the assets transferred are determinable within reasonable limits, in which case the assets received are measured based on the carrying values of the assets transferred. Valuation techniques consistent with the market approach, income approach and/or cost approach are used to measure fair value.

       Impairment of Goodwill, Other Indefinite-Lived Assets and Long-Lived Assets. Goodwill and other indefinite-lived intangible assets are tested annually for impairment in the fourth fiscal quarter and in interim periods if certain events occur indicating that the carrying amounts may be impaired. If a qualitative assessment is used and the Company determines that the fair value of a reporting unit or indefinite-lived intangible asset is more likely than not (i.e., a likelihood of more than 50%) less than its carrying amount, a quantitative impairment test will be performed. If goodwill is quantitatively assessed for impairment, a two-step approach is applied. First, the Company compares the estimated fair value of the reporting unit in which the goodwill resides to its carrying value. The second step, if necessary, measures the amount of impairment, if any, by comparing the implied fair value of goodwill to its carrying value. Other indefinite-lived intangible assets are quantitatively assessed for impairment, if necessary, by comparing their estimated fair values to their carrying values. If the carrying value exceeds the fair value, the difference is recorded as an impairment.

       Long-lived assets, such as property, plant and equipment and intangible assets subject to amortization, are reviewed for impairment when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset or asset group to estimated undiscounted future cash flows expected to be generated by the asset or asset group. If the carrying amount of an asset or asset group exceeds its estimated future cash flows,

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Appendix A: Financial Information

an impairment charge is recognized for the amount by which the carrying amount of the asset or asset group exceeds the estimated fair value of the asset or asset group. Long-lived assets to be disposed of by sale are reported at the lower of their carrying amounts or their estimated fair values less costs to sell and are not depreciated.

       Revenue Recognition. The Company derives revenues principally from sales of integrated circuit products and licensing of its intellectual property and also generates revenues through sales of products that connect medical devices and by performing software hosting, software development and other services. The timing of revenue recognition and the amount of revenue actually recognized in each case depends upon a variety of factors, including the specific terms of each arrangement and the nature of the Company's deliverables and obligations. Unearned revenues consist primarily of license fees for intellectual property with continuing performance obligations.

       Revenues from sales of the Company's products are recognized at the time of shipment, or when title and risk of loss pass to the customer and all other criteria for revenue recognition are met, if later. Revenues from providing services are recognized when earned. Revenues from providing services were less than 10% of total revenues for all periods presented.

       The Company grants licenses or otherwise provides rights to use portions of its intellectual property portfolio, which, among other rights, includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products. Licensees typically pay a fixed license fee in one or more installments and royalties based on their sales of products incorporating or using the Company's licensed intellectual property. License fees are recognized over the estimated period of benefit of the license to the licensee, typically 5 to 15 years. Royalties are generally based upon a percentage of the wholesale (i.e., licensee's) selling price of complete licensed products, net of certain permissible deductions (including transportation, insurance, packing costs and other items). The Company broadly provides per unit running royalty caps that apply to certain categories of complete wireless devices, namely smartphones, tablets and laptops, which in general, effectively provide for a maximum running royalty amount per device (i.e., the royalty caps limit the running royalties due on a per unit basis). The Company earns royalties on such licensed products sold worldwide by its licensees at the time that the licensees' sales occur. The Company's licensees, however, do not report and pay royalties owed for sales in any given quarter until after the conclusion of that quarter, which is generally the following quarter. The Company recognizes royalty revenues based on royalties reported by licensees during the quarter and when all other revenue recognition criteria are met.

       The Company records reductions to revenues for customer incentive arrangements, including volume-related and other pricing rebates and cost reimbursements for marketing and other activities involving certain of the Company's products and technologies. The charges for such arrangements are recorded as a reduction to accounts receivable or as other current liabilities based on whether the Company has the contractual right of offset. The Company recognizes the liability based on the estimated amount of the incentive, or if not reasonably estimated, the maximum potential liability, at the later of the date at which the Company records the related revenues or the date at which the Company offers the incentive or, if payment is contingent, when the contingency is resolved. In certain arrangements, the liabilities are based on customer forecasts. The Company reverses accruals for unclaimed incentive amounts to revenues when the unclaimed amounts are no longer subject to payment.

       Concentrations. Revenues in fiscal 2017 were negatively impacted by the actions of Apple Inc. and Hon Hai Precision Industry Co., Ltd./Foxconn, its affiliates and other suppliers to Apple as well as the dispute with another licensee, who did not report or pay royalties due in the third or fourth quarter of fiscal 2017. Apple's contract manufacturers did not fully report and did not pay royalties due on sales of Apple products for a portion of the fiscal year, which resulted in higher accounts receivable from those suppliers (Note 2). A significant portion of the Company's revenues is concentrated with a small number of customers/licensees of the Company's QCT and QTL segments. Revenues related to the products of two customers/licensees comprised 18% and 17% of total consolidated revenues in fiscal 2017, compared to 24% and 16% in fiscal 2016 and 25% and 20% in fiscal 2015. Excluding the unpaid royalty receivables due from suppliers to Apple (Note 2), aggregate accounts receivable from one customer/licensee comprised 10% and 14% of accounts receivable at September 24, 2017 and September 25, 2016, respectively.

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Appendix A: Financial Information

       The Company relies on sole- or limited-source suppliers for some products, particularly products in the QCT segment, subjecting the Company to possible shortages of raw materials or manufacturing capacity. While the Company has established alternate suppliers for certain technologies that the Company considers critical, the loss of a supplier or the inability of a supplier to meet performance or quality specifications or delivery schedules could harm the Company's ability to meet its delivery obligations and/or negatively impact the Company's revenues, business operations and ability to compete for future business.

       Shipping and Handling Costs. Costs incurred for shipping and handling are included in cost of revenues. Amounts billed to a customer for shipping and handling are reported as revenues.

       Share-Based Compensation. Share-based compensation expense for equity-classified awards, principally related to restricted stock units (RSUs), is measured at the grant date, or at the acquisition date for awards assumed in business combinations, based on the estimated fair value of the award and is recognized over the employee's requisite service period. Share-based compensation expense is adjusted to exclude amounts related to share-based awards that are expected to be forfeited.

       The fair values of RSUs are estimated based on the fair market values of the underlying stock on the dates of grant or dates the RSUs are assumed. If RSUs do not have the right to participate in dividends, the fair values are discounted by the dividend yield. The weighted-average estimated fair values of employee RSUs granted during fiscal 2017, 2016 and 2015 were $66.54, $53.56 and $68.77 per share, respectively. Upon vesting, the Company issues new shares of common stock. For the majority of RSUs, shares are issued on the vesting dates net of the amount of shares needed to satisfy statutory tax withholding requirements to be paid by the Company on behalf of the employees. As a result, the actual number of shares issued will be fewer than the number of RSUs outstanding. The annual pre-vest forfeiture rate for RSUs was estimated to be approximately 5%, 4% and 3% in fiscal 2017, 2016 and 2015, respectively.

       Total share-based compensation expense, related to all of the Company's share-based awards, was comprised as follows (in millions):

	2017	2016	2015
Cost of revenues	$38	$40	$42
Research and development	588	614	659
Selling, general and administrative	288	289	325

Share-based compensation expense before income taxes	914	943	1,026
Related income tax benefit	(161)	(190)	(190)

	$753	$753	$836

       Legal and Regulatory Proceedings. The Company is currently involved in certain legal and regulatory proceedings. The Company discloses a loss contingency if there is at least a reasonable possibility that a material loss has been incurred. The Company records its best estimate of a loss related to pending legal and regulatory proceedings when the loss is considered probable and the amount can be reasonably estimated. Where a range of loss can be reasonably estimated with no best estimate in the range, the Company records the minimum estimated liability. As additional information becomes available, the Company assesses the potential liability related to pending legal and regulatory proceedings and revises its estimates and updates its disclosures accordingly. The Company's legal costs associated with defending itself are recorded to expense as incurred.

       Foreign Currency. Certain foreign subsidiaries use a local currency as the functional currency. Resulting translation gains or losses are recognized as a component of accumulated other comprehensive income. Transaction gains or losses related to balances denominated in a currency other than the functional currency are recognized in the consolidated statements of operations.

       Income Taxes. The asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Tax law and rate changes are reflected in income in the period such changes are enacted. The Company records a valuation allowance to reduce deferred tax assets to the amount that is more likely than not to be realized. The Company includes interest and penalties related to income taxes, including unrecognized tax benefits, within income tax expense. The Company classifies all deferred tax assets and liabilities as noncurrent in the consolidated balance sheets.

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Appendix A: Financial Information

       The Company's income tax returns are based on calculations and assumptions that are subject to examination by the Internal Revenue Service and other tax authorities. In addition, the calculation of the Company's tax liabilities involves dealing with uncertainties in the application of complex tax regulations. The Company recognizes liabilities for uncertain tax positions based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. While the Company believes it has appropriate support for the positions taken on its tax returns, the Company regularly assesses the potential outcomes of examinations by tax authorities in determining the adequacy of its provision for income taxes. The Company continually assesses the likelihood and amount of potential adjustments and adjusts the income tax provision, income taxes payable and deferred taxes in the period in which the facts that give rise to a revision become known.

       The Company recognizes windfall tax benefits associated with share-based awards directly to stockholders' equity when realized. A windfall tax benefit occurs when the actual tax benefit realized by the Company upon an employee's disposition of a share-based award exceeds the deferred tax asset, if any, associated with the award that the Company had recorded. The Company records windfall tax benefits to stockholders' equity. A shortfall occurs when the actual tax benefit realized by the Company upon an employee's disposition of a share-based award is less than the deferred tax asset, if any, associated with the award that the Company has recorded. The Company records shortfall tax detriments when realized to stockholders' equity to the extent that previous windfall tax benefits exist (referred to as the APIC windfall pool), with any remainder recognized in income tax expense. The Company had a sufficient APIC windfall pool to absorb all shortfalls that occurred in fiscal 2017. When assessing whether a tax benefit relating to share-based compensation has been realized, the Company follows the tax law ordering method, under which current year share-based compensation deductions are assumed to be utilized before net operating loss carryforwards and other tax attributes.

       Earnings Per Common Share. Basic earnings per common share are computed by dividing net income attributable to Qualcomm by the weighted-average number of common shares outstanding during the reporting period. Diluted earnings per common share are computed by dividing net income attributable to Qualcomm by the combination of dilutive common share equivalents, comprised of shares issuable under the Company's share-based compensation plans and shares subject to written put options and/or accelerated share repurchase agreements, if any, and the weighted-average number of common shares outstanding during the reporting period. Dilutive common share equivalents include the dilutive effect of in-the-money share equivalents, which are calculated based on the average share price for each period using the treasury stock method. Under the treasury stock method, the exercise price of an award, if any, the amount of compensation cost for future service that the Company has not yet recognized, if any, and the estimated tax benefits that would be recorded in paid-in capital when an award is settled, if any, are assumed to be used to repurchase shares in the current period. The dilutive common share equivalents, calculated using the treasury stock method, for fiscal 2017, 2016 and 2015 were 12,989,000, 13,864,000 and 20,724,000, respectively. Shares of common stock equivalents outstanding that were not included in the computation of diluted earnings per common share because the effect would be anti-dilutive or certain performance conditions were not satisfied at the end of the period were 2,955,000, 2,435,000 and 4,652,000 during fiscal 2017, 2016 and 2015, respectively.

       Recent Accounting Pronouncements. In May 2014, the FASB issued new guidance related to revenue recognition, which outlines a comprehensive revenue recognition model and supersedes most current revenue recognition guidance. The new guidance requires a company to recognize revenue as control of goods or services transfers to a customer at an amount that reflects the expected consideration to be received in exchange for those goods or services. It defines a five-step approach for recognizing revenue, which may require a company to use more judgment and make more estimates than under the current guidance. The Company will adopt the new guidance in the first quarter of fiscal 2019 and currently expects to apply the modified retrospective approach, which means that the cumulative effect of applying the new guidance is recognized as an adjustment to the opening retained earnings balance. Given the scope of work required to implement the recognition and disclosure requirements under the new guidance, the Company has made progress in the identification of changes to policy, processes, systems and controls, and the Company continues to assess data availability and presentation necessary to meet the additional disclosure requirements of the guidance in the notes to the consolidated financial statements.

       The Company currently expects the adoption of this new guidance to most significantly impact its licensing business. Specifically, the Company expects a change in the timing of revenues recognized from sales-based royalties. The

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Appendix A: Financial Information

Company currently recognizes sales-based royalties as revenues in the period in which such royalties are reported by licensees, which is after the conclusion of the quarter in which the licensees' sales occur and when all other revenue recognition criteria are met. Under the new guidance, the Company will be required to estimate and recognize sales-based royalties in the period in which the associated sales occur, resulting in an acceleration of revenue recognition compared to the current method. Upon adoption of the new guidance, licenses to use portions of the Company's intellectual property portfolio will be considered one performance obligation, and license fees will be recognized as revenues on a straight-line basis over the term of the license agreement, which is similar to the recognition of license revenues under the current guidance. The Company currently accounts for customer incentive arrangements in its licensing and semiconductor businesses, including volume-related and other pricing rebates or cost reimbursements for marketing and other activities involving certain of the Company's products and technologies in part based on the maximum potential liability. Under the new guidance, the Company expects to estimate the amount of all customer incentives. The Company does not otherwise expect the adoption of the new guidance will have a material impact on its businesses.

       In January 2016, the FASB issued new guidance on classifying and measuring financial instruments, which requires that (i) all equity investments, other than equity-method investments, in unconsolidated entities generally be measured at fair value through earnings and (ii) when the fair value option has been elected for financial liabilities, changes in fair value due to instrument-specific credit risk be recognized separately in other comprehensive income. Additionally, it changes the disclosure requirements for financial instruments. The new guidance will be effective for the Company starting in the first quarter of fiscal 2019. Early adoption is permitted for certain provisions. The Company does not intend adopt any of the provisions early and is in the process of determining the effects the adoption will have on its consolidated financial statements.

       In February 2016, the FASB issued new guidance related to leases that outlines a comprehensive lease accounting model and supersedes the current lease guidance. The new guidance requires lessees to recognize lease liabilities and corresponding right-of-use assets for all leases with lease terms of greater than 12 months. It also changes the definition of a lease and expands the disclosure requirements of lease arrangements. The new guidance must be adopted using the modified retrospective approach. The Company will adopt the new guidance in the first quarter of fiscal 2020 and is in the process of determining the effects the adoption will have on its consolidated financial statements.

       In March 2016, the FASB issued new guidance that changes the accounting for share-based payments, including income taxes, classification of awards and classification in the statement of cash flows. The new guidance will increase the number of shares an employer can withhold to cover income taxes on share-based payment awards and still qualify for the exemption to liability classification. In addition, under the new guidance, excess tax benefits or deficiencies associated with share-based payment awards will be recognized through earnings when the awards vest or settle, rather than in stockholders' equity. As a result, subsequent to adoption, the Company's income tax expense and associated effective tax rate will be impacted by fluctuations in stock price between the grant dates and vesting dates of equity awards. The new guidance will be effective for the Company starting in the first quarter of fiscal 2018.

       In June 2016, the FASB issued new guidance that changes the accounting for recognizing impairments of financial assets. Under the new guidance, credit losses for certain types of financial instruments will be estimated based on expected losses. The new guidance also modifies the impairment models for available-for-sale debt securities and for purchased financial assets with credit deterioration since their origination. The new guidance will be effective for the Company starting in the first quarter of fiscal 2021. Early adoption is permitted starting in the first quarter of fiscal 2020. The Company is in the process of determining the effects the adoption will have on its consolidated financial statements as well as whether to adopt the new guidance early.

       In August 2016, the FASB issued new guidance related to the classification of certain cash receipts and cash payments on the statement of cash flows. The new guidance will be effective for the Company beginning in the first quarter of fiscal 2019 on a retrospective basis, and early adoption is permitted. The Company does not intend to adopt the new guidance early and is currently evaluating the impact of this accounting standard update on its consolidated financial statements.

       In October 2016, the FASB issued new guidance that changes the accounting for income tax effects of intra-entity transfers of assets other than inventory. Under the new guidance, the selling (transferring) entity is required to recognize a current tax expense or benefit upon transfer of the asset. Similarly, the purchasing (receiving) entity is required to recognize a deferred tax asset or deferred tax liability, as well as the related deferred tax benefit or expense, upon receipt of the asset. The new guidance will be effective for the Company starting in the first quarter of fiscal 2019 on a

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Appendix A: Financial Information

modified retrospective basis, and early adoption is permitted. The Company does not intend to adopt the new guidance early and is currently evaluating the impact of this accounting standard update on its consolidated financial statements.

       In August 2017, the FASB issued new guidance that expands and refines hedge accounting for both financial and non-financial risks, aligns the recognition and presentation of the effects of hedging instruments and hedged items in the financial statements, and includes targeted improvements related to the assessment of hedge effectiveness. The new guidance also modifies disclosure requirements for hedging activities. The new guidance will be effective for the Company starting in the first quarter of fiscal 2020, and early adoption is permitted in any interim period. The Company is currently evaluating the impact of the new guidance on its consolidated financial statements as well as whether to adopt the new guidance early.

Note 2. Composition of Certain Financial Statement Items

  Accounts Receivable (in millions)

	September 24, 2017	September 25, 2016
Trade, net of allowances for doubtful accounts of $11 and $1, respectively	$3,576	$2,194
Long-term contracts	40	20
Other	16	5

	$3,632	$2,219

       Approximately 70% of the increase in accounts receivable was due to the short payment in the second quarter of fiscal 2017 of royalties reported by and deemed collectible from Apple's contract manufacturers. This same amount is recorded in customer-related liabilities for Apple, since the Company does not have the contractual right to offset these amounts. The remaining increase in accounts receivable resulted from the accounts receivable relating to the Company's recently formed RF360 Holdings joint venture (Note 9), increased revenues related to integrated circuits and the timing of the collection of payments from certain of the Company's other licensees.

  Inventories (in millions)

	September 24, 2017	September 25, 2016
Raw materials	$103	$1
Work-in-process	799	847
Finished goods	1,133	708

	$2,035	$1,556

  Property, Plant and Equipment (in millions)

	September 24, 2017	September 25, 2016
Land	$195	$192
Buildings and improvements	1,595	1,545
Computer equipment and software	1,609	1,426
Machinery and equipment	3,528	2,454
Furniture and office equipment	109	77
Leasehold improvements	310	254
Construction in progress	73	92

	7,419	6,040
Less accumulated depreciation and amortization	(4,203)	(3,734)

	$3,216	$2,306

       Depreciation and amortization expense related to property, plant and equipment for fiscal 2017, 2016 and 2015 was $684 million, $624 million and $625 million, respectively. The gross book values of property under capital leases included in buildings and improvements were negligible at September 24, 2017 and September 25, 2016.

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Appendix A: Financial Information

       Goodwill and Other Intangible Assets. The Company allocates goodwill to its reporting units for annual impairment testing purposes. The following table presents the goodwill allocated to the Company's reportable and nonreportable segments, as described in Note 8, as well as the changes in the carrying amounts of goodwill during fiscal 2017 and 2016 (in millions):

	QCT	QTL	Nonreportable Segments	Total
Balance at September 27, 2015	$4,461	$718	$300	$5,479
Acquisitions	172	—	—	172
Impairments	—	—	(17)	(17)
Other (1)	41	—	4	45

Balance at September 25, 2016 (2)	4,674	718	287	5,679
Acquisitions	841	23	11	875
Impairments	—	—	—	—
Other (1)	66	—	3	69

Balance at September 24, 2017 (2)	$5,581	$741	$301	$6,623

(1)
Includes changes in goodwill amounts resulting from foreign currency translation, purchase accounting adjustments and, in fiscal 2016, the sale of the Company's business that provided augmented reality applications.

(2)
Cumulative goodwill impairments were $537 million at both September 24, 2017 and September 25, 2016.

       The components of other intangible assets, net were as follows (in millions):

	September 24, 2017			September 25, 2016
	Gross Carrying Amount	Accumulated Amortization	Weighted- average amortization period (years)	Gross Carrying Amount	Accumulated Amortization	Weighted- average amortization period (years)
Wireless spectrum	$1	$—	20	$2	$(2)	5
Marketing-related	77	(52)	4	119	(77)	8
Technology-based	6,413	(2,818)	10	5,900	(2,459)	10
Customer-related	149	(33)	9	21	(4)	7

	$6,640	$(2,903)	10	$6,042	$(2,542)	10

       All of these intangible assets are subject to amortization, other than acquired in-process research and development with carrying values of $74 million and $83 million at September 24, 2017 and September 25, 2016, respectively. Amortization expense related to these intangible assets was $777 million, $804 million and $591 million for fiscal 2017, 2016 and 2015, respectively. Amortization expense related to these intangible assets and acquired in-process research and development, beginning upon the expected completion of the underlying projects, is expected to be $780 million, $734 million, $622 million, $507 million and $415 million for each of the subsequent five years from fiscal 2018 through 2022, respectively, and $679 million thereafter.

  Other Current Liabilities (in millions)

	September 24, 2017	September 25, 2016
Customer incentives and other customer-related liabilities	$2,804	$1,710
Accrual for TFTC fine (Note 7)	778	—
Other	1,174	551

	$4,756	$2,261

       Customer incentives and other customer-related liabilities substantially consist of amounts payable to customers for incentive and other arrangements, including volume-related and other pricing rebates and cost reimbursements for marketing and other activities involving certain of the Company's products and technologies. The corresponding charges for such arrangements were recorded as a reduction to revenues.

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Appendix A: Financial Information

       Accumulated Other Comprehensive Income. Changes in the components of accumulated other comprehensive income, net of income taxes, in Qualcomm stockholders' equity during fiscal 2017 were as follows (in millions):

	Foreign Currency Translation Adjustment	Noncredit Other-than- Temporary Impairment Losses and Subsequent Changes in Fair Value for Certain Available-for- Sale Debt Securities	Net Unrealized Gain (Loss) on Other Available-for- Sale Securities	Net Unrealized Gain (Loss) on Derivative Instruments	Other Gains	Total Accumulated Other Comprehensive Income
Balance at September 25, 2016	$(161)	$6	$532	$51	$—	$428

Other comprehensive (loss) income before reclassifications	309	6	(102)	(49)	4	168
Reclassifications from accumulated other comprehensive income	(1)	11	(212)	(10)	—	(212)

Other comprehensive (loss) income	308	17	(314)	(59)	4	(44)

Balance at September 24, 2017	$147	$23	$218	$(8)	$4	$384

       Reclassifications from accumulated other comprehensive income related to net gains on available-for-sale securities of $201 million, $83 million and $212 million during fiscal 2017, 2016 and 2015, respectively, were recorded in investment and other income, net (Note 2). Reclassifications from accumulated other comprehensive income related to foreign currency translation losses of $21 million during fiscal 2016 were recorded in selling, general and administrative expenses and other operating expenses. Reclassifications from accumulated other comprehensive income related to foreign currency translation adjustments during fiscal 2017 and 2015 were negligible. Reclassifications from accumulated other comprehensive income related to derivative instruments of $10 million for fiscal 2017 were recorded in revenues, cost of revenues, research and development expenses and selling, general and administrative expenses. Reclassifications from accumulated other comprehensive income related to derivative instruments during fiscal 2016 and 2015 were negligible.

       Other Income, Costs and Expenses. Other expenses in fiscal 2017 consisted of a $927 million charge related to the KFTC fine (Note 7), including related foreign currency losses, a $778 million charge related to the TFTC fine (Note 7) and $37 million in restructuring and restructuring-related charges related to the Company's Strategic Realignment Plan (Note 10).

       Other income for fiscal 2016 included a gain of $380 million on the sale of wireless spectrum in the United Kingdom that was held by the QSI (Qualcomm Strategic Initiatives) segment in the first quarter of fiscal 2016 for $232 million in cash and $275 million in deferred payments due in 2020 to 2023, which were recorded at their present values in other assets. Other income for fiscal 2016 also included $202 million in restructuring and restructuring-related charges, which were partially offset by a $48 million gain on the sale of the Company's business that provided augmented reality applications, all of which related to the Company's Strategic Realignment Plan.

       On February 9, 2015, the Company announced that it had reached a resolution with the China National Development and Reform Commission (NDRC) regarding its investigation of the Company relating to China's Anti-Monopoly Law (AML) and the Company's licensing business and certain interactions between the Company's licensing business and its semiconductor business. The NDRC issued an Administrative Sanction Decision finding that the Company had violated the AML, and the Company agreed to implement a rectification plan that modified certain of its business practices in China. In addition, the NDRC imposed a fine on the Company of 6.088 billion Chinese renminbi (approximately $975 million), which the Company paid. The Company recorded the amount of the fine in the second quarter of fiscal 2015 in other expenses. Other expenses in fiscal 2015 also included $255 million and $11 million in impairment charges on goodwill and intangible assets, respectively, related to the Company's content and push-to-talk services and display businesses and $190 million in restructuring and restructuring-related charges related to the Company's Strategic Realignment Plan, partially offset by $138 million in gains on sales of certain property, plant and equipment.

2018 Proxy Statement	A-45

Appendix A: Financial Information

  Investment and Other Income, Net (in millions)

	2017	2016	2015
Interest and dividend income	$619	$611	$527
Net realized gains on marketable securities	456	239	451
Net realized gains on other investments	74	49	49
Impairment losses on marketable securities	(131)	(112)	(163)
Impairment losses on other investments	(46)	(60)	(37)
Net gains (losses) on derivative instruments	32	(8)	17
Equity in net losses of investees	(74)	(84)	(32)
Net losses on foreign currency transactions	(30)	—	—
Net gains on deconsolidation of subsidiaries	—	—	3

	$900	$635	$815

       There were no net impairment losses on marketable securities related to the noncredit portion of losses on debt securities recognized in other comprehensive income in fiscal 2017, and such losses were $37 million and $23 million in fiscal 2016 and 2015, respectively. The ending balance of the credit loss portion of other-than-temporary impairments on debt securities held by the Company was negligible and $55 million at September 24, 2017 and September 25, 2016, respectively.

Note 3. Income Taxes

       The components of the income tax provision were as follows (in millions):

	2017	2016	2015
Current provision (benefit):
Federal	$72	$4	$(67)
State	3	4	4
Foreign	1,256	1,411	1,307

	1,331	1,419	1,244

Deferred (benefit) provision:
Federal	(586)	(184)	(9)
State	4	6	1
Foreign	(194)	(110)	(17)

	(776)	(288)	(25)

	$555	$1,131	$1,219

       The foreign component of the income tax provision consisted primarily of foreign withholding taxes on royalty fees included in United States earnings.

       The components of income before income taxes by United States and foreign jurisdictions were as follows (in millions):

	2017	2016	2015
United States	$(762)	$3,032	$2,993
Foreign	3,782	3,801	3,494

	$3,020	$6,833	$6,487

       The foreign component of income before income taxes in foreign jurisdictions consists primarily of income earned in Singapore.

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Appendix A: Financial Information

       The following is a reconciliation of the expected statutory federal income tax provision to the Company's actual income tax provision (in millions):

	2017	2016	2015
Expected income tax provision at federal statutory tax rate	$1,057	$2,392	$2,270
State income tax provision, net of federal benefit	8	19	18
Foreign income taxed at other than U.S. rates	(963)	(1,068)	(937)
Research and development tax credits	(81)	(143)	(148)
Worthless stock deduction of domestic subsidiary	—	(101)	—
Nondeductible charges related to the KFTC and TFTC investigations	363	—	—
Impact of changes in tax reserves and audit settlements for prior year tax positions	111	—	(61)
Other	60	32	77

	$555	$1,131	$1,219

       During fiscal 2017, the Company recorded charges of $927 million and $778 million related to the fines imposed by the KFTC and the TFTC, respectively (Note 7), which are not deductible for tax purposes and are attributable to both the United States and a foreign jurisdiction.

       During fiscal 2016, the Company recorded a tax benefit of $101 million from a worthless stock deduction on a domestic subsidiary of one of the Company's former display businesses. Also, during fiscal 2016, the United States government permanently reinstated the federal research and development tax credit retroactively to January 1, 2015. As a result of the reinstatement, the Company recorded a tax benefit of $79 million in fiscal 2016 related to fiscal 2015. During fiscal 2015, the NDRC imposed a fine of $975 million (Note 2), which was not deductible for tax purposes and was substantially attributable to a foreign jurisdiction. Additionally, during fiscal 2015, the Company recorded a tax benefit of $101 million related to fiscal 2014 resulting from the United States government reinstating the federal research and development tax credit retroactively to January 1, 2014 through December 31, 2014. The effective tax rate for fiscal 2015 also reflected the United States federal research and development tax credit generated through December 31, 2014, the date on which the credit expired, and a $61 million tax benefit as a result of a favorable tax audit settlement with the Internal Revenue Service (IRS) related to Qualcomm Atheros, Inc.'s pre-acquisition 2010 and 2011 tax returns.

       The Company's QCT segment's non-United States headquarters is located in Singapore. The Company has obtained tax incentives in Singapore that commenced in March 2012, which are effective through March 2027, that result in a tax exemption for the first five years provided that the Company meets specified employment and investment criteria. As a result of the expiration of certain of these incentives, the Company's Singapore tax rate increased in fiscal 2017 and will increase again in fiscal 2027 upon the expiration of the remaining incentives. Had the Company established QCT's non-United States headquarters in Singapore without these tax incentives, the Company's income tax expense would have been higher and impacted earnings per share attributable to Qualcomm as follows (in millions, except per share amounts):

	2017	2016	2015
Additional income tax expense	$493	$487	$656
Reduction to diluted earnings per share	$0.33	$0.32	$0.40

       The Company considers the operating earnings of certain non-United States subsidiaries to be indefinitely reinvested outside the United States based on the Company's plans for use and/or investment outside the United States and the Company's belief that its sources of cash and liquidity in the United States will be sufficient to meet future domestic cash needs. The Company has not recorded a deferred tax liability of approximately $13.7 billion related to the United States federal and state income taxes and foreign withholding taxes on approximately $39.0 billion of undistributed earnings of certain non-United States subsidiaries indefinitely reinvested outside the United States. Should the Company decide to no longer indefinitely reinvest such earnings outside the United States, the Company would have to adjust the income tax provision in the period management makes such determination.

2018 Proxy Statement	A-47

Appendix A: Financial Information

       The Company had deferred tax assets and deferred tax liabilities as follows (in millions):

	September 24, 2017	September 25, 2016
Unused tax credits	$1,798	$1,256
Accrued liabilities and reserves	888	409
Unearned revenues	886	920
Share-based compensation	241	277
Unused net operating losses	208	218
Unrealized losses on other investments and marketable securities	151	254
Other	21	55

Total gross deferred tax assets	4,193	3,389
Valuation allowance	(863)	(754)

Total net deferred tax assets	3,330	2,635

Intangible assets	(535)	(502)
Unrealized gains on other investments and marketable securities	(33)	(194)
Other	(95)	(78)

Total deferred tax liabilities	(663)	(774)

Net deferred tax assets	$2,667	$1,861

Reported as:
Non-current deferred tax assets	2,900	2,030
Non-current deferred tax liabilities (1)	(233)	(169)

	$2,667	$1,861

(1)
Non-current deferred tax liabilities were included in other liabilities in the consolidated balance sheets.

       At September 24, 2017, the Company had unused federal net operating loss carryforwards of $245 million expiring from 2021 through 2035, unused state net operating loss carryforwards of $858 million expiring from 2018 through 2037 and unused foreign net operating loss carryforwards of $215 million, of which substantially all may be carried forward indefinitely. At September 24, 2017, the Company had unused state tax credits of $763 million, of which substantially all may be carried forward indefinitely, unused federal tax credits of $1.0 billion expiring from 2025 through 2037 and unused tax credits of $28 million in foreign jurisdictions expiring from 2033 through 2037. The Company does not expect its federal net operating loss carryforwards to expire unused.

       At September 24, 2017, the Company has provided a valuation allowance on certain state tax credits, foreign deferred tax assets and state net operating losses of $752 million, $69 million and $42 million, respectively. The valuation allowances reflect the uncertainties surrounding the Company's ability to generate sufficient future taxable income in certain foreign and state tax jurisdictions to utilize its net operating losses and the Company's ability to generate sufficient capital gains to utilize all capital losses. The Company believes, more likely than not, that it will have sufficient taxable income after deductions related to share-based awards to utilize its remaining deferred tax assets.

       A summary of the changes in the amount of unrecognized tax benefits for fiscal 2017, 2016 and 2015 follows (in millions):

	2017	2016	2015
Beginning balance of unrecognized tax benefits	$271	$40	$87
Additions based on prior year tax positions	92	20	31
Reductions for prior year tax positions and lapse in statute of limitations	(11)	(6)	(70)
Additions for current year tax positions	23	218	5
Settlements with taxing authorities	(3)	(1)	(13)

Ending balance of unrecognized tax benefits	$372	$271	$40

       The Company believes that it is reasonably possible that certain unrecognized tax benefits recorded at September 24, 2017 may result in a significant cash payment in fiscal 2018. Unrecognized tax benefits at September 24,

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Appendix A: Financial Information

2017 included $289 million for tax positions that, if recognized, would impact the effective tax rate. The unrecognized tax benefits differ from the amount that would affect the Company's effective tax rate primarily because the unrecognized tax benefits were included on a gross basis and did not reflect secondary impacts such as the federal deduction for state taxes, adjustments to deferred tax assets and the valuation allowance that might be required if the Company's tax positions are sustained. The increase in unrecognized tax benefits in fiscal 2017 was primarily due to tax positions related to transfer pricing. The increase in unrecognized tax benefits in fiscal 2016 was primarily due to tax positions related to classification of income. The Company believes that it is reasonably possible that the total amount of unrecognized tax benefits at September 24, 2017 may increase or decrease in fiscal 2018.

       The Company files income tax returns in the United States federal jurisdiction and various state and foreign jurisdictions. The Company is currently a participant in the IRS Compliance Assurance Process, whereby the IRS and the Company endeavor to agree on the treatment of all tax issues prior to the tax return being filed. The IRS completed its examination of the Company's tax return for fiscal 2015 and issued a no change letter in February 2017, resulting in no change to the income tax provision. The Company is no longer subject to United States federal income tax examinations for years prior to fiscal 2014. The Company is subject to examination by the California Franchise Tax Board for fiscal years after 2011. The Company is also subject to examination in other taxing jurisdictions in the United States and numerous foreign jurisdictions, most notably in countries where the Company earns a routine return and tax authorities believe substantial value-add activities are performed. These examinations are at various stages with respect to assessments, claims, deficiencies and refunds, many of which are open for periods after fiscal 2000. The Company continually assesses the likelihood and amount of potential adjustments and adjusts the income tax provision, income taxes payable and deferred taxes in the period in which the facts give rise to a revision become known. As of September 24, 2017, the Company believes that adequate amounts have been reserved for based on facts known. However, the final determination of tax audits and any related legal proceedings could materially differ from amounts reflected in the Company's income tax provision and the related accruals.

       Cash amounts paid for income taxes, net of refunds received, were $1.0 billion, $1.3 billion and $1.2 billion for fiscal 2017, 2016 and 2015, respectively.

Note 4. Capital Stock

       Stock Repurchase Program. On March 9, 2015, the Company announced a stock repurchase program authorizing it to repurchase up to $15 billion of the Company's common stock. The stock repurchase program has no expiration date. During fiscal 2015, the Company entered into two accelerated share repurchase agreements (ASR Agreements) with two financial institutions under which the Company paid an aggregate of $5.0 billion to the financial institutions and received from them a total of 78,276,000 shares of the Company's common stock based on the average daily volume weighted-average stock price of the Company's common stock during the respective terms of the ASR Agreements, less a discount. The shares were retired and recorded as a reduction to stockholders' equity.

       During fiscal 2017, 2016 and 2015, the Company repurchased and retired an additional 22,792,000, 73,782,000 and 94,159,000 shares of common stock, respectively, for $1.3 billion, $3.9 billion and $6.2 billion, respectively, before commissions. To reflect share repurchases in the consolidated balance sheet, the Company (i) reduces common stock for the par value of the shares, (ii) reduces paid-in capital for the amount in excess of par to zero during the quarter in which the shares are repurchased and (iii) records the residual amount to retained earnings. At September 24, 2017, $1.6 billion remained authorized for repurchase under the Company's stock repurchase program.

       Dividends. On October 10, 2017, the Company announced a cash dividend of $0.57 per share on the Company's common stock, payable on December 15, 2017 to stockholders of record as of the close of business on November 29, 2017. Dividends charged to retained earnings in fiscal 2017, 2016 and 2015 were as follows (in millions, except per share data):

	2017		2016		2015
	Per Share	Total	Per Share	Total	Per Share	Total
First quarter	$0.53	$801	$0.48	$730	$0.42	$710
Second quarter	0.53	798	0.48	726	0.42	702
Third quarter	0.57	858	0.53	794	0.48	771
Fourth quarter	0.57	857	0.53	796	0.48	749

	$2.20	$3,314	$2.02	$3,046	$1.80	$2,932

2018 Proxy Statement	A-49

Appendix A: Financial Information

Note 5. Employee Benefit Plans

       Employee Savings and Retirement Plan. The Company has a 401(k) plan that allows eligible employees to contribute up to 85% of their eligible compensation, subject to annual limits. The Company matches a portion of the employee contributions and may, at its discretion, make additional contributions based upon earnings. The Company's contribution expense was $76 million, $74 million and $81 million in fiscal 2017, 2016 and 2015, respectively.

       Equity Compensation Plans. On March 8, 2016, the Company's stockholders approved the Qualcomm Incorporated 2016 Long-Term Incentive Plan (the 2016 Plan), which replaced the Qualcomm Incorporated 2006 Long-Term Incentive Plan (the Prior Plan). Effective on and after that date, no new awards will be granted under the Prior Plan, although all outstanding awards under the Prior Plan will remain outstanding according to their terms and the terms of the Prior Plan. The 2016 Plan provides for the grant of incentive and nonstatutory stock options, stock appreciation rights, restricted stock, unrestricted stock, restricted stock units, performance units, performance shares, deferred compensation awards and other stock-based awards. The share reserve under the 2016 Plan is equal to 90,000,000 shares, plus approximately 20,120,000 shares that were available for future grant under the Prior Plan on March 8, 2016, for a total of approximately 110,120,000 shares available for grant under the 2016 Plan on that date. This share reserve is automatically increased as provided in the 2016 Plan by the number of shares subject to stock options granted under the Prior Plan and outstanding as of March 8, 2016, which after that date expire or for any reason are forfeited, canceled or terminated, and by two times the number of shares subject to any awards other than stock options granted under the Prior Plan and outstanding as of March 8, 2016, which after that date expire, are forfeited, canceled or terminated, fail to vest, are not earned due to any performance goal that is not met, are otherwise reacquired without having become vested, or are paid in cash, exchanged by a participant or withheld by the Company to satisfy any tax withholding or tax payment obligations related to such award. The Board of Directors of the Company may amend or terminate the 2016 Plan at any time. Certain amendments, including an increase in the share reserve, require stockholder approval. As of September 24, 2017, approximately 95,485,000 shares were available for future grant under the 2016 Plan.

       RSUs are share awards that entitle the holder to receive shares of the Company's common stock upon vesting. The RSUs generally include dividend-equivalent rights and vest over periods of three years from the date of grant. A summary of RSU transactions for all equity compensation plans follows:

	Number of Shares	Weighted- Average Grant Date Fair Value	Aggregate Intrinsic Value
	(In thousands)		(In billions)
RSUs outstanding at September 25, 2016	26,078	$61.42
RSUs granted	12,525	66.54
RSUs canceled/forfeited	(1,793)	63.17
RSUs vested	(12,106)	64.34

RSUs outstanding at September 24, 2017	24,704	$62.46	$1.3

       At September 24, 2017, total unrecognized compensation expense related to non-vested RSUs granted prior to that date was $911 million, which is expected to be recognized over a weighted-average period of 1.6 years. The total vest-date fair value of RSUs that vested during fiscal 2017, 2016 and 2015 was $820 million, $685 million and $1.0 billion, respectively. The total shares withheld to satisfy statutory tax withholding requirements related to all share-based awards were approximately 4,247,000, 4,300,000 and 5,043,000 in fiscal 2017, 2016 and 2015, respectively, and were based on the value of the awards on their vesting dates as determined by the Company's closing stock price. Total payments for the employees' tax obligations to the taxing authorities were $268 million, $224 million and $351 million in fiscal 2017, 2016 and 2015, respectively, and were included as a reduction to net cash provided by operating activities in the consolidated statements of cash flows.

       The Board of Directors may grant stock options to employees, directors and consultants to the Company to purchase shares of the Company's common stock at an exercise price not less than the fair market value of the stock at

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Appendix A: Financial Information

the date of grant. Stock options vest over periods not exceeding five years and are exercisable for up to ten years from the grant date. A summary of stock option transactions for all equity compensation plans follows:

	Number of Shares	Weighted- Average Exercise Price	Average Remaining Contractual Term	Aggregate Intrinsic Value
	(In thousands)		(Years)	(In millions)
Stock options outstanding at September 25, 2016	17,979	$40.96
Stock options canceled/forfeited/expired	(52)	27.33
Stock options exercised	(5,542)	41.02

Stock options outstanding at September 24, 2017	12,385	$40.99	1.3	$139

Exercisable at September 24, 2017	12,382	$41.00	1.3	$139

       The total intrinsic value of stock options exercised during fiscal 2017, 2016 and 2015 was $118 million, $147 million and $371 million, respectively, and the amount of cash received from the exercise of stock options was $236 million, $436 million and $519 million, respectively. Upon option exercise, the Company issues new shares of stock.

       The total tax benefits realized, including the excess tax benefits, related to share-based awards during fiscal 2017, 2016 and 2015 was $301 million, $253 million and $437 million, respectively.

       Employee Stock Purchase Plan. The Company has an employee stock purchase plan for eligible employees to purchase shares of common stock at 85% of the lower of the fair market value on the first or the last day of each offering period, which is generally six months. Employees may authorize the Company to withhold up to 15% of their compensation during any offering period, subject to certain limitations. The employee stock purchase plan includes a non-423(b) plan. The shares authorized under the employee stock purchase plan were approximately 71,709,000 at September 24, 2017. The shares reserved for future issuance were approximately 14,648,000 at September 24, 2017. During fiscal 2017, 2016 and 2015, approximately 5,746,000, 5,966,000 and 4,977,000 shares, respectively, were issued under the plan at an average price of $45.29, $38.89 and $53.92 per share, respectively. At September 24, 2017, total unrecognized compensation expense related to non-vested purchase rights granted prior to that date was $26 million. The Company recorded cash received from the exercise of purchase rights of $260 million, $232 million and $268 million during fiscal 2017, 2016 and 2015, respectively.

Note 6. Debt

       Revolving Credit Facility. In November 2016, the Company amended and restated its existing Revolving Credit Facility that provides for unsecured revolving facility loans, swing line loans and letters of credit (Amended and Restated Revolving Credit Facility) to increase the aggregate amount available to $5.0 billion, of which $530 million and $4.47 billion will expire in February 2020 and November 2021, respectively. The Company had not previously borrowed any funds under the existing Revolving Credit Facility. Proceeds from the Amended and Restated Revolving Credit Facility are expected to be used for general corporate purposes. Loans under the Amended and Restated Revolving Credit Facility will bear interest, at the option of the Company, at either the reserve-adjusted Eurocurrency Rate (determined in accordance with the Amended and Restated Revolving Credit Facility) or the Base Rate (determined in accordance with the Amended and Restated Revolving Credit Facility), in each case plus an applicable margin based on the Company's long-term unsecured senior, non-credit enhanced debt ratings. The initial margins over the reserve-adjusted Eurocurrency Rate and the Base Rate will be 0.70% and 0.00% per annum, respectively. The Amended and Restated Revolving Credit Facility has a facility fee, which initially accrues at a rate of 0.05% per annum. At September 24, 2017, the Company had not borrowed any funds under the Amended and Restated Revolving Credit Facility.

       Commercial Paper Program. The Company has an unsecured commercial paper program, which provides for the issuance of up to $5.0 billion of commercial paper. Net proceeds from this program are used for general corporate purposes. Maturities of commercial paper can range from 1 day to up to 397 days. At September 24, 2017 and September 25, 2016, the Company had $999 million and $1.7 billion, respectively, of outstanding commercial paper recorded as short-term debt with a weighted-average interest rate of 1.19% and 0.52%, respectively, which included fees paid to the commercial paper dealers, and weighted-average remaining days to maturity of 45 days and 36 days, respectively. The carrying value of the outstanding commercial paper approximated its estimated fair value at September 24, 2017 and September 25, 2016.

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       Bridge Loan Facility. In October 2016, the Company entered into commitment letters pursuant to which the Company received commitments for senior unsecured bridge facility loans in an aggregate principal amount up to $13.6 billion (Bridge Loan Facility). Proceeds from the Bridge Loan Facility, if drawn, were intended to be used to finance, in part, the proposed acquisition of NXP Semiconductors N.V. (NXP) by Qualcomm River Holdings B.V., a wholly owned subsidiary of the Company (Qualcomm River Holdings) (Note 9). Subsequently, the commitments available under the Bridge Loan Facility were reduced to $7.1 billion upon the Company entering into a $4.0 billion Term Loan Facility, described below, and the sale of certain assets by NXP for estimated net cash proceeds of $2.5 billion in February 2017. In May 2017, in connection with the Company's issuance of an aggregate principal amount of $11.0 billion of unsecured floating-rate and fixed-rate notes, described below, the commitments available under the Bridge Loan Facility were reduced such that there were no remaining commitments available, and the Bridge Loan Facility was terminated. The Company had not previously borrowed any funds under the Bridge Loan Facility. The Bridge Loan Facility had a ticking fee, which accrued at a rate of 0.05% per annum commencing on December 26, 2016.

       Term Loan Facility. In November 2016, the Company entered into a Credit Agreement that provides for senior unsecured delayed-draw term facility loans in an aggregate amount of $4.0 billion (Term Loan Facility). Proceeds from the Term Loan Facility, if drawn, will be used to finance the proposed acquisition of NXP. Commitments under the Term Loan Facility will expire on the first to occur of (i) the consummation of the proposed acquisition of NXP without using loans under the Term Loan Facility, (ii) the termination of Qualcomm River Holdings's obligation to consummate the proposed acquisition of NXP and (iii) January 25, 2018 (which reflects the automatic extension of the original expiration date of October 27, 2017 in accordance with the NXP purchase agreement, and as such date may be further extended in accordance with the NXP purchase agreement). Loans under the Term Loan Facility will mature on the third anniversary of the date on which they are funded and will bear interest at either the reserve-adjusted Eurocurrency Rate (determined in accordance with the Term Loan Facility) or the Base Rate (determined in accordance with the Term Loan Facility), in each case plus an applicable margin based on the Company's long-term unsecured senior, non-credit enhanced debt ratings. The initial margins over the reserve-adjusted Eurocurrency Rate and the Base Rate will be 0.875% and 0.00% per annum, respectively. The Term Loan Facility has a ticking fee, which initially accrues at a rate of 0.05% per annum commencing on December 26, 2016. At September 24, 2017, the Company had not borrowed any funds under the Term Loan Facility.

       Long-term Debt. In May 2015, the Company issued an aggregate principal amount of $10.0 billion of unsecured floating-and fixed-rate notes (May 2015 Notes) with varying maturities. The proceeds from the May 2015 Notes of $9.9 billion, net of underwriting discounts and offering expenses, were used to fund the ASR Agreements (Note 4) and also for other general corporate purposes. In May 2017, the Company issued an aggregate principal amount of $11.0 billion of unsecured floating- and fixed-rate notes (May 2017 Notes) with varying maturities. The proceeds from the May 2017 Notes of $10.95 billion, net of underwriting discounts and offering expenses, are intended to be used to

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finance, in part, the Company's proposed acquisition of NXP and other related transactions and for general corporate purposes. The following table provides a summary of the Company's long-term debt (in millions except percentages):

	September 24, 2017		September 25, 2016
	Amount	Effective Rate	Amount	Effective Rate
May 2015 Notes
Floating-rate three-month LIBOR plus 0.27% notes due May 18, 2018	$250	1.65%	$250	1.14%
Floating-rate three-month LIBOR plus 0.55% notes due May 20, 2020	250	1.92%	250	1.42%
Fixed-rate 1.40% notes due May 18, 2018	1,250	1.93%	1,250	0.93%
Fixed-rate 2.25% notes due May 20, 2020	1,750	2.20%	1,750	1.69%
Fixed-rate 3.00% notes due May 20, 2022	2,000	2.65%	2,000	2.04%
Fixed-rate 3.45% notes due May 20, 2025	2,000	3.46%	2,000	3.46%
Fixed-rate 4.65% notes due May 20, 2035	1,000	4.74%	1,000	4.74%
Fixed-rate 4.80% notes due May 20, 2045	1,500	4.71%	1,500	4.71%
May 2017 Notes
Floating-rate three-month LIBOR plus 0.36% notes due May 20, 2019	750	1.80%	—
Floating-rate three-month LIBOR plus 0.45% notes due May 20, 2020	500	1.86%	—
Floating-rate three-month LIBOR plus 0.73% notes due January 30, 2023	500	2.11%	—
Fixed-rate 1.85% notes due May 20, 2019	1,250	2.00%	—
Fixed-rate 2.10% notes due May 20, 2020	1,500	2.19%	—
Fixed-rate 2.60% notes due January 30, 2023	1,500	2.70%	—
Fixed-rate 2.90% notes due May 20, 2024	1,500	3.01%	—
Fixed-rate 3.25% notes due May 20, 2027	2,000	3.46%	—
Fixed-rate 4.30% notes due May 20, 2047	1,500	4.47%	—

Total principal	21,000		10,000
Unamortized discount, including debt issuance costs	(106)		(57)
Hedge accounting fair value adjustments	—		65

Total long-term debt	$20,894		$10,008

Reported as:
Short-term debt	$1,496		$—
Long-term debt	19,398		10,008

Total	$20,894		$10,008

       At September 24, 2017, future principal payments were $1.5 billion in fiscal 2018, $2.0 billion in fiscal 2019, $4.0 billion in fiscal 2020, $2.0 billion in fiscal 2022 and $11.5 billion after fiscal 2022; no principal payments are due in fiscal 2021.

       The Company's 2019 floating-rate notes, 2020 floating-rate notes, 2019 fixed-rate notes and 2020 fixed-rate notes issued in May 2017 for an aggregate principal amount of $4.0 billion are subject to a special mandatory redemption at a price equal to 101% of the aggregate principal amount, plus accrued and unpaid interest to, but excluding, the date of such mandatory redemption. The redemption is required on the first to occur of (i) the termination of the NXP purchase agreement or (ii) January 25, 2018 (which reflects the automatic extension of the original expiration date of October 27, 2017 in accordance with the NXP purchase agreement, and as such date may be further extended in accordance with the NXP purchase agreement to a date on or prior to June 1, 2018).

       The Company may redeem the fixed-rate notes at any time in whole, or from time to time in part, at specified make-whole premiums as defined in the applicable form of note. The Company may not redeem the floating-rate notes prior to maturity. The obligations under the notes rank equally in right of payment with all of the Company's other senior unsecured indebtedness and will effectively rank junior to all liabilities of the Company's subsidiaries. At

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September 24, 2017 and September 25, 2016, the aggregate fair value of the notes, based on Level 2 inputs, was approximately $21.5 billion and $10.6 billion, respectively.

       In connection with issuance of the May 2015 Notes, the Company entered into interest rate swaps with an aggregate notional amount of $3.0 billion, which effectively converted all of the fixed-rate notes due in 2018 and approximately 43% and 50% of the fixed-rate notes due in 2020 and 2022, respectively, into floating-rate notes. The net gains and losses on the interest rate swaps, as well as the offsetting gains or losses on the related fixed-rate notes attributable to the hedged risks, are recognized in earnings in interest expense in the current period. The Company did not enter into similar interest rate swaps in connection with issuance of the May 2017 Notes.

       The effective interest rates for the notes include the interest on the notes, amortization of the discount, which includes debt issuance costs, and if applicable, adjustments related to hedging. Interest is payable in arrears quarterly for the floating-rate notes and semi-annually for the fixed-rate notes. Cash interest paid related to the Company's commercial paper program and long-term debt, net of cash received from the related interest rate swaps, was $313 million, $282 million and negligible during fiscal 2017, 2016 and 2015, respectively.

       Debt Covenants. The Amended and Restated Revolving Credit Facility and the Term Loan Facility require, and the Bridge Loan Facility and prior Revolving Credit Facility required, that the Company comply with certain covenants, including one financial covenant to maintain a ratio of consolidated earnings before interest, taxes, depreciation and amortization to consolidated interest expense, as defined in each of the respective agreements, of not less than three to one at the end of each fiscal quarter. The Company is not subject to any financial covenants under the notes nor any covenants that would prohibit the Company from incurring additional indebtedness ranking equal to the notes, paying dividends, issuing securities or repurchasing securities issued by it or its subsidiaries. At September 24, 2017 and September 25, 2016, the Company was in compliance with the applicable covenants under each facility outstanding at such time.

Note 7. Commitments and Contingencies

  Legal and Regulatory Proceedings.

       ParkerVision, Inc. v. QUALCOMM Incorporated: On May 1, 2014, ParkerVision filed a complaint against the Company in the United States District Court for the Middle District of Florida alleging that certain of the Company's products infringe certain ParkerVision patents. On August 21, 2014, ParkerVision amended the complaint, now captioned ParkerVision, Inc. v. QUALCOMM Incorporated, Qualcomm Atheros, Inc., HTC Corporation, HTC America, Inc., Samsung Electronics Co., LTD., Samsung Electronics America, Inc. and Samsung Telecommunications America, LLC, broadening the allegations. ParkerVision alleged that the Company infringes 11 ParkerVision patents and seeks damages and injunctive and other relief. On December 3, 2015, ParkerVision dismissed six patents from the lawsuit and granted the Company and all other defendants a covenant not to assert those patents against any existing products. On February 2, 2016, after agreement among the parties, the District Court stayed the remainder of the case pending the resolution of the complaint filed by ParkerVision against the Company and other parties with the United States International Trade Commission (ITC) described below. Subsequently, ParkerVision announced that it had reached a settlement with Samsung which dismissed the Samsung entities from the District Court case. The Company had previously filed Inter-Partes Review petitions with the United States Patent and Trademark Office (USPTO) to invalidate all asserted claims of several of the remaining patents. On March 7, 2017, the USPTO decided in the Company's favor with respect to all asserted claims of one such patent. After the ITC action described below was closed, and upon agreement among the parties, on May 24, 2017, the District Court further stayed the District Court case pending ParkerVision's appeals of the USPTO's invalidation decisions.

       On December 14, 2015, ParkerVision filed another complaint against the Company in the United States District Court for the Middle District of Florida alleging patent infringement. Apple Inc., Samsung Electronics Co., LTD., Samsung Electronics America, Inc., Samsung Telecommunications America, LLC, Samsung Semiconductor, Inc., LG Electronics, Inc., LG Electronics U.S.A., Inc. and LG Electronics MobileComm U.S.A., Inc. are also named defendants. The complaint asserts that certain of the Company's products infringe four additional ParkerVision patents and seeks damages and other relief. On December 15, 2015, ParkerVision filed a complaint with the ITC pursuant to Section 337 of the Tariff Act of 1930 against the same parties asserting the same four patents. The complaint seeks an exclusion order barring the importation of products that use either of two Company transceivers or one Samsung transceiver and a cease and desist order preventing the Company and the other defendants from carrying out commercial activities within the United States related to such products. On January 13, 2016, the Company served its answer to the District Court complaint.

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On January 15, 2016, the ITC instituted an investigation. On February 12, 2016, the District Court case was stayed pending completion of the ITC investigation. Subsequently, ParkerVision announced that it had reached a settlement with Samsung which dismissed the Samsung entities from the ITC investigation and related District Court case. On February 2, 2017, the ITC granted ParkerVision's motion to drop all but one patent and one accused product from the ITC investigation. On March 12, 2017, one day before the ITC hearing was scheduled to begin, ParkerVision moved to withdraw its ITC complaint in its entirety. The Company and the other defendants did not oppose the withdrawal of the complaint. On April 28, 2017, the ITC formally closed the investigation. On May 4, 2017, ParkerVision filed a motion to reopen the related District Court Case, and on May 26, 2017, the District Court granted the motion. On July 19, 2017, the District Court set an approximate date of mid-January 2018 for a claim construction hearing. A trial date has not been set.

       Apple Inc. (Apple) v. QUALCOMM Incorporated: On January 20, 2017, Apple filed a complaint against the Company in the United States District Court for the Southern District of California seeking declarations with respect to several of the Company's patents and alleging that the Company breached certain agreements and violated federal antitrust and California state unfair competition laws. In its initial complaint, Apple sought declaratory judgments of non-infringement by Apple of nine of the Company's patents, or in the alternative, a declaration of royalties Apple must pay for the patents. Apple further sought a declaration that the Company's sale of baseband chipsets exhausts the Company's patent rights for patents embodied in those chipsets. Separately, Apple sought to enjoin the Company from seeking excessive royalties from Apple and to disgorge royalties paid by Apple's contract manufacturers that the court finds were not fair, reasonable and non-discriminatory (FRAND). Apple also claimed that the Company's refusal to make certain payments to Apple under a Business Cooperation and Patent Agreement (Cooperation Agreement) constitutes a breach of contract in violation of California law and sought damages in the amount of the unpaid payments, alleged to be approximately $1 billion. In addition, Apple claimed that the Company has refused to deal with competitors in contravention of the Company's agreements with applicable standard setting organizations, has used its market position to impose contractual obligations on Apple that prevented Apple from challenging the Company's licensing practices, has tied the purchase of the Company's CDMA-enabled and "premium" LTE-enabled chipsets to licensing certain of the Company's patents and has required Apple to purchase baseband chipsets exclusively from the Company as a condition of the Company's payment to Apple of certain rebates, in violation of Section 2 of the Sherman Act and the California Unfair Competition Law. Apple sought injunctive relief with respect to these claims and a judgment awarding its expenses, costs and attorneys' fees.

       On April 10, 2017, the Company filed its Answer and Counterclaims (amended on May 24, 2017) in response to Apple's complaint denying Apple's claims and asserting claims against Apple. The counterclaims against Apple include tortious interference with the Company's long-standing Subscriber Unit License Agreements (SULAs) with third-party contract manufacturers of Apple devices, causing those contract manufacturers to withhold certain royalty payments owed to the Company and violate their audit obligations; breach of contract and the implied covenant of good faith and fair dealing relating to the parties' Cooperation Agreement; unjust enrichment and declaratory relief relating to the Cooperation Agreement; breach of contract based on Apple's failure to pay amounts owed to the Company under a Statement of Work relating to a high-speed feature of the Company's chipsets; breach of the parties' software agreement; and violation of California Unfair Competition Law based on Apple's threatening the Company to prevent it from promoting the superior performance of the Company's own chipsets. The Company also seeks declaratory judgments that the Company has satisfied its FRAND commitments with respect to Apple, and that the Company's SULAs with the contract manufacturers do not violate either competition law or the Company's FRAND commitments. On June 19, 2017, Apple filed a Partial Motion to Dismiss the Company's counterclaim for violation of the California Unfair Competition Law. A hearing on that motion was held on October 13, 2017. The court has not yet ruled on the motion. On June 20, 2017, Apple filed an Answer and Affirmative Defenses to the rest of the Company's counterclaims, and also filed an Amended Complaint reiterating all of the original claims and adding claims for declaratory judgments of invalidity of the nine patents that are subject to declaratory judgment claims in the original complaint, adding new declaratory judgment claims for non-infringement, invalidity and a declaration of royalties for nine more patents. Apple also added claims for declaratory judgments that certain of the Company's agreements are unenforceable. On July 21, 2017, the Company filed an Answer to Apple's Amended Complaint as well as a motion to dismiss the new declaratory judgment claims for non-infringement, invalidity and a declaration of royalties for the nine additional patents. A hearing on that motion was also held on October 13, 2017. The court has not yet ruled on the motion. On July 18, 2017, Apple filed a motion to consolidate this action with QUALCOMM Incorporated v. Compal Electronics, Inc., et al., discussed below, and on September 13, 2017, the court granted that motion.

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       On January 23, 2017, an Apple subsidiary in China filed two complaints against the Company in the Beijing Intellectual Property Court. On March 31, 2017, the court granted an application by Apple Inc. to join the actions as a plaintiff, and Apple amended the complaints. One of the complaints alleges a violation of China's Anti-Monopoly Law (AML complaint); the other complaint requests a determination of the terms of a patent license between the Company and Apple (FRAND complaint). The AML complaint alleges that (i) the Company has abused its dominant position in communication standard-essential patents licensing markets and certain global baseband chipset markets by charging and offering royalty terms that were excessively high; (ii) the Company refused to license certain implementers of standardized technologies, including Apple and baseband chipset manufacturers; (iii) the Company forced Apple to use only the Company's products and services; and (iv) the Company bundled licenses to standard-essential patents with licenses to non-standard-essential patents and imposed other unreasonable or discriminatory trading terms on Apple in violation of the AML. The AML complaint seeks a decree that the Company cease the alleged abuse of dominance, as well as damages in the amount of 1 billion Chinese Renminbi (approximately $152 million based on the exchange rate on September 24, 2017). The FRAND complaint makes allegations similar to the AML complaint and further alleges that the Company refused to offer licensing terms for the Company's cellular standard-essential patents consistent with the Company's FRAND licensing commitments and failed to provide to Apple certain information about the Company's patents. The FRAND complaint seeks (i) a declaration that the license terms offered to Apple by the Company for its mobile communication standard essential patents are not compliant with FRAND; (ii) an order that the Company cease its actions that allegedly violate the Company's FRAND obligations, including pricing on unfair, unreasonable and excessive terms, refusing to deal, imposing unreasonable trade conditions and failing to provide information on the Company's patents; and (iii) a determination of FRAND-compliant license terms for the Company's Chinese standard-essential patents. Apple also seeks its expenses in each of the cases. On August 3, 2017, the Company received three additional complaints filed by an Apple subsidiary and Apple Inc. against the Company in the Beijing Intellectual Property Court. The complaints seek declaratory judgments of non-infringement of three Qualcomm patents.

       On February 16, 2017, Apple and one of its Japanese subsidiaries filed four complaints against the Company in the Tokyo District Court. In three of the complaints, Apple seeks declaratory judgment of non-infringement by Apple of three of the Company's patents. Apple further seeks a declaration that the Company's patent rights with respect to those three patents are exhausted by the Company's SULAs with the contract manufacturers of Apple's devices as well as the Company's sale of baseband chipsets. Apple also seeks an award of fees. On May 15, 2017, the Company learned of the fourth complaint. In that complaint, Apple and one of its Japanese subsidiaries seek damages of 100 million Japanese Yen (approximately $1 million based on the exchange rate on September 24, 2017) from the Company based on allegations that the Company violated the Japanese Antimonopoly Act and the Japanese Civil Code. In particular, the fourth complaint alleges that (i) the Company holds a monopoly position in the market for baseband processor chipsets that implement certain cellular standards; (ii) the Company collects double royalties through its license agreements and the sale of chipsets; (iii) the Company refused to grant Apple a license on FRAND terms and forced Apple to execute a rebate agreement under unreasonable conditions; (iv) the Company refused to grant Apple a direct license; and (v) the Company demanded a license fee based on the market value of the total device. The Company has filed answers to all four of the complaints.

       On March 2, 2017, the Company learned that Apple and certain of its European subsidiaries issued a Claim Form against the Company in the UK High Court of Justice, Chancery Division, Patents Court on January 23, 2017. Apple subsequently filed an Amended Claim Form and Particulars of Claim. Both the Amended Claim Form and the Particulars of Claim allege several European competition law claims, including refusal to license competing chipmakers, failure to offer Apple a direct license to the Company's standard-essential patents on FRAND terms, demanding excessive royalties for the Company's standard-essential patents, and demanding excessive license fees for the use of the Company's standard-essential patents in connection with chipsets purchased from the Company. Apple also seeks declarations that the Company is obliged to offer a direct patent license to Apple in respect of standard-essential patents actually practiced on fair, reasonable and non-discriminatory terms and that using the Company's chipsets does not infringe any of the Company's patents because the Company exhausted its patent rights. Finally, Apple seeks declarations that five of the Company's European (UK) patents are invalid and not essential, and an order that each of those patents be revoked.

       On April 20, 2017, the Company was informed that on April 18, 2017, Apple and one of its Taiwanese subsidiaries filed a complaint against the Company in the Taiwan Intellectual Property Court alleging that the Company has abused a dominant market position in licensing wireless standard-essential patents and selling baseband chipsets, including improper pricing, refusal to deal, exclusive dealing, tying, imposing unreasonable trade terms and discriminatory treatment. The complaint seeks rulings that the Company not use the sales price of the terminal device as the royalty base for standard-essential patents; not leverage its cellular standard-essential patents to obtain licenses of its

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non-standard-essential patents or demand cross-licenses without proper compensation; not refuse, reduce, delay or take any other action to limit the supply of its baseband chipsets to non-licensees; that the Company must license its standard-essential patents on FRAND terms; and that the Company shall not, based on standard-essential patents, seek injunctions. The complaint also seeks damages of 10 million Taiwan Dollars (less than $1 million based on the exchange rate on September 24, 2017), among other relief.

       On July 14, 2017, the Company filed a motion for anti-suit injunction in the United States District Court for the Southern District of California, asking the court to enjoin Apple from pursuing its foreign actions in the UK, China, Japan and Taiwan and from initiating other duplicative foreign actions, while the action in the Southern District of California is pending. On September 7, 2017, the court denied this motion.

       The Company believes Apple's claims in the above matters are without merit.

       QUALCOMM Incorporated v. Compal Electronics, Inc. et al.: On May 17, 2017, the Company filed a complaint in the United States District Court for the Southern District of California against Compal Electronics, Inc. (Compal), FIH Mobile, Ltd., Hon Hai Precision Industry Co., Ltd. (together with FIH Mobile, Ltd., Foxconn), Pegatron Corporation (Pegatron) and Wistron Corporation (Wistron) asserting claims for injunctive relief, specific performance, declaratory relief and damages stemming from the defendants' breach of contracts by ceasing the payment of royalties for iPhones and other devices which they manufacture for Apple. On May 24, 2017, the Company filed a Motion for Preliminary Injunction seeking to enjoin each of the defendants from violating their license agreements during the pendency of the litigation. On July 17, 2017, Compal, Foxconn, Pegatron and Wistron each filed third-party complaints for contractual indemnity against Apple seeking to join Apple as a party to the action. On July 18, 2017, Apple filed an answer to these third party complaints acknowledging its indemnity agreements and consenting to be joined. On that same date, the defendants and Apple filed papers opposing the motion for preliminary injunction. On August 18, 2017, a hearing on the preliminary injunction motion was held, and on September 7, 2017, the court denied the motion. Also on July 18, 2017, the defendants filed an Answer and Counterclaims to the complaint, asserting defenses and counterclaims similar to allegations previously made by Apple in the Apple Inc. v. QUALCOMM Incorporated case in the Southern District of California discussed above. In addition, the defendants asserted certain new claims, including claims under Section 1 of the Sherman Act and California's Cartwright Act. The defendants seek damages, declaratory relief, injunctive relief, restitution of certain royalties and other relief. On July 18, 2017, Apple filed a motion to consolidate this action with the Apple Inc. v. QUALCOMM Incorporated case in the Southern District of California. On September 13, 2017, the court granted Apple's consolidation motion.

       The Company believes Compal's, Foxconn's, Pegatron's and Wistron's claims in the above matter are without merit.

       QUALCOMM Incorporated v. Apple Inc.: On July 6, 2017, the Company filed a complaint against Apple in the United States District Court for the Southern District of California asserting claims for damages and injunctive relief for infringement of six of the Company's patents directed to a variety of features found in iPhone models. On July 7, 2017, the Company filed a complaint against Apple in the United States International Trade Commission (ITC) requesting that the ITC institute an investigation pursuant to Section 337 of the Tariff Act of 1930 based on Apple's infringement of the same six patents. The Company is seeking a limited exclusion order and cease and desist order against importation of iPhone models that do not contain a Qualcomm brand baseband processor. The patents have not been declared as essential to any standards organization and are not subject to commitments to license on FRAND terms. Apple filed an Answer and Counterclaims in the District Court case on September 26, 2017, but no schedule has been set in that case. On August 8, 2017, the ITC issued a notice of institution of an investigation. On August 25, 2017, the Company withdrew allegations as to one patent in both the ITC investigation and the District Court case. A claim construction hearing is scheduled in the ITC investigation for January 22-23, 2018. The ITC investigation is scheduled for evidentiary hearing by the Administrative Law Judge (ALJ) from June 18-26, 2018. The ALJ's Initial Determination on the merits is due on September 14, 2018, and the target date for final determination by the ITC is set for January 14, 2019.

       On July 17, 2017, the Company filed complaints against Apple and certain of its subsidiaries in the Federal Republic of Germany, asserting infringement of one patent in the Mannheim District Court and infringement of another patent in the Munich District Court. On October 2, 2017, the Company filed claim extensions in these actions against Apple and certain of its subsidiaries, asserting infringement of two additional patents in the Mannheim District Court and infringement of five additional patents in the Munich District Court. The complaints seek remedies including, among other relief, declaratory relief confirming liability on the merits for damages and injunctive relief. The patents have not been declared as essential to any standards organization and are not subject to commitments to license on FRAND terms.

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       On September 29, 2017, the Company filed three complaints against Apple and certain of its subsidiaries in the Beijing (China) Intellectual Property Court, asserting infringement of three patents. The complaints seek remedies including injunctive relief and costs. The patents have not been declared as essential to any standards organization and are not subject to commitments to license on FRAND terms.

       On November 1, 2017, the Company filed a complaint against Apple in San Diego Superior Court for breach of the Master Software Agreement between the companies. The complaint recounts instances when Apple failed to protect the Company's software as required by the agreement and failed to provide sufficient information to which the Company is entitled under the agreement in order to understand whether other breaches have occurred. The complaint seeks specific performance of Apple's obligations to cooperate with an audit of its handling of the Company's software, damages and injunctive relief. No case schedule has yet been set.

       3226701 Canada, Inc. v. QUALCOMM Incorporated et al: On November 30, 2015, plaintiffs filed a securities class action complaint against the Company and certain of its current and former officers in the United States District Court for the Southern District of California. On April 29, 2016, plaintiffs filed an amended complaint. On January 27, 2017, the court dismissed the amended complaint in its entirety, granting leave to amend. On March 17, 2017, plaintiffs filed a second amended complaint, alleging that the Company and certain of its current and former officers violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, by making false and misleading statements regarding the Company's business outlook and product development between November 19, 2014 and July 22, 2015. The second amended complaint seeks unspecified damages, interest, attorneys' fees and other costs. On May 8, 2017, the Company filed a motion to dismiss the second amended complaint, and on October 20, 2017, the court entered an order granting in part and denying in part the Company's motion to dismiss. The court dismissed all claims as to all defendants other than the Company and Steve Mollenkopf with prejudice. The court also limited the case to two statements which it found, at least for pleading purposes, had stated a claim that could be explored in the discovery process. The Company believes the plaintiffs' claims are without merit.

       Consolidated Securities Class Action Lawsuit: On January 23, 2017 and January 26, 2017, respectively, two securities class action complaints were filed by purported stockholders of the Company in the United States District Court for the Southern District of California against the Company and certain of its current and former officers and directors. The complaints alleged, among other things, that the defendants violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and Rule 10b-5 thereunder, by making false and misleading statements and omissions of material fact in connection with certain allegations that the Company is or was engaged in anticompetitive conduct. The complaints sought unspecified damages, interest, fees and costs. On May 4, 2017, the court consolidated the two actions and appointed lead plaintiffs. On July 3, 2017, the lead plaintiffs filed a consolidated amended complaint asserting the same basic theories of liability and requesting the same basic relief. On September 1, 2017, the defendants filed a motion to dismiss the consolidated amended complaint. The hearing on that motion is scheduled for December 4, 2017. The Company believes the plaintiffs' claims are without merit.

       Consumer Class Action Lawsuit: Since January 18, 2017, a number of consumer class action complaints have been filed against the Company in the United States District Courts for the Southern and Northern Districts of California, each on behalf of a putative class of purchasers of cellular phones and other cellular devices. Twenty-four such cases remain outstanding. In April 2017, the Judicial Panel on Multidistrict Litigation transferred the cases that had been filed in the Southern District of California to the Northern District of California. On May 15, 2017, the court entered an order appointing the plaintiffs' co-lead counsel, and on May 25, 2017, set a trial date of April 29, 2019. On July 11, 2017, plaintiffs filed a consolidated amended complaint alleging that the Company violated California and federal antitrust and unfair competition laws by, among other things, refusing to license standard-essential patents to its competitors, conditioning the supply of certain of its baseband chipsets on the purchaser first agreeing to license the Company's entire patent portfolio, entering into exclusive deals with companies including Apple Inc., and charging unreasonably high royalties that do not comply with the Company's commitments to standard setting organizations. The complaint seeks unspecified damages and disgorgement and/or restitution, as well as an order that the Company be enjoined from further unlawful conduct. On August 11, 2017, the Company filed a motion to dismiss the consolidated amended complaint. The Company believes the plaintiffs' claims are without merit.

       Japan Fair Trade Commission (JFTC) Complaint: The JFTC received unspecified complaints alleging that the Company's business practices are, in some way, a violation of Japanese law. On September 29, 2009, the JFTC issued a cease and desist order concluding that the Company's Japanese licensees were forced to cross-license patents to the Company on a royalty-free basis and were forced to accept a provision under which they agreed not to assert their essential patents against the Company's other licensees who made a similar commitment in their license agreements

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with the Company. The cease and desist order seeks to require the Company to modify its existing license agreements with Japanese companies to eliminate these provisions while preserving the license of the Company's patents to those companies. The Company disagrees with the conclusions that it forced its Japanese licensees to agree to any provision in the parties' agreements and that those provisions violate the Japanese Antimonopoly Act. The Company has invoked its right under Japanese law to an administrative hearing before the JFTC. In February 2010, the Tokyo High Court granted the Company's motion and issued a stay of the cease and desist order pending the administrative hearing before the JFTC. The JFTC has held hearings on 37 different dates. No further hearings are currently scheduled.

       Korea Fair Trade Commission (KFTC) Complaint: On January 4, 2010, the KFTC issued a written decision finding that the Company had violated Korean law by offering certain discounts and rebates for purchases of its CDMA chipsets and for including in certain agreements language requiring the continued payment of royalties after all licensed patents have expired. The KFTC levied a fine, which the Company paid and recorded as an expense in fiscal 2010. The Company appealed to the Seoul High Court, and on June 19, 2013, the Seoul High Court affirmed the KFTC's decision. On July 4, 2013, the Company filed an appeal with the Korea Supreme Court. There have been no material developments since then with respect to this matter.

       Korea Fair Trade Commission (KFTC) Investigation: On March 17, 2015, the KFTC notified the Company that it was conducting an investigation of the Company relating to the Korean Monopoly Regulation and Fair Trade Act (MRFTA). On December 27, 2016, the KFTC announced that it had reached a decision in the investigation, finding that the Company has violated provisions of the MRFTA. On January 22, 2017, the Company received the KFTC's formal written decision, which finds that the following conducts violate the MRFTA: (i) refusing to license, or imposing restrictions on licenses for, cellular communications standard-essential patents with competing modem chipset makers; (ii) conditioning the supply of modem chipsets to handset suppliers on their execution and performance of license agreements with the Company; and (iii) coercing agreement terms including portfolio license terms, royalty terms and free cross-grant terms in executing patent license agreements with handset makers. The KFTC's decision orders the Company to: (i) upon request by modem chipset companies, engage in good-faith negotiations for patent license agreements, without offering unjustifiable conditions, and if necessary submit to a determination of terms by an independent third party; (ii) not demand that handset companies execute and perform under patent license agreements as a precondition for purchasing modem chips; (iii) not demand unjustifiable conditions in the Company's license agreements with handset companies, and upon request renegotiate existing patent license agreements; and (iv) notify modem chipset companies and handset companies of the decision and order imposed on the Company and report to the KFTC new or amended agreements. According to the KFTC's decision, the foregoing will apply to transactions between the Company and the following enterprises: (i) handset manufacturers headquartered in Korea and their affiliate companies; (ii) enterprises that sell handsets in or to Korea and their affiliate companies; (iii) enterprises that supply handsets to companies referred in (ii) above and the affiliate companies of such enterprises; (iv) modem chipset manufacturers headquartered in Korea and their affiliate companies; and (v) enterprises that supply modem chipsets to companies referred in (i), (ii) or (iii) above and the affiliate companies of such enterprises. The KFTC's decision also imposed a fine of approximately 1.03 trillion Korean Won (approximately $927 million), which was paid on March 30, 2017. The Company believes that its business practices do not violate the MRFTA, and on February 21, 2017 filed an action in the Seoul High Court to cancel the KFTC's decision. The Seoul High Court has not ruled on the Company's action to cancel the KFTC's decision. On the same day, the Company filed an application with the Seoul High Court to stay the decision's remedial order pending the Seoul High Court's final judgment on the Company's action to cancel the KFTC's decision. The Seoul High Court held hearings on the Company's application to stay the decision's remedial order on July 10, 2017 and July 14, 2017. On September 4, 2017, the Seoul High Court denied the Company's application to stay the remedial order. The Company has appealed the Seoul High Court's decision to the Korea Supreme Court. The Supreme Court has not ruled on the Company's appeal of the stay decision.

       Icera Complaint to the European Commission (Commission): On June 7, 2010, the Commission notified and provided the Company with a redacted copy of a complaint filed with the Commission by Icera, Inc. (subsequently acquired by Nvidia Corporation) alleging that the Company has engaged in anticompetitive activity. The Company was asked by the Commission to submit a preliminary response to the portions of the complaint disclosed to it, and the Company submitted its response in July 2010. Subsequently, the Company provided additional documents and information as requested by the Commission. On July 16, 2015, the Commission announced that it had initiated formal proceedings in this matter. On December 8, 2015, the Commission announced that it had issued a Statement of Objections expressing its preliminary view that between 2009 and 2011, the Company engaged in predatory pricing by selling certain baseband chipsets to two customers at prices below cost, with the intention of hindering competition. A Statement of Objections informs the subject of the investigation of the allegations against it and provides an opportunity to respond to such

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allegations. It is not a determination of the final outcome of the investigation. On August 15, 2016, the Company submitted its response to the Statement of Objections. If a violation is found, a broad range of remedies is potentially available to the Commission, including imposing a fine and/or injunctive relief prohibiting or restricting certain business practices. It is difficult to predict the outcome of this matter or what remedies, if any, may be imposed by the Commission. The Company believes that its business practices do not violate the EU competition rules.

       European Commission (Commission) Investigation: On October 15, 2014, the Commission notified the Company that it is conducting an investigation of the Company relating to Articles 101 and/or 102 of the Treaty on the Functioning of the European Union (TFEU). On July 16, 2015, the Commission announced that it had initiated formal proceedings in this matter. On December 8, 2015, the Commission announced that it had issued a Statement of Objections expressing its preliminary view that since 2011 the Company has paid significant amounts to a customer on condition that it exclusively use the Company's baseband chipsets in its smartphones and tablets. This conduct has allegedly reduced the customer's incentives to source chipsets from the Company's competitors and harmed competition and innovation for certain baseband chipsets. A Statement of Objections informs the subject of the investigation of the allegations against it and provides an opportunity to respond to such allegations. It is not a determination of the final outcome of the investigation. On June 27, 2016, the Company submitted its response to the Statement of Objections. If a violation is found, a broad range of remedies is potentially available to the Commission, including imposing a fine and/or injunctive relief prohibiting or restricting certain business practices. It is difficult to predict the outcome of this matter or what remedies, if any, may be imposed by the Commission. The Company believes that its business practices do not violate the EU competition rules.

       United States Federal Trade Commission (FTC) v. QUALCOMM Incorporated: On September 17, 2014, the FTC notified the Company that it is conducting an investigation of the Company relating to Section 5 of the Federal Trade Commission Act (FTCA). On January 17, 2017, the FTC filed a complaint against the Company in the United States District Court for the Northern District of California alleging that the Company engaged in anticompetitive conduct and unfair methods of competition in violation of Section 5 of the FTCA by conditioning the supply of baseband processors on the purchaser first agreeing to a license to the Company's standard-essential patents, paying incentives to purchasers of baseband processors to induce them to accept certain license terms, refusing to license its standard-essential patents to the Company's competitors and entering into alleged exclusive dealing arrangements with Apple Inc. The complaint seeks a permanent injunction against the Company's alleged violations of the FTCA and other unspecified ancillary equitable relief. The Company filed a motion to dismiss the FTC's complaint on April 3, 2017, which the court denied on June 26, 2017. On April 19, 2017, the court set a trial date for January 4, 2019. The Company believes the FTC's claims are without merit.

       Taiwan Fair Trade Commission (TFTC) Investigation: On December 4, 2015, the TFTC notified the Company that it was conducting an investigation into whether the Company's patent licensing practices violate the Taiwan Fair Trade Act (TFTA). On April 27, 2016, the TFTC specified that the allegations under investigation include whether: (i) the Company jointly licensed its patents rather than separately licensing standard-essential patents and non-standard-essential patents; (ii) the Company's royalty charges are unreasonable; (iii) the Company unreasonably required licensees to grant it cross-licenses; (iv) the Company failed to provide lists of licensed patents to licensees; (v) the Company violated a FRAND licensing commitment by declining to grant licenses to chipset makers; (vi) the Company declined to sell chipsets to unlicensed potential customers; and (vii) the Company provided royalty rebates to certain companies in exchange for their exclusive use of the Company's chipsets. On October 11, 2017, the TFTC announced that it had reached a decision in the investigation, finding that the Company has violated the TFTA. On October 23, 2017, the Company received TFTC's formal written decision, which finds that the following conducts violate the TFTA: (i) refusing to license and demanding restrictive covenants from chip competitors; (ii) refusing to supply baseband processors to companies that do not have an executed license; and (iii) providing a royalty discount to Apple in exchange for its exclusive use of the Company's chipsets. The TFTC's decision orders the Company to: (1) cease the following conduct within 60 days of the day after receipt of the decision: (a) applying the clauses in an agreement entered into with a competing chip supplier requesting it to provide sensitive sales information such as chip prices, customers, sales volumes, product types and serial numbers; (b) applying clauses in component supply agreements entered into with handset manufacturers relating to the refusal to sell chips to unlicensed manufacturers; and (c) applying discount clauses in the exclusive agreement entered into with a relevant enterprise; (2) notify competing chip companies and handset manufacturers in writing within 30 days after receipt of the decision that those companies may request to amend or enter into patent license agreements and other relevant agreements within 60 days of the day following the day such notices are received, and upon receipt of such requests, the Company shall commence negotiation in good faith; (3) submit status reports to the TFTC on any such negotiations every six months beginning from the day after receipt of the decision, as well as to submit a report to the

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TFTC within 30 days after amendments to any license agreements or newly signed license agreements are executed. The TFTC's decision also imposed a fine of 23.4 billion Taiwan Dollars (approximately $778 million based on the exchange rate at September 24, 2017), which is due on or before November 7, 2017. The Company believes that its business practices do not violate the TFTA and intends to seek a stay of, and to file an action to revoke, the TFTC's decision.

       Contingent losses: The Company will continue to vigorously defend itself in the foregoing matters. However, litigation and investigations are inherently uncertain. Accordingly, the Company cannot predict the outcome of these matters. Other than with respect to the TFTC fine, the Company has not recorded any accrual at September 24, 2017 for contingent losses associated with these matters based on its belief that losses, while possible, are not probable. Further, any possible range of loss cannot be reasonably estimated at this time. The unfavorable resolution of one or more of these matters could have a material adverse effect on the Company's business, results of operations, financial condition or cash flows. The Company is engaged in numerous other legal actions not described above arising in the ordinary course of its business and, while there can be no assurance, believes that the ultimate outcome of these other legal actions will not have a material adverse effect on its business, results of operations, financial condition or cash flows.

       Indemnifications. The Company generally does not indemnify its customers and licensees for losses sustained from infringement of third-party intellectual property rights. However, the Company is contingently liable under certain product sales, services, license and other agreements to indemnify certain customers, chipset foundries and semiconductor assembly and test service providers against certain types of liability and/or damages arising from qualifying claims of patent, copyright, trademark or trade secret infringement by products or services sold or provided by the Company, or by intellectual property provided by the Company to chipset foundries and semiconductor assembly and test service providers. The Company's obligations under these agreements may be limited in terms of time and/or amount, and in some instances, the Company may have recourse against third parties for certain payments made by the Company.

       Through September 24, 2017, the Company has received a number of claims from its direct and indirect customers and other third parties for indemnification under such agreements with respect to alleged infringement of third-party intellectual property rights by its products. Reimbursements under indemnification arrangements have not been material to the Company's consolidated financial statements. The Company has not recorded any accrual for contingent liabilities at September 24, 2017 associated with these indemnification arrangements based on the Company's belief that additional liabilities, while possible, are not probable. Further, any possible range of loss cannot be reasonably estimated at this time.

       Purchase Obligations. The Company has agreements with suppliers and other parties to purchase inventory, other goods and services and long-lived assets. Obligations under these agreements at September 24, 2017 for each of the subsequent five years from fiscal 2018 through 2022 were $4.3 billion, $1.0 billion, $376 million, $120 million and $27 million, respectively, and there were no obligations thereafter. Of these amounts, for each of the subsequent five years from fiscal 2018 through 2022, commitments to purchase integrated circuit product inventories comprised $3.5 billion, $846 million, $286 million, $72 million and $27 million, respectively, and there were no purchase commitments thereafter. Integrated circuit product inventory obligations represent purchase commitments for raw materials, semiconductor die, finished goods and manufacturing services, such as wafer bump, probe, assembly and final test. Under the Company's manufacturing relationships with its foundry suppliers and assembly and test service providers, cancelation of outstanding purchase commitments is generally allowed but requires payment of costs incurred through the date of cancelation, and in some cases, incremental fees related to capacity underutilization.

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       Operating Leases. The Company leases certain of its land, facilities and equipment under noncancelable operating leases, with terms ranging from less than one year to 21 years and with provisions in certain leases for cost-of-living increases. Rental expense for fiscal 2017, 2016 and 2015 was $129 million, $116 million and $99 million, respectively. Future minimum lease payments at September 24, 2017 for each of the subsequent five years from fiscal 2018 through 2022 were $98 million, $102 million, $82 million, $66 million and $42 million, respectively, and $55 million thereafter.

       Other Commitments. At September 24, 2017, the Company was committed to fund certain strategic investments up to $514 million, of which $69 million is expected to be funded in both fiscal 2018 and fiscal 2021. The remaining commitments do not have fixed funding dates and are subject to certain conditions. Commitments represent the maximum amounts to be funded under these arrangements; actual funding may be in lesser amounts or not at all.

Note 8. Segment Information

       The Company is organized on the basis of products and services and has three reportable segments. The Company conducts business primarily through its QCT (Qualcomm CDMA Technologies) semiconductor business and its QTL (Qualcomm Technology Licensing) licensing business. QCT develops and supplies integrated circuits and system software based on CDMA, OFDMA and other technologies for use in mobile devices, wireless networks, devices used in the Internet of Things (IoT), broadband gateway equipment, consumer electronic devices and automotive telematics and infotainment systems. QTL grants licenses to use portions of its intellectual property portfolio, which includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products. The Company's QSI (Qualcomm Strategic Initiatives) reportable segment makes strategic investments and includes revenues and related costs associated with development contracts with an equity method investee. The Company also has nonreportable segments, including its mobile health, data center, small cell and other wireless technology and service initiatives.

       The Company evaluates the performance of its segments based on earnings (loss) before income taxes (EBT). Segment EBT includes the allocation of certain corporate expenses to the segments, including depreciation and amortization expense related to unallocated corporate assets. Certain income and charges are not allocated to segments in the Company's management reports because they are not considered in evaluating the segments' operating performance. Unallocated income and charges include certain interest expense; certain net investment income; certain share-based compensation; and certain research and development expenses, selling, general and administrative expenses and other expenses or income that were deemed to be not directly related to the businesses of the segments. Additionally, unallocated charges include recognition of the step-up of inventories to fair value, amortization of certain intangible assets and certain other acquisition-related charges, third-party acquisition and integration services costs and certain other items, which may include major restructuring and restructuring-related costs, goodwill and long-lived asset impairment charges and litigation settlements and/or damages. Additionally, starting with acquisitions in the second quarter of fiscal 2017, unallocated charges include recognition of the depreciation related to the step-up of property, plant and equipment to fair value. Such charges related to acquisitions that were completed prior to the second quarter of fiscal 2017 continue to be allocated to the respective segment, and such amounts are not material. All of the costs related to the initial research of 5G (fifth generation) technology are included in unallocated corporate research and development expenses, whereas initial costs related to the research of 3G (third generation) and 4G (fourth generation) technology were recorded in both the QCT segment and unallocated corporate research and development expenses based on the nature of the activity. Fiscal 2016 and 2015 results have not been revised as such costs were incurred prior to fiscal 2014.

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       The table below presents revenues, EBT and total assets for reportable segments (in millions):

	2017	2016	2015
Revenues
QCT	$16,479	$15,409	$17,154
QTL	6,445	7,664	7,947
QSI	113	47	4
Reconciling Items	(746)	434	176

Total	$22,291	$23,554	$25,281

EBT
QCT	$2,747	$1,812	$2,465
QTL	5,175	6,528	6,882
QSI	65	386	(74)
Reconciling Items	(4,967)	(1,893)	(2,786)

Total	$3,020	$6,833	$6,487

Assets
QCT	$3,830	$2,995	$2,923
QTL	1,735	644	438
QSI	1,037	910	812
Reconciling Items	58,884	47,810	46,623

Total	$65,486	$52,359	$50,796

       The Company reports revenues from external customers by country based on the location to which its products or services are delivered, which for QCT is generally the country in which its customers manufacture their products, or for licensing revenues, the invoiced addresses of its licensees. As a result, the revenues by country presented herein are not necessarily indicative of either the country in which the devices containing the Company's products and/or intellectual property are ultimately sold to consumers or the country in which the companies that sell the devices are headquartered. For example, China revenues could include revenues related to shipments of integrated circuits to a company that is headquartered in South Korea but that manufactures devices in China, which devices are then sold to consumers in Europe and/or the United States. Revenues by country were as follows (in millions):

	2017	2016	2015
China (including Hong Kong)	$14,579	$13,503	$13,337
South Korea	3,538	3,918	4,107
United States	513	386	246
Other foreign	3,661	5,747	7,591

	$22,291	$23,554	$25,281

       Segment assets are comprised of accounts receivable and inventories for all reportable segments other than QSI. QSI segment assets include certain non-marketable equity instruments and other investments and a receivable from the sale of wireless spectrum in fiscal 2016 (Note 2). QSI assets at September 24, 2017, September 25, 2016 and September 27, 2015 included $254 million, $162 million and $163 million, respectively, related to investments in equity method investees. The increase in QCT segment assets resulted primarily from the Company's recently formed RF360 Holdings joint venture in the second quarter of fiscal 2017 (Note 9). The increase in QTL segment assets was due to an increase in accounts receivable (Note 2). Total segment assets differ from total assets on a consolidated basis as a result of unallocated corporate assets primarily comprised of certain cash, cash equivalents, marketable securities, property, plant and equipment, deferred tax assets, intangible assets and assets of nonreportable segments. The net book values of long-lived tangible assets located outside of the United States were $1.4 billion, $404 million and $414 million at September 24, 2017, September 25, 2016 and September 27, 2015, respectively. The increase in fiscal 2017 was primarily from the RF360 Holdings joint venture, which has substantially all of its operations outside the United States. The net book values of long-lived tangible assets located in the United States were $1.8 billion, $1.9 billion and $2.1 billion at September 24, 2017, September 25, 2016 and September 27, 2015, respectively.

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       Reconciling items in the previous table were as follows (in millions):

	2017	2016	2015
Revenues
Nonreportable segments	$311	$438	$181
BlackBerry arbitration	(962)	—	—
Unallocated other revenues	(95)	—	—
Intersegment eliminations	—	(4)	(5)

	$(746)	$434	$176

EBT
BlackBerry arbitration	$(962)	$—	$—
Unallocated other revenues	(95)	—	—
Unallocated cost of revenues	(517)	(495)	(314)
Unallocated research and development expenses	(1,056)	(799)	(809)
Unallocated selling, general and administrative expenses	(647)	(478)	(497)
Unallocated other expense, net	(1,742)	(154)	(1,289)
Unallocated interest expense	(488)	(292)	(101)
Unallocated investment and other income, net	913	667	855
Nonreportable segments	(373)	(342)	(630)
Intersegment eliminations	—	—	(1)

	$(4,967)	$(1,893)	$(2,786)

       In May 2017, in connection with the arbitration decision, BlackBerry Limited (BlackBerry) and the Company entered into a Joint Stipulation Regarding Final Award Agreement agreeing that the Company would pay BlackBerry $940 million to cover the award amount, pre-judgment interest and attorneys' fees. This amount, which was paid in the third quarter of fiscal 2017, also reflected $22 million that was owed to the Company by BlackBerry, which was recorded as revenues in the QTL segment. The remaining amount was recorded as an adjustment to revenues related to the arbitration decision, which was not allocated to QTL in the Company's management reports because it will not be considered in evaluating segment results. Unallocated other revenues is comprised of a reduction to revenues related to the portion of a business arrangement under negotiation that resolves a legal dispute. Unallocated other expense, net in fiscal 2017 was comprised of charges related to the fines imposed by the KFTC and the TFTC (Note 7), as well as restructuring and restructuring-related charges related to the Company's Strategic Realignment Plan, which was substantially implemented in fiscal 2016 (Note 10). Unallocated other expense, net for fiscal 2016 was comprised of net restructuring and restructuring-related charges related to the Company's Strategic Realignment Plan (Note 10). Unallocated other expense, net for fiscal 2015 was comprised of a charge related to the resolution reached with the NDRC, goodwill and intangible asset impairment charges related to three of the Company's nonreportable segments and restructuring and restructuring-related charges related to the Company's Strategic Realignment Plan, partially offset by a gain on the sale of certain property, plant and equipment (Note 2).

       Unallocated acquisition-related expenses were comprised as follows (in millions):

	2017	2016	2015
Cost of revenues	$437	$434	$272
Research and development expenses	20	10	14
Selling, general and administrative expenses	272	99	72

Note 9. Acquisitions

       Completed. On February 3, 2017 (the Closing Date), the Company and TDK Corporation (TDK) completed the formation of a joint venture, under the name RF360 Holdings, to enable delivery of radio frequency front-end (RFFE) modules and radio frequency (RF) filters into fully integrated products for mobile devices and Internet of Things (IoT) applications, among others. The joint venture is owned 51% by Qualcomm Global Trading Pte. Ltd. (Qualcomm Global Trading), a Singapore corporation and wholly-owned subsidiary of the Company, and 49% by EPCOS AG (EPCOS), a German wholly-owned subsidiary of TDK. RF360 Holdings is a Singapore corporation with research and development and manufacturing and/or sales locations in the United States, Europe and Asia and its headquarters in Munich, Germany.

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Certain intellectual property, patents and filter and module design and manufacturing assets were carved out of existing TDK businesses and are owned by the joint venture, and certain assets were acquired directly by affiliates of the Company. Qualcomm Global Trading has the option to acquire (and EPCOS has an option to sell) EPCOS's interest in the joint venture for $1.15 billion (Settlement Amount) 30 months after the Closing Date (the Put and Call Option).

       EPCOS is entitled to up to a total of $200 million in payments based on sales of RF filter functions over the three-year period after the Closing Date, which is a substitute for and in lieu of the right of EPCOS to receive any profit sharing, distributions, dividends or other payments of any kind or nature. Such contingent consideration was recorded as a liability at fair value at close based on significant inputs that were not observable, with future changes in fair value recorded in earnings. Such fair value adjustments recorded in fiscal 2017 were negligible.

       RF360 Holdings is a variable interest entity, and its results of operations and statement of financial position are included in the Company's consolidated financial statements (on a one-month reporting lag) as the governance structure of RF360 Holdings provides the Company with the power to direct the activities of the joint venture that most significantly impact its economic performance, such as operating decisions related to research and development, manufacturing and sales and marketing of its products. Since the Put and Call Option is considered a financing of the Company's purchase of EPCOS's interest in RF360 Holdings, noncontrolling interest is not recorded in the Company's consolidated financial statements. Therefore, the Put and Call Option was recorded as a liability at fair value at close and included in other noncurrent liabilities. The liability is being accreted to the Settlement Amount, with the offset recorded as interest expense. The carrying value of the Put and Call Option approximated its estimated fair value at September 24, 2017.

       The total purchase price consisted of the following (in millions):

Cash paid to TDK at close	$1,463
Fair value of Put and Call Option	1,112
Fair value of contingent consideration and other deferred payments	496

Total purchase price	$3,071

       The Company has not finalized the accounting for this business acquisition related to certain tax matters, and therefore, such amounts are subject to change during the remainder of the one year measurement period. The allocation of the purchase price to the assets acquired and liabilities assumed based on their fair values was as follows (in millions):

Cash and cash equivalents	$306
Accounts receivable	303
Inventories	261
Intangible assets subject to amortization:
Technology-based intangible assets	738
Customer-related intangible assets	87
Marketing-related intangible assets	8
In-process research and development (IPR&D)	75
Property, plant and equipment	821
Goodwill	829
Other assets	42

Total assets	3,470
Liabilities	(399)

$3,071

       The Company recognized $829 million in goodwill related to this transaction, of which $386 million is expected to be deductible for tax purposes. The goodwill recognized was allocated to the QCT segment for annual impairment testing purposes. The goodwill is primarily attributable to the assembled workforce and synergies expected to arise after the acquisition. Each category of intangible assets acquired will be amortized on a straight-line basis over the weighted-average useful lives of seven years for technology-based intangible assets, nine years for customer-related intangible assets and one year for marketing-related intangible assets. At September 24, 2017, the remaining IPR&D of $61 million consisted of two projects, which are expected to be completed over the next year. Upon completion, the IPR&D projects

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will be amortized over their useful lives, which are estimated to be six years. The estimated fair values of the intangible assets and the property, plant and equipment acquired were primarily determined using the income approach and cost approach, respectively, both of which were based on significant inputs that were not observable.

       The Company's results of operations for fiscal 2017 included the operating results of RF360 Holdings on a one-month reporting lag since the date of acquisition, the amounts of which were not material. The following table presents the unaudited pro forma results for fiscal 2017 and fiscal 2016. The unaudited pro forma financial information combines the results of operations of Qualcomm and RF360 Holdings as though the companies had been combined as of the beginning of fiscal 2016. The pro forma information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place at such time. The unaudited pro forma results presented below include adjustments for the step-up of inventories to fair value, amortization and depreciation of identified intangible assets and property, plant and equipment, adjustments for certain acquisition-related charges, interest expense related to the Put and Call Option and related tax effects (in millions):

	(Unaudited)
	2017	2016
Pro forma revenues	$22,806	$24,731
Pro forma net income attributable to Qualcomm	2,614	5,791

       During fiscal 2017, the Company acquired three other businesses for total cash consideration of $35 million, net of cash acquired, and up to a total of $94 million in certain contingent payments, which were recorded as a liability at fair value. The Company recognized $47 million in goodwill related to these transactions, of which $12 million is expected to be deductible for tax purposes. Goodwill of $23 million, $12 million and $11 million was assigned to the Company's QTL, QCT and nonreportable segments, respectively.

       During fiscal 2016, the Company acquired four businesses for total cash consideration of $392 million, net of cash acquired. Technology-based intangible assets of $257 million were recognized with a weighted-average useful life of four years. The Company recognized $172 million in goodwill related to these transactions, all of which was assigned to the Company's QCT segment and of which $24 million is expected to be deductible for tax purposes.

       On August 13, 2015, the Company acquired CSR plc, which was renamed CSR Limited (CSR), for total cash consideration of $2.3 billion (net of $176 million of cash acquired). CSR is an innovator in the development of multifunction semiconductor platforms and technologies for the automotive, consumer and voice and music categories. The acquisition complemented the Company's current offerings by adding products, channels and customers in the growth categories of the IoT and automotive infotainment. CSR was integrated into the QCT segment. The $2.4 billion total purchase price was allocated as follows: $1.0 billion to amortizable intangible assets, $969 million to goodwill, $182 million to IPR&D and $280 million to other net assets.

       Goodwill recognized in this transaction is not deductible for tax purposes and was allocated to the QCT segment for annual impairment testing purposes. Goodwill is primarily attributable to synergies expected to arise after the acquisition. Each category of intangible assets acquired are being amortized on a straight-line basis over their weighted-average useful lives of five years for technology-based intangible assets and four years for customer-related and marketing-related intangible assets.

       The Company's results of operations for fiscal 2015 included the operating results of CSR since the date of acquisition, the amounts of which were not material. Unaudited pro forma revenues and net income attributable to Qualcomm for fiscal 2015, presenting the results of operations of Qualcomm and CSR as though the companies had been combined as of the beginning of fiscal 2014, were $25.9 billion and $5.2 billion, respectively. This unaudited pro forma information is provided for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place as of the beginning of fiscal 2014.

       During fiscal 2015, the Company acquired four other businesses for total cash consideration of $405 million, net of cash acquired. Technology-based intangible assets of $84 million were recognized with a weighted-average useful life of eight years. The Company recognized $289 million in goodwill related to these transactions, of which $35 million is expected to be deductible for tax purposes. Goodwill of $29 million, $6 million and $254 million was assigned to the Company's QCT, QTL and nonreportable segments, respectively.

       Proposed. On October 27, 2016, the Company announced a definitive agreement under which Qualcomm River Holdings, B.V. (Qualcomm River Holdings), an indirect, wholly owned subsidiary of QUALCOMM Incorporated, will acquire

A-66	2018 Proxy Statement

Appendix A: Financial Information

NXP Semiconductors N.V. (NXP). Pursuant to the definitive agreement, Qualcomm River Holdings has commenced a tender offer to acquire all of the issued and outstanding common shares of NXP for $110 per share in cash, for estimated total cash consideration to be paid to NXP's shareholders of $38 billion. NXP is a leader in high-performance, mixed-signal semiconductor electronics in automotive, broad-based microcontrollers, secure identification, network processing and RF power products.

       The transaction is subject to receipt of regulatory approvals in various jurisdictions and other closing conditions, including the tender of at least 80% of the issued and outstanding common shares of NXP in the offer (provided that the minimum tender threshold may be reduced to a percentage not less than 70% with the prior written consent of NXP). At an Extraordinary General Meeting of NXP's shareholders held on January 27, 2017, NXP's shareholders approved certain matters relating to the transaction, including the appointment of designees of Qualcomm River Holdings to NXP's board of directors (effective upon the closing of the transaction) and certain transactions that are intended to be consummated after the completion of the tender offer.

       In May 2017, the Company issued an aggregate principal amount of $11.0 billion of unsecured floating- and fixed-rate notes with varying maturities, of which a portion will be used to fund the purchase price and other related transactions. In addition, the Company has secured $4.0 billion in committed financing through a Term Loan Facility, which is expected to be drawn on at the close of the NXP transaction (Note 6). The remaining amount will be funded with cash held by foreign entities.

       Qualcomm River Holdings and NXP may terminate the definitive agreement under certain circumstances. If the definitive agreement is terminated by NXP in certain circumstances, NXP will be required to pay Qualcomm River Holdings a termination fee of $1.25 billion. If the definitive agreement is terminated by Qualcomm River Holdings under certain circumstances involving the failure to obtain the required regulatory approvals or the failure of NXP to complete certain pre-closing reorganization steps in all material respects, Qualcomm River Holdings will be required to pay NXP a termination fee of $2.0 billion. In November 2016, as required by the definitive agreement, Qualcomm River Holdings entered into four letters of credit for an aggregate amount of $2.0 billion related to the potential termination fee payable to NXP. Pursuant to the terms of each letter of credit, NXP will have the right to draw amounts to fund certain termination compensation owed by Qualcomm River Holdings to NXP if the definitive agreement is terminated under certain circumstances. The letters of credit expire on June 30, 2018 or if drawn on by NXP or surrendered by Qualcomm River Holdings. Each letter of credit is required to be fully cash collateralized in an amount equal to 100% of its face value through deposits with the issuers of the letters of credit. Qualcomm River Holdings is restricted from using the funds deposited as collateral while the letters of credit are outstanding. At September 24, 2017, the letters of credit were fully collateralized through bank time deposits and money market funds, which were recorded as other noncurrent assets.

Note 10. Strategic Realignment Plan

       On July 22, 2015, the Company announced a Strategic Realignment Plan designed to improve execution, enhance financial performance and drive profitable growth as the Company works to create sustainable long-term value for stockholders. As part of this, among other actions, the Company implemented a cost reduction plan, which included a series of targeted reductions across the Company's businesses, particularly in QCT, and a reduction to its annual share-based compensation grants. Restructuring activities were initiated in the fourth quarter of fiscal 2015, the cost reduction initiatives were achieved by the end of fiscal 2016 and other activities under the plan were completed by the end of fiscal 2017. During fiscal 2017, 2016 and 2015, the Company recorded restructuring and restructuring-related charges of $37 million, $202 million (which was partially offset by a $48 million gain on the sale of the Company's business that provided augmented reality applications) and $190 million, respectively.

2018 Proxy Statement	A-67

Appendix A: Financial Information

Note 11. Fair Value Measurements

       The following table presents the Company's fair value hierarchy for assets and liabilities measured at fair value on a recurring basis at September 24, 2017 (in millions):

	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents	$21,016	$12,933	$—	$33,949

Marketable securities
U.S. Treasury securities and government-related securities	969	13	—	982
Corporate bonds and notes	—	2,285	—	2,285
Mortgage- and asset-backed and auction rate securities	—	93	40	133
Equity and preferred securities and equity funds	36	—	—	36
Debt funds	—	109	—	109

Total marketable securities	1,005	2,500	40	3,545
Derivative instruments	—	14	—	14
Other investments	369	—	125	494

Total assets measured at fair value	$22,390	$15,447	$165	$38,002

Liabilities
Derivative instruments	$—	$27	$—	$27
Other liabilities	369	—	196	565

Total liabilities measured at fair value	$369	$27	$196	$592

       Activity between Levels of the Fair Value Hierarchy. There were no significant transfers between Level 1 and Level 2 during fiscal 2017 and 2016.

       The following table includes the activity for marketable securities, other investments and other liabilities classified within Level 3 of the valuation hierarchy (in millions):

	2017			2016
	Marketable Securities	Other Investments	Other Liabilities	Marketable Securities	Other Investments
Beginning balance of Level 3	$43	$37	$—	$224	$13
Total realized and unrealized gains or losses:
Included in selling, general and administrative expenses	—	—	(7)	—	—
Included in investment and other income, net	—	3	—	(4)	(23)
Included in other comprehensive income (loss)	—	8	—	(1)	15
Issuances	—	—	203	—	—
Purchases	—	111	—	2	40
Sales	—	—	—	(106)	—
Settlements	(3)	(34)	—	(45)	(8)
Transfers into Level 3	—	—	—	—	—
Transfers out of Level 3	—	—	—	(27)	—

Ending balance of Level 3	$40	$125	$196	$43	$37

       The Company recognizes transfers into and out of levels within the fair value hierarchy at the end of the fiscal month in which the actual event or change in circumstances that caused the transfer occurs. Transfers out of Level 3 during fiscal 2016 for marketable securities primarily consisted of debt securities with significant upgrades in credit ratings or for which there were observable inputs.

A-68	2018 Proxy Statement

Appendix A: Financial Information

       Nonrecurring Fair Value Measurements. The Company measures certain assets and liabilities at fair value on a nonrecurring basis. These assets and liabilities include cost and equity method investments when they are deemed to be other-than-temporarily impaired, assets acquired and liabilities assumed in an acquisition or in a nonmonetary exchange, and property, plant and equipment and intangible assets that are written down to fair value when they are held for sale or determined to be impaired. During fiscal 2015, the Company updated the business plans and related internal forecasts related to certain of the Company's businesses, resulting in impairment charges to write down certain property, plant and equipment, intangible assets and goodwill (Note 2). The Company determined the fair values using cost, income and market approaches. The estimation of fair value and cash flows used in the fair value measurements required the use of significant unobservable inputs, and as a result, the fair value measurements were classified as Level 3. During fiscal 2017, 2016 and 2015, the Company did not have any other significant assets or liabilities that were measured at fair value on a nonrecurring basis in periods subsequent to initial recognition.

Note 12. Marketable Securities

       Marketable securities were comprised as follows (in millions):

	Current		Noncurrent
	September 24, 2017	September 25, 2016	September 24, 2017	September 25, 2016
Available-for-sale:
U.S. Treasury securities and government-related securities	$23	$1,116	$959	$1,099
Corporate bonds and notes	2,014	10,159	271	8,584
Mortgage- and asset-backed and auction rate securities	93	1,363	40	534
Equity and preferred securities and equity funds	36	64	—	1,682
Debt funds	109	—	—	1,803

Total available-for-sale	2,275	12,702	1,270	13,702
Time deposits	4	—	—	—

Total marketable securities	$2,279	$12,702	$1,270	$13,702

       During fiscal 2016, the Company exited an investment in a debt fund for which the Company elected the fair value option. The investment would have otherwise been recorded using the equity method. Changes in fair value associated with this investment were recognized in investment and other income, net. During fiscal 2016 and 2015, the net decrease in fair value associated with this investment was negligible and $10 million, respectively. At September 24, 2017, marketable securities also included $4 million of time deposits with original maturities that range from 94 to 285 days.

       At September 24, 2017, the contractual maturities of available-for-sale debt securities were as follows (in millions):

September 24, 2017
Years to Maturity:
Less than one year	$2,189
One to five years	1,079
Five to ten years	—
Greater than ten years	—
No single maturity date	241

Total	$3,509

       Debt securities with no single maturity date included debt funds, mortgage- and asset-backed securities and auction rate securities.

2018 Proxy Statement	A-69

Appendix A: Financial Information

       The Company recorded realized gains and losses on sales of available-for-sale securities as follows (in millions):

	Gross Realized Gains	Gross Realized Losses	Net Realized Gains
2017	$553	$(127)	$426
2016	277	(37)	240
2015	540	(52)	488

       Available-for-sale securities were comprised as follows (in millions):

	Cost	Unrealized Gains	Unrealized Losses	Fair Value
September 24, 2017
Equity securities	$8	$28	$—	$36
Debt securities (including debt funds)	3,497	13	(1)	3,509

	$3,505	$41	$(1)	$3,545

September 25, 2016
Equity securities	$1,554	$204	$(12)	$1,746
Debt securities (including debt funds)	24,363	388	(93)	24,658

	$25,917	$592	$(105)	$26,404

       The following table shows the gross unrealized losses and fair values of the Company's investments in individual securities that are classified as available-for-sale and have been in a continuous unrealized loss position deemed to be temporary for less than 12 months and for more than 12 months, aggregated by investment category (in millions):

	September 24, 2017
	Less than 12 months		More than 12 months
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Corporate bonds and notes	$330	$(1)	$21	$—

	September 25, 2016
	Less than 12 months		More than 12 months
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Treasury securities and government-related securities	$444	$(5)	$16	$—
Corporate bonds and notes	2,775	(12)	1,033	(65)
Mortgage- and asset-backed and auction rate securities	337	(3)	211	(2)
Equity and preferred securities and equity funds	312	(4)	130	(8)
Debt funds	—	—	309	(6)

	$3,868	$(24)	$1,699	$(81)

       In connection with the proposed NXP transaction (Note 9), the Company divested a substantial portion of its marketable securities portfolio in order to finance, in part, that transaction. Marketable securities that were expected to be used to finance the NXP transaction were classified as noncurrent at September 24, 2017 as they are not considered available for current operations. Given the change in the Company's intention to sell certain marketable securities, the Company recognized other-than-temporary impairment losses in fiscal 2017 for such marketable securities (Note 2) and may recognize additional losses prior to the sale of such marketable securities. For the available-for-sale securities that are not expected to be sold to finance the NXP transaction, the Company concluded that the unrealized losses were temporary at September 24, 2017. Further, for debt securities with unrealized losses, as of September 24, 2017, the Company did not have the intent to sell, nor was it more likely than not that the Company would be required to sell, such securities before recovery or maturity.

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Appendix A: Financial Information

Note 13. Summarized Quarterly Data (Unaudited)

       The following financial information reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair statement of the results of the interim periods.

       The table below presents quarterly data for fiscal 2017 and 2016 (in millions, except per share data):

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
2017 (1)
Revenues	$5,999	$5,016	$5,371	$5,905
Operating income (2)	778	729	773	333
Net income (2)	681	749	865	168
Net income attributable to Qualcomm	682	749	866	168

Basic earnings per share attributable to Qualcomm (3):	$0.46	$0.51	$0.59	$0.11
Diluted earnings per share attributable to Qualcomm (3):	0.46	0.50	0.58	0.11

2016 (1)
Revenues	$5,775	$5,551	$6,044	$6,184
Operating income	1,685	1,415	1,592	1,804
Net income	1,496	1,164	1,443	1,599
Net income attributable to Qualcomm	1,498	1,164	1,444	1,599

Basic earnings per share attributable to Qualcomm (3):	$1.00	$0.78	$0.98	$1.08
Diluted earnings per share attributable to Qualcomm (3):	0.99	0.78	0.97	1.07
(1)
Amounts, other than per share amounts, are rounded to millions each quarter. Therefore, the sum of the quarterly amounts may not equal the annual amounts reported.

(2)
Operating income and net income in the fourth quarter of fiscal 2017 were negatively impacted by a $778 million charge related to the TFTC fine.

(3)
Earnings per share attributable to Qualcomm are computed independently for each quarter and the full year based upon respective average shares outstanding. Therefore, the sum of the quarterly earnings per share amounts may not equal the annual amounts reported.

2018 Proxy Statement	A-71

APPENDIX B: PERFORMANCE MEASUREMENT COMPARISON OF STOCKHOLDER RETURN

The following graph compares total stockholder return on our common stock since September 30, 2012 to two indices: the Standard & Poor's 500 Stock Index (S&P 500) and the NASDAQ-100 Index (NASDAQ-100). The S&P 500 tracks the aggregate price performance of the equity securities of 500 United States companies selected by Standard & Poor's Index Committee to include companies in leading industries and to reflect the United States stock market. The NASDAQ-100 tracks the aggregate price performance of the 100 largest domestic and international non-financial securities listed on the NASDAQ Stock Market based on market capitalization.

The total return for our stock and for each index assumes the reinvestment of gross dividends and is based on the returns of the component companies. We began paying dividends on our common stock on March 31, 2003. Our common stock is traded on the NASDAQ Global Select Market and is a component of each of the S&P 500 and the NASDAQ-100.

Comparison of Cumulative Total Return on Investment Since September 30, 2012 (1)

$300
$250
$200
$150
$100
$50
$0
9/30/2012
9/29/2013
9/28/2014
9/27/2015
9/25/2016
9/24/2017
S&P 500
NASDAQ-100 (NDX)
QUALCOMM Incorporated
Baseline Index on 9/30/2012

(1)
Shows the cumulative total return on investment assuming an investment of $100 (including reinvestment of dividends) in our common stock, the S&P 500 and the NASDAQ-100 on September 30, 2012. All returns are reported as of our fiscal year end, which is the last Sunday in September.

Our closing stock price on September 22, 2017, the last trading day of our 2017 fiscal year, was $52.09 per share.

2018 Proxy Statement	B-1

APPENDIX C: CORPORATE DIRECTORY

EXECUTIVE OFFICERS	BOARD OF DIRECTORS

Dr. Paul E. Jacobs
Executive Chairman and Chairman of the Board

Steve Mollenkopf
Chief Executive Officer and Director

Cristiano R. Amon
Executive Vice President, Qualcomm Technologies, Inc. and President, Qualcomm CDMA Technologies

George S. Davis
Executive Vice President and Chief Financial Officer

Matthew S. Grob
Executive Vice President, Qualcomm Technologies, Inc.

Brian Modoff
Executive Vice President, Strategy and Mergers & Acquisitions

Alexander H. Rogers
Executive Vice President and President, Qualcomm Technology Licensing

Donald J. Rosenberg
Executive Vice President, General Counsel and Corporate Secretary

Michelle M. Sterling
Executive Vice President, Human Resources

Dr. James H. Thompson
Executive Vice President, Engineering, Qualcomm Technologies, Inc. and Chief Technology Officer

Barbara T. Alexander
Chair: Compensation Committee
Title: Independent Consultant

Jeffrey W. Henderson
Chair: Audit Committee
Title: Advisory Director to Berkshire Partners LLC

Thomas W. Horton
Presiding Director
Member: Governance Committee
Title: Senior Advisor to Warburg Pincus LLC

Dr. Paul E. Jacobs
Title: Executive Chairman and Chairman of the Board, Qualcomm Incorporated

Ann M. Livermore
Member: Audit Committee
Title: Former Executive Vice President of the Enterprise Business at Hewlett-Packard Company

Harish Manwani
Member: Compensation Committee
Title: Global Executive Advisor to Blackstone Private Equity group

Mark D. McLaughlin
Member: Compensation Committee
Title: Chairman and Chief
Executive Officer, Palo Alto
Networks, Inc.

Steve Mollenkopf
Title: Chief Executive Officer,
Qualcomm Incorporated

Clark T. "Sandy" Randt, Jr.
Chair: Governance Committee
Title: President, Randt & Co. LLC

Dr. Francisco Ros
Member: Governance Committee
Title: Founder and President, First International Partners, S.L.

Anthony J. Vinciquerra
Member: Audit Committee
Title: Chairman of the Board and Chief Executive Officer of Sony Pictures Entertainment Inc.

As of January 2018

2018 Proxy Statement	C-1

APPENDIX D: PERFORMANCE MEASURES

We use non-GAAP financial information (i) to evaluate, assess and benchmark our operating results on a consistent and comparable basis; (ii) to measure the performance and efficiency of our ongoing core operating businesses, including the QCT (Qualcomm CDMA Technologies) and QTL (Qualcomm Technology Licensing) segments; and (iii) to compare the performance and efficiency of these segments against each other and against competitors.

We are able to assess what we believe is a more meaningful and comparable set of financial performance measures by using non-GAAP information. As a result, management compensation decisions and the review of executive compensation by the Compensation Committee of the Board of Directors focus primarily on non-GAAP financial measures.

The various performance measures used throughout this Proxy Statement are defined below. The most directly comparable GAAP performance measures and information reconciling non-GAAP performance measures to our reported financial results prepared in accordance with GAAP are included in Appendix E.

Adjusted Revenues and Earnings Per Share (EPS)

For purposes of determining earnings under the ACIP for fiscal 2017, GAAP revenues and earnings per share were adjusted to exclude the after-tax impact of the following items:

  •
  the QSI segment;

  •
  acquisition-related items, which may include (i) third-party acquisition and integration services costs, (ii) amortization of certain intangible assets, (iii) recognition of the step-up of inventories to fair value, (iv) expenses related to the termination of contracts that limit the use of the acquired intellectual property and (v) debt issuance and letter of credit costs;

  •
  tax items exceeding $10 million that are unrelated to the fiscal year in which they are recorded;

  •
  certain other items exceeding $25 million on a pre-tax basis, which may include (i) major restructuring and restructuring-related costs; (ii) impairments of goodwill and indefinite-lived and long-lived assets; (iii) litigation settlements and/or damages; (iv) gains and losses on divestitures and sales of certain assets; and (v) the effect of changes in tax law and accounting principles; and

  •
  the operating results of acquisitions completed in the relevant year for which the purchase price exceeds $5 billion.

Adjusted Return on Invested Capital (ROIC)

We calculate our Adjusted ROIC by averaging over the three-year performance period (a) Adjusted After-Tax Operating Income for the relevant year divided by (b) the sum of average Adjusted Debt and average Adjusted Equity for the relevant year.

For purposes of calculating Adjusted After-Tax Operating Income for use in the Adjusted ROIC calculation, GAAP operating income was adjusted to (a) include the relevant tax effects of the components of operating income and (b) exclude the after-tax impact of the following items:

  •
  the QSI segment;

  •
  certain acquisition-related items, including (i) third-party acquisition and integration services costs, (ii) amortization of certain intangible assets, (iii) recognition of the step-up of inventories to fair value, (iv) expenses related to the termination of contracts that limit the use of the acquired intellectual property and (v) purchase accounting effects on property, plant and equipment for acquisitions completed in or after the second quarter of fiscal 2017;

  •
  certain other items exceeding $25 million on a pre-tax basis, including (i) restructuring and restructuring-related costs; (ii) impairments of goodwill and indefinite- and long-lived assets; (iii) litigation settlement, arbitration and/or judgment; (iv) gains and losses on divestitures and sales of certain assets; and (v) the impact of unresolved contract disputes on revenues recorded during the performance period to the extent a licensee withholds or fails to make royalty payments or disputes the royalty payment paid, provided that, to the extent that the licensee fails to report information sufficient to determine the actual impact on revenues of the

2018 Proxy Statement	D-1

    withholding or failure to make royalty payments or dispute of paid amounts, the average royalty revenues over the four fiscal quarters preceding the dispute (or such shorter period for which information is available) shall be used to determine the impact on royalty revenues due to the contract dispute, and such amount shall be prorated as appropriate to reflect the period during the performance period in which such withholding, dispute or failure to pay impacts revenue; and

  •
  an acquisition's operating results in the fiscal year in which the acquisition is completed for which the purchase price exceeds $5 billion.

Adjusted Debt is the debt issued or assumed by Qualcomm Incorporated or any of its consolidated subsidiaries excluding the impact of debt incurred or assumed (and related expenses) related to an acquisition for which the purchase price exceeds $5 billion in the fiscal year in which such acquisition is completed and, if such debt is incurred prior to the fiscal year in which such acquisition is completed, for such prior fiscal year and the fiscal year in which the acquisition is completed.

Adjusted Equity is GAAP equity excluding (a) the equity issued related to an acquisition for the fiscal year in which such acquisition is completed for which the purchase price exceeds $5 billion; (b) the after-tax impact of expense or amortization of premiums or discounts related to debt issued or assumed by Qualcomm Incorporated or any of its subsidiaries in connection with an acquisition for which the purchase price exceeds $5 billion in the fiscal year in which such acquisition is completed and, if such debt is incurred prior to the fiscal year in which such acquisition is completed, for such prior fiscal year and the fiscal year in which the acquisition is completed; (c) the effect of adjustments to retained earnings for changes in U.S. GAAP (including the adoption of new accounting standards); and (d) tax items, including the effects of changes to tax laws, individually exceeding $10 million that are unrelated to the fiscal year in which they are recorded, but only with respect to tax items relating to one or more tax years ending before the beginning of the performance period. To the extent that adjustments are made to GAAP operating income pursuant to items (3) and (4) as described above, corresponding adjustments will be made to GAAP equity.

D-2	2018 Proxy Statement

APPENDIX E: RECONCILIATION OF FISCAL 2017 NON-GAAP MEASURES TO GAAP RESULTS (1)

$ in millions, except per share data	GAAP Results	Less QSI	Less Other Items (2)	Adjusted Results

Revenues	$22,291	$113	$(1,057)	$23,235
Net income (loss)	2,466	46	(3,244)	5,664
Earnings per share (EPS)	$1.65	$0.03	$(2.18)	$3.80
Diluted shares	1,490	1,490	1,490	1,490
(1)
See Appendix D for definitions of the various non-GAAP performance measures used in calculating our cash and long-term equity incentives.

(2)
Other items excluded from Adjusted Revenues included a $962 million reduction to revenues related to the BlackBerry arbitration decision, as well as a $95 million reduction in revenues related to the portion of a business arrangement under negotiation that resolves a legal dispute. Other items excluded from Adjusted EPS (on a pre-tax basis) also included a $911 million charge, including net foreign currency losses, related to the fine imposed by the KFTC; a $778 million charge related to the fine imposed by the TFTC; $768 million of acquisition-related charges; $74 million of asset impairment charges; $65 million of interest expense related to the debt issued to partially fund the proposed NXP acquisition; and $38 million of restructuring and restructuring-related charges. Other items excluded from Adjusted EPS also included a $418 million tax benefit for the combined tax effect of other items excluded from Adjusted EPS and a $140 million tax benefit for the tax effect of acquisition-related charges, partially offset by a $111 million tax expense related to an increase in unrecognized tax benefits.

2018 Proxy Statement	E-1

APPENDIX F: SUPPLEMENTAL INFORMATION REGARDING PARTICIPANTS

The following tables ("Nominees" and "Officers and Employees") set forth the name and business address of all of our directors and the Board's nominees for election at the Annual Meeting, and the name, present principal occupation and business address of our officers and employees who, under the rules of the SEC, are considered to be participants in our solicitation of proxies from our stockholders in connection with our Annual Meeting (collectively, the Participants).

NOMINEES

The principal occupations of our nominees to the Board are set forth under the sections above titled "Proposal 1: Election of Directors" of this proxy statement. The names of the directors are set forth below, and the business address for each director is c/o QUALCOMM Incorporated, 5775 Morehouse Drive, San Diego, CA 92121.

Name

Barbara T. Alexander

Jeffrey W. Henderson

Thomas W. Horton

Dr. Paul E. Jacobs (Executive Chairman and Chairman of the Board)

Ann M. Livermore

Harish Manwani

Mark D. McLaughlin

Steve Mollenkopf (CEO)

Clark T. Randt, Jr.

Dr. Francisco Ros

Anthony J. Vinciquerra

2018 Proxy Statement	F-1

OFFICERS AND EMPLOYEES

The principal occupations of our officers and employees who are considered Participants are set forth below. The principal occupation refers to such person's position with the Company, and the business address for each person is c/o QUALCOMM Incorporated, 5775 Morehouse Drive, San Diego, CA 92121.

Name	Position

Dr. Paul E. Jacobs	Executive Chairman and Chairman of the Board

Steve Mollenkopf	Chief Executive Officer

Derek K. Aberle	President

Cristiano R. Amon	Executive Vice President, Qualcomm Technologies, Inc. and President, Qualcomm CDMA Technologies

Amy Berguson	Senior Director, Investor Relations

George S. Davis	Executive Vice President and Chief Financial Officer

Brian Modoff	Executive Vice President, Strategy and Mergers & Acquisitions

Matthew S. Grob	Executive Vice President, Technology, Qualcomm Technologies, Inc.

Alexander H. Rogers	Executive Vice President and President, Qualcomm Technology Licensing

Donald J. Rosenberg	Executive Vice President, General Counsel and Corporate Secretary

John Sinnott	Vice President, Investor Relations

Michelle Sterling	Executive Vice President, Human Resources

Dr. James H. Thompson	Executive Vice President, Engineering, Qualcomm Technologies, Inc. and Chief Technology Officer

INFORMATION REGARDING OWNERSHIP OF COMPANY SECURITIES BY PARTICIPANTS

The amount of the Company's securities beneficially owned by directors and NEOs as of December 11, 2017, including the number of securities for which beneficial ownership can be acquired within 60 days of such date, is set forth in the table appearing under the heading "Stock Ownership of Certain Beneficial Owners and Management" above. The amount of the Company's securities beneficially owned as of the same date, including the number of securities for which beneficial ownership can be acquired within 60 days of such date, for the remaining Participants is set forth in the table below.

Name	Position	Shares Beneficially Owned

Derek K. Aberle (1)	President	107,141

Matthew S. Grob (2)	Executive Vice President, Technology, Qualcomm Technologies, Inc.	118,997

Brian Modoff (3)	Executive Vice President, Strategy and Mergers & Acquisitions	18,919

Alexander H. Rogers	Executive Vice President and President, Qualcomm Technology Licensing	12,035

Donald J. Rosenberg (4)	Executive Vice President, General Counsel and Corporate Secretary	21,998

Michelle Sterling	Executive Vice President, Human Resources	0

John Sinnott	Vice President, Investor Relations	4,672

Amy Berguson (5)	Senior Director, Investor Relations	10,221

(1)
Includes 101,051 shares issuable upon exercise of stock options exercisable within 60 days.

F-2	2018 Proxy Statement

(2)
Includes 36,837 shares held in family trusts and 39,160 shares held in Grantor Retained Annuity Trusts for the benefit of Mr. Grob. Also includes 43,000 shares issuable upon exercise of stock options exercisable within 60 days.

(3)
Includes 18,919 shares held in family trusts.

(4)
Includes 236 shares held in family trusts and 21,762 shares in Grantor Retained Annuity Trusts for the benefit of Mr. Rosenberg.

(5)
Includes 3,950 shares issuable upon exercise of stock options exercisable within 60 days.

INFORMATION REGARDING TRANSACTIONS IN THE COMPANY'S SECURITIES BY PARTICIPANTS

The following table sets forth information regarding purchases and sales of the Company's securities by each Participant during the past two years. No part of the purchase price or market value of these securities is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Company Securities Purchased or Sold

(December 11, 2015 through December 11, 2017)

Name	Transaction Date	Number of Shares	Transaction Description

Derek K. Aberle	12/18/2015	709	Acquisition - Award of dividend equivalent rights
Derek K. Aberle	12/18/2015	709	Acquisition - Award of dividend equivalent rights (1)
Derek K. Aberle	1/31/2016	194	Acquisition - Employee Stock Purchase Plan
Derek K. Aberle	2/16/2016	9,470	Acquisition - Award of Performance Stock Units
Derek K. Aberle	2/16/2016	10,968	Acquisition - Award of Performance Stock Units
Derek K. Aberle	3/23/2016	859	Acquisition - Award of dividend equivalent rights (1)
Derek K. Aberle	3/23/2016	3,184	Acquisition - Award of dividend equivalent rights
Derek K. Aberle	5/5/2016	42,909	Acquisition - Vesting and settlement of Restricted Stock Units
Derek K. Aberle	5/5/2016	19,558	Disposition - Surrender of shares for tax withholding
Derek K. Aberle	6/22/2016	2,928	Acquisition - Award of dividend equivalent rights
Derek K. Aberle	6/22/2016	904	Acquisition - Award of dividend equivalent rights (1)
Derek K. Aberle	7/27/2016	22,653	Disposition - Open market sale
Derek K. Aberle	7/31/2016	271	Acquisition - Employee Stock Purchase Plan
Derek K. Aberle	8/31/2016	20,874	Disposition - Open market sale
Derek K. Aberle	9/21/2016	2,513	Acquisition - Award of dividend equivalent rights
Derek K. Aberle	9/21/2016	775	Acquisition - Award of dividend equivalent rights (1)
Derek K. Aberle	9/22/2016	27,136	Acquisition - Award of Performance Stock Units
Derek K. Aberle	9/22/2016	29,755	Acquisition - Award of Performance Stock Units
Derek K. Aberle	9/28/2016	15,000	Disposition - Open market sale
Derek K. Aberle	10/26/2016	15,000	Disposition - Open market sale
Derek K. Aberle	11/9/2016	2,076	Acquisition - Vesting and settlement of Performance Stock Units
Derek K. Aberle	11/9/2016	2,641	Acquisition - Vesting and settlement of Performance Stock Units
Derek K. Aberle	11/9/2016	2,831	Acquisition - Vesting and settlement of Performance Stock Units
Derek K. Aberle	11/9/2016	3,522	Acquisition - Vesting and settlement of Performance Stock Units
Derek K. Aberle	11/9/2016	12,480	Acquisition - Vesting and settlement of Restricted Stock Units
Derek K. Aberle	11/9/2016	1,083	Disposition - Surrender of shares for tax withholding
Derek K. Aberle	11/9/2016	1,378	Disposition - Surrender of shares for tax withholding
Derek K. Aberle	11/9/2016	1,478	Disposition - Surrender of shares for tax withholding
Derek K. Aberle	11/9/2016	1,838	Disposition - Surrender of shares for tax withholding
Derek K. Aberle	11/9/2016	6,512	Disposition - Surrender of shares for tax withholding
Derek K. Aberle	11/20/2016	4,959	Acquisition - Vesting and settlement of Restricted Stock Units
Derek K. Aberle	11/20/2016	2,588	Disposition - Surrender of shares for tax withholding
Derek K. Aberle	11/30/2016	14,990	Disposition - Open market sale
Derek K. Aberle	12/16/2016	2,181	Acquisition - Award of dividend equivalent rights

2018 Proxy Statement	F-3

Name	Transaction Date	Number of Shares	Transaction Description

Derek K. Aberle	12/16/2016	1,202	Acquisition - Award of dividend equivalent rights (1)
Derek K. Aberle	1/9/2017	11,261	Disposition - Open market sale
Derek K. Aberle	1/31/2017	202	Acquisition - Employee Stock Purchase Plan
Derek K. Aberle	3/22/2017	2,562	Acquisition - Award of dividend equivalent rights
Derek K. Aberle	3/22/2017	1,412	Acquisition - Award of dividend equivalent rights (1)
Derek K. Aberle	5/5/2017	44,450	Acquisition - Vesting and settlement of Restricted Stock Units
Derek K. Aberle	5/5/2017	48,314	Acquisition - Vesting and settlement of Restricted Stock Units
Derek K. Aberle	5/5/2017	22,199	Disposition - Surrender of shares for tax withholding
Derek K. Aberle	5/5/2017	25,210	Disposition - Surrender of shares for tax withholding
Derek K. Aberle	6/1/2017	22,251	Disposition - Open market sale
Derek K. Aberle	6/21/2017	1,877	Acquisition - Award of dividend equivalent rights
Derek K. Aberle	6/21/2017	1,551	Acquisition - Award of dividend equivalent rights (1)
Derek K. Aberle	7/10/2017	23,104	Disposition - Open market sale
Derek K. Aberle	7/31/2017	235	Acquisition - Employee Stock Purchase Plan
Derek K. Aberle	9/20/2017	2,055	Acquisition - Award of dividend equivalent rights
Derek K. Aberle	9/20/2017	1,698	Acquisition - Award of dividend equivalent rights (1)
Barbara T. Alexander	12/18/2015	111	Acquisition - Award of dividend equivalent rights
Barbara T. Alexander	12/31/2015	250	Acquisition - Award of Deferred Stock Units in Lieu of Retainer
Barbara T. Alexander	12/31/2015	217	Acquisition - Vesting and settlement of Deferred Stock Units
Barbara T. Alexander	3/8/2016	4,539	Acquisition - Award of Annual Deferred Stock Units
Barbara T. Alexander	3/23/2016	105	Acquisition - Award of dividend equivalent rights
Barbara T. Alexander	3/24/2016	3,195	Acquisition - Vesting and settlement of Deferred Stock Units
Barbara T. Alexander	3/31/2016	244	Acquisition - Award of Deferred Stock Units in Lieu of Retainer
Barbara T. Alexander	3/31/2016	204	Acquisition - Vesting and settlement of Deferred Stock Units
Barbara T. Alexander	6/22/2016	124	Acquisition - Award of dividend equivalent rights
Barbara T. Alexander	6/30/2016	233	Acquisition - Award of Deferred Stock Units in Lieu of Retainer
Barbara T. Alexander	6/30/2016	222	Acquisition - Vesting and settlement of Deferred Stock Units
Barbara T. Alexander	9/21/2016	106	Acquisition - Award of dividend equivalent rights
Barbara T. Alexander	9/30/2016	182	Acquisition - Award of Deferred Stock Units in Lieu of Retainer
Barbara T. Alexander	9/30/2016	201	Acquisition - Vesting and settlement of Deferred Stock Units
Barbara T. Alexander	11/8/2016	8,000	Acquisition - Stock Options Exercised
Barbara T. Alexander	11/8/2016	14,000	Acquisition - Stock Options Exercised
Barbara T. Alexander	11/8/2016	8,000	Disposition - Stock Options Exercised - Cashless
Barbara T. Alexander	11/8/2016	14,000	Disposition - Stock Options Exercised - Cashless
Barbara T. Alexander	12/16/2016	102	Acquisition - Award of dividend equivalent rights
Barbara T. Alexander	12/31/2016	191	Acquisition - Award of Deferred Stock Units in Lieu of Retainer
Barbara T. Alexander	12/31/2016	183	Acquisition - Vesting and settlement of Deferred Stock Units
Barbara T. Alexander	3/7/2017	4,154	Acquisition - Award of Annual Deferred Stock Units
Barbara T. Alexander	3/22/2017	120	Acquisition - Award of dividend equivalent rights
Barbara T. Alexander	3/23/2017	2,899	Acquisition - Vesting and settlement of Deferred Stock Units
Barbara T. Alexander	3/31/2017	217	Acquisition - Award of Deferred Stock Units in Lieu of Retainer
Barbara T. Alexander	3/31/2017	173	Acquisition - Vesting and settlement of Deferred Stock Units
Barbara T. Alexander	6/21/2017	145	Acquisition - Award of dividend equivalent rights
Barbara T. Alexander	6/30/2017	226	Acquisition - Award of Deferred Stock Units in Lieu of Retainer
Barbara T. Alexander	6/30/2017	173	Acquisition - Vesting and settlement of Deferred Stock Units
Barbara T. Alexander	9/20/2017	159	Acquisition - Award of dividend equivalent rights
Barbara T. Alexander	9/30/2017	240	Acquisition - Award of Deferred Stock Units in Lieu of Retainer
Barbara T. Alexander	9/30/2017	185	Acquisition - Vesting and settlement of Deferred Stock Units
Cristiano R. Amon	12/18/2015	859	Acquisition - Award of dividend equivalent rights
Cristiano R. Amon	12/18/2015	679	Acquisition - Award of dividend equivalent rights (1)
Cristiano R. Amon	1/31/2016	194	Acquisition - Employee Stock Purchase Plan
Cristiano R. Amon	2/16/2016	9,239	Acquisition - Award of Performance Stock Units
Cristiano R. Amon	2/16/2016	10,700	Acquisition - Award of Performance Stock Units

F-4	2018 Proxy Statement

Name	Transaction Date	Number of Shares	Transaction Description

Cristiano R. Amon	3/23/2016	807	Acquisition - Award of dividend equivalent rights
Cristiano R. Amon	3/23/2016	826	Acquisition - Award of dividend equivalent rights (1)
Cristiano R. Amon	5/5/2016	11,033	Acquisition - Vesting and settlement of Restricted Stock Units
Cristiano R. Amon	5/5/2016	4,146	Disposition - Surrender of shares for tax withholding
Cristiano R. Amon	5/10/2016	6,887	Disposition - Open market sale
Cristiano R. Amon	6/22/2016	741	Acquisition - Award of dividend equivalent rights
Cristiano R. Amon	6/22/2016	868	Acquisition - Award of dividend equivalent rights (1)
Cristiano R. Amon	7/31/2016	271	Acquisition - Employee Stock Purchase Plan
Cristiano R. Amon	9/21/2016	636	Acquisition - Award of dividend equivalent rights
Cristiano R. Amon	9/21/2016	747	Acquisition - Award of dividend equivalent rights (1)
Cristiano R. Amon	9/22/2016	20,604	Acquisition - Award of Performance Stock Units
Cristiano R. Amon	9/22/2016	22,592	Acquisition - Award of Performance Stock Units
Cristiano R. Amon	11/20/2016	2,479	Acquisition - Vesting and settlement of Restricted Stock Units
Cristiano R. Amon	11/20/2016	932	Disposition - Surrender of shares for tax withholding
Cristiano R. Amon	12/16/2016	593	Acquisition - Award of dividend equivalent rights
Cristiano R. Amon	12/16/2016	1,064	Acquisition - Award of dividend equivalent rights (1)
Cristiano R. Amon	1/31/2017	202	Acquisition - Employee Stock Purchase Plan
Cristiano R. Amon	2/3/2017	18,815	Acquisition - Open market purchase
Cristiano R. Amon	3/22/2017	697	Acquisition - Award of dividend equivalent rights
Cristiano R. Amon	3/22/2017	1,250	Acquisition - Award of dividend equivalent rights (1)
Cristiano R. Amon	5/5/2017	11,430	Acquisition - Vesting and settlement of Restricted Stock Units
Cristiano R. Amon	5/5/2017	13,805	Acquisition - Vesting and settlement of Restricted Stock Units
Cristiano R. Amon	5/5/2017	4,295	Disposition - Surrender of shares for tax withholding
Cristiano R. Amon	5/5/2017	6,215	Disposition - Surrender of shares for tax withholding
Cristiano R. Amon	6/21/2017	511	Acquisition - Award of dividend equivalent rights
Cristiano R. Amon	6/21/2017	1,373	Acquisition - Award of dividend equivalent rights (1)
Cristiano R. Amon	7/31/2017	235	Acquisition - Employee Stock Purchase Plan
Cristiano R. Amon	9/20/2017	559	Acquisition - Award of dividend equivalent rights
Cristiano R. Amon	9/20/2017	1,504	Acquisition - Award of dividend equivalent rights (1)
Cristiano R. Amon	9/21/2017	31,366	Acquisition - Award of Performance Stock Units
Cristiano R. Amon	9/21/2017	34,639	Acquisition - Award of Performance Stock Units
Cristiano R. Amon	9/21/2017	59,015	Acquisition - Award of Restricted Stock Units
Amy C. Berguson	12/18/2015	36	Acquisition - Award of dividend equivalent rights
Amy C. Berguson	1/31/2016	194	Acquisition - Employee Stock Purchase Plan
Amy C. Berguson	3/21/2016	750	Acquisition - Stock Options Exercised
Amy C. Berguson	3/21/2016	750	Disposition - Stock Options Exercised - Cashless
Amy C. Berguson	3/23/2016	34	Acquisition - Award of dividend equivalent rights
Amy C. Berguson	5/20/2016	217	Acquisition - Vesting and settlement of Restricted Stock Units
Amy C. Berguson	5/20/2016	239	Acquisition - Vesting and settlement of Restricted Stock Units
Amy C. Berguson	5/20/2016	274	Acquisition - Vesting and settlement of Restricted Stock Units
Amy C. Berguson	5/20/2016	95	Disposition - Surrender of shares for tax withholding
Amy C. Berguson	5/20/2016	104	Disposition - Surrender of shares for tax withholding
Amy C. Berguson	5/20/2016	120	Disposition - Surrender of shares for tax withholding
Amy C. Berguson	5/23/2016	411	Disposition - Open market sale
Amy C. Berguson	5/27/2016	400	Acquisition - Stock Options Exercised
Amy C. Berguson	5/27/2016	400	Disposition - Stock Options Exercised - Cashless
Amy C. Berguson	6/22/2016	29	Acquisition - Award of dividend equivalent rights
Amy C. Berguson	7/22/2016	500	Acquisition - Stock Options Exercised
Amy C. Berguson	7/22/2016	500	Disposition - Stock Options Exercised - Cashless
Amy C. Berguson	7/31/2016	271	Acquisition - Employee Stock Purchase Plan
Amy C. Berguson	8/22/2016	271	Disposition - Open market sale
Amy C. Berguson	9/21/2016	25	Acquisition - Award of dividend equivalent rights
Amy C. Berguson	11/8/2016	1,114	Acquisition - Award of Restricted Stock Units

2018 Proxy Statement	F-5

Name	Transaction Date	Number of Shares	Transaction Description

Amy C. Berguson	11/17/2016	700	Acquisition - Stock Options Exercised
Amy C. Berguson	11/17/2016	700	Disposition - Stock Options Exercised - Cashless
Amy C. Berguson	11/20/2016	237	Acquisition - Vesting and settlement of Restricted Stock Units
Amy C. Berguson	11/20/2016	269	Acquisition - Vesting and settlement of Restricted Stock Units
Amy C. Berguson	11/20/2016	511	Acquisition - Vesting and settlement of Restricted Stock Units
Amy C. Berguson	11/20/2016	90	Disposition - Surrender of shares for tax withholding
Amy C. Berguson	11/20/2016	102	Disposition - Surrender of shares for tax withholding
Amy C. Berguson	11/20/2016	192	Disposition - Surrender of shares for tax withholding
Amy C. Berguson	12/16/2016	25	Acquisition - Award of dividend equivalent rights
Amy C. Berguson	1/31/2017	202	Acquisition - Employee Stock Purchase Plan
Amy C. Berguson	3/22/2017	29	Acquisition - Award of dividend equivalent rights
Amy C. Berguson	5/20/2017	225	Acquisition - Vesting and settlement of Restricted Stock Units
Amy C. Berguson	5/20/2017	247	Acquisition - Vesting and settlement of Restricted Stock Units
Amy C. Berguson	5/20/2017	99	Disposition - Surrender of shares for tax withholding
Amy C. Berguson	5/20/2017	108	Disposition - Surrender of shares for tax withholding
Amy C. Berguson	5/22/2017	265	Disposition - Open market sale
Amy C. Berguson	6/21/2017	27	Acquisition - Award of dividend equivalent rights
Amy C. Berguson	7/31/2017	235	Acquisition - Employee Stock Purchase Plan
Amy C. Berguson	8/1/2017	235	Disposition - Open market sale
Amy C. Berguson	8/4/2017	800	Acquisition - Stock Options Exercised
Amy C. Berguson	9/20/2017	30	Acquisition - Award of dividend equivalent rights
Amy C. Berguson	11/3/2017	2,751	Acquisition - Award of Restricted Stock Units
Amy C. Berguson	11/20/2017	246	Acquisition - Vesting and settlement of Restricted Stock Units
Amy C. Berguson	11/20/2017	385	Acquisition - Vesting and settlement of Restricted Stock Units
Amy C. Berguson	11/20/2017	531	Acquisition - Vesting and settlement of Restricted Stock Units
Amy C. Berguson	11/20/2017	93	Disposition - Surrender of shares for tax withholding
Amy C. Berguson	11/20/2017	145	Disposition - Surrender of shares for tax withholding
Amy C. Berguson	11/20/2017	200	Disposition - Surrender of shares for tax withholding
Amy C. Berguson	11/21/2017	724	Disposition - Open market sale
George S. Davis	12/18/2015	1,200	Acquisition - Award of dividend equivalent rights
George S. Davis	12/18/2015	507	Acquisition - Award of dividend equivalent rights (1)
George S. Davis	1/31/2016	194	Acquisition - Employee Stock Purchase Plan
George S. Davis	3/23/2016	1,127	Acquisition - Award of dividend equivalent rights
George S. Davis	3/23/2016	476	Acquisition - Award of dividend equivalent rights (1)
George S. Davis	3/24/2016	35,137	Acquisition - Vesting and settlement of Restricted Stock Units
George S. Davis	3/24/2016	15,460	Disposition - Surrender of shares for tax withholding
George S. Davis	5/5/2016	18,389	Acquisition - Vesting and settlement of Restricted Stock Units
George S. Davis	5/5/2016	9,596	Disposition - Surrender of shares for tax withholding
George S. Davis	6/22/2016	661	Acquisition - Award of dividend equivalent rights
George S. Davis	6/22/2016	501	Acquisition - Award of dividend equivalent rights (1)
George S. Davis	7/31/2016	271	Acquisition - Employee Stock Purchase Plan
George S. Davis	9/21/2016	567	Acquisition - Award of dividend equivalent rights
George S. Davis	9/21/2016	430	Acquisition - Award of dividend equivalent rights (1)
George S. Davis	9/22/2016	19,383	Acquisition - Award of Performance Stock Units
George S. Davis	9/22/2016	21,254	Acquisition - Award of Performance Stock Units
George S. Davis	9/29/2016	12,398	Acquisition - Vesting and settlement of Restricted Stock Units
George S. Davis	9/29/2016	6,469	Disposition - Surrender of shares for tax withholding
George S. Davis	12/16/2016	448	Acquisition - Award of dividend equivalent rights
George S. Davis	12/16/2016	739	Acquisition - Award of dividend equivalent rights (1)
George S. Davis	1/31/2017	202	Acquisition - Employee Stock Purchase Plan
George S. Davis	3/22/2017	526	Acquisition - Award of dividend equivalent rights
George S. Davis	3/22/2017	868	Acquisition - Award of dividend equivalent rights (1)
George S. Davis	5/5/2017	19,050	Acquisition - Vesting and settlement of Restricted Stock Units

F-6	2018 Proxy Statement

Name	Transaction Date	Number of Shares	Transaction Description

George S. Davis	5/5/2017	7,306	Disposition - Surrender of shares for tax withholding
George S. Davis	6/21/2017	386	Acquisition - Award of dividend equivalent rights
George S. Davis	6/21/2017	954	Acquisition - Award of dividend equivalent rights (1)
George S. Davis	7/31/2017	235	Acquisition - Employee Stock Purchase Plan
George S. Davis	9/20/2017	422	Acquisition - Award of dividend equivalent rights
George S. Davis	9/20/2017	1,044	Acquisition - Award of dividend equivalent rights (1)
George S. Davis	9/21/2017	23,495	Acquisition - Award of Performance Stock Units
George S. Davis	9/21/2017	25,947	Acquisition - Award of Performance Stock Units
George S. Davis	9/21/2017	44,206	Acquisition - Award of Restricted Stock Units
Matthew S. Grob	12/18/2015	426	Acquisition - Award of dividend equivalent rights
Matthew S. Grob	12/18/2015	279	Acquisition - Award of dividend equivalent rights (1)
Matthew S. Grob	1/31/2016	194	Acquisition - Employee Stock Purchase Plan
Matthew S. Grob	3/23/2016	400	Acquisition - Award of dividend equivalent rights
Matthew S. Grob	3/23/2016	262	Acquisition - Award of dividend equivalent rights (1)
Matthew S. Grob	4/13/2016	32,700	Acquisition - Stock Options Exercised
Matthew S. Grob	4/13/2016	32,700	Disposition - Stock Options Exercised - Cashless
Matthew S. Grob	5/5/2016	10,114	Acquisition - Vesting and settlement of Restricted Stock Units
Matthew S. Grob	5/5/2016	3,799	Disposition - Surrender of shares for tax withholding
Matthew S. Grob	5/24/2016	10,000	Acquisition - Stock Options Exercised
Matthew S. Grob	5/24/2016	10,000	Disposition - Stock Options Exercised - Cashless
Matthew S. Grob	6/22/2016	321	Acquisition - Award of dividend equivalent rights
Matthew S. Grob	6/22/2016	276	Acquisition - Award of dividend equivalent rights (1)
Matthew S. Grob	7/21/2016	33,000	Acquisition - Stock Options Exercised
Matthew S. Grob	7/21/2016	33,000	Disposition - Stock Options Exercised - Cashless
Matthew S. Grob	7/26/2016	2,000	Acquisition - Stock Options Exercised
Matthew S. Grob	7/26/2016	13,000	Acquisition - Stock Options Exercised
Matthew S. Grob	7/26/2016	2,000	Disposition - Stock Options Exercised - Cashless
Matthew S. Grob	7/26/2016	13,000	Disposition - Stock Options Exercised - Cashless
Matthew S. Grob	7/27/2016	500	Acquisition - Stock Options Exercised
Matthew S. Grob	7/27/2016	14,500	Acquisition - Stock Options Exercised
Matthew S. Grob	7/27/2016	500	Disposition - Stock Options Exercised - Cashless
Matthew S. Grob	7/27/2016	14,500	Disposition - Stock Options Exercised - Cashless
Matthew S. Grob	7/31/2016	271	Acquisition - Employee Stock Purchase Plan
Matthew S. Grob	8/1/2016	2,000	Acquisition - Stock Options Exercised
Matthew S. Grob	8/1/2016	2,000	Disposition - Stock Options Exercised - Cashless
Matthew S. Grob	8/23/2016	15,000	Acquisition - Stock Options Exercised
Matthew S. Grob	8/23/2016	15,000	Disposition - Stock Options Exercised - Cashless
Matthew S. Grob	9/6/2016	2,000	Acquisition - Stock Options Exercised
Matthew S. Grob	9/6/2016	2,000	Disposition - Stock Options Exercised - Cashless
Matthew S. Grob	9/21/2016	276	Acquisition - Award of dividend equivalent rights
Matthew S. Grob	9/21/2016	237	Acquisition - Award of dividend equivalent rights (1)
Matthew S. Grob	9/22/2016	10,661	Acquisition - Award of Performance Stock Units
Matthew S. Grob	9/22/2016	11,690	Acquisition - Award of Performance Stock Units
Matthew S. Grob	9/29/2016	3,000	Acquisition - Stock Options Exercised
Matthew S. Grob	9/29/2016	17,000	Acquisition - Stock Options Exercised
Matthew S. Grob	9/29/2016	20,000	Acquisition - Stock Options Exercised
Matthew S. Grob	9/29/2016	34,000	Acquisition - Stock Options Exercised
Matthew S. Grob	9/29/2016	3,000	Disposition - Stock Options Exercised - Cashless
Matthew S. Grob	9/29/2016	17,000	Disposition - Stock Options Exercised - Cashless
Matthew S. Grob	9/29/2016	20,000	Disposition - Stock Options Exercised - Cashless
Matthew S. Grob	9/29/2016	34,000	Disposition - Stock Options Exercised - Cashless
Matthew S. Grob	10/3/2016	2,000	Acquisition - Stock Options Exercised
Matthew S. Grob	10/3/2016	2,000	Disposition - Stock Options Exercised - Cashless

2018 Proxy Statement	F-7

Name	Transaction Date	Number of Shares	Transaction Description

Matthew S. Grob	11/7/2016	2,000	Acquisition - Stock Options Exercised
Matthew S. Grob	11/7/2016	2,000	Disposition - Stock Options Exercised - Cashless
Matthew S. Grob	11/20/2016	2,479	Acquisition - Vesting and settlement of Restricted Stock Units
Matthew S. Grob	11/20/2016	1,294	Disposition - Surrender of shares for tax withholding
Matthew S. Grob	12/12/2016	2,000	Acquisition - Stock Options Exercised
Matthew S. Grob	12/12/2016	2,000	Disposition - Stock Options Exercised - Cashless
Matthew S. Grob	12/13/2016	2,000	Acquisition - Stock Options Exercised
Matthew S. Grob	12/13/2016	2,000	Disposition - Stock Options Exercised - Cashless
Matthew S. Grob	12/16/2016	246	Acquisition - Award of dividend equivalent rights
Matthew S. Grob	12/16/2016	407	Acquisition - Award of dividend equivalent rights (1)
Matthew S. Grob	1/3/2017	2,000	Acquisition - Stock Options Exercised
Matthew S. Grob	1/3/2017	2,000	Disposition - Stock Options Exercised - Cashless
Matthew S. Grob	1/31/2017	202	Acquisition - Employee Stock Purchase Plan
Matthew S. Grob	3/22/2017	289	Acquisition - Award of dividend equivalent rights
Matthew S. Grob	3/22/2017	477	Acquisition - Award of dividend equivalent rights (1)
Matthew S. Grob	5/8/2017	10,477	Acquisition - Vesting and settlement of Restricted Stock Units
Matthew S. Grob	5/8/2017	0	Disposition - Surrender of shares for tax withholding
Matthew S. Grob	6/21/2017	212	Acquisition - Award of dividend equivalent rights
Matthew S. Grob	6/21/2017	524	Acquisition - Award of dividend equivalent rights (1)
Matthew S. Grob	7/27/2017	7,500	Acquisition - Gift (By Spouse's Annuity Trust)
Matthew S. Grob	7/27/2017	7,500	Disposition - (By Family Trust)
Matthew S. Grob	7/31/2017	235	Acquisition - Employee Stock Purchase Plan
Matthew S. Grob	8/10/2017	2,920	Acquisition - Gift (By Family Trust)
Matthew S. Grob	8/10/2017	2,920	Disposition - Gift (By Spouses Annuity Trust)
Matthew S. Grob	9/20/2017	232	Acquisition - Award of dividend equivalent rights
Matthew S. Grob	9/20/2017	574	Acquisition - Award of dividend equivalent rights (1)
Matthew S. Grob	9/21/2017	7,049	Acquisition - Award of Performance Stock Units
Matthew S. Grob	9/21/2017	7,784	Acquisition - Award of Performance Stock Units
Matthew S. Grob	9/21/2017	13,262	Acquisition - Award of Restricted Stock Units
Matthew S. Grob	11/3/2017	18,000	Acquisition - Stock Options Exercised
Matthew S. Grob	11/3/2017	18,000	Disposition - Stock Options Exercised - Cashless
Matthew S. Grob	11/6/2017	2,000	Acquisition - Stock Options Exercised
Matthew S. Grob	11/6/2017	2,000	Disposition - Stock Options Exercised - Cashless
Jeffrey W. Henderson	1/12/2016	731	Acquisition - Award of Annual Deferred Stock Units
Jeffrey W. Henderson	3/8/2016	4,539	Acquisition - Award of Annual Deferred Stock Units
Jeffrey W. Henderson	3/23/2016	7	Acquisition - Award of dividend equivalent rights
Jeffrey W. Henderson	6/22/2016	52	Acquisition - Award of dividend equivalent rights
Jeffrey W. Henderson	9/21/2016	44	Acquisition - Award of dividend equivalent rights
Jeffrey W. Henderson	12/16/2016	43	Acquisition - Award of dividend equivalent rights
Jeffrey W. Henderson	3/7/2017	4,154	Acquisition - Award of Annual Deferred Stock Units
Jeffrey W. Henderson	3/22/2017	50	Acquisition - Award of dividend equivalent rights
Jeffrey W. Henderson	6/21/2017	97	Acquisition - Award of dividend equivalent rights
Jeffrey W. Henderson	9/20/2017	107	Acquisition - Award of dividend equivalent rights
Thomas W. Horton	12/18/2015	88	Acquisition - Award of dividend equivalent rights
Thomas W. Horton	3/8/2016	4,539	Acquisition - Award of Annual Deferred Stock Units
Thomas W. Horton	3/23/2016	82	Acquisition - Award of dividend equivalent rights
Thomas W. Horton	3/24/2016	3,195	Acquisition - Vesting and settlement of Deferred Stock Units
Thomas W. Horton	6/22/2016	100	Acquisition - Award of dividend equivalent rights
Thomas W. Horton	9/21/2016	86	Acquisition - Award of dividend equivalent rights
Thomas W. Horton	12/16/2016	83	Acquisition - Award of dividend equivalent rights
Thomas W. Horton	3/7/2017	4,154	Acquisition - Award of Annual Deferred Stock Units
Thomas W. Horton	3/22/2017	97	Acquisition - Award of dividend equivalent rights
Thomas W. Horton	3/23/2017	2,899	Acquisition - Vesting and settlement of Deferred Stock Units

F-8	2018 Proxy Statement

Name	Transaction Date	Number of Shares	Transaction Description

Thomas W. Horton	3/23/2017	1,022	Disposition - Cash in lieu of shares per DSU Agreement
Thomas W. Horton	6/21/2017	119	Acquisition - Award of dividend equivalent rights
Thomas W. Horton	9/20/2017	131	Acquisition - Award of dividend equivalent rights
Paul E. Jacobs	12/18/2015	5,952	Acquisition - Award of dividend equivalent rights
Paul E. Jacobs	12/18/2015	1,690	Acquisition - Award of dividend equivalent rights (1)
Paul E. Jacobs	3/23/2016	5,592	Acquisition - Award of dividend equivalent rights
Paul E. Jacobs	3/23/2016	1,588	Acquisition - Award of dividend equivalent rights (1)
Paul E. Jacobs	6/22/2016	5,881	Acquisition - Award of dividend equivalent rights
Paul E. Jacobs	6/22/2016	1,670	Acquisition - Award of dividend equivalent rights (1)
Paul E. Jacobs	9/21/2016	5,049	Acquisition - Award of dividend equivalent rights
Paul E. Jacobs	9/21/2016	1,433	Acquisition - Award of dividend equivalent rights (1)
Paul E. Jacobs	9/22/2016	64,609	Acquisition - Award of Performance Stock Units
Paul E. Jacobs	9/22/2016	70,844	Acquisition - Award of Performance Stock Units
Paul E. Jacobs	11/9/2016	416	Acquisition - Gift
Paul E. Jacobs	11/9/2016	416	Acquisition - Gift (By Spouse)
Paul E. Jacobs	12/16/2016	4,869	Acquisition - Award of dividend equivalent rights
Paul E. Jacobs	12/16/2016	2,462	Acquisition - Award of dividend equivalent rights (1)
Paul E. Jacobs	3/22/2017	5,719	Acquisition - Award of dividend equivalent rights
Paul E. Jacobs	3/22/2017	2,892	Acquisition - Award of dividend equivalent rights (1)
Paul E. Jacobs	5/8/2017	207,063	Acquisition - Vesting and settlement of Restricted Stock Units
Paul E. Jacobs	5/8/2017	105,505	Disposition - Surrender of shares for tax withholding
Paul E. Jacobs	6/21/2017	4,191	Acquisition - Award of dividend equivalent rights
Paul E. Jacobs	6/21/2017	3,179	Acquisition - Award of dividend equivalent rights (1)
Paul E. Jacobs	9/20/2017	4,587	Acquisition - Award of dividend equivalent rights
Paul E. Jacobs	9/20/2017	3,479	Acquisition - Award of dividend equivalent rights (1)
Paul E. Jacobs	9/21/2017	78,316	Acquisition - Award of Performance Stock Units
Paul E. Jacobs	9/21/2017	86,489	Acquisition - Award of Performance Stock Units
Paul E. Jacobs	11/1/2017	4,749	Acquisition - Gift
Paul E. Jacobs	11/15/2017	425	Acquisition - Gift
Paul E. Jacobs	11/15/2017	425	Acquisition - Gift (By Spouse)
Ann M. Livermore	10/9/2016	1,892	Acquisition - Award of Annual Deferred Stock Units
Ann M. Livermore	12/16/2016	15	Acquisition - Award of dividend equivalent rights
Ann M. Livermore	3/7/2017	4,154	Acquisition - Award of Annual Deferred Stock Units
Ann M. Livermore	3/22/2017	18	Acquisition - Award of dividend equivalent rights
Ann M. Livermore	5/11/2017	9,000	Acquisition - Open market purchase
Ann M. Livermore	6/21/2017	62	Acquisition - Award of dividend equivalent rights
Ann M. Livermore	9/20/2017	67	Acquisition - Award of dividend equivalent rights
Harish Manwani	12/18/2015	48	Acquisition - Award of dividend equivalent rights
Harish Manwani	3/8/2016	4,539	Acquisition - Award of Annual Deferred Stock Units
Harish Manwani	3/23/2016	45	Acquisition - Award of dividend equivalent rights
Harish Manwani	6/22/2016	92	Acquisition - Award of dividend equivalent rights
Harish Manwani	9/21/2016	79	Acquisition - Award of dividend equivalent rights
Harish Manwani	12/16/2016	76	Acquisition - Award of dividend equivalent rights
Harish Manwani	3/7/2017	4,154	Acquisition - Award of Annual Deferred Stock Units
Harish Manwani	3/22/2017	90	Acquisition - Award of dividend equivalent rights
Harish Manwani	3/23/2017	2,085	Acquisition - Vesting and settlement of Deferred Stock Units
Harish Manwani	3/23/2017	313	Disposition - Surrender of shares for tax withholding
Harish Manwani	6/21/2017	119	Acquisition - Award of dividend equivalent rights
Harish Manwani	9/20/2017	131	Acquisition - Award of dividend equivalent rights
Mark D. McLaughlin	12/18/2015	18	Acquisition - Award of dividend equivalent rights
Mark D. McLaughlin	3/8/2016	4,539	Acquisition - Award of Annual Deferred Stock Units
Mark D. McLaughlin	3/23/2016	17	Acquisition - Award of dividend equivalent rights
Mark D. McLaughlin	3/31/2016	488	Acquisition - Award of Deferred Stock Units in Lieu of Retainer

2018 Proxy Statement	F-9

Name	Transaction Date	Number of Shares	Transaction Description

Mark D. McLaughlin	6/22/2016	67	Acquisition - Award of dividend equivalent rights
Mark D. McLaughlin	6/30/2016	466	Acquisition - Award of Deferred Stock Units in Lieu of Retainer
Mark D. McLaughlin	9/21/2016	62	Acquisition - Award of dividend equivalent rights
Mark D. McLaughlin	9/30/2016	364	Acquisition - Award of Deferred Stock Units in Lieu of Retainer
Mark D. McLaughlin	12/16/2016	62	Acquisition - Award of dividend equivalent rights
Mark D. McLaughlin	12/31/2016	382	Acquisition - Award of Deferred Stock Units in Lieu of Retainer
Mark D. McLaughlin	3/7/2017	4,154	Acquisition - Award of Annual Deferred Stock Units
Mark D. McLaughlin	3/22/2017	77	Acquisition - Award of dividend equivalent rights
Mark D. McLaughlin	3/31/2017	435	Acquisition - Award of Deferred Stock Units in Lieu of Retainer
Mark D. McLaughlin	6/21/2017	131	Acquisition - Award of dividend equivalent rights
Mark D. McLaughlin	6/30/2017	452	Acquisition - Award of Deferred Stock Units in Lieu of Retainer
Mark D. McLaughlin	9/20/2017	148	Acquisition - Award of dividend equivalent rights
Mark D. McLaughlin	9/30/2017	481	Acquisition - Award of Deferred Stock Units in Lieu of Retainer
Brian Modoff	12/18/2015	217	Acquisition - Award of dividend equivalent rights
Brian Modoff	12/18/2015	239	Acquisition - Award of dividend equivalent rights (1)
Brian Modoff	1/29/2016	2,500	Acquisition - Open market purchase
Brian Modoff	3/23/2016	204	Acquisition - Award of dividend equivalent rights
Brian Modoff	3/23/2016	224	Acquisition - Award of dividend equivalent rights (1)
Brian Modoff	6/22/2016	214	Acquisition - Award of dividend equivalent rights
Brian Modoff	6/22/2016	236	Acquisition - Award of dividend equivalent rights (1)
Brian Modoff	9/21/2016	184	Acquisition - Award of dividend equivalent rights
Brian Modoff	9/21/2016	203	Acquisition - Award of dividend equivalent rights (1)
Brian Modoff	9/22/2016	10,661	Acquisition - Award of Performance Stock Units
Brian Modoff	9/22/2016	11,690	Acquisition - Award of Performance Stock Units
Brian Modoff	9/22/2016	19,915	Acquisition - Award of Restricted Stock Units
Brian Modoff	10/19/2016	7,407	Acquisition - Vesting and settlement of Restricted Stock Units
Brian Modoff	10/19/2016	2,026	Disposition - Surrender of shares for tax withholding
Brian Modoff	12/16/2016	277	Acquisition - Award of dividend equivalent rights
Brian Modoff	12/16/2016	373	Acquisition - Award of dividend equivalent rights (1)
Brian Modoff	1/31/2017	202	Acquisition - Employee Stock Purchase Plan
Brian Modoff	3/22/2017	325	Acquisition - Award of dividend equivalent rights
Brian Modoff	3/22/2017	438	Acquisition - Award of dividend equivalent rights (1)
Brian Modoff	6/21/2017	358	Acquisition - Award of dividend equivalent rights
Brian Modoff	6/21/2017	482	Acquisition - Award of dividend equivalent rights (1)
Brian Modoff	7/31/2017	235	Acquisition - Employee Stock Purchase Plan
Brian Modoff	9/20/2017	391	Acquisition - Award of dividend equivalent rights
Brian Modoff	9/20/2017	528	Acquisition - Award of dividend equivalent rights (1)
Brian Modoff	9/21/2017	12,923	Acquisition - Award of Performance Stock Units
Brian Modoff	9/21/2017	14,271	Acquisition - Award of Performance Stock Units
Brian Modoff	9/21/2017	24,313	Acquisition - Award of Restricted Stock Units
Brian Modoff	10/19/2017	7,695	Acquisition - Vesting and settlement of Restricted Stock Units
Brian Modoff	10/19/2017	2,104	Disposition - Surrender of shares for tax withholding
Brian Modoff	11/20/2017	6,896	Acquisition - Vesting and settlement of Restricted Stock Units
Brian Modoff	11/20/2017	1,886	Disposition - Surrender of shares for tax withholding
Steve Mollenkopf	12/18/2015	6,773	Acquisition - Award of dividend equivalent rights
Steve Mollenkopf	12/18/2015	1,502	Acquisition - Award of dividend equivalent rights (1)
Steve Mollenkopf	12/21/2015	87,036	Acquisition - Vesting and settlement of Restricted Stock Units
Steve Mollenkopf	12/21/2015	45,416	Disposition - Surrender of shares for tax withholding
Steve Mollenkopf	1/31/2016	194	Acquisition - Employee Stock Purchase Plan
Steve Mollenkopf	3/23/2016	5,548	Acquisition - Award of dividend equivalent rights
Steve Mollenkopf	3/23/2016	1,411	Acquisition - Award of dividend equivalent rights (1)
Steve Mollenkopf	6/22/2016	5,835	Acquisition - Award of dividend equivalent rights
Steve Mollenkopf	6/22/2016	1,484	Acquisition - Award of dividend equivalent rights (1)

F-10	2018 Proxy Statement

Name	Transaction Date	Number of Shares	Transaction Description

Steve Mollenkopf	7/31/2016	271	Acquisition - Employee Stock Purchase Plan
Steve Mollenkopf	9/21/2016	5,009	Acquisition - Award of dividend equivalent rights
Steve Mollenkopf	9/21/2016	1,274	Acquisition - Award of dividend equivalent rights (1)
Steve Mollenkopf	9/22/2016	57,431	Acquisition - Award of Performance Stock Units
Steve Mollenkopf	9/22/2016	62,973	Acquisition - Award of Performance Stock Units
Steve Mollenkopf	11/9/2016	2,595	Acquisition - Vesting and settlement of Performance Stock Units
Steve Mollenkopf	11/9/2016	3,302	Acquisition - Vesting and settlement of Performance Stock Units
Steve Mollenkopf	11/9/2016	3,538	Acquisition - Vesting and settlement of Performance Stock Units
Steve Mollenkopf	11/9/2016	4,402	Acquisition - Vesting and settlement of Performance Stock Units
Steve Mollenkopf	11/9/2016	15,601	Acquisition - Vesting and settlement of Restricted Stock Units
Steve Mollenkopf	11/9/2016	1,354	Disposition - Surrender of shares for tax withholding
Steve Mollenkopf	11/9/2016	1,723	Disposition - Surrender of shares for tax withholding
Steve Mollenkopf	11/9/2016	1,847	Disposition - Surrender of shares for tax withholding
Steve Mollenkopf	11/9/2016	2,297	Disposition - Surrender of shares for tax withholding
Steve Mollenkopf	11/9/2016	6,050	Disposition - Surrender of shares for tax withholding
Steve Mollenkopf	11/20/2016	7,438	Acquisition - Vesting and settlement of Restricted Stock Units
Steve Mollenkopf	11/20/2016	3,881	Disposition - Surrender of shares for tax withholding
Steve Mollenkopf	12/16/2016	4,518	Acquisition - Award of dividend equivalent rights
Steve Mollenkopf	12/16/2016	2,188	Acquisition - Award of dividend equivalent rights (1)
Steve Mollenkopf	12/19/2016	90,170	Acquisition - Vesting and settlement of Restricted Stock Units
Steve Mollenkopf	12/19/2016	100,189	Acquisition - Vesting and settlement of Restricted Stock Units
Steve Mollenkopf	12/19/2016	47,051	Disposition - Surrender of shares for tax withholding
Steve Mollenkopf	12/19/2016	52,279	Disposition - Surrender of shares for tax withholding
Steve Mollenkopf	1/31/2017	202	Acquisition - Employee Stock Purchase Plan
Steve Mollenkopf	3/22/2017	3,538	Acquisition - Award of dividend equivalent rights
Steve Mollenkopf	3/22/2017	2,571	Acquisition - Award of dividend equivalent rights (1)
Steve Mollenkopf	6/21/2017	3,888	Acquisition - Award of dividend equivalent rights
Steve Mollenkopf	6/21/2017	2,825	Acquisition - Award of dividend equivalent rights (1)
Steve Mollenkopf	7/31/2017	235	Acquisition - Employee Stock Purchase Plan
Steve Mollenkopf	9/20/2017	4,256	Acquisition - Award of dividend equivalent rights
Steve Mollenkopf	9/20/2017	3,093	Acquisition - Award of dividend equivalent rights (1)
Steve Mollenkopf	9/21/2017	69,614	Acquisition - Award of Performance Stock Units
Steve Mollenkopf	9/21/2017	76,879	Acquisition - Award of Performance Stock Units
Clark T. Randt, Jr.	12/18/2015	56	Acquisition - Award of dividend equivalent rights
Clark T. Randt, Jr.	3/8/2016	4,539	Acquisition - Award of Annual Deferred Stock Units
Clark T. Randt, Jr.	3/23/2016	53	Acquisition - Award of dividend equivalent rights
Clark T. Randt, Jr.	6/22/2016	100	Acquisition - Award of dividend equivalent rights
Clark T. Randt, Jr.	9/21/2016	86	Acquisition - Award of dividend equivalent rights
Clark T. Randt, Jr.	12/16/2016	83	Acquisition - Award of dividend equivalent rights
Clark T. Randt, Jr.	3/7/2017	4,154	Acquisition - Award of Annual Deferred Stock Units
Clark T. Randt, Jr.	3/22/2017	97	Acquisition - Award of dividend equivalent rights
Clark T. Randt, Jr.	6/21/2017	149	Acquisition - Award of dividend equivalent rights
Clark T. Randt, Jr.	9/20/2017	163	Acquisition - Award of dividend equivalent rights
Alexander H. Rogers	12/18/2015	600	Acquisition - Award of dividend equivalent rights
Alexander H. Rogers	1/31/2016	194	Acquisition - Employee Stock Purchase Plan
Alexander H. Rogers	3/23/2016	564	Acquisition - Award of dividend equivalent rights
Alexander H. Rogers	5/20/2016	1,697	Acquisition - Vesting and settlement of Restricted Stock Units
Alexander H. Rogers	5/20/2016	2,421	Acquisition - Vesting and settlement of Restricted Stock Units
Alexander H. Rogers	5/20/2016	2,464	Acquisition - Vesting and settlement of Restricted Stock Units
Alexander H. Rogers	5/20/2016	638	Disposition - Surrender of shares for tax withholding
Alexander H. Rogers	5/20/2016	910	Disposition - Surrender of shares for tax withholding
Alexander H. Rogers	5/20/2016	923	Disposition - Surrender of shares for tax withholding
Alexander H. Rogers	6/22/2016	528	Acquisition - Award of dividend equivalent rights

2018 Proxy Statement	F-11

Name	Transaction Date	Number of Shares	Transaction Description

Alexander H. Rogers	7/31/2016	271	Acquisition - Employee Stock Purchase Plan
Alexander H. Rogers	9/21/2016	453	Acquisition - Award of dividend equivalent rights
Alexander H. Rogers	10/10/2016	20,521	Acquisition - Award of Restricted Stock Units
Alexander H. Rogers	11/20/2016	2,014	Acquisition - Vesting and settlement of Restricted Stock Units
Alexander H. Rogers	11/20/2016	2,150	Acquisition - Vesting and settlement of Restricted Stock Units
Alexander H. Rogers	11/20/2016	5,344	Acquisition - Vesting and settlement of Restricted Stock Units
Alexander H. Rogers	11/20/2016	6,488	Acquisition - Vesting and settlement of Restricted Stock Units
Alexander H. Rogers	11/20/2016	757	Disposition - Surrender of shares for tax withholding
Alexander H. Rogers	11/20/2016	808	Disposition - Surrender of shares for tax withholding
Alexander H. Rogers	11/20/2016	2,649	Disposition - Surrender of shares for tax withholding
Alexander H. Rogers	11/20/2016	2,789	Disposition - Surrender of shares for tax withholding
Alexander H. Rogers	12/16/2016	473	Acquisition - Award of dividend equivalent rights
Alexander H. Rogers	12/29/2016	8,993	Disposition - Open market sale
Alexander H. Rogers	1/31/2017	202	Acquisition - Employee Stock Purchase Plan
Alexander H. Rogers	3/22/2017	556	Acquisition - Award of dividend equivalent rights
Alexander H. Rogers	5/20/2017	1,758	Acquisition - Vesting and settlement of Restricted Stock Units
Alexander H. Rogers	5/20/2017	2,508	Acquisition - Vesting and settlement of Restricted Stock Units
Alexander H. Rogers	5/20/2017	661	Disposition - Surrender of shares for tax withholding
Alexander H. Rogers	5/20/2017	943	Disposition - Surrender of shares for tax withholding
Alexander H. Rogers	5/30/2017	470	Disposition - Open market sale
Alexander H. Rogers	6/21/2017	568	Acquisition - Award of dividend equivalent rights
Alexander H. Rogers	6/27/2017	438	Disposition - Open market sale
Alexander H. Rogers	7/27/2017	329	Disposition - Open market sale
Alexander H. Rogers	7/31/2017	235	Acquisition - Employee Stock Purchase Plan
Alexander H. Rogers	8/28/2017	384	Disposition - Open market sale
Alexander H. Rogers	9/20/2017	622	Acquisition - Award of dividend equivalent rights
Alexander H. Rogers	9/21/2017	18,796	Acquisition - Award of Performance Stock Units
Alexander H. Rogers	9/21/2017	20,758	Acquisition - Award of Performance Stock Units
Alexander H. Rogers	9/21/2017	35,365	Acquisition - Award of Restricted Stock Units
Alexander H. Rogers	9/27/2017	357	Disposition - Open market sale
Alexander H. Rogers	10/27/2017	356	Disposition - Open market sale
Alexander H. Rogers	11/20/2017	2,092	Acquisition - Vesting and settlement of Restricted Stock Units
Alexander H. Rogers	11/20/2017	5,552	Acquisition - Vesting and settlement of Restricted Stock Units
Alexander H. Rogers	11/20/2017	6,741	Acquisition - Vesting and settlement of Restricted Stock Units
Alexander H. Rogers	11/20/2017	7,107	Acquisition - Vesting and settlement of Restricted Stock Units
Alexander H. Rogers	11/20/2017	786	Disposition - Surrender of shares for tax withholding
Alexander H. Rogers	11/20/2017	2,534	Disposition - Surrender of shares for tax withholding
Alexander H. Rogers	11/20/2017	2,640	Disposition - Surrender of shares for tax withholding
Alexander H. Rogers	11/20/2017	4,043	Disposition - Surrender of shares for tax withholding
Alexander H. Rogers	11/27/2017	874	Disposition - Open market sale
Francisco Ros	12/18/2015	88	Acquisition - Award of dividend equivalent rights
Francisco Ros	3/8/2016	4,539	Acquisition - Award of Annual Deferred Stock Units
Francisco Ros	3/23/2016	82	Acquisition - Award of dividend equivalent rights
Francisco Ros	3/24/2016	3,195	Acquisition - Vesting and settlement of Deferred Stock Units
Francisco Ros	3/24/2016	1,438	Disposition - Cash in lieu of shares per DSU Agreement
Francisco Ros	3/24/2016	479	Disposition - Surrender of shares for tax withholding
Francisco Ros	6/22/2016	100	Acquisition - Award of dividend equivalent rights
Francisco Ros	9/21/2016	86	Acquisition - Award of dividend equivalent rights
Francisco Ros	12/16/2016	83	Acquisition - Award of dividend equivalent rights
Francisco Ros	3/7/2017	4,154	Acquisition - Award of Annual Deferred Stock Units
Francisco Ros	3/22/2017	97	Acquisition - Award of dividend equivalent rights
Francisco Ros	3/23/2017	2,899	Acquisition - Vesting and settlement of Deferred Stock Units
Francisco Ros	3/23/2017	1,305	Disposition - Cash in lieu of shares per DSU Agreement

F-12	2018 Proxy Statement

Name	Transaction Date	Number of Shares	Transaction Description

Francisco Ros	3/23/2017	435	Disposition - Surrender of shares for tax withholding
Francisco Ros	6/21/2017	119	Acquisition - Award of dividend equivalent rights
Francisco Ros	9/20/2017	131	Acquisition - Award of dividend equivalent rights
Donald J. Rosenberg	12/18/2015	657	Acquisition - Award of dividend equivalent rights
Donald J. Rosenberg	12/18/2015	456	Acquisition - Award of dividend equivalent rights (1)
Donald J. Rosenberg	1/31/2016	194	Acquisition - Employee Stock Purchase Plan
Donald J. Rosenberg	3/23/2016	617	Acquisition - Award of dividend equivalent rights
Donald J. Rosenberg	3/23/2016	429	Acquisition - Award of dividend equivalent rights (1)
Donald J. Rosenberg	3/28/2016	6,369	Acquisition - Gift (By Family Trust)
Donald J. Rosenberg	3/28/2016	6,369	Disposition - Gift (By Spouses Annuity Trust)
Donald J. Rosenberg	3/29/2016	6,561	Acquisition - Gift (By Spouses Annuity Trust)
Donald J. Rosenberg	3/29/2016	6,561	Disposition - Gift (By Family Trust)
Donald J. Rosenberg	5/5/2016	16,551	Acquisition - Vesting and settlement of Restricted Stock Units
Donald J. Rosenberg	5/5/2016	6,220	Disposition - Surrender of shares for tax withholding
Donald J. Rosenberg	6/22/2016	487	Acquisition - Award of dividend equivalent rights
Donald J. Rosenberg	6/22/2016	450	Acquisition - Award of dividend equivalent rights (1)
Donald J. Rosenberg	7/31/2016	271	Acquisition - Employee Stock Purchase Plan
Donald J. Rosenberg	8/4/2016	8,250	Disposition - Open market sale
Donald J. Rosenberg	9/21/2016	418	Acquisition - Award of dividend equivalent rights
Donald J. Rosenberg	9/21/2016	387	Acquisition - Award of dividend equivalent rights (1)
Donald J. Rosenberg	9/22/2016	17,445	Acquisition - Award of Performance Stock Units
Donald J. Rosenberg	9/22/2016	19,128	Acquisition - Award of Performance Stock Units
Donald J. Rosenberg	12/16/2016	403	Acquisition - Award of dividend equivalent rights
Donald J. Rosenberg	12/16/2016	665	Acquisition - Award of dividend equivalent rights (1)
Donald J. Rosenberg	1/31/2017	202	Acquisition - Employee Stock Purchase Plan
Donald J. Rosenberg	3/21/2017	3,043	Acquisition - Gift (By Family Trust)
Donald J. Rosenberg	3/21/2017	3,043	Disposition - Gift (By Spouses Annuity Trust)
Donald J. Rosenberg	3/22/2017	474	Acquisition - Award of dividend equivalent rights
Donald J. Rosenberg	3/22/2017	780	Acquisition - Award of dividend equivalent rights (1)
Donald J. Rosenberg	3/28/2017	2,988	Acquisition - Gift (By Family Trust)
Donald J. Rosenberg	3/28/2017	2,988	Disposition - Gift (By Spouses Annuity Trust)
Donald J. Rosenberg	3/29/2017	7,308	Acquisition - Gift (By Spouses Annuity Trust)
Donald J. Rosenberg	3/29/2017	7,308	Disposition - Gift (By Family Trust)
Donald J. Rosenberg	5/5/2017	17,145	Acquisition - Vesting and settlement of Restricted Stock Units
Donald J. Rosenberg	5/5/2017	6,444	Disposition - Surrender of shares for tax withholding
Donald J. Rosenberg	5/11/2017	10,701	Disposition - Open market sale
Donald J. Rosenberg	6/21/2017	347	Acquisition - Award of dividend equivalent rights
Donald J. Rosenberg	6/21/2017	859	Acquisition - Award of dividend equivalent rights (1)
Donald J. Rosenberg	7/31/2017	235	Acquisition - Employee Stock Purchase Plan
Donald J. Rosenberg	9/20/2017	380	Acquisition - Award of dividend equivalent rights
Donald J. Rosenberg	9/20/2017	940	Acquisition - Award of dividend equivalent rights (1)
Donald J. Rosenberg	9/21/2017	21,146	Acquisition - Award of Performance Stock Units
Donald J. Rosenberg	9/21/2017	23,352	Acquisition - Award of Performance Stock Units
Donald J. Rosenberg	9/21/2017	39,785	Acquisition - Award of Restricted Stock Units
John G. Sinnott	12/18/2015	92	Acquisition - Award of dividend equivalent rights
John G. Sinnott	1/31/2016	194	Acquisition - Employee Stock Purchase Plan
John G. Sinnott	3/23/2016	87	Acquisition - Award of dividend equivalent rights
John G. Sinnott	5/20/2016	254	Acquisition - Vesting and settlement of Restricted Stock Units
John G. Sinnott	5/20/2016	353	Acquisition - Vesting and settlement of Restricted Stock Units
John G. Sinnott	5/20/2016	483	Acquisition - Vesting and settlement of Restricted Stock Units
John G. Sinnott	5/20/2016	520	Acquisition - Vesting and settlement of Restricted Stock Units
John G. Sinnott	5/20/2016	93	Disposition - Surrender of shares for tax withholding
John G. Sinnott	5/20/2016	130	Disposition - Surrender of shares for tax withholding

2018 Proxy Statement	F-13

Name	Transaction Date	Number of Shares	Transaction Description

John G. Sinnott	5/20/2016	177	Disposition - Surrender of shares for tax withholding
John G. Sinnott	5/20/2016	213	Disposition - Surrender of shares for tax withholding
John G. Sinnott	6/22/2016	75	Acquisition - Award of dividend equivalent rights
John G. Sinnott	7/31/2016	239	Acquisition - Employee Stock Purchase Plan
John G. Sinnott	8/15/2016	3,180	Disposition - Open market sale
John G. Sinnott	9/21/2016	65	Acquisition - Award of dividend equivalent rights
John G. Sinnott	11/8/2016	3,369	Acquisition - Award of Restricted Stock Units
John G. Sinnott	11/20/2016	478	Acquisition - Vesting and settlement of Restricted Stock Units
John G. Sinnott	11/20/2016	511	Acquisition - Vesting and settlement of Restricted Stock Units
John G. Sinnott	11/20/2016	1,489	Acquisition - Vesting and settlement of Restricted Stock Units
John G. Sinnott	11/20/2016	180	Disposition - Surrender of shares for tax withholding
John G. Sinnott	11/20/2016	193	Disposition - Surrender of shares for tax withholding
John G. Sinnott	11/20/2016	560	Disposition - Surrender of shares for tax withholding
John G. Sinnott	12/16/2016	69	Acquisition - Award of dividend equivalent rights
John G. Sinnott	1/31/2017	202	Acquisition - Employee Stock Purchase Plan
John G. Sinnott	3/22/2017	81	Acquisition - Award of dividend equivalent rights
John G. Sinnott	5/20/2017	264	Acquisition - Vesting and settlement of Restricted Stock Units
John G. Sinnott	5/20/2017	365	Acquisition - Vesting and settlement of Restricted Stock Units
John G. Sinnott	5/20/2017	502	Acquisition - Vesting and settlement of Restricted Stock Units
John G. Sinnott	5/20/2017	97	Disposition - Surrender of shares for tax withholding
John G. Sinnott	5/20/2017	157	Disposition - Surrender of shares for tax withholding
John G. Sinnott	5/20/2017	185	Disposition - Surrender of shares for tax withholding
John G. Sinnott	6/21/2017	78	Acquisition - Award of dividend equivalent rights
John G. Sinnott	7/31/2017	230	Acquisition - Employee Stock Purchase Plan
John G. Sinnott	9/20/2017	85	Acquisition - Award of dividend equivalent rights
John G. Sinnott	11/3/2017	3,722	Acquisition - Award of Restricted Stock Units
John G. Sinnott	11/20/2017	497	Acquisition - Vesting and settlement of Restricted Stock Units
John G. Sinnott	11/20/2017	1,165	Acquisition - Vesting and settlement of Restricted Stock Units
John G. Sinnott	11/20/2017	1,547	Acquisition - Vesting and settlement of Restricted Stock Units
John G. Sinnott	11/20/2017	187	Disposition - Surrender of shares for tax withholding
John G. Sinnott	11/20/2017	438	Disposition - Surrender of shares for tax withholding
John G. Sinnott	11/20/2017	581	Disposition - Surrender of shares for tax withholding
Michelle M. Sterling	12/18/2015	528	Acquisition - Award of dividend equivalent rights
Michelle M. Sterling	12/18/2015	356	Acquisition - Award of dividend equivalent rights (1)
Michelle M. Sterling	1/31/2016	194	Acquisition - Employee Stock Purchase Plan
Michelle M. Sterling	3/14/2016	6,948	Disposition - Open market sale
Michelle M. Sterling	3/23/2016	496	Acquisition - Award of dividend equivalent rights
Michelle M. Sterling	3/23/2016	333	Acquisition - Award of dividend equivalent rights (1)
Michelle M. Sterling	5/20/2016	1,643	Acquisition - Vesting and settlement of Restricted Stock Units
Michelle M. Sterling	5/20/2016	1,697	Acquisition - Vesting and settlement of Restricted Stock Units
Michelle M. Sterling	5/20/2016	1,912	Acquisition - Vesting and settlement of Restricted Stock Units
Michelle M. Sterling	5/20/2016	617	Disposition - Surrender of shares for tax withholding
Michelle M. Sterling	5/20/2016	638	Disposition - Surrender of shares for tax withholding
Michelle M. Sterling	5/20/2016	719	Disposition - Surrender of shares for tax withholding
Michelle M. Sterling	6/22/2016	471	Acquisition - Award of dividend equivalent rights
Michelle M. Sterling	6/22/2016	351	Acquisition - Award of dividend equivalent rights (1)
Michelle M. Sterling	7/31/2016	271	Acquisition - Employee Stock Purchase Plan
Michelle M. Sterling	8/20/2016	6,965	Acquisition - Vesting and settlement of Restricted Stock Units
Michelle M. Sterling	8/20/2016	2,618	Disposition - Surrender of shares for tax withholding
Michelle M. Sterling	9/21/2016	346	Acquisition - Award of dividend equivalent rights
Michelle M. Sterling	9/21/2016	302	Acquisition - Award of dividend equivalent rights (1)
Michelle M. Sterling	9/22/2016	10,661	Acquisition - Award of Performance Stock Units
Michelle M. Sterling	9/22/2016	11,690	Acquisition - Award of Performance Stock Units

F-14	2018 Proxy Statement

Name	Transaction Date	Number of Shares	Transaction Description

Michelle M. Sterling	9/22/2016	19,915	Acquisition - Award of Restricted Stock Units
Michelle M. Sterling	11/20/2016	1,613	Acquisition - Vesting and settlement of Restricted Stock Units
Michelle M. Sterling	11/20/2016	1,888	Acquisition - Vesting and settlement of Restricted Stock Units
Michelle M. Sterling	11/20/2016	2,243	Acquisition - Vesting and settlement of Restricted Stock Units
Michelle M. Sterling	11/20/2016	3,349	Acquisition - Vesting and settlement of Restricted Stock Units
Michelle M. Sterling	11/20/2016	606	Disposition - Surrender of shares for tax withholding
Michelle M. Sterling	11/20/2016	710	Disposition - Surrender of shares for tax withholding
Michelle M. Sterling	11/20/2016	1,171	Disposition - Surrender of shares for tax withholding
Michelle M. Sterling	11/20/2016	1,718	Disposition - Surrender of shares for tax withholding
Michelle M. Sterling	11/21/2016	9,810	Disposition - Open market sale
Michelle M. Sterling	12/16/2016	420	Acquisition - Award of dividend equivalent rights
Michelle M. Sterling	12/16/2016	470	Acquisition - Award of dividend equivalent rights (1)
Michelle M. Sterling	1/31/2017	202	Acquisition - Employee Stock Purchase Plan
Michelle M. Sterling	3/22/2017	493	Acquisition - Award of dividend equivalent rights
Michelle M. Sterling	3/22/2017	550	Acquisition - Award of dividend equivalent rights (1)
Michelle M. Sterling	5/20/2017	1,758	Acquisition - Vesting and settlement of Restricted Stock Units
Michelle M. Sterling	5/20/2017	1,980	Acquisition - Vesting and settlement of Restricted Stock Units
Michelle M. Sterling	5/20/2017	661	Disposition - Surrender of shares for tax withholding
Michelle M. Sterling	5/20/2017	744	Disposition - Surrender of shares for tax withholding
Michelle M. Sterling	5/22/2017	5,509	Disposition - Open market sale
Michelle M. Sterling	6/21/2017	504	Acquisition - Award of dividend equivalent rights
Michelle M. Sterling	6/21/2017	605	Acquisition - Award of dividend equivalent rights (1)
Michelle M. Sterling	7/31/2017	235	Acquisition - Employee Stock Purchase Plan
Michelle M. Sterling	8/20/2017	7,217	Acquisition - Vesting and settlement of Restricted Stock Units
Michelle M. Sterling	8/20/2017	2,712	Disposition - Surrender of shares for tax withholding
Michelle M. Sterling	8/21/2017	4,740	Disposition - Open market sale
Michelle M. Sterling	9/20/2017	473	Acquisition - Award of dividend equivalent rights
Michelle M. Sterling	9/20/2017	662	Acquisition - Award of dividend equivalent rights (1)
Michelle M. Sterling	9/21/2017	12,923	Acquisition - Award of Performance Stock Units
Michelle M. Sterling	9/21/2017	14,271	Acquisition - Award of Performance Stock Units
Michelle M. Sterling	9/21/2017	24,313	Acquisition - Award of Restricted Stock Units
Michelle M. Sterling	11/20/2017	1,961	Acquisition - Vesting and settlement of Restricted Stock Units
Michelle M. Sterling	11/20/2017	2,330	Acquisition - Vesting and settlement of Restricted Stock Units
Michelle M. Sterling	11/20/2017	3,479	Acquisition - Vesting and settlement of Restricted Stock Units
Michelle M. Sterling	11/20/2017	6,896	Acquisition - Vesting and settlement of Restricted Stock Units
Michelle M. Sterling	11/20/2017	737	Disposition - Surrender of shares for tax withholding
Michelle M. Sterling	11/20/2017	1,182	Disposition - Surrender of shares for tax withholding
Michelle M. Sterling	11/20/2017	1,308	Disposition - Surrender of shares for tax withholding
Michelle M. Sterling	11/20/2017	3,599	Disposition - Surrender of shares for tax withholding
Michelle M. Sterling	11/21/2017	3,500	Disposition - Open market sale
Michelle M. Sterling	11/21/2017	4,340	Disposition - Open market sale
James H. Thompson	12/18/2015	823	Acquisition - Award of dividend equivalent rights
James H. Thompson	12/18/2015	326	Acquisition - Award of dividend equivalent rights (1)
James H. Thompson	1/31/2016	194	Acquisition - Employee Stock Purchase Plan
James H. Thompson	2/16/2016	18,478	Acquisition - Award of Performance Stock Units
James H. Thompson	2/16/2016	21,400	Acquisition - Award of Performance Stock Units
James H. Thompson	3/11/2016	1,620	Acquisition - Gift (By Children's Trusts)
James H. Thompson	3/11/2016	1,620	Disposition - Gift
James H. Thompson	3/23/2016	773	Acquisition - Award of dividend equivalent rights
James H. Thompson	3/23/2016	681	Acquisition - Award of dividend equivalent rights (1)
James H. Thompson	4/13/2016	35,000	Acquisition - Stock Options Exercised
James H. Thompson	4/13/2016	35,000	Disposition - Stock Options Exercised - Cashless
James H. Thompson	5/5/2016	10,114	Acquisition - Vesting and settlement of Restricted Stock Units

2018 Proxy Statement	F-15

Name	Transaction Date	Number of Shares	Transaction Description

James H. Thompson	5/5/2016	3,801	Disposition - Surrender of shares for tax withholding
James H. Thompson	6/22/2016	714	Acquisition - Award of dividend equivalent rights
James H. Thompson	6/22/2016	717	Acquisition - Award of dividend equivalent rights (1)
James H. Thompson	7/31/2016	271	Acquisition - Employee Stock Purchase Plan
James H. Thompson	9/9/2016	10,000	Acquisition - Stock Options Exercised
James H. Thompson	9/9/2016	10,000	Disposition - Stock Options Exercised - Cashless
James H. Thompson	9/21/2016	613	Acquisition - Award of dividend equivalent rights
James H. Thompson	9/21/2016	615	Acquisition - Award of dividend equivalent rights (1)
James H. Thompson	9/22/2016	7,072	Acquisition - Award of Performance Stock Units
James H. Thompson	9/22/2016	7,754	Acquisition - Award of Performance Stock Units
James H. Thompson	11/20/2016	2,479	Acquisition - Vesting and settlement of Restricted Stock Units
James H. Thompson	11/20/2016	932	Disposition - Surrender of shares for tax withholding
James H. Thompson	12/16/2016	571	Acquisition - Award of dividend equivalent rights
James H. Thompson	12/16/2016	711	Acquisition - Award of dividend equivalent rights (1)
James H. Thompson	1/31/2017	202	Acquisition - Employee Stock Purchase Plan
James H. Thompson	3/22/2017	671	Acquisition - Award of dividend equivalent rights
James H. Thompson	3/22/2017	836	Acquisition - Award of dividend equivalent rights (1)
James H. Thompson	4/21/2017	25,000	Acquisition - Stock Options Exercised
James H. Thompson	4/21/2017	25,000	Disposition - Stock Options Exercised - Cashless
James H. Thompson	5/10/2017	10,477	Acquisition - Vesting and settlement of Restricted Stock Units
James H. Thompson	5/10/2017	13,805	Acquisition - Vesting and settlement of Restricted Stock Units
James H. Thompson	5/10/2017	0	Disposition - Surrender of shares for tax withholding
James H. Thompson	5/10/2017	0	Disposition - Surrender of shares for tax withholding
James H. Thompson	5/16/2017	1,515	Acquisition - Gift (By Children's Trusts)
James H. Thompson	5/16/2017	1,515	Disposition - Gift
James H. Thompson	6/21/2017	491	Acquisition - Award of dividend equivalent rights
James H. Thompson	6/21/2017	919	Acquisition - Award of dividend equivalent rights (1)
James H. Thompson	7/31/2017	235	Acquisition - Employee Stock Purchase Plan
James H. Thompson	9/20/2017	538	Acquisition - Award of dividend equivalent rights
James H. Thompson	9/20/2017	1,006	Acquisition - Award of dividend equivalent rights (1)
James H. Thompson	9/21/2017	29,134	Acquisition - Award of Performance Stock Units
James H. Thompson	9/21/2017	32,174	Acquisition - Award of Performance Stock Units
James H. Thompson	9/21/2017	54,815	Acquisition - Award of Restricted Stock Units
Anthony J. Vinciquerra	12/18/2015	22	Acquisition - Award of dividend equivalent rights
Anthony J. Vinciquerra	12/31/2015	500	Acquisition - Award of Deferred Stock Units in Lieu of Retainer
Anthony J. Vinciquerra	3/8/2016	4,539	Acquisition - Award of Annual Deferred Stock Units
Anthony J. Vinciquerra	3/23/2016	25	Acquisition - Award of dividend equivalent rights
Anthony J. Vinciquerra	3/31/2016	122	Acquisition - Award of Deferred Stock Units in Lieu of Retainer
Anthony J. Vinciquerra	6/22/2016	72	Acquisition - Award of dividend equivalent rights
Anthony J. Vinciquerra	6/30/2016	116	Acquisition - Award of Deferred Stock Units in Lieu of Retainer
Anthony J. Vinciquerra	9/21/2016	63	Acquisition - Award of dividend equivalent rights
Anthony J. Vinciquerra	9/30/2016	91	Acquisition - Award of Deferred Stock Units in Lieu of Retainer
Anthony J. Vinciquerra	12/16/2016	61	Acquisition - Award of dividend equivalent rights
Anthony J. Vinciquerra	12/31/2016	95	Acquisition - Award of Deferred Stock Units in Lieu of Retainer
Anthony J. Vinciquerra	1/30/2017	1,000	Acquisition - Open market purchase
Anthony J. Vinciquerra	3/7/2017	4,154	Acquisition - Award of Annual Deferred Stock Units
Anthony J. Vinciquerra	3/22/2017	73	Acquisition - Award of dividend equivalent rights
Anthony J. Vinciquerra	6/21/2017	122	Acquisition - Award of dividend equivalent rights
Anthony J. Vinciquerra	9/20/2017	134	Acquisition - Award of dividend equivalent rights
(1)
Award of dividend equivalent rights assumes underlying performance stock units at target payout.

F-16	2018 Proxy Statement

MISCELLANEOUS INFORMATION REGARDING PARTICIPANTS

Except as described in this Appendix F or otherwise disclosed in this proxy statement, to the Company's knowledge:

  •
  No Participant owns any securities of the Company of record that such Participant does not own beneficially.

  •
  No Participant is, or was within the past year, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

  •
  No associate of any Participant owns beneficially, directly or indirectly, any securities of the Company. No Participant owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company.

  •
  No Participant nor any associate of a Participant is a party to any transaction, since the beginning of the Company's last fiscal year, or any currently proposed transaction, in which (i) the Company was or is to be a participant, (ii) the amount involved exceeds $120,000 and (iii) any Participant or any related person thereof had or will have a direct or indirect material interest.

  •
  No Participant nor any associate of a Participant has any arrangement or understanding with any person (i) with respect to any future employment by the Company or its affiliates or (ii) with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

  •
  No Participant has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting.

2018 Proxy Statement	F-17

APPENDIX G: RESTATED CERTIFICATE OF INCORPORATION

(AS PROPOSED TO BE AMENDED)

RESTATED CERTIFICATE OF INCORPORATION
OF
QUALCOMM INCORPORATED

I.

       The name of this corporation is QUALCOMM Incorporated.

II.

       The address of the registered office of the corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, and the name of the registered agent of the corporation in the State of Delaware at such address is The Prentice-Hall Corporation System, Inc.

III.

       The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

IV.

       This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is six billion eight million (6,008,000,000) shares. Six billion (6,000,000,000) shares shall be Common Stock, each having a par value of one one-hundredth of one cent ($0.0001). Eight million (8,000,000) shares shall be Preferred Stock, each having a par value of one one-hundredth of one cent ($0.0001).

V.

       The relative rights, preferences, privileges and restrictions granted to or imposed upon the respective classes and series of shares are as follows:

  A.    COMMON STOCK.

       The voting, dividend and liquidation rights of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as designated herein and as may be designated by the Board of Directors of the corporation upon any issuance of the Preferred Stock of any series.

  B.    PREFERRED STOCK.

       The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate pursuant to the Delaware General Corporation Law, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof, including without limitation the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series and the designation thereof, or any of them (a "Preferred Stock Designation"); and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in

2018 Proxy Statement	G-1

accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

VI.

       For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

       A.    The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.

       ~~At the 2006 annual meeting of stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2007 annual meeting of stockholders. At the 2007 annual meeting of stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2008 annual meeting of stockholders. At the 2008 annual meeting of stockholders, all directors shall be elected for a term expiring at the 2009 annual meeting of stockholders. At each annual meeting of stockholders thereafter, the directors shall be elected for terms expiring at the next annual meeting of stockholders.~~

       At each annual meeting of stockholders, the directors shall be elected for terms expiring at the next annual meeting of stockholders.

       Notwithstanding the foregoing provisions of this Article, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

       Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes shall be filled by either (i) the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of voting stock of the corporation entitled to vote generally in the election of directors (the "Voting Stock") voting together as a single class; or (ii) by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such newly created directorship shall be filled by the stockholders, be filled only by the affirmative vote of the directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with this paragraph shall hold office for a term expiring at the next annual meeting of stockholders and until such director's successor shall have been elected and qualified.

       B.    The Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of at least ~~sixty-six and two-thirds percent (66-2/3%)~~a majority of the voting power of all of the then-outstanding shares of the Voting Stock. In furtherance and not in limitation of the power conferred by statute, the Board of Directors is expressly authorized to adopt, amend, supplement or repeal the Bylaws.

       C.    The directors of the corporation need not be elected by written ballot unless the Bylaws so provide.

       D.    No action shall be taken by the stockholders of the corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws and no action shall be taken by the stockholders by written consent.

       E.    Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the corporation shall be given in the manner provided in the Bylaws of the corporation.

       F.     Any director, or the entire Board of Directors, may be removed from office at any time ~~(i)~~, with or without cause, by the affirmative vote of the holders of at least a majority of the ~~voting power of all of the then-outstanding shares of the~~ Voting Stock, voting together as a single class; ~~or (ii) without cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock. If the holders~~provided, however, that if the holders of any class or series of capital stock are entitled to elect one (1) or more directors by this certificate of incorporation, as amended from time to time, the removal of such directors without cause shall be by a vote of the outstanding shares of that series or class of capital stock and not the outstanding shares of capital stock as a whole.

G-2	2018 Proxy Statement

VII.

       A director of the corporation shall, to the full extent not prohibited by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, not be liable to the corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director.

VIII.

       ~~A.  (1)  In addition to any affirmative vote required by law, by this Certificate of Incorporation or by any Preferred Stock Designation, and except as otherwise expressly provided in Section B of this Article VIII:~~

           ~~(i)  any merger or consolidation of the corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Stockholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or~~

           ~~(ii)  any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) equal to or greater than 15% of the Corporation's assets as set forth on the Corporation's most recent audited consolidated financial statements; or~~

           ~~(iii)  the issuance or transfer by the corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value equal to or greater than 15% of the Corporation's assets as set forth on the Corporation's most recent audited consolidated financial statements; or~~

           ~~(iv)  the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of any Interested Stockholder or any Affiliate of any Interested Stockholder; or~~

           ~~(v)  any reclassification of securities (including any reverse stock split), or recapitalization of the corporation, or any merger or consolidation of the corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving any Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the corporation or any Subsidiary which is Beneficially Owned (as hereinafter defined) by any Interested Stockholder or any Affiliate of any Interested Stockholder;~~

~~shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class. Such affirmative vote shall be required notwithstanding any other provisions of this Certificate of Incorporation or any provision of law or of any agreement with any national securities exchange or otherwise which might otherwise permit a lesser vote or no vote.~~

         ~~(2)  The term "Business Combination" as used in this Article VIII shall mean any transaction which is referred to in any one or more of subparagraphs (i) through (v) of paragraph (1) of this Section A.~~

       ~~B.  The provisions of Section A of this Article VIII shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law, any other provision of this Certificate of Incorporation and any Preferred Stock Designation, if, in the case of a Business Combination that does not involve any cash or other consideration being received by the stockholders of the corporation, solely in their respective capacities as stockholders of the corporation, the condition specified in the following paragraph (1) is met, or, in the case of any other Business Combination, the conditions specified in either of the following paragraph (1) or paragraph (2) are met:~~

         ~~(2)  The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined); provided however, that this condition shall not be capable of satisfaction unless there are at least two Continuing Directors.~~

2018 Proxy Statement	G-3

         ~~(3)  All of the following conditions shall have been met:~~

           ~~(i)  The consideration to be received by holders of shares of a particular class (or series) of outstanding Voting Stock (including Common Stock and other than Excluded Preferred Stock (as hereinafter defined)) shall be in cash or in the same form as the Interested Stockholder or any of its Affiliates has previously paid for shares of such class (or series) of Voting Stock. If the Interested Stockholder or any of its Affiliates have paid for shares of any class (or series) of Voting Stock with varying forms of consideration, the form of consideration to be received per share by holders of shares of such class (or series) of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class (or series) of Voting Stock previously acquired by the Interested Stockholder.~~

           ~~(ii)  The aggregate amount of (x) the cash and (y) the Fair Market Value, as of the date (the "Consummation Date") of the consummation of the Business Combination, of the consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following (in each case appropriately adjusted in the event of any stock dividend, stock split, combination of shares or similar event):~~

             ~~(a)  (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder or any of its Affiliates for any shares of Common Stock acquired by them within the two-year period immediately prior to the date of the first public announcement of the proposal of the Business Combination (the "Announcement Date") or in any transaction in which the Interested Stockholder became an Interested Stockholder, whichever is higher, plus interest compounded annually from the first date on which the Interested Stockholder became an Interested Stockholder (the "Determination Date") through the Consummation Date at the publicly announced reference rate of interest of Bank of America, N.T. & S.A. (or such other major bank headquartered in the State of California as may be selected by the Continuing Directors) from time to time in effect in the City of San Francisco less the aggregate amount of any cash dividends paid, and the Fair Market Value of any dividends paid in other than cash, on each share of Common Stock from the Determination Date through the Consummation Date in an amount up to but not exceeding the amount of interest so payable per share of Common Stock; and~~

             ~~(b)  the Fair Market Value per share of Common Stock on the Announcement Date or the Determination Date, whichever is higher.~~

           ~~(iii)  The aggregate amount of (x) the cash and (y) the Fair Market Value, as of the Consummation Date, of the consideration other than cash to be received per share by holders of shares of any class (or series), other than Stock or Excluded Preferred Stock, of outstanding Voting Stock shall be at least equal to the highest of the following (in each case appropriately adjusted in the event of any stock dividend, stock split, combination of shares or similar event), it being intended that the requirements of this paragraph (2)(iii) shall be required to be met with respect to every such class (or series) of outstanding Voting Stock whether or not the Interested Stockholder or any of its Affiliates has previously acquired any shares of a particular class (or series) of Voting Stock):~~

             ~~(a)  (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder or any of its Affiliates for any shares of such class (or series) of Voting Stock acquired by them within the two-year period immediately prior to the Announcement Date or in any transaction in which it became an Interested Stockholder, whichever is higher, plus interest compounded annually from the Determination Date through the Consummation Date at the publicly announced reference rate of interest of Bank of America, N.T. & S.A. (or such other major bank headquartered in the State of California as may be selected by the Continuing Directors) from time to time in effect in the City of San Francisco less the aggregate amount of any cash dividends paid, and the Fair Market Value of any dividends paid in other than cash, on each share of such class (or series) of Voting Stock from the Determination Date through the Consummation Date in an amount up to but not exceeding the amount of interest so payable per share of such class (or series) of Voting Stock;~~

             ~~(b)  the Fair Market Value per share of such class (or series) of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher; and~~

G-4	2018 Proxy Statement

             ~~(c)  the highest preferential amount per share, if any, to which the holders of shares of such class (or series) of Voting Stock would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation.~~

           ~~(iv)  After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination; (a) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding Preferred Stock; (b) there shall have been (I) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Continuing Directors, and (II) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (c) neither such Interested Stockholder nor any of its Affiliates shall have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder; provided, however, that no approval by Continuing Directors shall satisfy the requirements of this subparagraph (iv) unless at the time of such approval there are at least two Continuing Directors.~~

           ~~(v)  After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder and any of its Affiliates shall not have received the benefit, directly or indirectly (except proportionately, solely in such Interested Stockholder's or Affiliate's capacity as a stockholder of the corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the corporation, whether in anticipation of or in connection with such Business Combination or otherwise.~~

           ~~(vi)  A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to all stockholders of the corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).~~

           ~~(vii)  Such Interested Stockholder shall have supplied the corporation with such information as shall have been requested pursuant to Section E of this Article VIII within the time period set forth therein.~~

       ~~C.  For the purposes of this Article VIII:~~

         ~~(1)  A "person" means any individual, limited partnership, general partnership, corporation or other firm or entity.~~

         ~~(2)  "Interested Stockholder" means any person (other than the corporation or any Subsidiary) who or which:~~

           ~~(i)  is the Beneficial Owner (as hereinafter defined), directly or indirectly, of fifteen percent (15%) or more of the voting power of all of the then-outstanding shares of the Voting Stock; or~~

           ~~(ii)  if an Affiliate of the corporation and at any time within the two-year period immediately prior to the date in question was the Beneficial Owner, directly or indirectly, of fifteen percent (15%) or more of the voting power of all of the then-outstanding shares of the Voting Stock; or~~

           ~~(iii)  is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the 1933 Act.~~

         ~~(3)  A person shall be a "Beneficial Owner" of, or shall "Beneficially Own," any Voting Stock:~~

           ~~(i)  which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as in effect on the adoption date of this Certificate of Incorporation; or~~

           ~~(ii)  which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or~~

2018 Proxy Statement	G-5

  ~~(b) the right to vote pursuant to any agreement, arrangement or understanding (but shall not be deemed to be the Beneficial Owner of any shares of Voting Stock solely by reason of a revocable proxy granted for a particular meeting of stockholders, pursuant to a public solicitation of proxies for such meeting, and with respect to which shares neither such person nor any such Affiliate or Associate is otherwise deemed the Beneficial Owner); or~~

           ~~(iii)  which is beneficially owned, directly or indirectly, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as in effect on the adoption date of this Certificate of Incorporation, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (other than solely by reason of a revocable proxy as described in subparagraph (ii) of this paragraph (3) or disposing of any shares of Voting Stock; provided, however, that in case of any employee stock ownership or similar plan of the corporation or of any Subsidiary in which the beneficiaries thereof possess the right to vote any shares of Voting Stock held by such plan, no such plan nor any trustee with respect thereto (nor any Affiliate of such trustee), solely by reason of such capacity of such trustee, shall be deemed, for any purposes hereof, to beneficially own any shares of Voting Stock held under any such plan.~~

         ~~(4)  For the purposes of determining whether a person is an Interested Stockholder pursuant to paragraph (2) of this Section C, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph (3) of this Section C but shall not include any other unissued shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.~~

         ~~(5)  "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on the adoption date of this Certificate of Incorporation.~~

         ~~(6)  "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph (2) of this Section C, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned directly or indirectly, by the corporation.~~

         ~~(7)  "Continuing Director" means any member of the Board of Directors of the corporation who is unaffiliated with the Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder and any director who is thereafter chosen to fill any vacancy on the Board of Directors or who is elected and who, in either event, is unaffiliated with the Interested Stockholder and in connection with his or her initial assumption of office is recommended for an appointment or election by a majority of Continuing Directors then on the Board.~~

         ~~(8)  "Fair Market Value" means: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sale price quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board in accordance with Section D of this Article VIII; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board in accordance with Section D of this Article VIII.~~

         ~~(9)  In the event of any Business Combination in which the corporation survives, the phrase "consideration other than cash to be received" as used in paragraphs (2)(ii) and (2)(iii) of Section B of this Article VIII shall include the shares of Common Stock and/or the shares of any other class (or series) of outstanding Voting Stock retained by the holders of such shares.~~

         ~~(10)  "Whole Board" means the total number of directors which this corporation would have if there were no vacancies.~~

         ~~(11)  "Excluded Preferred Stock" means any series of Preferred Stock with respect to which the Preferred Stock Designation creating such series expressly provides that the provisions of this Article VIII shall not apply.~~

G-6	2018 Proxy Statement

       ~~D.  A majority of the Whole Board but only if a majority of the Whole Board shall then consist of Continuing Directors or, if a majority of the Whole Board shall not then consist of Continuing Directors, a majority of the then Continuing Directors, shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article VIII, including, without limitation, (i) whether a person is an Interested Stockholder, (ii) the number of shares of Voting Stock beneficially owned by any person, (iii) whether a person is an Affiliate or Associate of another, (iv) whether the applicable conditions set forth in paragraph (2) of Section B have been met with respect to any Business Combination, (v) the Fair Market Value of stock or other property in accordance with paragraph (8) of Section C of this Article VIII, and (vi) whether the assets which are the subject of any Business Combination referred to in paragraph (l)(ii) of Section A have or the consideration to be received for the issuance or transfer of securities by the corporation or any Subsidiary in any Business Combination referred to in paragraph (l)(iii) of Section A has, an aggregate Fair Market Value equal to or greater than 15% of the Corporation's assets as set forth on the Corporation's most recent audited consolidated financial statements.~~

       ~~E.  A majority of the Whole Board shall have the right to demand, but only if a majority of the Whole Board shall then consist of Continuing Directors, or, if a majority of the Whole Board shall not then consist of Continuing Directors, a majority of the then Continuing Directors shall have the right to demand, that any person who it is reasonably believed is an Interested Stockholder (or holds of record shares of Voting Stock Beneficially Owned by any Interested Stockholder) supply this corporation with complete information as to (i) the record owner(s) of all shares Beneficially Owned by such person who it is reasonably believed is an Interested Stockholder, (ii) the number of, and class or series of, shares Beneficially Owned by such person who it is reasonably believed is an Interested Stockholder and held of record by each such record owner and the number(s) of the stock certificate(s) evidencing such shares, and (iii) any other factual matter relating to the applicability of effect of this Article VIII, as may be reasonably requested of such person, and such person shall furnish such information within 10 days after receipt of such demand.~~

       ~~F.  Nothing contained in this Article VIII shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.~~

~~IX.~~

       ~~Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal Article VI, Article VII, Article VIII or this Article IX.~~

~~X.~~

       The corporation is to have perpetual existence.

~~XI~~IX.

       The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, ~~except as provided in Article IX of this Certificate,~~ and all rights conferred upon the stockholders herein are granted subject to this right.

2018 Proxy Statement	G-7

Preliminary Proxy Materials – Subject to Completion PLEASE VOTE TODAY! SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE. 6TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED6 QUALCOMM INCORPORATED PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 6, 2018 The undersigned, revoking all prior proxies, hereby appoints Paul E. Jacobs and Donald J. Rosenberg, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of QUALCOMM Incorporated (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the [ ], on Tuesday, March 6, 2018 at [ ] a.m. local time and at any and all adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matters listed on the reverse side and in accordance with the instructions on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting. The shares represented by this proxy card will be voted as directed or, if this card contains no specific voting instructions, the shares will be voted in accordance with the recommendations of the Board of Directors. YOUR VOTE IS IMPORTANT If you will not be voting by telephone or the Internet, you are to complete, sign, date and promptly return the accompanying proxy in the enclosed envelope, which is postage-prepaid if mailed in the United States. (Continued and to be signed on reverse side.) W H I T E P R O X Y

Preliminary Proxy Materials – Subject to Completion YOUR VOTE IS IMPORTANT! Please take a moment now to vote your shares of QUALCOMM Incorporated Common Stock for the upcoming Annual Meeting of Stockholders. YOU CAN VOTE TODAY USING ANY OF THE FOLLOWING METHODS: Vote by Internet Please access https://www.proxyvotenow.com/qcom (please note you must type an “s” after “http”) or use your mobile device to scan the QR code to the left. Then, simply follow the easy instructions on the voting site. You will be required to provide the unique Control Number printed below. Vote by Telephone Please call toll-free in the U.S. or Canada at (866) 594-5270, on a touch-tone telephone. If outside the U.S. or Canada, call (646) 880-9097. Then, simply follow the easy voice prompts. You will be required to provide the unique Control Number printed below. CONTROL NUMBER: Vote by Mail Please complete, sign, date and return the proxy card in the envelope provided to: QUALCOMM Incorporated, c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155. 6TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED6 Please mark vote as in this sample The Board of Directors recommends you vote FOR all QUALCOMM nominees for director, FOR Proposals 2-7 and AGAINST Proposal 8. 1. Election of Directors--Nominees: 01) Barbara T. Alexander; 02) Jeffrey W. Henderson; 03) Thomas W. Horton; 04) Paul E. Jacobs; 05) Ann M. Livermore; 06) Harish Manwani; 07) Mark D. McLaughlin; 08) Steve Mollenkopf; 09) Clark T. Randt, Jr.; 10) Francisco Ros; 11) Anthony J. Vinciquerra 4. To approve an amendment to the Amended and FOR AGAINST ABSTAIN Restated QUALCOMM Incorporated 2001 Employee Stock Purchase Plan, as amended, to increase the share reserve by 30,000,000 shares. 5. To approve an amendment to the Company’s WITHHOLD ALL FOR ALL EXCEPT FOR ALL Restated Certificate of Incorporation, as amended, to eliminate certain supermajority voting provisions relating to removal of directors. 6. To approve an amendment to the Company's To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below: Restated Certificate of Incorporation, as amended, to eliminate certain supermajority voting provisions relating to amendments and obsolete provisions. FORAGAINST ABSTAIN 7. To approve an amendment to the Company’s 2. To ratify the selection of PricewaterhouseCoopers LLP as our independent public accountants. 3. To approve, on an advisory basis, our executive compensation. Restated Certificate of Incorporation, as amended, to eliminate provisions requiring a supermajority vote for certain transactions with interested stockholders. 8. To vote on a stockholder proposal to undo amendments to the Company’s Amended and Restated Bylaws adopted without stockholder approval. Date: , 2018 Signature Signature (If Jointly held) Title NOTE: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. X You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed, dated and returned a proxy card.